As filed with the Securities and Exchange Commission on October 5, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
First Western Financial, Inc.
(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	37-1442266 (I.R.S. Employer Identification Number)
1900 16th Street, Suite 1200
Denver, Colorado 80202
(303) 531-8100
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Offices)
1900 16th Street, Suite 1200
Denver, Colorado 80202
(303) 531-8100
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Christian E. Otteson Kurt A. Leeper Otteson Shapiro LLP 7979 E. Tufts Avenue, Suite 1600 Denver, Colorado 80237 Telephone: (720) 488-0220	C. Ben Huber Greenberg Traurig, LLP 1144 15th Street, Suite 3300 Denver, CO 80202 Telephone: (303) 572-6586
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the Merger.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large Accelerated Filer ☐	Accelerated Filer ☒
Non-accelerated Filer ☐	Smaller Reporting Company ☒
Emerging Growth Company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an ☒ in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)
☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)
☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, no par value	1,373,661	N/A	$28,294,904	$2,623

(1)
Represents the estimated maximum number of shares to be issued to holders of Teton Financial Services, Inc. (“Teton”) common stock pursuant to the Agreement and Plan of Merger dated July 22, 2021, between the registrant and Teton, which is attached to the proxy statement/prospectus as Appendix A.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) and (f)(3) of Regulation C under the Securities Act of 1933, as amended.

(3)
Computed in accordance with Rule 457(f) under the Securities Act to be $2,623, which is equal to 0.0000927 multiplied by the proposed maximum aggregate offering price of $28,294,904.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities, and it is not soliciting to buy these securities, in any state where the offer or sale is not permitted.
Preliminary Proxy Statement/Prospectus
Subject to completion, dated October 5, 2021
To the Shareholders of Teton Financial Services, Inc.:
The boards of directors of First Western Financial, Inc. (“First Western”), and Teton Financial Services, Inc. (“Teton”), have each unanimously approved the acquisition of Teton by First Western. The acquisition will be accomplished pursuant to the terms of an Agreement and Plan of Merger, dated as of July 22, 2021 (the “Merger Agreement”), by and between First Western and Teton, whereby Teton will be merged with and into First Western (the “Merger”). Immediately following the Merger, Rocky Mountain Bank, a wholly owned bank subsidiary of Teton, will merge with and into First Western’s wholly owned bank subsidiary, First Western Trust Bank, with First Western Trust Bank as the surviving bank.
The aggregate consideration to be paid for Teton is comprised of two components: the cash consideration and the stock consideration. The aggregate cash consideration is $11,500,000. The aggregate stock consideration is 1,373,661 shares of First Western common stock, which is subject to adjustment in two limited scenarios described below.
Accordingly, if the Merger is completed, each outstanding share of Teton common stock will be automatically converted into the right to receive $0.39 in cash and 0.0466 of a share of First Western common stock (as same may be adjusted).
As noted above, the stock portion of the consideration is subject to adjustment depending on the volume weighted average price for a share of First Western common stock for the 20 trading days immediately preceding the fifth business day prior to the date of closing (the “Average Closing Price”). If the Average Closing Price exceeds $29.08 or falls below $21.50 (i.e., a 15% or more deviation from $25.29), the number of shares of First Western common stock to be issued in the Merger will be adjusted as follows:
•
if the Average Closing Price is greater than $29.08 per share (i.e., 115% of $25.29), the aggregate number of shares of First Western common stock to be issued to Teton shareholders will be reduced by multiplying 1,373,661 by a fraction, the (i) the numerator of which is $29.08, and (ii) the denominator of which is the Average Closing Price; and

•
if the Average Closing Price is less than $21.50 per share (i.e., 85% of $25.29), the aggregate number of shares of First Western common stock to be issued to Teton shareholders will be increased by multiplying 1,373,661 by a fraction, the (i) the numerator of which is $21.50, and (ii) the denominator of which is the Average Closing Price.

Although the number of shares of First Western common stock that each Teton shareholder will receive is fixed (assuming no adjustments as described above), the market value of the Merger consideration will fluctuate with the market price of First Western common stock and will not be known at the time Teton shareholders vote on the Merger. Based on the closing price of First Western’s common stock on The Nasdaq Capital Market (“Nasdaq”), on March 23, 2021, of $25.29, the price at which the number of shares of First Western common stock comprising the stock consideration was determined, the Merger consideration represents approximately $1.57 in value for each share of Teton common stock. Based on the closing price of First Western’s common stock on the Nasdaq on July 21, 2021, the last trading day before public announcement of the Merger, of $26.46, the Merger consideration represents approximately $1.62 in value for each share of Teton common stock. Based on First Western’s closing price on September 29, 2021, the latest practicable trading day before the date of this proxy statement/prospectus, of  $28.41, the Merger consideration represented approximately $1.71 in value for each share of Teton common stock. We urge you to obtain current market quotations for First Western (trading symbol “MYFW”). There are no current market quotations for Teton common stock because Teton is a privately owned corporation and its common stock is not traded on any established public trading market.
Teton will hold a special meeting of its shareholders where Teton shareholders will be asked to consider and vote upon (i) a proposal to approve the Merger Agreement and the Merger, and (ii) a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the Merger Agreement and the Merger.
The special meeting will be held on [•], 2021, at [•] (Mountain Time), subject to any adjournment or postponement thereof. In light of the ongoing developments related to the COVID-19 pandemic and to protect the health of Teton’s shareholders and the community, the special meeting will be held in a virtual-only online format conducted via live webcast. Instructions for how to attend are provided in the Notice of Special Meeting of Shareholders.
Each of First Western and Teton expects that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, with the result that the Teton common stock exchanged for First Western common stock will generally be tax-free, except with respect to any cash received as consideration in the Merger, which will generally be subject to capital gains tax.
Your vote is important.   Completion of the Merger is subject to the approval of the Merger Agreement by the shareholders of Teton. Regardless of whether or not you plan to attend the special meeting, please take the time to authorize a proxy to vote your shares in accordance with the instructions contained in this proxy statement/prospectus. Submitting a proxy now will not prevent you from being able to vote at the special meeting.
The board of directors of Teton has determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and in the best interests of the shareholders of Teton, has unanimously approved the Merger Agreement and the Merger and unanimously recommends that the shareholders of Teton vote “FOR” the proposal to approve the Merger Agreement and the Merger and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the Merger Agreement and the Merger.
This proxy statement/prospectus describes the special meeting, the Merger, the Merger Agreement, other documents related to the Merger and other related matters. Please carefully read this entire proxy statement/prospectus, including “Risk Factors,” beginning on page 15, for a discussion of the risks relating to the proposed Merger. You also can obtain information about First Western from documents that it has filed with the Securities and Exchange Commission that are incorporated by reference into this proxy statement/prospectus.
If you have any questions concerning the special meeting, how to attend the meeting or how to vote your shares or the Merger, please contact Paul Cherry at paulcherry@rockymountainbank.com or (307) 732-7783 or Karla Tessler at karla@tesslerjh.com or (307) 734-2719. We look forward to seeing you at the meeting.
Allan Tessler
Chairman
Teton Financial Services, Inc.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Merger, the issuance of First Western common stock in connection with the Merger or the other transactions described in this document, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.
The securities to be issued in connection with the Merger are not savings accounts, deposits or other obligations of any bank, non-bank subsidiary or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. The securities are subject to investment risk, including possible loss of principal.
This document is dated [•], 2021 and is first being mailed to shareholders of Teton on or about [•], 2021.

TETON FINANCIAL SERVICES, INC.
2500 NORTH MOOSE WILSON ROAD
WILSON, WYOMING 83014
(307) 739-9000
NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON [•], 2021
To the Shareholders of Teton Financial Services, Inc.:
A special meeting of the shareholders of Teton Financial Services, Inc., a Wyoming corporation (“Teton”), will be held on [•], 2021, at [•] (Mountain Time). In light of the ongoing developments related to the COVID-19 pandemic and to protect the health of Teton’s shareholders and the community, the special meeting will be held in a virtual-only online format conducted via live webcast. You will be sent an invitation with a link to attend the special meeting through Microsoft Teams over the internet as well as a phone number to attend by phone, together with a password. These invitations will be sent to the current e-mail addresses Teton has on file for each shareholder. If you wish to confirm that Teton has your current e-mail address, please contact Paul Cherry at paulcherry@rockymountainbank.com or (307) 732-7783. You will be able to vote your shares and ask questions during the special meeting. The purpose of the special meeting is:
•
To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of July 22, 2021 (the “Merger Agreement”), by and between Teton and First Western Financial, Inc. (“First Western”), pursuant to which Teton will merge with and into First Western with First Western as the surviving entity (the “Merger”), all as described in the accompanying proxy statement/prospectus and the Merger Agreement, a copy of which is included as Appendix A to the proxy statement/prospectus of which this notice is a part; and

•
to consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the foregoing proposal.

Teton will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement thereof. Please refer to the proxy statement/prospectus of which this notice is a part for further information with respect to the business to be transacted at the special meeting.
The Teton board of directors has fixed the close of business on [•], 2021 as the record date for the special meeting. Only Teton shareholders of record at that time are entitled to receive notice of, and to vote at, the special meeting or any adjournment or postponement thereof.
Approval of the Merger Agreement requires the approval of a majority of the votes cast at the special meeting, assuming a quorum. Approval of the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies for approval of the Merger Agreement requires the approval of a majority of the votes cast at the special meeting.
The Teton board of directors has unanimously adopted the Merger Agreement and unanimously recommends that Teton shareholders vote “FOR” the proposal to approve the Merger Agreement and “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to permit further solicitation of proxies for the approval of the Merger Agreement.
Your vote is very important. Whether or not you expect to attend the special meeting, to ensure your representation at the special meeting, we urge you to submit a proxy to vote your shares as promptly as possible by signing, dating and returning your Teton proxy card (i) via DocuSign (which will be sent separately), (ii) by e-mail to Karla Tessler at karla@tesslerjh.com, or (iii) by facsimile to (307) 734-2719.
Submitting a proxy will not prevent you from voting at the special meeting, but it will help to secure a quorum and avoid added solicitation costs. Any eligible holder of Teton common stock who attends the special meeting may vote at the special meeting, thereby canceling any previous proxy. In any event, a proxy may be revoked in writing at any time before the special meeting in the manner described in the accompanying proxy/registration statement.

Holders of record of Teton common stock have the right to dissent from the Merger Agreement and the Merger and obtain payment in cash of the appraised fair value of their shares of Teton common stock under applicable provisions of the Wyoming Business Corporation Act (the “WBCA”). In order for a holder of Teton common stock to perfect his, her or its right to dissent, such holder must carefully follow the procedure set forth in the WBCA. A copy of the applicable statutory provisions of the WBCA is included Appendix B to the accompanying proxy statement/prospectus and a summary of these provisions can be found under the caption “The Merger — Teton Shareholder Appraisal Rights,” beginning on page 64 of the proxy statement/prospectus. The Merger may not be completed if the holders of more than 5% of the outstanding shares of Teton common stock exercise appraisal rights.
The enclosed proxy statement/prospectus provides a detailed description of the Merger and the Merger Agreement. We urge you to carefully read this proxy statement/prospectus, including any documents incorporated by reference, and the Appendices in their entirety. If you have any questions concerning the Merger Agreement, the Merger or this proxy statement/prospectus, would like additional copies or need help voting your shares of Teton common stock, please contact Paul Cherry at paulcherry@rockymountainbank.com or (307) 732-7783 or Karla Tessler at karla@tesslerjh.com or (307) 734-2719.
By Order of the Board of Directors
Jackson, Wyoming
[•], 2021
PLEASE VOTE YOUR SHARES OF TETON COMMON STOCK PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE PROPOSALS OR ABOUT VOTING YOUR SHARES, PLEASE CONTACT PAUL CHERRY AT PAULCHERRY@ROCKYMOUNTAINBANK.COM OR (307)732-7783 OR KARLA TESSLER AT KARLA@TESSLERJH.COM OR (307) 734-2719.

i

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING
The following are answers to certain questions that you may have regarding the special meeting. The parties urge you to carefully read the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this document.
Q:
WHAT IS THE MERGER?

A.
First Western and Teton have entered into a Merger Agreement pursuant to which, subject to the terms and conditions of the Merger Agreement, Teton will merge with and into First Western, with First Western continuing as the surviving corporation (the “Merger”). A copy of the Merger Agreement is attached as Appendix A to this document. Immediately following the Merger, Rocky Mountain Bank, a Wyoming-chartered bank and a wholly owned subsidiary of Teton (“RMB”), will merge (the “Bank Merger”) with and into First Western Trust Bank, a Colorado state-chartered bank and a wholly owned subsidiary of First Western (“First Western Trust”), with First Western Trust continuing as the surviving bank. In order to complete the transaction, Teton needs not only the approval of its shareholders but the approval of each of these mergers by the applicable banking regulators of First Western, First Western Trust, Teton, and RMB.

Q:
WHY AM I RECEIVING THIS PROXY STATEMENT/PROSPECTUS?

A.
Teton is sending these materials to its shareholders to help them decide how to vote their shares of Teton common stock with respect to the matters to be considered at the special meeting.

The Merger cannot be completed unless Teton shareholders approve and adopt the Merger Agreement. Teton is holding a special meeting of its shareholders to vote on the proposal necessary to complete the Merger. Information about this special meeting, the Merger and the business to be considered by shareholders at the special meeting is contained in this document.
This document constitutes both a proxy statement of Teton and a prospectus of First Western. It is a proxy statement because the board of directors of Teton is soliciting proxies from its shareholders using this document. Teton will bear the cost of the solicitation. It is a prospectus because First Western, in connection with the Merger, is offering shares of its common stock in exchange for outstanding shares of Teton common stock.
Q:
WHAT WILL TETON SHAREHOLDERS RECEIVE IN THE MERGER?

A:
Each share of Teton common stock issued and outstanding immediately prior to the effective time of the Merger (“Effective Time”), excluding any Cancelled Shares and any Dissenters’ Shares (each as defined in the Merger Agreement), shall represent the right to receive without interest (i) a number of shares of First Western common stock, rounded to the nearest whole share, obtained by dividing 1,373,661, as may be adjusted pursuant to the terms of the Merger Agreement, by the number of Teton shares of common stock issued and outstanding immediately prior to the Effective Time, but excluding Cancelled Shares (“Company Closing Shares”), plus (ii) an amount of cash equal to $11,500,000, divided by the number of Company Closing Shares.

For each fractional share that would otherwise be issued, First Western will pay cash in an amount equal to such fraction multiplied by the average volume weighted average of the daily closing sales prices of a share of First Western’s common stock for the 20 trading days immediately preceding the fifth business day prior to the Closing Date (the “Determination Date” and the “Average Closing Price,” respectively). The “Closing Date” will be a date no later than five business days after the satisfaction or waiver of First Western’s and Teton’s respective closing conditions, or at such other time and place as First Western and Teton may agree. No interest will be paid or accrue on cash payable to holders in lieu of fractional shares.
Based on First Western’s common stock’s closing price of $26.46 on July 21, 2021, the day before the announcement of the Merger, the transaction value is estimated at $47.8 million, or $1.62 per share of Teton common stock. Based on First Western’s common stock’s closing price of $28.41 on September 29,

2021, the latest practicable trading day before the date of this proxy statement/prospectus, the transaction value is estimated at $50.5 million, or $1.71 per share of Teton common stock. Based on an Average Closing Price of First Western’s common stock of $21.50 (the price beneath which Teton would have the right to terminate the Merger Agreement, as described below, subject to First Western’s right to increase the amount of consideration payable to Teton shareholders), the transaction value is estimated at $41.0 million, or $1.39 per share of Teton common stock. Based on an Average Closing Price of First Western’s common stock of $29.08 (the price above which First Western would have the right to terminate the Merger Agreement, as described below, subject to Teton’s right to decrease the amount of consideration payable to Teton shareholders), the transaction value is estimated at $51.4 million, or $1.75 per share of Teton common stock. The ultimate value of the consideration received by Teton shareholders will depend on the trading value of First Western’s common stock prior to the closing of the Merger.
Q:
WILL THE VALUE OF THE MERGER CONSIDERATION CHANGE BETWEEN THE DATE OF THIS DOCUMENT AND THE TIME THE MERGER IS COMPLETED?

A:
Yes. The trading price of First Western common stock may increase or decrease prior to the Closing Date, and the value of the shares of First Western common stock that you would receive in connection with the Merger would increase or decrease accordingly. In addition, the number of shares of First Western common stock that you may receive in the Merger may be increased or decreased in certain circumstances pursuant to the terms of the Merger Agreement. See “The Merger Agreement — Termination of the Merger Agreement.”

Q:
WILL TETON SHAREHOLDERS BE ABLE TO TRADE THE SHARES OF FIRST WESTERN COMMON STOCK RECEIVED IN THE MERGER?

A:
Yes. The First Western common stock issued in the Merger to Teton shareholders, except for holders of any Dissenters’ Shares, will be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be listed on Nasdaq under the symbol “MYFW.” All shares of First Western common stock issued in the Merger will be freely transferable and will not be subject to any restrictions on transfer arising under the Securities Act, except for (i) shares issued to any Teton shareholder who may be deemed to be an “affiliate” of First Western after completion of the Merger, or (ii) shares subject to the Lock-Up Agreements described below. An affiliate of a corporation, as defined by the rules promulgated under the Securities Act, is a person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, that corporation. Affiliates generally include directors, executive officers and beneficial owners of 10% or more of a corporation’s capital stock.

In connection with entering into the Merger Agreement, First Western entered into Lock-Up Agreements (the “Lock-Up Agreements”) with certain holders of Teton common stock. The shareholders that are party to the Lock-Up Agreements beneficially own 35.8% of the outstanding shares of Teton common stock. The Lock-Up Agreements require that the shareholders that are party thereto, during the period commencing as of the date on which the Effective Time occurs and expiring one year thereafter, not directly or indirectly, with certain exceptions, take any action to: (i) offer, sell, contract to sell, sell any option, warrant or contract to purchase, purchase any option, warrant or contract to sell, transfer, pledge or otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition or otherwise) of any shares of First Western common stock whether owned as of the time of the Lock-Up Agreements or subsequently acquired, including shares of First Western common stock received by the shareholders pursuant to the Merger Agreement; (ii) enter into any swap or other derivative transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of First Western common stock, whether any such transaction is to be settled by delivery of First Western common stock or other securities, in cash or otherwise; or (iii) publicly disclose an intention to effect any transaction contemplated by clause (i) or (ii). If the Merger Agreement is terminated without the consummation of the Merger, the Lock-Up Agreements will automatically terminate.

Former Teton shareholders who are not affiliates of First Western after the completion of the Merger and are not subject to the terms of a Lock-Up Agreement may sell their shares of First Western common stock received in the Merger at any time. Former Teton shareholders who become affiliates of First Western after completion of the Merger and are not subject to the terms of a Lock-Up Agreement will be subject to the volume and sale limitations of Rule 144 under the Securities Act until they are no longer affiliates of First Western. This proxy statement/prospectus does not cover resales of First Western common stock received by any person upon completion of the Merger, and no person is authorized to make any use of or rely on this proxy statement/prospectus in connection with or to effect any resale of First Western common stock.
Q:
WHEN WILL THE MERGER BE COMPLETED?

A:
First Western and Teton are working to complete the Merger as soon as practicable. The Merger will occur no later than five business days after the satisfaction or waiver of First Western’s and Teton’s respective closing conditions, or at such other time and place as First Western and Teton may agree. Neither First Western nor Teton can predict the actual date on which the Merger will be completed because it is subject to factors beyond each company’s control. For further information, please see the section entitled “The Merger Agreement — Conditions to Consummation of the Merger” beginning on page 78.

Q:
WHO IS ENTITLED TO VOTE?

A:
Holders of record of Teton common stock at the close of business on [•], 2021, which is the date that Teton’s board of directors has fixed as the record date for the special meeting, are entitled to vote at the special meeting.

Q:
WHAT CONSTITUTES A QUORUM?

A:
A majority of the outstanding shares of Teton common stock, represented in person or by proxy, will constitute a quorum for the transaction of business at the special meeting. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:
WHAT AM I BEING ASKED TO VOTE ON AND WHY IS THIS APPROVAL NECESSARY?

A:
Teton shareholders are being asked to vote on the following proposals:

1.
To approve the Merger proposal.

2.
To approve the adjournment proposal (if necessary or appropriate).

Shareholder approval of the Merger proposal is required to complete the Merger. Teton will transact no business other than as listed above at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement thereof.
Q:
WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE SPECIAL MEETING?

A:
The Merger proposal:   The affirmative vote of a majority of the shares of Teton common stock represented in person or by proxy at the special meeting and entitled to vote on the proposal is required to approve the Merger proposal.

The adjournment proposal:   The affirmative vote of a majority of the shares of Teton common stock represented in person or by proxy at the special meeting and entitled to vote on the proposal is required to approve the adjournment proposal.
Q:
WHAT DOES THE TETON BOARD OF DIRECTORS RECOMMEND?

A:
The Teton board of directors recommends that Teton shareholders vote “FOR” the Merger proposal and “FOR” the adjournment proposal (if necessary or appropriate).

Q:
WHAT DO I NEED TO DO NOW?

A:
After carefully reading and considering the information contained in this document, please vote your shares as soon as possible so that your shares will be represented at the special meeting. Please follow the instructions set forth on the proxy card.

Q:
HOW DO I VOTE?

A:
If you are a shareholder of Teton as of the record date, you may submit your proxy before the special meeting by signing, dating and returning your Teton proxy card (i) via DocuSign (which will be sent separately), (ii) by e-mail to Karla Tessler at karla@tesslerjh.com, or (iii) by facsimile to (307) 734-2719.

You may also cast your vote at the special meeting.
Q:
HOW MANY VOTES DO I HAVE?

A:
You are entitled to one vote for each share of Teton common stock that you owned as of the record date. As of the close of business on the record date, there were 29,477,707 outstanding shares of Teton common stock entitled to vote. As of that date, approximately 38.34% of such outstanding shares of Teton common stock were beneficially owned by the directors and executive officers of Teton and their respective affiliates. In addition, shareholders owning 38.45% of the outstanding shares of Teton common stock are parties to a voting and support agreement with First Western (the “Voting Agreement”) requiring them to vote in favor of the Merger proposal.

Q:
WHEN AND WHERE IS THE SPECIAL MEETING?

A:
The special meeting of Teton shareholders will be held via live webcast at [•] (Mountain Time), on [•], 2021. All Teton shareholders as of the record date, or their duly appointed proxies, may attend the special meeting. In light of the ongoing developments related to the COVID-19 pandemic and to protect the health of Teton’s shareholders and the community, the special meeting will be held in a virtual-only online format conducted via live webcast.

Q:
WHAT IF I DO NOT VOTE OR I ABSTAIN?

A:
For purposes of the special meeting, an abstention occurs when a shareholder attends the applicable special meeting, either in person or represented by proxy, but abstains from voting.

For the Merger proposal, if a Teton shareholder present at the special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have no effect on the vote count for this proposal. If a Teton shareholder is not present at the special meeting at which there is a quorum and does not respond by proxy, it will have no effect on the vote count for this proposal.
For the adjournment proposal, if a Teton shareholder present at the special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have no effect on the vote count for this proposal. If a Teton shareholder is not present at the special meeting at which there is a quorum and does not respond by proxy, it will have no effect on the vote count for this proposal.
Q:
WHAT WILL HAPPEN IF I RETURN MY PROXY OR VOTING INSTRUCTION CARD WITHOUT INDICATING HOW TO VOTE?

A:
If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the Teton common stock represented by your proxy will be voted as recommended by the Teton board of directors with respect to each proposal. Unless a Teton shareholder checks the box on its proxy card to withhold discretionary authority, the proxyholders may use their discretion to vote on other matters relating to the special meeting.

Q:
MAY I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY OR VOTING INSTRUCTION CARD?

A:
Yes. You may change your vote at any time before your proxy is voted at the special meeting. You may do this in one of three ways:

•
timely delivering a signed written notice of revocation;

•
timely delivering a new, valid proxy bearing a later date; or

•
attending the special meeting and voting, which will automatically cancel any proxy previously given, or revoking your proxy at the meeting. Simply attending the special meeting without voting will not revoke any proxy that you have previously given or change your vote.

If you choose either of the first two methods, you must take the described action such that the notice or proxy card, as applicable, is received no later than the beginning of the special meeting.
Q:
DO I NEED IDENTIFICATION TO ATTEND THE SPECIAL MEETING WEBCAST?

A:
No; however, Teton reserves the right to use any reasonable measure it deems appropriate to verify the identity of any person who attends the special meeting over the internet or by phone.

Q:
ARE TETON SHAREHOLDERS ENTITLED TO APPRAISAL RIGHTS?

A:
Yes. Teton shareholders will have the right to assert appraisal of their shares of Teton common stock and obtain payment in cash for the fair value of their shares, but only if they perfect their dissenters’ rights and comply with the applicable provisions of Wyoming law. A copy of the Wyoming statutory provisions related to appraisal rights is attached as Appendix B to this document, and a summary of these provisions can be found under “The Merger — Teton Shareholder Appraisal Rights” beginning on page 64. Due to the complexity of the procedures for exercising the right to seek appraisal, Teton shareholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with the applicable Wyoming law provisions will result in the loss of the right of appraisal.

Q:
WHAT ARE THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO TETON SHAREHOLDERS?

A:
The Merger is intended to qualify, and the obligation of each party to complete the Merger is conditioned upon the party’s receipt of an opinion to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

Accordingly, Teton shareholders are not expected to recognize any gain or loss upon receipt of First Western common stock in exchange for Teton common stock in the Merger, and will recognize gain (but not loss) in an amount not to exceed any cash received as part of the Merger consideration (except with respect to any cash received in lieu of a fractional share of First Western common stock, as discussed below under “Material U.S. Federal Income Tax Consequences of the Merger — Cash Received In Lieu of a Fractional Share of First Western Common Stock”). For a more detailed discussion of the material U.S. federal income tax consequences of the transaction, please see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 83.
The tax consequences of the Merger to any particular shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the Merger.
Q:
WHAT HAPPENS IF THE MERGER IS NOT COMPLETED?

A:
If the Merger Agreement is terminated and the Merger is not completed, Teton shareholders will not receive any consideration for their shares of Teton common stock that otherwise would have been received in connection with the Merger. Instead, Teton will remain an independent company. In addition, if the Merger Agreement is terminated under certain circumstances, Teton would be required to pay First Western a termination fee of $2.2 million.

Q:
SHOULD TETON SHAREHOLDERS SEND IN THEIR STOCK CERTIFICATES NOW?

A:
No. Shares of Teton common stock are not represented by stock certificates. They are all book entry shares maintained by Teton as its own transfer agent. If the Merger is approved, transmittal materials with instructions for their completion will be provided to Teton shareholders under separate cover, including instructions for how to exchange of shares of Teton common stock for the consideration to be paid in the Merger.

Q:
WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

A:
Teton shareholders may receive more than one set of voting materials, including multiple copies of this document and multiple proxy cards or voting instruction cards. If you are a holder of record of Teton common stock and your shares are registered in more than one name, you will receive one or more separate proxy cards. Please complete, sign, date and return each proxy card that you receive or otherwise follow the voting instructions set forth in this document to ensure that you vote every share of Teton common stock that you own.

Q:
WHOM SHOULD I CONTACT IF I HAVE ANY QUESTIONS ABOUT THE PROXY MATERIALS OR VOTING?

A:
If you are a Teton shareholder and have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this document or the enclosed proxy card, you should contact Paul Cherry at paulcherry@rockymountainbank.com or (307) 732-7783 or Karla Tessler at karla@tesslerjh.com or (307) 734-2719.

SUMMARY
This summary highlights selected information included in this document and does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents to which the parties refer before you decide how to vote with respect to the proposals. In addition, the parties incorporate by reference important business and financial information about First Western into this document. For a description of this information, please see the section entitled “Incorporation of Certain Documents by Reference” beginning on page 125. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Where You Can Find More Information” in the forepart of this document. Each item in this summary includes a page reference directing you to a more complete description of that item.
Unless the context otherwise requires, throughout this document, “First Western” refers to First Western Financial, Inc., “Teton” refers to Teton Financial Services, Inc., and “we,” “us” and “our” refer collectively to First Western and Teton. Also, the parties refer to the proposed merger of Teton with and into First Western as the “Merger,” the proposed merger of RMB with First Western Trust as the “Bank Merger” and the Agreement and Plan of Merger dated as of July 22, 2021, by and between First Western and Teton as the “Merger Agreement.”
The Parties (pages 94 and 95)
First Western Financial, Inc.
1900 16th Street, Suite 1200
Denver, Colorado 80202
Phone: (303) 531-8100
First Western is a Colorado corporation incorporated in 2002, is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”) and a financial holding company under the Gramm-Leach-Bliley Act of 1999. As of June 30, 2021, First Western had consolidated total assets of $2.0 billion, total loans held for investment of $1.57 billion, deposits of $1.68 billion and shareholders’ equity of $168.0 million.
Teton Financial Services, Inc.
2500 North Moose Wilson Road
Wilson, Wyoming 83014
Phone: (307) 739-9000
Teton is a Wyoming corporation organized as a Wyoming limited liability company in 2011 that converted into a corporation in 2017 and a bank holding company registered under the BHC Act. As of June 30, 2021, Teton had consolidated total assets of $420.5 million, total loans held for investment of $266.2 million, deposits of $374.5 million and shareholders’ equity of $39.8 million.
The Merger and the Merger Agreement (pages 42 and 68)
The terms and conditions of the Merger are contained in the Merger Agreement, which is attached to this document as Appendix A. The parties encourage you to read the Merger Agreement carefully, as it is the legal document that governs the Merger. Under the terms of the Merger Agreement, Teton will merge with and into First Western with First Western as the surviving corporation.
Merger Consideration (page 69)
In the Merger, each share of Teton common stock issued and outstanding immediately prior to the Effective Time, excluding any Cancelled Shares and any Dissenters’ Shares (each as defined in the Merger Agreement), shall represent the right to receive without interest (i) a number of shares of First Western common stock, rounded to the nearest whole share, obtained by dividing 1,373,661, as may be adjusted pursuant to the terms of the Merger Agreement, by the number of Teton shares of common stock issued and outstanding immediately prior to the Effective Time, but excluding Cancelled Shares (“Company Closing Shares”), plus (ii) an amount of cash equal to $11,500,000, divided by the number of Company Closing Shares. On August 30, 2021, First Western completed the issuance and sale of $15,000,000 in aggregate principal amount of subordinated notes. A portion of the proceeds from this issuance and sale is intended to fund the cash consideration payable to Teton shareholders.
No fractional shares of First Western common stock will be issued to any shareholder of Teton upon completion of the Merger. For each fractional share that would otherwise be issued, First Western will pay an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying the Average Closing Price by the fractional share of First Western common stock to which such former holder would otherwise be entitled. No interest will be paid or accrue on cash payable to holders in lieu of fractional shares.
The ultimate value of the consideration received by Teton shareholders will depend on the trading value of First Western common stock prior to the closing of the Merger. By way of example, the following First Western closing prices would result in the corresponding total Merger consideration and consideration per share of Teton common stock:
First Western Closing Price	Total Merger Consideration	Consideration Per Share of Teton Common Stock(1)
$21.50	$41.0 million	$1.39
$26.46	$47.8 million	$1.62
$28.41	$50.5 million	$1.71
$29.08	$51.4 million	$1.75

(1)
Based on 29,477,707 shares of Teton common stock issued and outstanding.

It is currently expected that the former shareholders of Teton as a group will receive shares in the Merger constituting approximately 14.7% of the outstanding shares of the combined company’s common stock immediately after the Merger. As a result, current shareholders of First Western as a group will own approximately 85.3% of the outstanding shares of the combined company’s common stock immediately after the Merger.
Recommendation of the Teton Board of Directors (page 46)
After careful consideration, the Teton board of directors recommends that Teton shareholders vote “FOR” the Merger proposal and “FOR” the adjournment proposal (if necessary or appropriate).
In connection with entering into the Merger Agreement, First Western entered into a Voting Agreement with certain holders of Teton common stock. The shareholders that are party to the Voting Agreement beneficially own in the aggregate 38.45% of the outstanding shares of Teton common stock. The Voting Agreement requires that the shareholders party thereto vote all of their shares of Teton common stock in favor of the Merger and against alternative acquisition proposals. The Voting Agreement will terminate upon the earlier of the consummation of the Merger or the termination of the Merger Agreement in accordance with its terms. As of the Teton record date, First Western beneficially held no shares of Teton’s common stock. For more information regarding the Voting Agreement, please see the section entitled “The Merger Agreement — Voting Agreement” beginning on page 81.
For a more complete description of Teton’s reasons for the Merger and the recommendations of the Teton board of directors, please see the section entitled “The Merger — Recommendation of the Teton Board of Directors and Reasons for the Merger” beginning on page 46.
Opinion of Teton’s Financial Advisor (page 48)
In connection with the Merger, the Teton board of directors received an opinion from Piper Sandler & Co. (“Piper Sandler”), Teton’s financial advisor. On July 20, 2021, Piper Sandler rendered its oral opinion to the Teton board of directors (which was confirmed in writing by delivery of Piper Sandler’s written opinion dated July 20, 2021) to the effect that, as of such date, the per share Merger consideration to be received by holders of Teton common stock in the Merger was fair to the holders of Teton common stock, from a financial point of view. The full text of Piper Sandler’s written opinion is attached as Appendix C to this proxy statement/prospectus. Teton shareholders should read the entire opinion for a discussion of, among other things, the assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion.
Piper Sandler’s opinion speaks only as of the date of the opinion. The opinion was directed to Teton’s board of directors in connection with its consideration of the Merger Agreement and the Merger and does not constitute a recommendation to any shareholder of Teton as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Merger Agreement and the Merger. Piper Sandler’s opinion was directed only to the fairness, from a financial point of view, of the per share Merger consideration to the holders of Teton common stock and does not address the underlying business decision of Teton to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Merger Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Teton or the effect of any other transaction in which Teton might engage.
For further information, please see the section entitled “The Merger — Opinion of Teton’s Financial Advisor” beginning on page 48.
Special Meeting of Shareholders (page 38)
The special meeting of Teton’s shareholders will be held via live webcast at [•] (Mountain Time), on [•], 2021. At the special meeting, Teton shareholders will be asked to approve the Merger proposal and, if necessary or appropriate, the adjournment proposal. In light of the ongoing developments related to the COVID-19 pandemic and to protect the health of Teton’s shareholders and the community, the special meeting will be held in a virtual-only online format conducted via live webcast.
Teton’s board of directors has fixed the close of business on [•], 2021 as the record date for determining the holders of Teton common stock entitled to receive notice of and to vote at the special meeting. As of the record date, there were 29,477,707 shares of Teton common stock outstanding and entitled to vote at the special meeting held by 33 holders of record. Each share of Teton common stock entitles the holder to one vote on each proposal to be considered at the special meeting. As of the record date, directors and executive officers of Teton owned and were entitled to vote 11,302,918 shares of Teton common stock, representing approximately 38.34% of the shares of Teton common stock outstanding on that date. In connection with entering into the Merger Agreement, First Western entered into the Voting Agreement with certain holders of Teton common stock. The shareholders that are party to the Voting Agreement beneficially own in the aggregate 38.45% of the outstanding shares of Teton common stock. As of the record date, First Western beneficially held no shares of Teton’s common stock.
Approval of the Merger proposal requires the affirmative vote of a majority of the shares of Teton common stock represented in person or by proxy at the special meeting and entitled to vote on this proposal. Approval of the adjournment proposal requires the affirmative vote of a majority of the shares of Teton common stock represented in person or by proxy at the special meeting and entitled to vote on this proposal.
Interests of Teton’s Directors and Executive Officers in the Merger (page 61)
Teton’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of Teton’s shareholders generally. Such interests include the purchase of a promissory note from Teton at a discount and the cancellation of such note in exchange for shares of Teton common stock securing such note, an employment agreement and the right to indemnification and insurance coverage following the consummation of the Merger. The members of the Teton board of directors were aware of and considered these interests, among other matters, when they approved the Merger Agreement and recommended that Teton shareholders approve the Merger proposal. These interests are described in more detail under the section entitled “The Merger — Interests of Teton’s Directors and Executive Officers in the Merger” beginning on page 61.
Regulatory Approvals Required for the Merger (page 62)
Completion of the Merger and the Bank Merger is subject to various regulatory approvals, including from the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), the Federal

Deposit Insurance Corporation (the “FDIC”), the Colorado Division of Banking (the “CDB”) and the New York Department of Financial Services (the “NYDFS”). The parties have filed notices and applications and have obtained the necessary regulatory approvals or waivers, as applicable of the Federal Reserve Board, FDIC, CDB and NYDFS. The regulatory approvals to which completion of the Merger and the Bank Merger are subject are described in more detail under the section entitled “The Merger — Regulatory Approvals Required for the Merger” beginning on page 62.
Conditions to Consummation of the Merger (page 78)
The respective obligation of each party to effect the Merger is subject to the satisfaction or written waiver at or prior to the Effective Time of each of the following conditions:
•
Teton’s shareholders shall have approved the Merger Agreement and the transactions contemplated thereby, including the Merger;

•
all regulatory approvals required to consummate the transactions contemplated by the Merger Agreement, including the Merger, including those approvals specified in the Merger Agreement, shall have been obtained and shall remain in full force and effect or, in the case of waiting periods, shall have expired or been terminated;

•
no order, injunction, decree or judgment issued by any governmental entity or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger or the other transactions contemplated by the Merger Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the Merger, the Bank Merger or any of the other transactions contemplated by the Merger Agreement;

•
the S-4 registration statement of which this proxy statement/prospectus is a part shall have become effective under the Securities Act, and no stop orders suspending such effectiveness shall be in effect, and no action, suit, proceeding or investigation by the Securities and Exchange Commission (the “SEC”) to suspend the effectiveness of the registration statement shall have been initiated or continuing, or have been threatened and be unresolved, and all necessary approvals under state securities laws relating to the issuance or trading of the First Western common stock to be issued in the Merger shall have been received; and

•
the shares of First Western common stock to be delivered to the shareholders of Teton pursuant to the Merger Agreement shall have been authorized for listing on Nasdaq.

First Western’s obligation to effect the Merger is also subject to the satisfaction or waiver of the following conditions:
•
the accuracy of the representations and warranties of Teton set forth in the Merger Agreement as of the date of the Merger Agreement and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date);

•
the performance by Teton in all material respects of all covenants and obligations to be performed or complied with by it under the terms of the Merger Agreement on or prior to the Effective Time;

•
the receipt of a certificate, signed on behalf of Teton by Teton’s Chief Executive Officer or Chief Financial Officer certifying that certain of the conditions to First Western’s obligation to complete the Merger have been satisfied;

•
the consummation of the Merger, the Bank Merger and the other transactions contemplated by the Merger Agreement not resulting in any Burdensome Condition (as defined below);

•
the total number of outstanding shares of Teton common stock that have duly exercised their appraisal rights shall not exceed 5% of the outstanding shares of Teton common stock;

•
Teton’s delivery to First Western of a duly executed certificate based on the format set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv)(B), to the effect that Teton is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code;

•
Teton’s delivery to First Western of a release or other documents evidencing the payment, satisfaction and discharge of Teton’s outstanding debentures or, at First Western’s election in lieu thereof, documents and instruments evidencing First Western’s assumption of the payment and performance of such debentures;

•
the receipt by First Western of a written opinion of its counsel to the effect that the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

•
the Employment Agreements (as defined below), which were previously executed and delivered to First Western, remain in full force and effect as of the Effective Time;

•
the Director Support Agreements (as defined below), which were previously executed and delivered to First Western, remain in full force and effect as of the Effective Time;

•
the Lock-Up Agreements (as defined below), which were previously executed and delivered to First Western, remain in full force and effect as of the Effective Time;

•
Teton’s tangible book value as of the Determination Date shall be at least $37,663,634; and

•
All specified consents and approvals shall have been obtained and shall remain in full force and effect.

Teton’s obligation to effect the Merger is also subject to the fulfillment or waiver of the following conditions:
•
the accuracy of the representations and warranties of First Western set forth in the Merger Agreement as of the date of the Merger Agreement and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date);

•
the performance by First Western in all material respects of all covenants and obligations to be performed or complied with by it under the terms of the Merger Agreement on or prior to the Effective Time;

•
the receipt of a certificate, signed on behalf of First Western by its Chief Executive Officer or Chief Financial Officer, certifying that certain of the conditions to Teton’s obligation to complete the Merger have been satisfied; and

•
the receipt by Teton of a written opinion of its tax accountants to the effect that the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

Acquisition Proposals (page 77)
Under the terms of the Merger Agreement, Teton has agreed that it shall, and it shall cause its affiliates and its and their respective officers, directors, employees and agents, and shall use reasonable best efforts to cause each of its financial advisors, investment bankers, attorneys, accountants and other representatives to:
•
immediately cease and cause to be terminated any discussions or negotiations with any persons (other than First Western) that may be ongoing with respect to a takeover proposal; and

•
not, directly or indirectly:

•
solicit, initiate, knowingly encourage or knowingly facilitate any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a takeover proposal;

•
engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any information in connection with or for the purpose of encouraging or facilitating, a takeover proposal; or

•
approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle with respect to a takeover proposal.

Teton has agreed to promptly notify First Western of any such unsolicited takeover proposal or of any request for information relating to Teton or any of its subsidiaries that contemplates or may lead to a takeover proposal, including the identity of the proposed acquirer and the material terms and conditions of such proposal.
Termination of the Merger Agreement (page 79)
First Western and Teton may mutually agree at any time to terminate the Merger Agreement without completing the Merger. The Merger Agreement may also be terminated by First Western or Teton if:
•
the closing has not occurred on or before April 18, 2022 (or May 18, 2022 if the failure of the Effective Time to occur is due to specified consents not having been received) (such date, the “End Time”); provided, however, that such right to terminate shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the closing to occur on or before such date and such action or failure to act constitutes a material breach of the Merger Agreement;

•
if any regulatory approval required to be obtained has been denied by the relevant governmental entity and such denial has become final and nonappealable or any governmental entity has issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement, or in the case of the obligation of First Western to effect the closing, if any regulatory approval includes, or will not be issued without, the imposition of a Burdensome Condition;

•
the other party breaches or fails to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform, either individually or together with other such breaches, in the aggregate, would result in the failure of any of the applicable conditions to closing and such breach has not been cured on or prior to the earlier of to the End Time and 30 days following written notice to the party committing such breach; or

•
Teton’s shareholders shall not have approved the Merger Agreement and the transactions contemplated thereby, including the Merger, prior to the End Time.

Further, First Western may terminate the Merger Agreement if:
•
Teton (i) fails to recommend that the Merger Agreement be approved by Teton’s shareholders, (ii) fails to comply with its non-solicitation obligations or its obligation to call and hold a shareholder meeting to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, or (iii) (A) changes, qualifies, withholds, withdraws or modifies, or authorizes or publicly proposes to change, qualify, withhold, withdraw or modify, in each case in a manner adverse to First Western, its recommendation that Teton’s shareholders approve the Merger Agreement; or (B) adopts, approves or recommends to shareholders of Teton, or publicly proposes to adopt, approve or recommend to shareholders of Teton, a takeover proposal (a “Teton Adverse Recommendation Change”), or (iv) materially breaches certain of its other obligations under the Merger Agreement relating to holding a shareholder meeting or acquisition proposals; or

•
if, within two business days of the Determination Date, the Average Closing Price is more than $29.08, subject to Teton’s exercise of its option to decrease the per share stock consideration payable to Teton shareholders, in which event no termination shall occur.

Further, Teton may terminate the Merger Agreement if:
•
its board of directors has elected to enter into a definitive agreement relating to a Superior Proposal (as defined below) subject to paying a termination fee of $2.2 million; or

•
if, within two business days of the Determination Date, the Average Closing Price is less than $21.50, subject to First Western’s exercise of its option to increase the per share stock consideration payable to Teton shareholders, in which event no termination shall occur.

For more information, please see the section entitled “The Merger Agreement — Termination of the Merger Agreement” beginning on page 79.

Termination Fee (page 80)
The Merger Agreement also provides that if First Western or Teton terminates the Merger Agreement under certain circumstances, Teton will pay First Western a termination fee. For example, if (i) a takeover proposal (subject to certain modifications to the definition thereof) has been communicated to Teton or its shareholders, (ii) the Merger Agreement is terminated by (A) First Western or Teton due to Teton’s shareholders not approving the Merger Agreement and the transactions contemplated thereby, including the Merger, or (B) First Western due to closing not occurring before the End Time, and (iii) within 12 months after termination of the Merger Agreement, Teton enters into a definitive agreement relating to the takeover proposal, Teton will pay First Western a termination fee of $2.2 million.
Voting Agreement (page 81)
In connection with entering into the Merger Agreement, First Western entered into a Voting Agreement with certain holders of Teton common stock. The shareholders that are party to the Voting Agreement beneficially own in the aggregate 38.45% of the outstanding shares of Teton common stock. The Voting Agreement requires that the shareholders party thereto vote all of their shares of Teton common stock in favor of the Merger and the Merger Agreement and any actions related thereto, and against any takeover proposal and any agreement with respect to a takeover proposal. Further, the Voting Agreement restricts the transfer of the shares of Teton common stock held by the shareholders that are parties to the Voting Agreement and waives the appraisal and dissenters’ rights of such shareholders under Wyoming law. The Voting Agreement will terminate upon the earlier of the consummation of the Merger or (i) nine months after the termination of the Merger Agreement in accordance with its terms or (ii) in certain circumstances, the termination of the Merger Agreement in accordance with its terms. For more information regarding the Voting Agreement, please see the section entitled “The Merger Agreement — Voting Agreement” beginning on page 81.
Lock-Up Agreements (page 82)
In connection with entering into the Merger Agreement, First Western entered into Lock-Up Agreements with two holders of Teton common stock. The shareholders that are party to the Lock-Up Agreements beneficially own in the aggregate 35.8% of the outstanding shares of Teton common stock. The Lock-Up Agreements require that the shareholders that are party thereto, during the period commencing as of the date on which the Effective Time occurs and expiring one year thereafter, not directly or indirectly, with certain exceptions, take any action to: (i) offer, sell, contract to sell, sell any option, warrant or contract to purchase, purchase any option, warrant or contract to sell, transfer, pledge or otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition or otherwise) of any shares of First Western common stock whether owned as of the time of the Lock-Up Agreements or subsequently acquired, including shares of First Western common stock received by the shareholders pursuant to the Merger Agreement; (ii) enter into any swap or other derivative transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of First Western common stock, whether any such transaction is to be settled by delivery of First Western common stock or other securities, in cash or otherwise; or (iii) publicly disclose an intention to effect any transaction contemplated by clause (i) or (ii). If the Merger Agreement is terminated without the consummation of the Merger, the Lock-Up Agreements will automatically terminate. For more information regarding the Lock-Up Agreements, please see the section entitled “The Merger Agreement — Lock-Up Agreements” beginning on page 82.
Employment Agreements (page 82)
In connection with entering into the Merger Agreement, First Western entered into employment agreements (the “Employment Agreements”) with certain employees of Teton and RMB. The Employment Agreements provide that the respective employees will provide their services to First Western Trust for a term of three years from the date on which the Effective Time occurs. The Employment Agreements provide for severance benefits upon the respective employees’ termination and include covenants that the respective employees will maintain the confidentiality of First Western Trust’s confidential information, will not compete with First Western Trust for a specified duration after their termination and will not solicit First Western Trust’s employees for a specified duration following the employee’s termination.
Material U.S. Federal Income Tax Consequences of the Merger (page 83)
The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Assuming the Merger qualifies as a reorganization, a shareholder of Teton generally will not recognize any gain or loss upon receipt of First Western common stock in exchange for Teton common stock in the Merger, and will recognize gain (but not loss) in an amount not to exceed any cash received as part of the Merger consideration (except with respect to any cash received in lieu of a fractional share of First Western common stock, as discussed below under “Material U.S. Federal Income Tax Consequences of the Merger — Cash Received In Lieu of a Fractional Share of First Western Common Stock”). It is a condition to the completion of the Merger that First Western and Teton receive written opinions from their tax counsel to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.
Tax matters are complicated and the tax consequences of the Merger to each Teton shareholder may depend on such shareholder’s particular facts and circumstances. Teton shareholders are urged to consult their tax advisors to understand fully the tax consequences to them of the Merger. For more information, please see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 83.
Comparison of Shareholders’ Rights (page 87)
The rights of Teton shareholders who continue as First Western shareholders after the Merger will be governed by the articles of incorporation and bylaws of First Western rather than by the articles of incorporation and bylaws of Teton. For more information, please see the section entitled “Comparison of Shareholders’ Rights” beginning on page 87.
Risk Factors (page 15)
Before voting at the special meeting, you should carefully consider all of the information contained in or incorporated by reference into this document, including the risk factors set forth in the section entitled “Risk Factors” beginning on page 15 or described in First Western’s Annual Report on Form 10-K for the year ended on December 31, 2020, and other reports filed with the SEC, which are incorporated by reference into this document. Please see “Where You Can Find More Information” in the forepart of this document and “Incorporation of Certain Documents by Reference” beginning on page 125.

RISK FACTORS
In addition to the other information contained in or incorporated by reference into this document, including the matters addressed under the caption entitled “Cautionary Statement Regarding Forward-Looking Statements,” Teton shareholders should carefully consider the following factors in deciding whether to vote for the proposals. Please see the sections entitled “Where You Can Find More Information” in the forepart of this document and “Incorporation of Certain Documents by Reference” beginning on page 125.
Risks Related to the Merger
Because the market price of First Western common stock will fluctuate, the value of the Merger consideration to be received by Teton shareholders may change.
Upon completion of the Merger, each outstanding share of Teton common stock, excluding Cancelled Shares and Dissenters’ Shares, will be converted into the per share stock consideration and per share cash consideration (each as defined in the Merger Agreement) pursuant to the terms of the Merger Agreement. The closing price of First Western common stock on the date that the Merger is completed may vary from the closing price of First Western common stock on the date First Western and Teton announced the Merger, on the date that this document is being mailed to Teton shareholders, and on the date of the special meeting of Teton shareholders. The stock component of the Merger consideration is determined by a fixed exchange ratio, subject to each party’s right to terminate the agreement above or below certain prices, as applicable, and the other party’s right to decrease or increase the stock consideration payable, as applicable. At the time of the special meeting Teton shareholders will not know or be able to calculate the value of the First Western common stock they will receive upon completion of the Merger. Any change in the market price of First Western common stock prior to completion of the Merger may affect the value of the stock component of the Merger consideration that Teton shareholders will receive upon completion of the Merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations, among other things. Many of these factors are beyond the control of First Western and Teton. Teton shareholders should obtain current market quotations for shares of First Western common stock before voting their shares at the special meeting.
Teton shareholders will have a reduced ownership and voting interest after the Merger and will exercise less influence over management.
Teton shareholders currently have the right to vote in the election of the board of directors of Teton and on other matters affecting Teton. Upon the completion of the Merger, Teton’s shareholders will be shareholders of First Western with a percentage ownership of First Western that is smaller than their current percentage ownership of Teton. It is currently expected that the former shareholders of Teton as a group will receive shares in the Merger constituting approximately 14.7% of the outstanding shares of the combined company’s common stock immediately after the Merger. As a result, current shareholders of First Western as a group will own approximately 85.3% of the outstanding shares of the combined company’s common stock immediately after the Merger. Because of this, Teton shareholders will have less influence on the management and policies of the combined company than they now have on the management and policies of Teton.
Sales of substantial amounts of First Western’s common stock in the open market by former Teton shareholders could depress First Western’s stock price.
Shares of First Western common stock that are issued to shareholders of Teton in the Merger will, except for those shares subject to the Lock-Up Agreement and for persons deemed to be affiliates of First Western, be freely tradable without restrictions or further registration under the Securities Act. As of the record date, First Western had approximately [•] shares of common stock entitled to vote outstanding and [•] shares of First Western common stock were reserved for issuance under the First Western Financial, Inc. 2008 Stock Incentive Plan and the First Western Financial, Inc. 2016 Omnibus Incentive Plan. First Western currently expects to issue approximately 1,373,661 shares of its common stock in connection with the Merger, of which approximately 35.8% will be subject to the Lock-Up Agreement.

If the Merger is completed and if Teton’s former shareholders sell substantial amounts of First Western common stock in the public market following completion of the Merger, the market price of First Western common stock may decrease.
The combined company may fail to realize the anticipated benefits of the Merger.
The success of the Merger will depend on, among other things, the combined company’s ability to combine the businesses of First Western and Teton. If the combined company is not able to successfully achieve this objective, the anticipated benefits of the Merger may not be fully realized, may not be realized at all or may take longer to realize than expected.
It is possible that the integration of First Western’s and Teton’s businesses or other factors could result in the loss or departure of key employees, the disruption of the ongoing business of First Western or Teton or inconsistencies in standards, controls, procedures and policies. It is also possible that customers, depositors and counterparties of First Western or Teton could choose to discontinue their relationships with the combined company post-Merger because they prefer doing business with an independent company or for any other reason, which would adversely affect the future performance of the combined company. These transition matters could have an adverse effect on each of First Western and Teton during the pre-Merger period and for an undetermined amount of time after the consummation of the Merger.
Failure of the Merger to be completed, the termination of the Merger Agreement or a significant delay in the consummation of the Merger could negatively impact Teton.
The Merger Agreement is subject to a number of conditions which must be fulfilled in order to complete the Merger. First Western and Teton have agreed to use their respective reasonable best efforts to obtain all necessary regulatory approvals for the Merger. Notwithstanding this agreement, it is a condition to First Western’s obligation to consummate the Merger that no such requisite regulatory approval shall require First Western to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining any regulatory approval that would: (i) reasonably be expected to be materially burdensome on, or impair in any material respect the benefits of the transactions contemplated by the Merger Agreement to First Western; (ii) require a material modification of, or impose any material limitation or restriction on, the activities, governance, legal structure, compensation or fee arrangements of First Western or any of its subsidiaries; (iii) require any person other than First Western to guaranty, support or maintain the capital of First Western Trust or the surviving corporation, as applicable, after the Closing Date; (iv) cause any person other than the surviving corporation to be deemed to control First Western Trust or RMB after the Closing Date; or (v) require any contribution of capital to Teton, RMB or First Western Trust at the closing (each, a “Burdensome Condition”).
These conditions to the consummation of the Merger may not be fulfilled and, accordingly, the Merger may not be completed. In addition, if the Merger is not completed by the End Time, either First Western or Teton may choose not to proceed with the Merger, and the parties can mutually decide to terminate the Merger Agreement at any time, before or after shareholder approval.
If the Merger is delayed or not consummated, the ongoing business, financial condition and results of operations of Teton may be materially adversely affected and the value of Teton’s common stock may decline significantly.
In addition, Teton has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the Merger Agreement. If the Merger is not completed, Teton would have to recognize these expenses without realizing the expected benefits of the Merger. Any of the foregoing, or other risks arising in connection with the failure of or delay in consummating the Merger, including the diversion of management attention from pursuing other opportunities and the constraints in the Merger Agreement on the ability to make significant changes to Teton’s ongoing business during the pendency of the Merger, could have a material adverse effect on Teton’s business, financial condition and results of operations.
Additionally, Teton’s business may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the Merger, without realizing any of the anticipated benefits of completing the Merger. If the Merger Agreement is terminated and Teton’s board of directors seeks another merger or business combination, Teton’s shareholders cannot be certain that such party will be able to find a party willing to engage in a transaction on more attractive terms than the Merger.
If First Western fails to successfully integrate Teton into its internal control over financial reporting or if the internal control of Teton over financial reporting were found to be ineffective, the integrity of First Western’s financial reporting could be compromised which could result in a material adverse effect on First Western’s reported financial results or in the determination of the effectiveness of First Western’s internal controls over financial reporting.
As a private company, Teton has not been subject to the requirements of the Exchange Act with respect to internal control over financial reporting. The integration of Teton into First Western’s internal control over financial reporting will require significant time and resources from management and other personnel and will increase compliance costs. If First Western fails to successfully integrate the operations of Teton into its internal control over financial reporting, First Western’s internal control over financial reporting may not be effective. Failure to achieve and maintain an effective internal control environment could have a material adverse effect on First Western’s ability to accurately report its financial results and the market’s perception of its business and its stock price.
Teton will be subject to business uncertainties and contractual restrictions while the Merger is pending.
Uncertainty about the effect of the Merger on employees, customers and vendors may have an adverse effect on the business, financial condition and results of operations of Teton. These uncertainties may impair Teton’s ability to attract, retain and motivate key personnel, depositors and borrowers pending the consummation of the Merger, as such personnel, depositors and borrowers may experience uncertainty about their future roles following the consummation of the Merger. Additionally, these uncertainties could cause customers (including depositors and borrowers), suppliers, vendors and others who deal with Teton to seek to change existing business relationships with them or fail to extend an existing relationship with Teton. In addition, competitors may target Teton’s existing customers by highlighting potential uncertainties and integration difficulties that may result from the Merger.
Teton has a small number of key personnel. The pursuit of the Merger and the preparation for the integration may place a burden on Teton’s management and internal resources. Any significant diversion of management attention away from ongoing business concerns and any difficulties encountered in the transition and integration process could have a material adverse effect on Teton’s business, financial condition and results of operations.
In addition, the Merger Agreement restricts Teton from taking certain actions without First Western’s consent while the Merger is pending. These restrictions may, among other matters, prevent Teton from pursuing otherwise attractive business opportunities, selling assets (except those described in the Merger Agreement), incurring indebtedness, engaging in significant capital expenditures in excess of certain limits set forth in the Merger Agreement, entering into other transactions or making other changes to its business prior to consummation of the Merger or termination of the Merger Agreement. These restrictions could have a material adverse effect on Teton’s business, financial condition and results of operations. Please see the section entitled “The Merger Agreement — Conduct of Business Prior to the Completion of the Merger” beginning on page 72 for a description of the restrictive covenants applicable to Teton.
Teton’s directors and officers have interests in the Merger different from the interests of other Teton shareholders.
Teton’s executive officers and directors have interests in the Merger that are different from, or in addition to, the interests of Teton’s shareholders generally. Such interests include the purchase of a promissory note from Teton at a discount and the cancellation of such note in exchange for shares of Teton common stock securing such note, an employment agreement and the right to indemnification and insurance coverage following the consummation of the Merger. The members of the Teton board of directors were aware of and considered these interests, among other matters, when they approved the Merger Agreement and recommended that Teton shareholders approve the Merger proposal. These interests are described in more detail under the section entitled “The Merger — Interests of Teton’s Directors and Executive Officers in the Merger” beginning on page 61.

Shares of First Western common stock to be received by Teton shareholders as a result of the Merger will have rights different from the shares of Teton common stock.
Upon completion of the Merger, the rights of former Teton shareholders will be governed by the articles of incorporation and bylaws of First Western. The rights associated with Teton common stock are different from the rights associated with First Western common stock. Please see the section entitled “Comparison of Shareholders’ Rights” beginning on page 87 for a summary of the different rights associated with First Western common stock.
The Merger Agreement contains provisions that may discourage other companies from trying to acquire Teton.
The Merger Agreement contains provisions that may discourage a third party from submitting a business combination proposal to Teton that might result in greater value to Teton’s shareholders than that provided pursuant to the Merger. These provisions include a general prohibition on Teton from soliciting or providing information to any third party regarding any acquisition proposal or offers for competing transactions. Further, the Voting Agreement requires that the shareholders party thereto vote all of their shares of Teton common stock in favor of the Merger and against alternative acquisition proposals. The shareholders that are parties to the Voting Agreement beneficially own in the aggregate 38.45% of the outstanding shares of Teton common stock as of the Teton record date. For further information, please see “The Merger Agreement — Voting Agreement” beginning on page 81.
Combining the two companies may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the Merger may not be realized.
First Western and Teton have operated and, until the completion of the Merger, will continue to operate, independently. The success of the Merger, including anticipated benefits and cost savings, will depend, in part, on the successful combination of the businesses of First Western and Teton. To realize these anticipated benefits and cost savings, after the completion of the Merger, First Western expects to integrate Teton’s business into its own. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the Merger. The loss of key employees could have an adverse effect on the companies’ financial results and the value of their common stock. If First Western experiences difficulties with the integration process, the anticipated benefits of the Merger may not be realized fully or at all, or may take longer to realize than expected.
The combined company expects to incur substantial expenses related to the Merger.
The combined company expects to incur substantial expenses in connection with consummation of the Merger and combining the business, operations, networks, systems, technologies, policies and procedures of the two companies. Although First Western and Teton have assumed that each party would incur a certain level of transaction and combination expenses, there are a number of factors beyond their control that could affect the total amount or the timing of their combination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and combination expenses associated with the Merger could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the combination of the businesses following the consummation of the Merger. As a result of these expenses, both First Western and Teton could take charges against their earnings before and after the completion of the Merger. Such charges taken in connection with the Merger could be significant, although the aggregate amount and timing of any such charges are uncertain at present.
The unaudited pro forma combined condensed consolidated financial information included in this document is illustrative only and the actual financial condition and results of operations after the Merger may differ materially.
The unaudited pro forma combined condensed consolidated financial information in this document is presented for illustrative purposes only and is not necessarily indicative of what First Western’s actual financial condition or results of operations would have been had the Merger been completed on the dates indicated. The pro forma combined condensed consolidated financial information reflects adjustments, which are based upon preliminary estimates, to record the Teton identifiable tangible and intangible assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document. For more information, please see the section entitled “Certain Financial Information Regarding First Western and Teton — Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 25.
The opinion of Teton’s financial advisor delivered to Teton’s board of directors prior to execution of the Merger Agreement will not reflect any changes in circumstances that may have occurred since the date of the opinion.
The fairness opinion of Teton’s financial advisor was delivered to Teton’s board of directors on July 20, 2021. Changes in the operations and prospects of Teton or First Western, general market and economic conditions and other factors which may be beyond the control of Teton and First Western may have altered the value of Teton or First Western or the prices of shares of Teton common stock or First Western common stock as of the date of this proxy statement/prospectus, or may alter such values and prices by the time the Merger is completed. The opinion from Teton’s financial advisor does not and will not speak as of the date of this proxy statement/prospectus or the time the Merger is completed or any other date other than the date of the opinion. For a description of the opinion of Teton’s financial advisor, please refer to the section entitled “The Merger — Opinion of Teton’s Financial Advisor” beginning on page 48.
Teton shareholders will pay U.S. federal income tax on the Cash Consideration.
The cash consideration that Teton shareholders receive in connection with the Merger will be taxable for U.S. federal income tax purposes. Each Teton shareholder should consult its own tax advisor as to the tax consequences of the Merger in its particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws. This proxy statement/prospectus does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. See “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 83.
The amount of consideration to be received by shareholders exercising their appraisal rights is uncertain.
Teton shareholders will have the right to demand appraisal of their shares of Teton common stock and obtain payment in cash for the fair value of their shares, but only if they perfect their appraisal rights and comply with the applicable provisions of Wyoming law. Teton shareholders may or may not be entitled to receive more than the amount provided for in the Merger Agreement for their shares of Teton common stock if they elect to exercise their appraisal rights with respect to the proposed Merger, depending on the appraisal of the fair value of the Teton common stock. For this reason, the amount of cash that a Teton shareholder might be entitled to receive should it elect to exercise its appraisal rights may be more or less than the value of the Merger consideration to be paid pursuant to the Merger Agreement. In addition, it is a condition in the Merger Agreement that the holders of not more than 5% of the outstanding shares of Teton common stock shall have exercised their statutory appraisal rights under Wyoming law. The number of shares of Teton shareholders that will exercise appraisal rights is not known and therefore there is no assurance of this closing condition being satisfied.
Risks Related to the Ownership of First Western Common Stock
An investment in First Western common stock is not an insured deposit.
First Western’s common stock is not a bank deposit and, therefore, is not insured against loss by the FDIC, any other deposit insurance fund or by any other public or private entity. Investment in First Western common stock is inherently risky for the reasons described in this “Risk Factors” section and elsewhere in this report and is subject to the same market forces that affect the price of common stock in any company. As a result, a Teton shareholder who acquires First Western common stock in the Merger could lose some or all of the shareholder’s investment.
The trading volume in First Western common stock is less than that of other larger financial services companies.
Although First Western’s common stock is listed for trading on the Nasdaq Global Select Market, its trading volume is generally less than that of other, larger financial services companies, and investors are not assured that a liquid market will exist at any given time for First Western common stock. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace at any given time of willing buyers and sellers of First Western common stock. This presence depends on the individual decisions of investors and general economic and market conditions over which First Western has no control. Given the lower trading volume of First Western’s common stock, significant sales of First Western common stock, or the expectation of these sales, could cause First Western’s stock price to fall.
The holders of First Western’s subordinated notes have rights that are senior to those of First Western’s shareholders.
As of August 31, 2021, First Western had outstanding an aggregate of $39.6 million of subordinated notes. The subordinated notes are senior to First Western’s shares of common stock. As a result, First Western must make payments on the subordinated notes before any dividends can be paid on First Western common stock and, in the event of First Western’s bankruptcy, dissolution or liquidation, the holders of the subordinated notes must be satisfied before any distributions can be made to the holders of First Western common stock. First Western’s ability to pay the future distributions depends upon the earnings of First Western Trust and the dividends from First Western Trust to First Western, which may be inadequate to service the obligations.

CERTAIN FINANCIAL INFORMATION REGARDING FIRST WESTERN AND TETON
Selected Financial Information of First Western
The following tables summarize consolidated financial results achieved by First Western for the periods and at the dates indicated and should be read in conjunction with First Western’s consolidated financial statements and the notes to the consolidated financial statements contained in reports that First Western has previously filed with the SEC. Historical financial information for First Western can be found in its Annual Report on Form 10-K for the year ended December 31, 2020 and its Quarterly Report on Form 10-Q for the six-month period ended June 30, 2021. Please see the section entitled “Where You Can Find More Information” for instructions on how to obtain the information that has been incorporated by reference. You should not assume the results of operations for past years indicate results for any future period.

	As of and for the Years Ended December 31,
	2020	2019	2018	2017	2016
	(dollars in thousands except per share)
Consolidated Statement of Income Data:
Interest income	$53,334	$45,051	$38,796	33,337	$29,520
Interest expense	7,232	12,990	8,172	5,761	5,063
Net interest income	46,102	32,061	30,624	27,576	24,457
Provision for loan losses	4,682	662	180	788	985
Net interest income after provision for loan losses	41,420	31,399	30,444	26,788	23,472
Noninterest income	51,180	32,577	27,173	27,713	29,922
Noninterest expense	59,537	53,784	50,195	49,494	49,823
Income before income taxes	33,063	10,192	7,422	5,007	3,571
Income tax expense	8,529	2,183	1,775	2,984	1,269
Net income	$24,534	$8,009	$5,647	2,023	$2,302
Common Share Data:
Basic earnings (loss) per share	$3.11	$1.02	$0.64	(0.05)	$(0.11)
Diluted earnings (loss) per share	$3.08	$1.01	$0.63	(0.05)	$(0.11)
Cash dividends declared per share	$—	$—	$22.27	37.03	$42.47
Book value per share	$19.49	$16.08	$14.67	13.18	$12.74
Weighted average shares outstanding-basic	7,899,278	7,890,266	6,712,754	5,586,620	5,120,507
Weighted average shares outstanding-diluted	7,961,904	7,914,961	6,754,258	5,586,620	5,120,507
Shares outstanding at end of period	7,951,773	7,940,168	7,968,420	5,833,456	5,529,542
Consolidated Balance Sheet Data:
Cash and cash equivalents	$155,989	$78,638	$73,357	$9,502	$62,685
Investment securities	$36,666	$58,903	$43,695	$53,650	$97,655
Gross loans(a)	$1,532,833	$998,007	$893,966	$813,689	$672,815
Allowance for loan losses	$12,539	$7,875	$7,451	$7,287	$6,478
Total assets	$1,973,655	$1,251,682	$1,084,324	$969,659	$915,998
Total deposits	$1,619,910	$1,086,784	$937,758	$816,117	$753,900
Total borrowings and debt	$173,854	$16,560	$21,560	$41,998	$54,899
Shareholders’ equity	$154,962	$127,678	$116,875	$101,846	$95,928
Average Balance Sheet Data:
Average assets	$1,659,243	$1,182,366	$1,020,520	$954,771	$894,843
Average earning assets	$1,493,784	$1,070,869	$935,744	$874,912	$798,153
Average shareholders’ equity	$141,877	$123,034	$109,017	$99,988	$90,358
Financial Ratios:
Return on average assets(b)	1.48%	0.68%	0.55%	0.21%	0.26%
Return on average equity(c)	17.29%	6.51%	5.18%	2.02%	2.55%
Net interest margin(d)	3.09%	2.99%	3.27%	3.15%	3.06%
Efficiency ratio(e)	60.50%	80.57%	85.41%	88.23%	90.44%

(a)
Total loans net of loan fees, costs, premiums, and discounts do not include mortgage loans held for sale of $161.8 million, $48.3 million, $14.8 million, $22.9 million, and $8.1 million as of December 31, 2020, 2019, 2018, 2017 and 2016, respectively.

(b)
Return on average assets is determined by dividing net income by average assets.

(c)
Return on average equity is determined by dividing net income by average shareholders’ equity.

(d)
Net interest margin is determined by dividing net interest income by average earning assets.

(e)
As presented, the efficiency ratio is a non-GAAP financial measure. First Western believes that the presentation of the efficiency ratio provides useful information to investors regarding its results of operations because it provides additional insights as to First Western’s current performance. A reconciliation is presented below.

	As of and for the Years Ended December 31,
	2020	2019	2018	2017	2016
Nonperforming Assets
Nonperforming assets to total assets	0.22%	1.03%	1.82%	0.50%	0.70%
Nonperforming loans to loans held for investment, net of unearned income	0.26%	1.23%	2.13%	0.52%	0.54%
Allowance for loan losses to loans held for investment, net of unearned income	0.82%	0.79%	0.83%	0.90%	0.96%
Allowance for loan losses to nonperforming loans	308.99%	64.18%	39.11%	172.55%	179.60%
Net loan charge-offs to average loans	—%	0.03%	—%	—%	0.07%
The following table provides a reconciliation of the non-GAAP measures to the most comparable GAAP equivalent, in each case as of the dates presented.
	As of and for the Years Ended December 31,
	2020	2019	2018	2017	2016
	(dollars in thousands)
Efficiency
Total noninterest expense	$59,537	$53,784	$50,195	$49,494	$49,823
Less: Amortization	14	374	831	784	747
Goodwill impairment	—	1,572	—	—	—
Provision on other real estate owned	176	—	—	—	—
Loss on assets held for sale	553	—	—	—	—
Plus: Gain on sale of LA fixed income team	(62)	—	—	—	—
Adjusted non-interest expense	$58,856	$51,838	$49,364	$48,710	$49,076
Net interest income	$46,102	$32,061	$30,624	$27,576	$24,457
Noninterest income	51,180	32,577	27,173	27,713	29,922
Less: Gain on sale of securities	—	119	—	81	114
Gain on sale of assets	—	183	—	—	—
Adjusted total income	$97,282	$64,336	$57,797	$55,208	$54,265
Efficiency Ratio	60.50%	80.57%	85.41%	88.23%	90.44%

	As of and for the Six Months Ended June 30,
	2021	2020
	(dollars in thousands except per share)
Consolidated Statement of Income Data:
Interest income	$30,047	$23,982
Interest expense	2,771	4,255
Net interest income	27,276	19,727
Provision for loan losses	12	2,491
Net interest income after provision for loan losses	27,264	17,236
Noninterest income	20,113	23,194
Noninterest expense	31,150	27,291
Income before income taxes	16,227	13,139
Income tax expense	3,951	3,109
Net income	$12,276	$10,030
Common Share Data:
Basic earnings per share	$1.54	$1.27
Diluted earnings per share	$1.50	$1.26
Cash dividends declared per share	$—	$—
Book value per share	$21.01	$17.56
Weighted average shares outstanding-basic	7,948,796	7,876,951
Weighted average shares outstanding-diluted	8,160,259	7,929,566
Shares outstanding at end of period	7,994,832	7,939,024
Consolidated Balance Sheet Data:
Cash and cash equivalents	$289,089	$191,676
Investment securities	25,532	47,018
Gross loans(a)	1,571,060	1,422,440
Allowance for loan losses	12,552	10,354
Total assets	2,009,304	1,810,526
Total deposits	1,679,053	1,406,932
Total borrowings and debt	145,023	236,757
Shareholders’ equity	167,986	139,417
Average Balance Sheet Data:
Average assets	$2,062,368	$1,398,221
Average earning assets	$1,846,842	$1,266,632
Average shareholders’ equity	$163,002	$133,582
Financial Ratios:
Return on average assets(b)	0.60%	1.43%
Return on average equity(c)	7.53%	15.02%
Net interest margin(d)	2.95%	3.11%
Efficiency ratio(e)	65.72%	62.20%
Nonperforming Assets
Nonperforming assets to total assets	0.16%	0.67%
Nonperforming loans to loans held for investment, net of unearned income	0.20%	0.81%
Allowance for loan losses to loans held for investment, net of unearned income	0.80%	0.73%
Allowance for loan losses to nonperforming loans	402.31%	90.40%
Net loan charge-offs to average loans	—%	—%

(a)
Total loans net of loan fees, costs, premiums, and discounts do not include mortgage loans held for sale of $48.6 million and $69.6 million as of June 30, 2021 and 2020, respectively.

(b)
Return on average assets is determined by dividing net income by average assets.

(c)
Return on average equity is determined by dividing net income by average shareholders’ equity.

(d)
Net interest margin is determined by dividing net interest income by average earning assets.

(e)
As presented, the efficiency ratio is a non-GAAP financial measure. First Western believes that the presentation of the efficiency ratio provides useful information to investors regarding its results of operations because it provides additional insights as to First Western’s current performance. A reconciliation is presented below.

The following tables provide a reconciliation of the non-GAAP measures to the most comparable GAAP equivalent, in each case as of the dates presented.
	As of and for the Six Months Ended June 30,
	2021	2020
	(dollars in thousands)
Efficiency Ratio
Total noninterest expense	$31,150	$27,291
Less: Amortization	8	40
Less: Loss on assets held for sale	—	553
Adjusted non-interest expense	$31,142	$26,698
Net interest income	$27,276	$19,727
Noninterest income	20,113	23,194
Less: Gain on sale of securities	—	—
Gain on sale of assets	—	—
Adjusted total income	$47,389	$42,921
Efficiency Ratio	65.72%	62.20%
Unaudited Pro Forma Condensed Combined Financial Information
The following pro forma condensed combined financial statements reflect information about the financial condition and results of operations of First Western giving effect to:
•
First Western’s pending acquisition of Teton; and

•
the issuance of an estimated 1,373,661 shares of First Western common stock and approximately $11.5 million in cash to shareholders of Teton in connection with the Merger, as if, in the case of the unaudited pro forma combined condensed consolidating balance sheet, the Merger was completed as of June 30, 2021 and, in the case of the unaudited pro forma combined condensed consolidating statements of income the Merger was completed January 1, 2020; and

•
Certain transactions occurring prior to the closing of the Merger including the issuance of subordinated debt by First Western, the repayment of subordinated debt by Teton and the settlement of an employee stock loan by Teton. These adjustments are described in more detail in Note 5 of the pro forma financial information.

The unaudited pro forma condensed combined statements of income for the fiscal year ended December 31, 2020 combine the consolidated statements of income of First Western with the consolidated statements of income of Teton for the respective period giving effect to the Merger as if it had been completed as of January 1, 2020. The unaudited pro forma combined condensed consolidating balance sheet as of June 30, 2021 combines the consolidated balance sheet of First Western as of that date with the consolidated balance sheet of Teton as of that date and gives effect to the Merger as if it had been completed on that date.
The historical consolidated financial information contained in the unaudited pro forma combined condensed consolidating financial information has been adjusted to give effect to the combined results of First Western and Teton. Assumptions underlying the pro forma transaction accounting adjustments are estimated by First Western and are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma combined condensed consolidating financial information.
The unaudited pro forma combined condensed consolidating financial statements are prepared in accordance with generally accepted accounting principles in the United States of America during the periods presented. As such, the unaudited pro forma combined condensed consolidating financial statements do not contemplate any impact as a result of changes to accounting standards or legislation that occurred after the historical periods presented.
Most notably, the unaudited pro forma combined condensed consolidating financial information does not reflect the adoption or ongoing potential impact of the following:
•
First Western or Teton’s adoption of Accounting Standards Update (“ASU”) 2016-13, “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (commonly referred to as “Cumulative Expected Credit Losses” or “CECL”)

•
Legislation going into effect after the historical periods presented

•
The impact on our companies and clients and the economy generally from the various public health and safety measures implemented in connection with the COVID-19 pandemic

The unaudited pro forma combined condensed consolidating financial information appearing below does not reflect any potential effects that changes in market conditions may have on the financial condition and/or the results of operations of First Western and Teton.

Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2021
	First Western Historical	Teton Historical	Transaction Accounting Adjustments		Other Adjustments (Note 5)	Pro Forma Combined
ASSETS:
Cash and cash equivalents	$289,089	$124,202	$(11,496)	A	$12,452	$414,247
Debt securities available for sale, at fair value	25,532	14,487	—		—	40,019
Loans held for sale	48,563	1,062	—		—	49,625
Loans held for investment, net of unearned income	1,571,060	266,812	(5,790)	B	—	1,832,082
Less: allowance for loan losses	12,552	5,426	(5,426)	C	—	12,552
Loans held for investment, net	1,558,508	261,386	(364)		—	1,819,530
Premises and equipment, net	5,885	—	3,800	D	—	9,685
Goodwill	24,191	2,150	6,465	E	—	32,806
Other intangible assets, net	59	—	1,718	F	—	1,777
Other real estate owned	—	—	—		—	—
Other assets	57,477	17,365	(1,238)	G	—	73,604
Total assets	$2,009,304	$420,652	$(1,115)		$12,452	$2,441,293
LIABILITIES AND SHAREHOLDER’S EQUITY
Deposits	$1,679,053	$374,450	$—		$—	$2,053,503
Federal funds purchased	120,762	—	—		—	120,762
Subordinated notes	24,261	3,593	—		11,107	38,961
Other Liabilities	17,242	2,795	1,775	H	—	21,812
Total Liabilities	1,841,318	380,838	1,775		11,107	2,235,038
Shareholder’s equity
Common stock	—	—	—		—	—
Additional paid-in capital	145,622	28,155	8,750	I	2,121	184,648
Retained Earnings	21,855	11,430	(11,411)	J	(776)	21,098
Accumulated other comprehensive income	509	229	(229)	K	—	509
Total shareholder’s equity	167,986	39,814	(2,890)		1,345	206,255
Total liabilities and shareholder’s equity	$2,009,304	$420,652	$(1,115)		$12,452	$2,441,293
See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Unaudited Pro Forma Condensed Combined Statement of Income for the Year Ended December 31, 2020
	First Western Historical	Teton Historical	Transaction Accounting Adjustments		Other Adjustments (Note 5)	Pro Forma Combined
INTEREST INCOME:
Loans	$51,998	$12,930	$242	B	$—	$65,170
Taxable Securities	878	573	(72)	K	—	1,379
Other	458	243	—		—	701
Total Interest Income	53,334	13,746	170		—	67,250
INTEREST EXPENSE:
Deposits	5,794	1,690	—		—	7,484
Other borrowings	1,438	216	—		332	1,986
Total Interest Expense	7,232	1,906	—		332	9,470
Net interest income	46,102	11,840	170		(332)	57,780
Provision for (reversal of) loan losses	4,682	4,600	—		—	9,282
Net interest income after provision for loan losses	41,420	7,240	170		(332)	48,498
NONINTEREST INCOME:
Trust and investment management fees	19,022	112	—		—	19,134
Net gain on mortgage loans	29,276	1,020	—		—	30,296
Bank fees	1,320	157	—		—	1,477
Risk management and insurance fees	1,199	—	—		—	1,199
Income on company-owned life insurance	363	—	—		—	363
Other	—	545	—		—	381
Total noninterest income	51,180	1,834	—		—	52,850
NONINTEREST EXPENSE:
Salaries and employee benefits	34,785	4,534	—		—	39,319
Net occupancy and equipment expense	6,009	743	190	D	—	6,942
Professional fees	5,035	451	2,302	H	—	7,788
Data processing expense	4,000	973	—		—	4,973
Technology and information systems	4,035	269	—		—	4,304
Amortization of intangibles	14	31	312	F	—	357
Other	5,659	967	—		—	6,462
Total noninterest expense	59,537	7,968	2,804		—	70,145
Income before income taxes	33,063	1,106	(2,634)		(332)	31,203
Income tax provision	8,529	254	(607)	L	(80)	8,096
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$24,534	$852	$(2,027)		$(252)	$23,107
Per common share
Earnings basic	$3.11	$0.03	$0.07			$2.49
Earnings diluted	$3.08	$0.03	$0.07			$2.48
Weighted average number of common shares outstanding	7,899,278	29,477,707	-28,104,046			9,272,939
Weighted average number of diluted common shares outstanding	7,961,904	29,477,707	-28,104,046			9,335,565
See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Unaudited Pro Forma Condensed Combined Statement of Income for the Six Months Ended June 30, 2021
	First Western Historical	Teton Historical	Transaction Accounting Adjustments		Other Adjustments (Note 5)	Pro Forma Combined
INTEREST INCOME:
Loans	$29,499	$6,265	$121	B	$—	$35,885
Taxable Securities	365	191	(36)	K	—	520
Other	183	73	—		—	256
Total Interest Income	30,047	6,529	85		—	36,661
INTEREST EXPENSE:
Deposits	1,840	394	—		—	2,234
Other borrowings	931	107	—		166	1,204
Total Interest Expense	2,771	501	—		166	3,438
Net interest income	27,276	6,028	85		(166)	33,223
Provision for (reversal of) loan losses	12	—	—		—	12
Net interest income after provision for loan losses	27,264	6,028	85		(166)	33,211
NONINTEREST INCOME:
Trust and investment management fees	9,856	176	—		—	10,032
Net gain on mortgage loans	9,110	627	—		—	9,737
Bank fees	767	67	—		—	834
Risk management and insurance fees	143	—	—		—	143
Income on company-owned life insurance	177	—	—		—	177
Other	60	376	—		—	436
Total noninterest income	20,113	1,246	—		—	21,359
NONINTEREST EXPENSE:
Salaries and employee benefits	19,504	2,544	—		—	22,048
Net occupancy and equipment expense	2,852	385	95	D	—	3,332
Professional fees	2,649	296	—		—	2,945
Data processing expense	2,108	64	—		—	2,172
Technology and information systems	1,846	572	—		—	2,418
Amortization of intangibles	8	—	156	F	—	164
Other	2,183	361	—		—	2,544
Total noninterest expense	31,150	4,222	251		—	35,623
Income before income taxes	16,227	3,052	(166)		(166)	18,947
Income tax provision	3,951	684	(40)	L	(40)	4,555
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$12,276	$2,368	$(126)		$(126)	$14,392
Per common share
Earnings basic	$1.54	$0.08	$0.00			$1.54
Earnings diluted	$1.50	$0.08	$0.00			$1.51
Weighted average number of common shares outstanding	7,948,796	29,477,707	-28,104,046			9,322,457
Weighted average number of diluted common shares outstanding	8,160,259	29,477,707	-28,104,046			9,533,920
See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information
Note 1 — Basis of Presentation
The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting giving effect to the Merger involving First Western and Teton. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position had the Merger been consummated at June 30, 2021 or the unaudited pro forma condensed combined income statements for the year ended December 31, 2020 and the six months ended June 30, 2021, as if the Merger had occurred as of the pro forma reporting periods, nor is it necessarily indicative of the results of operation in future periods or the future financial position of the combined entities. The Merger, which is currently expected to be completed in the fourth quarter of 2021 or the first quarter of 2022, provides for the issuance of 1,373,661 shares of First Western common stock and $11.5 million in cash. The value of a Teton share would be $1.71 based upon a closing price of First Western common stock of $28.41.
Under the acquisition method of accounting, the assets and liabilities of Teton will be recorded at the respective fair values on the Merger date. The fair value on the Merger date represents management’s best estimates based on available information and facts and circumstances in existence on the Merger date. The pro forma allocation of purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the Merger is completed. Adjustments may include, but not be limited to, changes in (i) the aggregate value of Merger consideration paid if the price of First Western’s stock varies from the assumed $28.41 per share, including increasing above $29.08 per share or decreasing beneath $21.50 per share; (ii) total Merger-related expenses if consummation or implementation costs vary from currently estimated amounts; and (iii) the underlying values of assets and liabilities if market conditions differ from current assumptions.
The accounting policies of both First Western and Teton are in the process of being reviewed in detail. Upon completion of such review, conforming adjustments or financial statement reclassification may be determined.
Note 2 — Estimated Purchase Price Consideration
Estimated consideration of approximately $50.5 million is based on First Western’s closing share price of $28.41 as of September 29, 2021. The value of the purchase price consideration will change based on fluctuations in the share price of First Western’s common stock and the number of common shares of Teton outstanding on the closing date.
The following table summarizes the components of the estimated consideration (in thousands except for per share information and exchange ratio):
Estimated Teton shares outstanding*	29,477,707
Cash consideration per Teton share	$0.39
Estimated cash portion of purchase price	$11,496
Estimated Teton shares outstanding*	29,477,707
Exchange ratio	0.0466
Total First Western common shares issued	1,373,661
First Western share price**	$28.41
Equity portion of purchase price	39,026
Total estimated consideration to be paid	$50,526
Consideration per share of Teton shares outstanding	$1.71

*
Represents Teton’s outstanding shares as of June 30, 2021

**
Represents First Western’s share price as of September 29, 2021

The ultimate value of the consideration received by Teton shareholders will depend on the trading value of First Western common stock prior to the closing of the Merger. By way of example, the following First Western closing price would result in the corresponding total Merger consideration and consideration per share of Teton common stock:
First Western Closing Price	Total Merger Consideration	Consideration Per Share of Teton Common Stock(1)
$21.50	$41.0 million	$1.39
$26.46	$47.8 million	$1.62
$28.41	$50.5 million	$1.71
$29.08	$51.4 million	$1.75
Note 3 — Estimated Merger Costs
Most acquisition and restructuring costs are recognized separately from a business combination and generally will be expensed as incurred. First Western estimates the Merger-related costs to be approximately $1.8 million (after tax) and expects they will be incurred primarily in the third and fourth quarters of 2021 and in the first quarter of 2022.
Note 4 — Estimated Annual Cost Savings and Integration Costs
Following the Merger, First Western management expects cost savings to be realized as a result of operational synergies which would be phased-in over a two-year period. There is no assurance that the anticipated cost savings will be realized on the anticipated time schedule or at all. These cost savings are not reflected in the presented pro forma financial information. In connection with the Merger, the plan to integrate First Western’s and Teton’s operations is still being developed. Over the next several months, the specific details of these plans will continue to be refined. First Western and Teton are currently in the process of assessing the two companies’ personnel, benefit plans, premises, equipment, computer systems, supply chain methodologies, and service contracts to determine where they may take advantage of redundancies or where it will be beneficial or necessary to convert to one system. Certain decisions arising from these assessments may involve involuntary termination of Teton’s employees, changing information systems, canceling contracts between Teton and certain service providers and selling or otherwise disposing of certain premises, furniture and equipment owned by Teton. Additionally, as part of our formulation of the integration plan, certain actions regarding existing First Western information systems, vacating leased premises, equipment, benefit plans, supply chain methodologies, supplier contracts, and involuntary termination of personnel may be taken. First Western expects to incur Merger-related expenses including system conversion costs, employee retention and severance agreements, communications to customers, and others. To the extent there are costs associated with these actions, the costs will be recorded based on the nature and timing of these integration actions. These integration costs are not reflected in the presented pro forma financial information.
Note 5 — Other Adjustments
The adjustments presented in the “Other Adjustments” column of the unaudited pro forma condensed combined financial information, reflect the impact of certain material debt and loan transactions settling between the balance sheet date and the merger date. As disclosed in the Form 8-K filed on September 1, 2021, First Western completed the issuance and sale of $15.0 million in aggregate principal amount of 3.25% Fixed-to-Floating Subordinated Notes due 2031 pursuant to Subordinated Note Purchase Agreement, dated August 30, 2021. The cost to issue the subordinated debt was approximately $0.3 million. Additionally, as part of the Merger Agreement, Teton has agreed to pay off the subordinated debt of $3.6 million and to settle the employee stock loan of $2.1 million through an estimated payment of $1.1 million and the remaining balance being written off with a net impact to equity of $1.3 million. These transactions have been reflected in the unaudited pro forma condensed combined balance sheet in the “Other Adjustments” column on the “Cash and Cash Equivalents”, “Subordinated Notes”, “Additional Paid in Capital” and “Retained Earnings” lines. The net impact of the subordinated debt transactions described above results in additional interest expense of $0.3 million for the year ended December 31, 2020 and $0.2 million for the six months ended June 30, 2021.

Note 6 — Transaction Accounting Adjustments
The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All taxable balance sheet adjustments were calculated using a combined 24% tax rate to arrive at deferred tax asset or liability adjustments. All adjustments are based on current assumptions and valuations, which are subject to change.
A.   Adjustments to cash and cash equivalents
To reflect the cash portion of the purchase price payment of $11.5 million which represents approximately 24% of the total purchase price.
B.   Adjustment to loans held for investment
To reflect an estimated 2.17% loan credit mark on loans held for investment or $5.8 million. This mark was determined after an initial credit quality review performed and is equal to 1.1x Teton’s allowance for loan loss reserve. The accretion of the fair value adjustment was estimated using straight line amortization over the weighted average remaining life of the loans and resulted in $0.2 million in interest income for the year ended December 31, 2020 and $0.1 million for the six months ended June 30, 2021.
C.   Adjustment to allowance for loan losses
The allowance for loan losses was adjusted to reflect the reversal of Teton’s recorded allowance. Purchased loans acquired in a business combination are required to be recorded at fair value, and the recorded allowance for loan losses may not be carried over. While First Western may increase the allowance for loan losses no adjustment to the historic amounts of Teton’s or First Western’s provision for loan losses has been recorded in the unaudited pro forma condensed combined financial statements.
D.   Adjustment to premises and equipment
The premises and equipment has been adjusted to reflect the increased estimated fair value of the land and buildings that will be acquired in the Merger. This increase in value of $3.8 million is based on initial real estate appraisals performed by a local Wyoming appraiser who provided a high and low appraisal value for each of the three properties. The mid-point was used and compared to the current carrying value of the assets. The write up on the assets will be amortized straight line over a period of 20 years. The amortization expense associated with the land and building increased non-interest expense by $0.2 million for the year ended December 31, 2020 and $0.1 million for the six months ended June 30, 2021.
E.   Adjustment to goodwill
Goodwill has been adjusted to reverse Teton’s existing goodwill balance of $2.2 million and recognize $8.6 million in goodwill generated as a result of the purchase price and fair value of the liabilities assumed exceeding the fair value of assets purchased. The adjustment has no impact on the unaudited pro forma condensed combined statements of income.
F.   Adjustment to other intangible assets
Intangible assets were adjusted to recognize an estimated core deposit intangible of $1.7 million. The core deposit intangible is recognized over an estimated useful life of ten years on a straight line basis. The amortization expense associated with core deposit intangible increased non-interest expense by $0.3 million for the year ended December 31, 2020 and $0.2 million for the six months ended June 30, 2021.
G.   Adjustment to other assets
Other assets were adjusted to reflect a reduction to the deferred tax asset as a result of the differences between the book versus tax basis on acquired assets. This $1.2 million adjustment was estimated using a blended tax rate of 24%.

H.   Adjustment to other liabilities
Other liabilities were adjusted to reflect the accrued but unpaid estimated net deal costs incurred by Teton and First Western of $2.3 million to complete the Merger, offset by a reduction in taxes payable related to transaction cost expenses of $0.5 million. These expenses are reflected in the unaudited condensed combined pro forma income statement as incurred during the year ended December 31, 2020. These costs will not affect First Western or Teton’s income statements beyond 12 months after the Merger and are, therefore, reflected in retained earnings for the six months ended June 30, 2021.
I.   Adjustments to additional paid in capital
Additional paid in capital was adjusted to reverse Teton’s historical balance of $30.3 million after settling the employee stock loan which was a contra equity balance of $2.1 million (see Note 4 above). Additional paid in capital was also increased by $39.0 million to reflect the issuance of 1,373,661 shares of First Western stock as approximately 74% of the purchase price using a per share price of $28.41 based on the value as of September 29, 2021.
J.   Adjustments to retained earnings
Retained earnings was adjusted to reverse Teton’s historical balance of $10.7 million which is net of the $0.78 million reduction for the settlement of the employee stock loan. Retained earnings was also increased for the accrual of First Western’s deal costs net of tax in the amount of $0.8 million.
K.   Adjustments to accumulated other comprehensive income
Accumulated other comprehensive income was adjusted to reverse Teton’s historical balance of $0.23 million which reflects the net of tax gains on securities at Teton. The unrealized gain on the securities of $0.29 million is amortized using the straight line method over the estimated useful life of four years. This amortization results in increased non-interest expense of $0.07 million for the year ended December 31, 2020 and $0.03 million for the six months ended June 30, 2021.
L.   Adjustments to income tax provision
Income taxes were adjusted to reflect the tax effects of purchase accounting adjustments using the estimated combined federal and state statutory rate of 24%. This resulted in a decrease in the tax provision of $0.61 million for the year ended December 31, 2020 and a decrease of $0.04 million for the six months ended June 30, 2021.
Comparative Historical and Unaudited Pro Forma Per Share Financial Data
The following table presents: (1) historical per share information for First Western; (2) historical per share information for Teton; (3) pro forma per share information of the combined company after giving effect to the Merger; and (4) equivalent pro forma per share information for Teton.
The combined company pro forma per share information was derived by combining information from the historical financial information presented above under “— Selected Financial Information of First Western” and “— Unaudited Pro Forma Combined Financial Information.” You should read this table together with the financial information discussed under those headings and the consolidated financial statements of First Western incorporated by reference in this proxy statement/prospectus and the consolidated financial statements of Teton included with this proxy statement/prospectus. You should not rely on the pro forma per share information as being necessarily indicative of actual results had the Merger been effective on January 1, 2020, for purposes of net income per share data, or June 30, 2021, for purposes of book value per share data.

The information appearing in the column captioned “Combined Pro Forma” in the table below was prepared assuming that 1,373,661 shares of First Western common stock were issued to the shareholders of Teton in the Merger and that the Merger was completed as of January 1, 2020, for purposes of net income per share data, and June 30, 2021, for purposes of book value per share data.
(unaudited)	First Western	Teton	Combined Pro Forma	Per Equivalent Teton Share(1)
Book value per share
As of June 30, 2021	$21.27	$1.35	$22.24	$1.04
Cash dividends
For the year ended December 31, 2020	$—	$—	$—	$—
For the six months ended June 30, 2021	$—	$—	$—	$—
Basic income from continuing operations
For the year ended December 31, 2020	$3.11	$0.03	$2.49	$0.12
For the six months ended June 30, 2021	$1.54	$0.08	$1.54	$0.07
Diluted income from continuing operations
For the year ended December 31, 2020	$3.08	$0.03	$2.48	$0.12
For the six months ended June 30, 2021	$1.50	$0.08	$1.51	$0.07

(1)
Per equivalent calculated by multiplying the combined pro forma value with the exchange ratio (.0466)

Per Share Market Price Information
The following table presents (1) the closing sale price of First Western common stock as reported on the Nasdaq Global Select Market on July 21, 2021, the last trading day before the date of the public announcement of the Merger Agreement, and September 29, 2021, the last practicable trading day preceding the date of this proxy statement/prospectus; and (2) the equivalent pro forma value of a share of Teton common stock at such dates based on the value of the consideration to be received in the Merger with respect to each share. Historical market value information regarding Teton common stock is not provided because there is no active market for Teton common stock.
	First Western Common Stock ClosingPrice	Equivalent Market Value per Share of Teton Common Stock
July 21, 2021	$26.46	$1.62
September 29, 2021	$28.41	$1.71
The market price of First Western common stock will fluctuate between now and completion of the Merger. You should obtain a current price quotation for First Western common stock.
Stock Price and Dividend Information
First Western common stock trades on the Nasdaq Global Select Market under the symbol “MYFW.” The following table sets forth the reported high and low sales prices of shares of First Western common stock, and the quarterly cash dividends per share of First Western common stock declared, in each case for the periods indicated.

	High	Low	Cash Dividends Declared
Year/Quarter:
2021
Third quarter(1)	$29.40	$24.62	$—
Second quarter	29.40	24.04	—
First quarter	31.72	17.30	—
2020
Fourth quarter	$20.00	$12.35	$—
Third quarter	14.99	11.95	—
Second quarter	15.94	10.89	—
First quarter	18.98	10.75	—
2019
Fourth quarter	$17.50	$14.82	$—
Third quarter	17.61	13.11	—
Second quarter	14.50	12.47	—
First quarter	15.19	11.62	—
2018
Fourth quarter	$17.36	$10.91	$—

(1)
Through September 29, 2021, the last practicable trading day preceding the date of this proxy statement/prospectus.

There is no established public trading market for shares of Teton common stock. The following table sets forth for the periods indicated, dividends per share of Teton common stock.
Dividends
Year/Quarter:
2021
Third quarter(1)	$—
Second quarter	—
First quarter	—
2020
Fourth quarter	$—
Third quarter	—
Second quarter	—
First quarter	—
2019
Fourth quarter	—
Third quarter	—
Second quarter	—
First quarter	0.0089
2018
Fourth quarter	$—

(1)
Through September 29, 2021, the last practicable trading day preceding the date of this proxy statement/prospectus.

As of the record date, the outstanding shares of First Western common stock were owned by approximately [•] record owners and the outstanding shares of Teton common stock were owned by approximately 33 record owners.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Certain statements contained in this document that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, notwithstanding that such statements are not specifically identified as such. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of First Western, Teton or their respective management or boards of directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” “projected,” “continue,” “remain,” “will,” “should,” “could,” “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements and the lack of such an identifying word does not necessarily indicate the absence of a forward-looking statement.
Forward-looking statements are based on assumptions and involve risks and uncertainties, many of which are beyond First Western’s and Teton’s control, which may cause actual results to differ materially from those discussed in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:
•
the ability to obtain regulatory approvals and meet other closing conditions to the Merger, including approval by Teton’s shareholders, on the expected terms and schedule;

•
delays in closing the Merger;

•
difficulties and delays in integrating the First Western and Teton businesses, fully realizing cost savings and other benefits or that or such integration may be more difficult, time consuming or costly than expected;

•
expected revenue synergies and cost savings from the Merger may not be fully realized or realized within the expected timeframe;

•
business disruptions following the Merger;

•
deposit attrition, operating costs, customer loss and business disruption following the Merger, including, without limitation, difficulties in maintaining relationships with employees and counterparties, may be greater than expected;

•
changes in asset quality and credit risk;

•
revenues following the Merger may be lower than expected;

•
inability to sustain revenue and earnings growth;

•
inability to access capital markets;

•
inflation, interest rate, securities market and monetary fluctuations;

•
local, regional, national and international economic conditions and the impact they may have on First Western and Teton and their customers and First Western and Teton’s assessment of that impact;

•
customer acceptance of First Western’s and Teton’s products and services;

•
customer borrowing, repayment, investment and deposit practices;

•
customer disintermediation;

•
the introduction, withdrawal, success and timing of business initiatives;

•
changes in the competitive environment among financial holding companies and banks; and

•
other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

The foregoing list of important factors may not be all inclusive, and First Western and Teton specifically decline to undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events. For a further discussion of these and other risks, uncertainties and other factors applicable to First Western and Teton, see the section entitled “Risk Factors” in this proxy statement/prospectus and First Western’s other filings with the SEC incorporated by reference into this proxy statement/prospectus, including the “Risk Factors” and the forward-looking statement disclosure contained in First Western’s Annual Report on Form 10-K, filed with the SEC on March 12, 2021.

SPECIAL MEETING OF SHAREHOLDERS
This proxy statement/prospectus is being provided to the Teton shareholders as part of a solicitation of proxies by the Teton board of directors for use at the special meeting to be held at the time and place specified below and at any properly convened meeting following an adjournment or postponement thereof. This proxy statement/prospectus provides Teton shareholders with information they need to know to be able to vote or instruct their vote to be cast at the special meeting.
Date, Time and Place
The special meeting will be held on [•], 2021, at [•] (Mountain time). In light of the ongoing developments related to the COVID-19 pandemic and to protect the health of Teton’s shareholders and the community, the special meeting will be held in a virtual-only online format conducted via live webcast. You will be able to attend the special meeting by using the link included in the invitation to the special meeting to be sent to you separately and typing in your password (which will be included in the invitation) or by dialing in and attending by phone with the number that will also be included in your invitation. If you wish to confirm that Teton has your current e-mail address, please contact Paul Cherry at paulcherry@rockymountainbank.com or (307) 732-7783. You will be able to vote your shares and ask questions during the meeting.
Purpose of the Special Meeting
At the special meeting, Teton shareholders will be asked to consider and vote on the following:
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a proposal to approve the Merger Agreement, which is further described in the sections titled “The Merger” and “The Merger Agreement,” beginning on pages 42 and 68, respectively; and

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a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the foregoing proposal.

Recommendation of the Board of Directors of Teton
At a special meeting of Teton’s board of directors held on July 20, 2021, the Teton board of directors unanimously adopted the Merger Agreement and the transactions contemplated thereby and determined that the Merger and the other transactions contemplated thereby are in the best interests of Teton and its shareholders. Accordingly, the Teton board of directors unanimously recommends that Teton shareholders vote “FOR” the proposal to approve the Merger Agreement and “FOR” the proposal to approve adjournment of the special meeting, if necessary or appropriate, to permit further solicitation of proxies to approve the Merger Agreement.
Teton shareholders should carefully read this proxy statement/prospectus, including any documents incorporated by reference, and the Appendices in their entirety for more detailed information concerning the Merger and the other transactions contemplated by the Merger Agreement.
Teton Record Date; Shareholders Entitled to Vote
The record date for the special meeting is [•], 2021. Only record holders of shares of Teton common stock at the close of business on such date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof. At the close of business on the record date, the only outstanding voting securities of Teton were common stock, and 29,477,707 shares of Teton common stock were issued and outstanding. A list of the Teton shareholders of record who are entitled to vote at the special meeting will be available for inspection by any Teton shareholder for any purpose germane to the special meeting during ordinary business hours for the 10 days preceding the special meeting at Teton’s principal place of business at 2500 N. Moose Wilson Rd., Wilson, Wyoming, 83014 and will also be available at the special meeting for examination by any shareholder present at such meeting.
Each share of Teton common stock outstanding on the record date of the special meeting is entitled to one vote on each proposal and any other matter coming before the special meeting.

Quorum
No business may be transacted at the special meeting unless a quorum is present. Teton shareholders who hold shares representing at least a majority of the shares entitled to vote at the special meeting must be present at the special meeting or represented by proxy to constitute a quorum. If a quorum is not present, or if fewer shares are voted in favor of the proposal to approve the Merger Agreement than are required, to allow additional time for obtaining additional proxies, the special meeting may be adjourned if the approval of a majority of the votes cast at the special meeting is obtained. No notice of an adjourned meeting need be given unless a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting. At any adjourned meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.
Shares of Teton common stock represented at the special meeting, including shares that are represented but that vote to abstain, will be treated as present for purposes of determining the presence or absence of a quorum.
Required Vote
The required votes to approve the Teton proposals are as follows:
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Approval of the Merger Agreement requires the approval of a majority of the votes cast at the special meeting, assuming a quorum. Failures to vote and abstentions will have no effect on the proposal.

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The adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies requires the approval of a majority of the votes cast at the special meeting, regardless of whether there is a quorum. Failures to vote and abstentions will have no effect on the vote for the proposal.

Voting by Teton Directors and Executive Officers
At the close of business on the record date, Teton directors and executive officers and their affiliates were entitled to vote 11,302,918 shares of Teton common stock, or approximately 38.34% of the shares of Teton common stock outstanding on that date. Teton expects that its directors and executive officers and their affiliates will vote their shares in favor of both of the Teton proposals at the special meeting.
Teton Common Stock Subject to Voting Agreement
All directors of Teton and one of the executive officers of RMB, solely in their capacity as shareholders of Teton, have entered into a Voting Agreement with First Western pursuant to which they have agreed to vote their shares of Teton common stock in favor of the Merger proposal and against the approval or adoption of any proposal made in opposition to the Merger at the special meeting. As of the record date, 11,332,918 shares of Teton common stock, or approximately 38.45% of the outstanding shares of Teton common stock entitled to vote at the special meeting, were bound by the Voting Agreement.
Voting of Proxies by Holders of Record
If you were a record holder of Teton stock at the close of business on the record date of the special meeting, a proxy card is enclosed for your use. Teton requests that you vote your shares as promptly as possible by signing, dating and returning your Teton proxy card (i) via DocuSign (through which your proxy card will be sent separately), (ii) by e-mail to Karla Tessler at karla@tesslarjh.com, or (iii) by facsimile to (307) 734-2719. When the accompanying proxy is returned properly executed, the shares of Teton common stock represented by it will be voted at the special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy card.
If a proxy is returned without an indication as to how the shares of Teton common stock represented are to be voted with regard to a particular proposal, the Teton common stock represented by the proxy will be voted in accordance with the recommendation of the Teton board of directors and, therefore, “FOR” the proposal to approve the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to permit further solicitation of proxies to approve the Merger Agreement.

At the date hereof, the Teton board of directors has no knowledge of any business that will be presented for consideration at the special meeting and that would be required to be set forth in this proxy statement/prospectus or the related proxy card other than the matters set forth in the Notice of Special Meeting of Shareholders. If any other matter is properly presented at the special meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.
Your vote is important. Accordingly, if you were a record holder of Teton common stock on the record date of the special meeting, please sign and return the enclosed proxy card whether or not you plan to attend the special meeting.
Voting at the Special Meeting
If you plan to attend the special meeting online and wish to vote at the meeting, upon confirming your identity as a record holder of Teton common stock, you will be given the opportunity to do so. Whether or not you plan to attend the special meeting, please submit your proxy promptly in the enclosed envelope or vote telephonically or through the internet by following the instructions on the proxy card.
Revocation of Proxies
If you are the record holder of Teton common stock, you can change your vote or revoke your proxy at any time before your proxy is voted at the special meeting. You can do this by:
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timely delivering a signed written notice of revocation;

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timely delivering a new, valid proxy bearing a later date; or

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attending the special meeting and voting, which will automatically cancel any proxy previously given, or revoking your proxy at the meeting. Simply attending the special meeting without voting will not revoke any proxy that you have previously given or change your vote.

A registered shareholder may revoke a proxy by any of these methods, regardless of the method used to deliver the shareholder’s previous proxy.
Written notices of revocation and other communications with respect to the revocation of proxies should be addressed as follows:
Teton Financial Services, Inc.
2500 N. Moose Wilson Rd.
Wilson, Wyoming, 83014
Attention: Karla Tessler
E-mail: ktesslar@wyom.net
Solicitation of Proxies
Teton will pay the costs of soliciting its proxies, if any. Officers and employees of Teton may solicit proxies by telephone and personally, in addition to solicitation by mail. These persons will receive their regular salaries, if any, but no special compensation for soliciting proxies. In the event shares of Teton are held by brokers, nominees or other fiduciaries, Teton will reimburse such brokers, custodians, nominees or other fiduciaries for their charges and expenses in forwarding materials to beneficial owners of shares.
Adjournments
Any adjournment of the special meeting may be made from time to time if the approval of a majority of the votes cast at the special meeting is obtained, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting unless a new record date is fixed. If a quorum is not present at the special meeting, or if a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the proposal to approve the Merger Agreement, then Teton shareholders may be asked to vote on a proposal to adjourn the special meeting so as to permit the further solicitation of proxies.

PROPOSALS
Proposal One: Approval of the Merger Agreement and the Merger
At the special meeting, the shareholders of Teton will be asked to approve the Merger Agreement providing for the Merger of Teton with and into First Western, with First Western surviving the Merger, and the other transactions contemplated thereby. After careful consideration, the Teton board of directors, by a unanimous vote of all directors, approved the Merger Agreement and the Merger, and found them to be advisable and in the best interests of Teton and its shareholders. See “The Merger — Background of the Merger” and “The Merger — Reasons for the Merger” included elsewhere in this proxy/registration statement for a more detailed discussion of the Teton board’s recommendation.
Teton shareholders should carefully read this document in its entirety, including the Appendices, for more detailed information concerning the Merger Agreement and the Merger. For a detailed discussion of the Merger, including the terms and conditions of the Merger Agreement, see “The Merger Agreement,” beginning on page 68. In addition, Teton shareholders are directed to the Merger Agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus.
Proposal Two: Adjournment Proposal
If, at the special meeting, the number of shares of Teton common stock present or represented and voting in favor of the Merger proposal is insufficient to approve the Merger proposal, Teton may move to adjourn the special meeting in order to enable the Teton board of directors to solicit additional proxies for approval of the Merger proposal. In that event, Teton’s shareholders will be asked to vote upon the adjournment proposal and not the Merger proposal.
In the adjournment proposal, Teton is asking its shareholders to authorize the holder of any proxy solicited by its board of directors to vote in favor of granting discretionary authority to the Teton board of directors to adjourn the special meeting to another time and place for the purpose of soliciting additional proxies. If Teton’s shareholders approve the adjournment proposal, Teton could adjourn the special meeting to another date and time and use the additional time to solicit additional proxies, including the solicitation of proxies from Teton shareholders who have previously voted.

THE MERGER
The following is a discussion of the Merger and the material terms of the Merger Agreement between First Western and Teton. You are urged to carefully read the Merger Agreement in its entirety, a copy of which is attached as Appendix A to this document and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. This section is not intended to provide you with any factual information about First Western or Teton. Such information can be found elsewhere in this document and in the public filings First Western makes with the SEC, including the Merger Agreement, as described in the section entitled “Where You Can Find More Information” in the forepart of this document.
Terms of the Merger
Transaction Structure
First Western’s and Teton’s boards of directors have approved the Merger Agreement. The Merger Agreement provides for the Merger of Teton with and into First Western, with First Western continuing as the surviving corporation. Immediately following the Merger, RMB, which is a wholly owned subsidiary of Teton, will merge with and into First Western Trust, with First Western Trust continuing as the surviving bank. Pursuant to the Merger Agreement, First Western’s board of directors will be the board of directors of the combined company.
Merger Consideration
In the Merger, each share of Teton common stock issued and outstanding immediately prior to the Effective Time, excluding any Cancelled Shares and any Dissenters’ Shares (each as defined in the Merger Agreement), shall represent the right to receive without interest (i) a number of shares of First Western common stock, rounded to the nearest whole share, obtained by dividing 1,373,661, as may be adjusted pursuant to the terms of the Merger Agreement, by the number of Teton shares of common stock issued and outstanding immediately prior to the Effective Time, but excluding Cancelled Shares (“Company Closing Shares”), plus (ii) an amount of cash equal to $11,500,000, divided by the number of Company Closing Shares. On August 30, 2021, First Western completed the issuance and sale of $15,000,000 in aggregate principal amount of subordinated notes. A portion of the proceeds from this issuance and sale is intended to fund the cash consideration payable to Teton shareholders.
For each fractional share that would otherwise be issued, First Western will pay cash in an amount equal to such fraction multiplied by the average volume weighted average of the daily closing sales prices of a share of First Western’s common stock for the 20 trading days immediately preceding the fifth business day prior to the Closing Date (the “Determination Date” and the “Average Closing Price,” respectively). The “Closing Date” will be a date no later than five business days after the satisfaction or waiver of First Western’s and Teton’s respective closing conditions, or at such other time and place as First Western and Teton may agree. No interest will be paid or accrue on cash payable to holders in lieu of fractional shares.
Based on First Western’s common stock’s closing price of $26.46 on July 21, 2021, the day before the announcement of the Merger, the transaction value is estimated at $47.8 million, or $1.62 per share of Teton common stock. Based on First Western’s common stock’s closing price of $28.41 on September 29, 2021, the latest practicable trading day before the date of this proxy statement/prospectus, the transaction value is estimated at $50.5 million, or $1.71 per share of Teton common stock. Based on an Average Closing Price of First Western’s common stock of $21.50 (the price beneath which Teton would have the right to terminate the Merger Agreement, as described below, subject to First Western’s right to increase the amount of consideration payable to Teton shareholders), the transaction value is estimated at $41.0 million, or $1.39 per share of Teton common stock. Based on an Average Closing Price of First Western’s common stock of $29.08 (the price above which First Western would have the right to terminate the Merger Agreement, as described below, subject to Teton’s right to decrease the amount of consideration payable to Teton shareholders), the transaction value is estimated at $51.4 million, or $1.75 per share of Teton common stock. The ultimate value of the consideration received by Teton shareholders will depend on the trading value of First Western’s common stock prior to the closing of the Merger.

Background of the Merger
Each of the First Western and the Teton board of directors and management regularly review their respective business strategies, opportunities and challenges as part of their consideration and evaluation of their respective long-term prospects, with the goal of enhancing value for their respective shareholders. These strategic considerations have focused on, among other things, the business, economic and regulatory environment facing financial institutions, generally, and facing First Western and Teton, particularly, as well as overall conditions and ongoing consolidation in the financial services industry. In addition, First Western regularly evaluates business combination opportunities in furtherance of its strategic objectives.
In the summer of 2017, the executives, board members, certain shareholders who were not executives or board members and other representatives of Teton held many conversations about Teton’s strategic plan, including pursuing possible strategic alternatives or remaining an independent company and pursuing other growth opportunities. Teton’s board of directors recognized the stated near-term goal of many of Teton’s shareholders to enhance Teton’s profitability, maximize shareholder value and provide increased liquidity for shareholders. As a result of these conversations, Teton’s board of directors determined that it was in the best interest of Teton’s shareholders to more actively explore its strategic options.
Throughout the summer of 2017, the Teton board of directors and management team continued their general discussions of Teton strategic alternatives, and discussions of various legal matters related to an exploration of its strategic options, including the Teton board of directors’ fiduciary duties, obligations under federal and state securities laws, the due diligence process and maintaining confidentiality throughout the process. Representatives of Piper Sandler discussed with the Teton board of directors on August 11, 2017, the then-current state of the banking industry; Teton’s general financial performance; preliminary views on possible valuation ranges and financial institutions that would potentially be interested in evaluating a strategic transaction with Teton; and timing of a potential sale. Following this discussion, the Teton board of directors concluded that it was in the best interests of Teton’s shareholders to have Piper Sandler fully explore strategic opportunities for Teton that would result in a change of control of the organization. On September 18, 2017, Teton engaged Piper Sandler to act as its financial advisor in connection with its exploration of strategic alternatives and executed an engagement letter with Piper Sandler to that effect. The Teton board of directors selected Piper Sandler as its financial advisor based on, among other factors, Piper Sandler’s reputation and extensive experience in mergers and acquisitions in the financial services industry.
Over the next several weeks, representatives of Piper Sandler worked with the Teton board of directors and management team to develop a list of potential merger partners. The list was based on likelihood of interest, financial capacity to pay and likelihood and speed of obtaining required regulatory approvals. During this time, representatives of Piper Sandler also worked with management of Teton, as well as representatives of Teton’s legal counsel, Greenberg Traurig, LLP (“GT”), to develop materials necessary for the process of marketing Teton, including establishing a due diligence on-line data room and preparing confidentiality agreements and initial informational materials.
In the first week of November 2017, at Teton’s request, representatives of Piper Sandler began contacting representatives of the financial institutions previously identified as potential merger partners. First Western and Teton had introductory meetings prior to the start of Piper Sandler’s marketing process. Of the 15 financial institutions considered, nine declined to engage in consideration of a transaction, six expressed interest, and four signed confidentiality agreements that included customary standstill provisions and were given access to an electronic data room that contained non-public information regarding, among other things, Teton’s loans and deposits, credit quality, vendor contracts, and operating expenses.
In the winter of 2017, Teton decided to pause the process after failing to receive any bids that Teton’s board of directors deemed sufficient and to remain open to strategic alternatives, should the opportunity arise, while continuing to build Teton’s business through organic growth and to explore other strategic objectives to achieve diversity and additional scale. In 2019, RMB formally established its Specialty Lending team to focus on third-party lending relationships with other originators and sourcing platforms and, more specifically, to engage in secured lending against pools of consumer and small business loans (asset-backed finance or lender finance) and to purchase loans.

In late 2020, the Teton board of directors identified an opportunity to combine with a like-minded community bank located within the Mountain West. Following numerous discussions among Teton’s board of directors, RMB contacted the bank about a potential business combination. Eventually, however, the parties decided to remain independent.
While always open to discussion with potential partners, the respective boards of directors of Teton and RMB continued to shore up RMB’s business in light of the COVID-19 pandemic and to focus on further developing the Specialty Lending business.
In early 2021, Piper Sandler, who periodically assists First Western in evaluating strategic alternatives, suggested that First Western revisit Teton and RMB as an acquisition candidate. First Western agreed that it was an appropriate time to do so and, as a result, Piper Sandler reintroduced First Western and Teton, who was receptive to discussing a possible transaction. On February 23, 2021, First Western and Teton entered into a confidentiality agreement and representatives of Piper Sandler provided First Western with access to preliminary information in the Teton electronic data room. First Western then began to conduct a due diligence review of Teton. As part of this process, management of First Western had further discussions with representatives of Teton. At these introductory meetings, executives discussed the histories, cultures, operations and business models of their respective organizations as well as the Wyoming banking environment. First Western’s management also discussed the potential strategic benefits of a combination between First Western and Teton.
On March 29, 2021, First Western delivered to representatives of Piper Sandler its preliminary, non-binding indication of interest that proposed an acquisition of Teton by First Western structured as a merger of Teton with and into First Western, and a merger of RMB with and into First Western Trust, at an aggregate implied purchase price of $46.2 million, based on First Western’s closing stock price on March 23, 2021, or $1.57 per share of Teton common stock, payable approximately 75% in stock and 25% cash. The indication of interest also included provisions relating to First Western’s expectation that certain Teton shareholders agree to not sell their shares of First Western common stock received in the Merger for a period of time following the closing of the transaction. The proposal provided for a 60-day exclusivity period during which Teton agreed not to engage in any discussions regarding a possible transaction with any other parties. On March 30, 2021, First Western modified the non-binding indication of interest to modify certain terms of the proposed transaction, creating a purchase price range of $1.39 — $1.75 per share based on First Western’s closing stock price on March 23, 2021.
On March 31, 2021, the Teton board of directors met with representatives of Piper Sandler to discuss the indication of interest received from First Western. After a lengthy discussion regarding the levels of interest for a possible transaction, the current market environment, the prospects of First Western common stock and Teton’s ongoing evaluation of its value as an independent entity, the Teton board of directors determined that it would be in the best interest of its shareholders to execute the indication of interest. Teton signed the non-binding indication of interest on April 4, 2021, and agreed to the 60-day exclusivity period. First Western then expanded its due diligence of Teton. First Western also executed the indication of interest.
First Western continued its due diligence review of Teton, which included formulating a detailed request list as well as engaging with an outside consulting firm to assist in training, material review and loan review. First Western management reviewed materials provided by Teton, following detailed work programs, and raised questions and concerns for additional follow-up with Teton management. This review included a detailed loan review, a review of board and committee minutes and packets, along with a review of a significant amount of detailed materials on each aspect of the business.
On April 7, 2021, First Western’s board of directors met to review the proposed transaction. Keefe, Bruyette & Woods, Inc. (“KBW”), First Western’s financial advisor, reviewed preliminary financial aspects of a potential combination and pro forma information regarding a potential combination of Teton and First Western. First Western’s board of directors discussed a proposed transaction with Teton, including how such a transaction would fit in to First Western’s business plan. First Western’s board of directors also reviewed the executed indication of interest. Mr. Wylie provided First Western’s board of directors with a summary of the material terms of the indication of interest and the rationale behind a transaction with Teton.
On April 29, 2021, Teton made available to First Western a data room including additional diligence materials relating to Teton.

On May 21, 2021, Otteson Shapiro LLP (“Otteson Shapiro”), counsel to First Western, provided GT with a first draft of the Merger Agreement. Over the course of the following weeks, the parties and their respective legal advisors exchanged drafts of the Merger Agreement, Voting Agreement, Lock-Up Agreements, Director Support Agreements and disclosure schedules thereto, several drafts of which were shared with the boards of directors of both companies. The parties worked toward finalizing the terms of the transaction and related documentation. During this period of negotiation, the parties and their representatives continued to conduct ongoing, comprehensive due diligence regarding Teton’s and First Western’s respective businesses, operations and markets. On May 24, 2021, both parties agreed to extend the exclusivity period until June 15, 2021.
In mid-June 2021, Teton paused all work on the transaction due to concerns over outstanding differences on certain deal terms. On July 6, 2021, management of First Western and Teton conducted an in-person meeting to further discuss the status of the process and the operations and business models of their respective companies. As part of this meeting, representatives of First Western and Teton resolved their differences on the material outstanding transaction issues and First Western then opened a data room with First Western information enabling Teton to complete reverse due diligence. Teton and First Western also commenced work on disclosure schedules during this time period in anticipation of signing the Merger Agreement. During this period, Teton’s management and its advisors met regularly with the Teton board of directors and provided updates on the ongoing negotiations.
On July 20, 2021, the Teton board of directors, together with its legal counsel and financial advisor, met to discuss the proposed Merger Agreement and the ancillary agreements. Teton management also reported to the Teton board of directors the results of its due diligence investigation of First Western. The Teton board of directors reviewed in detail the terms and conditions of the Merger Agreement and ancillary agreements with its legal counsel, copies of which had been delivered to the Teton board members prior to the meeting. Representatives of Piper Sandler then presented Piper Sandler’s financial analyses of the proposed transaction and rendered Piper Sandler’s opinion to the Teton board of directors on July 20, 2021 to the effect that, as of such date and subject to the assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion as set forth therein, the per share merger consideration was fair, from a financial point of view, to the common shareholders of Teton. See “Opinion of Teton’s Financial Advisor.” Among other matters, the Teton board of directors reviewed the form and value of the consideration to be received by the shareholders, the price and historical performance of First Western common stock and the implications of the Merger to Teton’s and its subsidiary banks’ employees, customers and communities. GT also discussed various legal issues with the Teton board members, including the board of directors’ fiduciary duties. After consideration of these matters, the Teton board of directors unanimously approved entering into the Merger Agreement. Representatives of Teton reported the board’s actions to First Western’s representatives following the meeting.
On July 21, 2021, First Western’s board of directors, together with its legal counsel and financial advisor, met to discuss the proposed Merger Agreement and the ancillary agreements. First Western’s management also reported to First Western’s board of directors the results of its due diligence investigation of Teton. First Western’s board of directors reviewed in detail with Otteson Shapiro the terms and conditions of the Merger Agreement and ancillary agreements, copies of which had been delivered to board members prior to the meeting. KBW then reviewed financial aspects of the proposed transaction. Among other matters, First Western’s board of directors reviewed the form and value of the consideration to be paid to Teton shareholders and the implications of the Merger to First Western’s and First Western Trust’s employees, customers and communities. Otteson Shapiro also discussed various legal issues with the First Western board members. After consideration of these matters, First Western’s board of directors unanimously approved entering into the Merger Agreement.
On July 22, 2021, Teton and First Western executed and delivered to one another the Merger Agreement and the ancillary documents to which they are parties. The shareholders of Teton that are parties to the Voting Agreement and Lock-Up Agreements executed those agreements and the Teton directors executed the Director Support Agreements. After the market closed on July 22, 2021, the parties issued a joint press release and First Western filed a Form 8-K announcing the proposed transaction.

Recommendation of the Teton Board of Directors and Reasons for the Merger
After careful consideration, the Teton board of directors, at a special meeting held on July 20, 2021, unanimously determined that the Merger Agreement is advisable and in the best interests of Teton and its shareholders. Accordingly, Teton’s board of directors approved the Merger Agreement and unanimously recommends that Teton shareholders vote “FOR” the approval of the Merger Agreement. In reaching its decision to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and to recommend that its shareholders approve and adopt the Merger Agreement, the Teton board of directors consulted with Teton management, as well as its financial and legal advisors, and considered many factors, including the following:
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the understanding of Teton’s board of directors of the strategic options available to Teton and the board of directors’ assessment of those options with respect to the prospects and estimated results of the execution by Teton of its business plan as an independent entity under various scenarios, and the determination that none of those options or the execution of the business plan were more likely to create greater present value for Teton’s shareholders than the value to be paid by First Western;

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the financial and other terms of the Merger Agreement, including the price to be paid for the shares of Teton common stock, and the form and mix of consideration to be received by Teton shareholders, and the fact that they were the product of arm’s length negotiations between the parties;

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each of Teton’s, First Western’s and the combined company’s business, operations, management, financial condition, asset quality, earnings and prospects. In reviewing these factors, the Teton board of directors considered its view that First Western’s business and operations complement those of Teton and that the Merger would result in a combined company with diversified revenue sources, a well-balanced loan portfolio and an attractive funding base;

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its understanding of the current and prospective environments in which Teton and First Western operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates continued consolidation in the industry, the competitive environment for financial institutions generally, and the likely effect of these factors on Teton both with and without the proposed transaction;

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the fact that the cash and stock consideration to be received by Teton’s shareholders in the Merger represents a premium over the current fair market value of Teton’s common stock (as determined by the Teton board of directors);

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the financial presentation and opinion of Piper Sandler, Teton’s financial advisor, delivered on July 20, 2021 to the Teton board of directors, and subsequently confirmed in writing, to the effect that, as of that date, and based upon and subject to the various factors, assumptions and limitations set forth in such opinion, the per share Merger consideration to be paid to holders of Teton common stock in the Merger was fair, from a financial point of view, to such holders, as more fully described below in the section entitled “— Opinion of Teton’s Financial Advisor”;

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the results of the process undertaken by Piper Sandler to identify and solicit indications of interest from selected potential acquirors with respect to the purchase of Teton, including the fact that no potential acquiror or strategic partner had expressed an interest in engaging in a business combination or other strategic transaction that would likely be on terms as favorable to the Teton’s shareholders as those in the Merger;

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the fact that the two largest shareholders, Aaron Stevens and Allan Tessler (beneficial owners of approximately 35.8% of the outstanding shares), indicated that they were prepared to endorse the Merger Agreement, and that they expressly agreed to vote all of their shares in favor of the Merger;

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the fact that the Merger was not expressly conditioned on the availability of financing which, combined with the experience, reputation and financial condition of First Western, increased the likelihood that the proposed Merger would be consummated;

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the advice of Teton’s legal advisors with respect to the terms of the Merger Agreement and the Merger;

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the fact that, to the extent required by the fiduciary obligations of the Teton board of directors under Wyoming law, Teton may terminate the Merger Agreement in order to approve a proposed acquisition or other business combination with by a third party on terms more favorable to Teton’s shareholders than the Merger, subject to the payment of a $2.2 million termination fee to First Western;

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the increased liquidity of the First Western common stock as listed on NASDAQ, contrasted with the absence of a public market for Teton common stock;

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its review and discussions with Teton’s management concerning the due diligence investigation of First Western;

•
the expectation that Teton shareholders would have the opportunity to participate in future growth of the combined company;

•
the effect of the Merger on the Company’s relationships with its employees and customers;

•
the expected tax treatment of the Merger Agreement as a tax-free reorganization under the Internal Revenue Code.

The Teton board of directors also considered a number of potential risks and uncertainties associated with the Merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:
•
the potential risk of diverting management attention and resources from the day-to-day operation of Teton’s business and towards the completion of the Merger;

•
the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating First Western’s business, operations and workforce with those of Teton;

•
the regulatory and other approvals required in connection with the Merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions;

•
the possibility that the Merger might not be consummated and the effect of the resulting public announcement of the termination of the Merger on, among other things, the operations of Teton;

•
the potential risks associated with a portion of the Merger consideration being paid through the issuance of a fixed number of shares of First Western common stock and any decrease in the market price of First Western common stock will result in a reduction in the aggregate Merger consideration received by Teton shareholders, subject to adjustment as described below in the section entitled “Termination of the Merger Agreement”;

•
the restrictions in the Merger Agreement regarding the operation of Teton’s business through completion of the Merger which may prevent or delay Teton from undertaking business opportunities that may arise prior to completion of the Merger;

•
that First Western has a right to a $2.2 million termination fee if the Merger Agreement is terminated in certain circumstances; and

•
that Teton shareholders will not necessarily know or be able to calculate the actual value of the Merger consideration which they would receive upon completion of the Merger.

The directors of Teton based their recommendation to shareholders on the totality of the information provided to them and did not assign any relative or specific weights to the factors considered. Individual directors may have given differing weights to different factors.
Certain of Teton’s directors and executive officers have financial interests in the Merger that are different from, or in addition to, those of Teton’s shareholders generally. The Teton board of directors was aware of and considered these potential interests, among other matters, in evaluating the Merger and in making its recommendation to Teton shareholders. For a discussion of these interests, see “Interests of Teton’s Directors and Executive Officers in the Merger” on page 61.
This explanation of Teton’s reasons for the Merger and other information presented in this section is forward-looking in nature and should be read in light of the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 36.

For the reasons set forth above, the Teton board of directors has approved the Merger Agreement and the transactions contemplated thereby and recommends that you vote “FOR” the Merger proposal and “FOR” the adjournment proposal (if necessary or appropriate).
In connection with entering into the Merger Agreement, First Western entered into the Voting Agreement with certain holders of Teton common stock. The shareholders that are party to the Voting Agreement beneficially own in the aggregate 38.45% of the outstanding shares of Teton common stock. The Voting Agreement requires that the shareholders party thereto vote all of their shares of Teton common stock in favor of the Merger and the Merger Agreement and any actions related thereto, and against any takeover proposal and any agreement with respect to a takeover proposal. Further, the Voting Agreement restricts the transfer of the shares of Teton common stock held by the shareholders that are parties to the Voting Agreement and waives the appraisal and dissenters’ rights of such shareholders under Wyoming law. The Voting Agreement will terminate upon the earlier of (i) the consummation of the Merger, (ii) nine months after the termination of the Merger Agreement in accordance with its terms or (iii) in certain circumstances, the termination of the Merger Agreement in accordance with its terms.
Opinion of Teton’s Financial Advisor
Teton retained Piper Sandler to act as an independent financial advisor to Teton’s board of directors in connection with Teton’s consideration of a possible business combination with First Western. Teton selected Piper Sandler to act as its financial advisor because Piper Sandler is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Piper Sandler is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.
Piper Sandler acted as an independent financial advisor to Teton’s board of directors in connection with the proposed Merger and participated in certain of the negotiations leading to the execution of the Merger Agreement. At the July 20, 2021 meeting at which Teton’s board of directors considered the Merger Agreement, Piper Sandler delivered to the board of directors its oral opinion, which was subsequently confirmed in writing on July 20, 2021, to the effect that, as of such date, the per share Merger consideration was fair to the holders of Teton common stock from a financial point of view. The full text of Piper Sandler’s opinion is attached as Appendix C to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Teton common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed Merger.
Piper Sandler’s opinion was directed to the board of directors of Teton in connection with its consideration of the Merger Agreement and does not constitute a recommendation to any shareholder of Teton as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Merger Agreement. Piper Sandler’s opinion was directed only to the fairness, from a financial point of view, of the per share Merger consideration to the holders of Teton common stock and did not address the underlying business decision of Teton to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Merger Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Teton or the effect of any other transaction in which Teton might engage. Piper Sandler also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of Teton or First Western, or any class of such persons, if any, relative to the compensation to be received by any other shareholder. Piper Sandler’s opinion was approved by Piper Sandler’s fairness opinion committee.
In connection with its opinion, Piper Sandler reviewed and considered, among other things:
•
a draft of the Merger Agreement, dated July 20, 2021;

•
certain publicly available financial statements and other historical financial information of Teton that Piper Sandler deemed relevant;

•
certain publicly available financial statements and other historical financial information of First Western that Piper Sandler deemed relevant;

•
certain internal balance sheet and income statement projections for Teton for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of Teton;

•
publicly available mean analyst earnings per share estimates for First Western (as provided by First Western) for the quarter ending September 30, 2021 through the year ending December 31, 2022, as well as estimated long-term annual asset and net income growth rates for the years ending December 31, 2023 through December 31, 2025, as provided by the senior management of First Western;

•
the pro forma financial impact of the Merger on First Western based on certain assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and the repayment of an employee stock loan to Teton at closing, as well as the redemption of a certain amount of Teton subordinated debt prior to closing and the issuance of a certain amount of subordinated debt by First Western at closing, and based on estimated balance sheet, income statement, net income, and earnings per share for Teton for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of First Western;

•
the publicly reported historical price and trading activity for First Western common stock, including a comparison of certain stock market information for First Western common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

•
a comparison of certain financial and market information for Teton and First Western with similar financial institutions for which information is publicly available;

•
the financial terms of certain recent business combinations in the bank and thrift industry (on a nationwide basis), to the extent publicly available;

•
the current market environment generally and the banking environment in particular; and

•
such other information, financial studies, analyses and investigations and financial, economic and market criteria as Piper Sandler considered relevant.

Piper Sandler also discussed with certain members of the senior management of Teton and its representatives the business, financial condition, results of operations and prospects of Teton and held similar discussions with certain members of the management of First Western and its representatives regarding the business, financial condition, results of operations and prospects of First Western.
In performing its review, Piper Sandler relied upon the accuracy and completeness of all of the financial and other information that was available to Piper Sandler from public sources, that was provided to Piper Sandler by Teton, First Western or their respective representatives, or that was otherwise reviewed by Piper Sandler, and Piper Sandler assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Piper Sandler relied on the assurances of the respective senior managements of Teton and First Western that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading in any respect material to Piper Sandler’s analysis. Piper Sandler was not asked to and did not undertake, an independent verification of any of such information and Piper Sandler did not assume any responsibility or liability for the accuracy or completeness thereof. Piper Sandler did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Teton or First Western, nor was Piper Sandler furnished with any such evaluations or appraisals. Piper Sandler rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of Teton or First Western. Piper Sandler did not make an independent evaluation of the adequacy of the allowance for loan losses of Teton or First Western, or of the combined entity after the Merger, and Piper Sandler did not review any individual credit files relating to Teton or First Western. Piper Sandler assumed, with Teton’s consent, that the respective allowances for loan losses for both Teton and First Western were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Piper Sandler used certain internal balance sheet and income statement projections for Teton for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of Teton. In addition, Piper Sandler used publicly available mean analyst earnings per share estimates for First Western (as provided by First Western) for the quarter ending September 30, 2021 through the year ending December 31, 2022, as well as estimated long-term annual asset and net income growth rates for the years ending December 31, 2023 through December 31, 2025, as provided by the senior management of First Western. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and the repayment of an employee stock loan to Teton at closing, as well as the redemption of a certain amount of Teton subordinated debt prior to closing and the issuance of a certain amount of subordinated debt by First Western at closing, and based on estimated balance sheet, income statement, net income, and earnings per share for Teton for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of First Western. With respect to the foregoing information, the respective senior managements of Teton and First Western confirmed to Piper Sandler that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective managements as to the future financial performance of Teton and First Western, respectively, and the other matters covered thereby, and Piper Sandler assumed that the future financial performance reflected in such information would be achieved. Piper Sandler expressed no opinion as to such information, or the assumptions on which such information was based. Piper Sandler also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of Teton or First Western since the date of the most recent financial statements made available to Piper Sandler. Piper Sandler assumed in all respects material to its analysis that Teton and First Western would remain as going concerns for all periods relevant to its analyses.
Piper Sandler also assumed, with Teton’s consent, that (i) each of the parties to the Merger Agreement would comply in all material respects with all material terms and conditions of the Merger Agreement and all related agreements required to effect the Merger, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Teton, First Western, the Merger or any related transactions, and (iii) the Merger and any related transactions would be consummated in accordance with the terms of the Merger Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with Teton’s consent, Piper Sandler relied upon the advice that Teton received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Merger Agreement. Piper Sandler expressed no opinion as to any such matters.
Piper Sandler’s opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Piper Sandler as of, the date thereof. Events occurring after the date thereof could materially affect Piper Sandler’s opinion. Piper Sandler has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Piper Sandler expressed no opinion as to the trading value of First Western common stock at any time or what the value of First Western common stock would be once it is actually received by the holders of Teton common stock.
In rendering its opinion, Piper Sandler performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Piper Sandler’s opinion or the presentation made by Piper Sandler to Teton’s board of directors but is a summary of the material analyses performed and presented by Piper Sandler. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Piper Sandler believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Piper Sandler’s comparative analyses described below is identical to Teton or First Western and no transaction is identical to the Merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, Teton and First Western and the companies to which they were compared. In arriving at its opinion, Piper Sandler did not attribute any particular weight to any analysis or factor that it considered. Rather, Piper Sandler made qualitative judgments as to the significance and relevance of each analysis and factor. Piper Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Piper Sandler made its determination as to the fairness of the per share Merger consideration to the holders of Teton common stock on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.
In performing its analyses, Piper Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Teton, First Western, and Piper Sandler. The analyses performed by Piper Sandler are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Piper Sandler prepared its analyses solely for purposes of rendering its opinion and provided such analyses to Teton’s board of directors at its July 20, 2021 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Piper Sandler’s analyses do not necessarily reflect the value of Teton common stock or First Western common stock or the prices at which First Western common stock may be sold at any time. The analyses of Piper Sandler and its opinion were among a number of factors taken into consideration by Teton’s board of directors in making its determination to approve the Merger Agreement and the analyses described below should not be viewed as determinative of the decision of Teton’s board of directors with respect to the fairness of the per share Merger consideration.
Summary of Proposed Per Share Merger Consideration and Implied Transaction Metrics
Piper Sandler reviewed the financial terms of the proposed Merger. Pursuant to the terms of the Merger Agreement, at the Effective Time each share of Teton common stock issued and outstanding immediately prior to the Effective Time, except for certain shares as set forth in the Merger Agreement, shall be converted into the right to receive (i) an amount in cash, rounded to the nearest cent, equal to: (a) $11,500,000; divided by (b) the number of Company Closing Shares; plus (ii) a number of shares of First Western common stock, rounded to the nearest whole share, equal to: (a) 1,373,661, as may be adjusted pursuant to the terms of the Merger Agreement; divided by (b) the number of Company Closing Shares. Piper Sandler calculated an aggregate implied transaction value of approximately $45.6 million and an implied purchase price per share of $1.55 consisting of the implied value of 29,477,707 shares of Teton common stock and based on the closing price of First Western common stock on July 16, 2021. Based upon financial information for Teton as of or for the last 12 months (“LTM”) ended March 31, 2021, Piper Sandler calculated the following implied transaction metrics:
Transaction Price Per Share / Tangible Book Value Per Share	125%
Transaction Price Per Share / LTM Earnings Per Share	23.8x
Transaction Price Per Share / Estimated 2021 Earnings per Share(1)	9.5x
Transaction Price Per Share / Estimated 2022 Earnings per Share(1)	10.2x
Tangible Book Premium / Core Deposits (CDs > $100K)	2.5%

(1)
as provided by First Western senior management

Stock Trading History
Piper Sandler reviewed the publicly available historical reported trading price of First Western common stock for the one-year period ended July 16, 2021, and from July 18, 2018, the pricing of First Western’s initial public offering, through July 16, 2021. Piper Sandler then compared the relationship between the movements in the price of First Western common stock to movements in First Western’s peer group (as described below) as well as certain stock indices.
First Western’s One-Year Stock Performance
	Beginning Value July 16, 2020	Ending Value July 16, 2021
First Western	100%	175.2%
First Western Peer Group	100%	157.5%
S&P 500 Index	100%	134.6%
Nasdaq Bank Index	100%	162.0%
First Western’s Stock Performance From Initial Public Offering
	Beginning Value July 18, 2018	Ending Value July 16, 2021
First Western	100%	132.1%
First Western Peer Group	100%	93.1%
S&P 500 Index	100%	154.9%
Nasdaq Bank Index	100%	100.9%
Comparable Company Analyses
Piper Sandler used publicly available information to compare selected financial information for Teton with a group of financial institutions selected by Piper Sandler. The Teton peer group included nationwide banks and thrifts whose securities are publicly traded (Nasdaq Capital Market, OTC), with total assets between $300 million and $750 million, net income for the LTM as a percentage of average assets between 0.00% to 1.00% and tangible common equity as a percentage of tangible assets between 8.0% and 12.0%, but excluded companies whose securities are publicly traded on the OTC Pink Market and targets of announced merger transactions (the “Teton Peer Group”). The Teton Peer Group consisted of the following companies:
Bancorp 34, Inc.	Jeffersonville Bancorp
CITBA Financial Corporation	Mars Bancorp, Inc.
Commencement Bancorp Inc.	Merchants & Marine Bancorp, Inc.
Equitable Financial Corp.	Mission Valley Bancorp
Generations Bancorp NY, Inc.	Pinnacle Bank
Home Federal Bancorp, Inc. of Louisiana	Prime Meridian Holding Company
IF Bancorp, Inc.	PSB Holding Corp.
The analysis compared publicly available financial information for Teton with corresponding data for the Teton Peer Group as of or for the LTM ended March 31, 2021 (unless otherwise noted) with pricing data as of July 16, 2021. The table below sets forth the data for Teton and the median, mean, low and high data for the Teton Peer Group. Certain financial data prepared by Piper Sandler, as referenced in the table presented below, may not correspond to the data presented in Teton’s historical financial statements, as a result of the different periods, assumptions and methods used by Piper Sandler to compute the financial data presented.

Teton Comparable Company Analysis(1)
	Teton(2)	Teton Peer Group Median	Teton Peer Group Mean	Teton Peer Group Low	Teton Peer Group High
Total assets ($mm)	429	572	567	382	735
Loans / Deposits (%)	70	75	78	50	93
Non-performing assets/ Total assets (%)	0.02	0.44	0.59	0.01	2.62
Tangible common equity/Tangible assets (%)	8.7	9.0	9.2	8.1	11.1
Tier 1 Leverage Ratio (%)	9.5	9.3	9.5	8.2	10.6
Total RBC Ratio (%)	16.6	16.2	15.7	11.9	17.2
CRE/ Total RBC Ratio (%)(3)	173	209	185	35	287
LTM Return on average assets (%)	0.49	0.84	0.76	0.30	0.99
LTM Return on average equity (%)	5.1	8.8	7.9	2.5	10.6
LTM Net interest margin (%)	3.21	3.28	3.30	2.67	4.01
LTM Efficiency ratio (%)	59	70	71	56	90
Price/ Tangible book value (%)	—	102	98	63	120
Price/ LTM Earnings per share (x)	—	12.3	13.7	7.7	27.2
Current Dividend Yield (%)	—	0.7	1.2	0.0	3.2
Market value ($mm)	—	51	50	26	79

(1)
Merchants & Marine Bancorp, Inc. and Bancorp 34, Inc. financial data as of or for the period ended June 30, 2021

(2)
Teton non-performing assets/ total assets shown bank-level as of or for the period ended March 31, 2021

(3)
Represents bank-level data as of or for the period ended March 31, 2021

Piper Sandler used publicly available information to perform a similar analysis for First Western by comparing selected financial information for First Western with a group of financial institutions selected by Piper Sandler. The First Western peer group included nationwide banks and thrifts whose securities are publicly traded on a major exchange (NYSE, NYSE American, Nasdaq), with total assets between $1.0 billion and $10.0 billion, noninterest income (“NII”) as a percentage of net interest income plus noninterest income (“Operating Revenue”) for the last 12 months (“LTM”) greater than 25.0% and income from fiduciary activities (“Fiduciary Revenue”) greater than $7.5 million, but excluded targets of announced merger transactions (the “First Western Peer Group”). The First Western Peer Group consisted of the following companies:
1st Source Corporation	First United Corporation
Alerus Financial Corporation	Park National Corporation
Bar Harbor Bankshares	Peapack-Gladstone Financial Corporation
Chemung Financial Corporation	Peoples Bancorp Inc.
City Holding Company	QCR Holdings, Inc.
Community Trust Bancorp, Inc.	Stock Yards Bancorp, Inc.
First Business Financial Services, Inc.	Univest Financial Corporation
First Commonwealth Financial Corporation	Washington Trust Bancorp, Inc.
First Mid Bancshares, Inc.
The analysis compared publicly available financial information for First Western with corresponding data for the First Western Peer Group as of or for the LTM ended March 31, 2021 (unless otherwise noted)

with pricing data as of July 16, 2021. The table below sets forth the data for First Western and the median, mean, low and high data for the First Western Peer Group.
First Western Comparable Company Analysis
	First Western	First Western Peer Group Median	First Western Peer Group Mean	First Western Peer Group Low	First Western Peer Group High
Total assets ($mm)	2,212	5,645	5,374	1,782	9,914
Loans / Deposits (%)	95	87	87	72	118
Non-performing assets/ Total assets (%)	0.18	0.58	0.67	0.20	1.62
Tangible common equity/Tangible assets (%)	6.3	8.5	8.7	6.7	11.3
Tier 1 Leverage Ratio (%)	7.4	9.5	9.7	7.8	12.7
Total RBC Ratio (%)	13.1	15.0	15.0	11.5	17.7
CRE / Total RBC Ratio (%)	250	208	216	56	395
LTM NII / Operating Revenue (%)	51.8	29.4	32.8	25.4	64.9
LTM Return on average assets (%)	1.57	1.18	1.21	0.64	1.86
LTM Return on average equity (%)	19.6	11.6	11.6	7.0	17.0
LTM Net interest margin (%)	3.01	3.20	3.14	2.24	3.87
LTM Efficiency ratio (%)	55	58	58	52	67
LTM Fiduciary Revenue (%)	17.0	11.0	19.5	7.8	77.5
Price/Tangible book value (%)	144	143	156	98	257
Price/LTM Earnings per share (x)	6.8	11.3	11.8	7.5	16.8
Price/2022 Estimated Earnings per share (x)	8.7	11.1	11.7	7.0	16.2
Current Dividend Yield (%)	0.0	3.0	2.9	0.5	5.0
Market value ($mm)	199	715	771	109	1,858
Analysis of Precedent Transactions
Piper Sandler reviewed a nationwide group of merger and acquisition transactions. The group consisted of nationwide bank and thrift transactions announced between January 1, 2020, and July 16, 2021 (the “Nationwide Precedent Transactions”).

The Nationwide Precedent Transactions group was composed of the following transactions:
Acquiror	Target
Simmons First National Corporation	Triumph Bancshares, Inc.
HBT Financial, Inc.	NXT Bancorporation, Inc.
Equity Bancshares, Inc.	American State Bancshares, Inc.
Southern California Bancorp	Bank of Santa Clarita
Bank of Marin Bancorp	American River Bankshares
SmartFinancial, Inc.	Sevier County Bancshares, Inc.
Shore Bancshares, Inc.	Severn Bancorp, Inc.
Fidelity D & D Bancorp, Inc.	Landmark Bancorp, Inc.
First National Corporation	Bank of Fincastle
BancorpSouth Bank	FNS Bancshares, Inc.
People’s Bank of Commerce	Willamette Community Bank
Virginia National Bankshares Corporation	Fauquier Bankshares, Inc.
Broadway Financial Corporation	CFBanc Corporation
BV Financial, Inc. (MHC)	Delmarva Bancshares, Inc.
BankFirst Capital Corporation	Traders & Farmers Bancshares, Inc.
Pinnacle Bankshares Corporation	Virginia Bank Bankshares, Incorporated
Using the latest publicly available information prior to the announcement of the relevant transaction, Piper Sandler reviewed the following transaction metrics: transaction price to LTM earnings per share, transaction price to tangible book value per share, core deposit premium, and one-day market premium. Piper Sandler compared the indicated transaction metrics for the Merger to the median, mean, low and high metrics of the Nationwide Precedent Transactions group.
	First Western / Teton	Nationwide Precedent Transactions
		Median	Mean	Low	High
Transaction Price / LTM Earnings Per Share (x)	23.8	19.0	20.1	10.1	32.8
Transaction Price / Tangible Book Value Per Share (%)	125	123	127	85	183
Tangible Book Value Premium to Core Deposits (%)	2.5	2.9	4.0	(1.4)	10.3
1-Day Market Premium (%)	—	23.5	20.3	(43.1)	45.9
Net Present Value Analyses
Piper Sandler performed an analysis that estimated the net present value of a share of Teton common stock assuming Teton performed in accordance with certain internal balance sheet and income statement projections for Teton for the years ending December 31, 2021, through December 31, 2025, as provided by the senior management of Teton. To approximate the terminal value of a share of Teton common stock at March 31, 2021 Piper Sandler applied price to 2025 earnings multiples ranging from 9.0x to 14.0x and multiples of 2025 tangible book value ranging from 80% to 120%. The terminal values were then discounted to present values using different discount rates ranging from 11.5% to 14.5%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Teton common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Teton common stock of $1.84 to $3.26 when applying multiples of earnings and $1.05 to $1.80 when applying multiples of tangible book value.

Earnings Per Share Multiples
Discount Rate	9.0x	10.0x	11.0x	12.0x	13.0x	14.0x
11.5%	$2.10	$2.33	$2.56	$2.80	$3.03	$3.26
12.0%	2.05	2.28	2.51	2.73	2.96	3.19
12.5%	2.01	2.23	2.45	2.67	2.90	3.12
13.0%	1.96	2.18	2.40	2.62	2.83	3.05
13.5%	1.92	2.13	2.34	2.56	2.77	2.98
14.0%	1.88	2.09	2.29	2.50	2.71	2.92
14.5%	1.84	2.04	2.24	2.45	2.65	2.86
Tangible Book Value Per Share Multiples
Discount Rate	80%	90%	100%	110%	120%
11.5%	$1.20	$1.35	$1.50	$1.65	$1.80
12.0%	1.18	1.32	1.47	1.62	1.76
12.5%	1.15	1.29	1.44	1.58	1.73
13.0%	1.13	1.27	1.41	1.55	1.69
13.5%	1.10	1.24	1.38	1.51	1.65
14.0%	1.08	1.21	1.35	1.48	1.62
14.5%	1.05	1.19	1.32	1.45	1.58
Piper Sandler also considered and discussed with Teton’s board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis, assuming Teton’s earnings varied from 10.0% above projections as provided by the senior management of Teton to 30.0% below projections as provided by the senior management of Teton. This analysis resulted in the following range of per share values for Teton common stock, applying the price to 2025 earnings multiples range of 9.0x to 14.0x referred to above and a discount rate of 12.91%.
Earnings Per Share Multiples
Annual Estimate Variance	9.0x	10.0x	11.0x	12.0x	13.0x	14.0x
(30.0%)	$1.38	$1.53	$1.68	$1.84	$1.99	$2.14
(20.0%)	1.58	1.75	1.93	2.10	2.28	2.45
(10.0%)	1.77	1.97	2.17	2.36	2.56	2.76
0.0%	1.97	2.19	2.41	2.63	2.84	3.06
10.0%	2.17	2.41	2.65	2.89	3.13	3.37
Piper Sandler also performed an analysis that estimated the net present value per share of First Western common stock, assuming First Western performed in accordance with publicly available mean analyst earnings per share estimates for First Western (as provided by First Western) for the quarter ending September 30, 2021 through the year ending December 31, 2022, as well as estimated long-term annual asset and net income growth rates for the years ending December 31, 2023 through December 31, 2025, as provided by the senior management of First Western. To approximate the terminal value of a share of First Western common stock at March 31, 2021, Piper Sandler applied price to 2025 earnings multiples ranging from 9.0x to 16.5x and multiples of 2025 tangible book value ranging from 110% to 210%. The terminal values were then discounted to present values using different discount rates ranging from 11.5% to 14.5%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of First Western common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of First Western common stock of $15.09 to $31.59 when applying multiples of earnings and $17.91 to $39.05 when applying multiples of tangible book value.

Earnings Per Share Multiples
Discount Rate	9.0x	10.5x	12.0x	13.5x	15.0x	16.5x
11.5%	$17.23	$20.10	$22.97	$25.84	$28.72	$31.59
12.0%	16.85	19.66	22.46	25.27	28.08	30.89
12.5%	16.48	19.22	21.97	24.72	27.46	30.21
13.0%	16.12	18.80	21.49	24.17	26.86	29.55
13.5%	15.76	18.39	21.02	23.65	26.27	28.90
14.0%	15.42	17.99	20.56	23.13	25.70	28.27
14.5%	15.09	17.60	20.12	22.63	25.15	27.66
Tangible Book Value Per Share Multiples
Discount Rate	110%	130%	150%	170%	190%	210%
11.5%	$20.45	$24.17	$27.89	$31.61	$35.33	$39.05
12.0%	20.00	23.64	27.27	30.91	34.55	38.18
12.5%	19.56	23.12	26.67	30.23	33.79	37.34
13.0%	19.13	22.61	26.09	29.57	33.05	36.52
13.5%	18.71	22.12	25.52	28.92	32.32	35.73
14.0%	18.31	21.64	24.96	28.29	31.62	34.95
14.5%	17.91	21.17	24.42	27.68	30.94	34.19
Piper Sandler also considered and discussed with the Teton’s board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis assuming First Western’s earnings varied from 15.0% above estimates to 15.0% below estimates. This analysis resulted in the following range of per share values for First Western common stock, applying the price to 2025 earnings multiples range of 9.0x to 16.5x referred to above and a discount rate of 12.91%.
Earnings Per Share Multiples
Annual Estimate Variance	9.0x	10.5x	12.0x	13.5x	15.0x	16.5x
(15.0%)	$13.75	$16.05	$18.34	$20.63	$22.92	$25.21
(10.0%)	14.56	16.99	19.42	21.84	24.27	26.70
(5.0%)	15.37	17.93	20.50	23.06	25.62	28.18
0.0%	16.18	18.88	21.57	24.27	26.97	29.66
5.0%	16.99	19.82	22.65	25.48	28.32	31.15
10.0%	17.80	20.77	23.73	26.70	29.66	32.63
15.0%	18.61	21.71	24.81	27.91	31.01	34.11
Piper Sandler noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
Pro Forma Transaction Analysis
Piper Sandler analyzed certain potential pro forma effects of the Merger on First Western assuming the transaction closes December 31, 2021. Piper Sandler utilized the following information and assumptions: (a) estimated balance sheet, income statement, net income, and earnings per share for Teton for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of First Western, (b) publicly available mean analyst earnings per share estimates for First Western (as provided by First Western) for the quarter ending September 30, 2021 through the year ending December 31, 2022, as well as estimated long-term annual asset and net income growth rates for the years ending December 31, 2023 through December 31, 2025 and estimated dividends per share for First Western for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of First Western, and (c) certain assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and the repayment of an employee stock loan to Teton at closing, as well as the redemption of a certain amount of Teton subordinated debt prior to closing and the issuance of a certain amount of subordinated debt by First Western at closing, as provided by the senior management of First Western. The analysis indicated that the transaction could be accretive to First Western’s estimated earnings per share (excluding one-time transaction costs and expenses) in the years ending December 31, 2022 through December 31, 2025 and dilutive to First Western’s estimated tangible book value per share at close and through December 31, 2022.
In connection with this analysis, Piper Sandler considered and discussed with the Teton’s board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.
Piper Sandler’s Relationship
Piper Sandler is acting as Teton’s financial advisor in connection with the transaction and will receive a fee for such services in an amount equal to 1.75% of the aggregate transaction value, which fee is contingent upon the closing of the Merger. At the time of announcement of the transaction Piper Sandler’s fee was approximately $800,000. Piper Sandler also received a $150,000 fee from Teton upon rendering its opinion, which opinion fee will be credited in full towards the advisory fee that will become due and payable to Piper Sandler upon closing of the transaction. Teton has also agreed to indemnify Piper Sandler against certain claims and liabilities arising out of Piper Sandler’s engagement and to reimburse Piper Sandler for certain of its out-of-pocket expenses incurred in connection with Piper Sandler’s engagement.
Piper Sandler did not provide any other investment banking services to Teton in the two years preceding the date of Piper Sandler’s opinion, nor did Piper Sandler provide any investment banking services to First Western in the two years preceding the date thereof. In the ordinary course of Piper Sandler’s business as a broker-dealer, Piper Sandler may purchase securities from and sell securities to Teton, First Western and their respective affiliates. Piper Sandler may also actively trade the equity and debt securities of First Western and its affiliates for Piper Sandler’s account and for the accounts of Piper Sandler’s customers.
Certain First Western and Teton Unaudited Prospective Financial Information
First Western and Teton do not, as a matter of course, publicly disclose forecasts or internal projections as to future performance, revenues, earnings, financial condition or other results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates. Teton has included in this proxy statement/prospectus certain limited unaudited prospective financial information for First Western and Teton (the “projections”) to give Teton shareholders access to certain information provided to Teton and its board of directors and Piper Sandler in connection with the Merger.
The projections were not prepared with a view toward public disclosure. As a result, the inclusion of the projections in this proxy statement/prospectus should not be regarded as an indication that First Western, Teton or any other recipient of the projections considered, or now considers, them to be necessarily predictive of actual future results, or that they should be construed as financial guidance, and they should not be relied on as such. This information was prepared solely for internal use (other than publicly available consensus Wall Street research estimates, or “street estimates”) and is subjective in many respects. While presented with numeric specificity, the projections reflect numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to First Western’s business and Teton’s business, all of which are difficult to predict and many of which are beyond First Western’s and Teton’s control. In addition, because the projections cover multiple years, such information by its nature becomes subject to greater uncertainty with each successive year.

The projections also reflect assumptions as to certain business decisions that are subject to change. The projections reflect subjective judgment in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the projections constitute forward-looking information and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information, including, but not limited to, First Western’s performance, Teton’s performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in First Western’s reports filed with the SEC. For other factors that could cause the actual results to differ, please see “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in this proxy statement/prospectus.
The projections were not prepared with a view toward complying with GAAP, the guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of financial information. Neither Crowe LLP, which serves as First Western’s current independent registered public accounting firm nor Fortner, Bayens, Levkulich & Garrison, P.C., which serves as Teton’s current independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the projections included below, or expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.
Furthermore, the projections do not take into account any circumstances or events occurring after the date they were prepared, including the transactions contemplated by the Merger Agreement or the possible financial and other effects on First Western or Teton of the Merger (other than with respect to certain projections related to the combined company set forth under “— Pro Forma Transaction Analysis Assumptions” below), and do not attempt to predict or suggest future results of the surviving corporation of the Merger or give effect to the Merger, including the impact of negotiating or executing the Merger Agreement, the expenses that may be incurred in connection with consummating the Merger, the potential synergies that may be achieved by First Western as a result of the Merger, the effect on First Western or Teton of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the Merger Agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the Merger. Neither First Western nor Teton can give any assurance that, had the projections been prepared as of the date of this proxy statement/prospectus, similar estimates and assumptions would be used. Further, the projections do not take into account the effect of any possible failure of the Merger to occur. None of First Western, Teton, Piper Sandler or any of their respective affiliates intends to, and each of them disclaims any obligation to, update, revise or correct the projections if they are or become inaccurate (even in the short term). The inclusion of the projections herein should not be deemed an admission or representation by First Western or Teton that they are viewed by First Western or Teton as material information of First Western or Teton, respectively, particularly in light of the inherent risks and uncertainties associated with such projections. None of First Western, Teton, Piper Sandler or any of their respective representatives has made, makes or is authorized in the future to make any representation to any shareholder of Teton or other person regarding First Western’s or Teton’s ultimate performance compared to the information contained in the projections or that the forecasted results will be achieved. The projections included below are being provided because they were made available to and considered by Piper Sandler and Teton and Teton’s board of directors in connection with the Merger.
In light of the foregoing, and considering that the special meeting will be held several months after the projections were prepared, as well as the uncertainties inherent in any forecasted information, Teton shareholders are cautioned not to place unwarranted reliance on such information, and Teton shareholders are urged to review First Western’s most recent SEC filings for a description of First Western’s reported financial results and the financial statements of Teton included in this proxy statement/prospectus. See “Where You Can Find More Information.”
Certain Projections Regarding Teton (As Provided by Teton) Used In NPV Analysis
Teton provided First Western and Piper Sandler with certain unaudited prospective financial information regarding its potential future earnings:

•
2021 projected EPS of $0.17 per share (net income of $5.0 million) and total assets of $420 million

•
2022 projected EPS of $0.20 per share (net income of $5.9 million) and total assets of $451 million

•
2023 projected EPS of $0.28 per share (net income of $8.3 million) and total assets of $498 million

•
2024 projected EPS of $0.34 per share (net income of $10.1 million) and total assets of $554 million

•
2025 projected EPS of $0.40 per share (net income of $11.8 million) and total assets of $611 million

Certain Projections Regarding Teton (As Provided by Teton and adjusted by First Western) Used In Pro Forma Analysis
Teton provided First Western and Piper Sandler with certain unaudited prospective financial information regarding its potential future earnings. First Western management adjusted this unaudited prospective financial information with the result being as follows:
•
2021 projected EPS of $0.16 per share (net income of $4.8 million) and total assets of $436 million

•
2022 projected EPS of $0.15 per share (net income of $4.3 million) and total assets of $455 million

•
2023 projected EPS of $0.20 per share (net income of $5.9 million) and total assets of $480 million

•
2024 projected EPS of $0.24 per share (net income of $7.0 million) and total assets of $507 million

•
2025 projected EPS of $0.27 per share (net income of $7.9 million) and total assets of $538 million

Certain Projections Regarding First Western Used In NPV Analysis and Pro Forma Analysis
First Western management instructed Piper Sandler to use mean consensus “street estimates” for First Western in the period from the third quarter of 2021 through 2022 (as provided by First Western) with 5% long term asset and EPS growth in 2023 through 2025 as follows:
•
2021 estimated EPS of $2.92 per share and total assets of $2.3 billion

•
2022 estimated EPS of $2.85 per share and total assets of $2.4 billion

•
2023 – 2025 estimated long term asset and EPS growth of 5% annually

Pro Forma Financial Analysis
For the pro forma merger analysis, First Western provided the following assumptions to Teton and Piper Sandler:
•
Purchase Accounting Adjustment Assumptions

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Mark of approximately $5.8 million on gross loans (2.17% of Teton loan portfolio as of June 30, 2021)

•
Real estate value write-up of $3.8 million amortized using straight line method over 20 years

•
Pro Forma Capital Assumptions at Closing (Estimated Closing of December 31, 2021)

•
Tangible-common-equity-to-tangible-assets ratio of approximately 6.8%

•
Leverage ratio of approximately 7.9%

•
Tier 1 common risk-based capital ratio of approximately 10.6%

•
Total risk-based capital ratio of approximately 13.6%

•
Cost Savings Assumptions

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30% of Teton’s expected non-interest expense for 2022 (75% realized in 2022, 100% thereafter)

•
Other Assumptions

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Transaction expenses of $5.7 million after tax

•
Core deposit intangible estimate of 0.50% for all non-time deposits amortized sum-of-the-year digits over 10 years

•
Increase in Teton equity of $1.3 million due to repayment of employee stock loan

•
Teton’s $3.6 million of subordinated debt is paid off before close

•
Cash portion of purchase price is financed with new subordinated debt issued by First Western

Management and Board of Directors of First Western and First Western Trust After the Merger
After the consummation of the Merger the boards of directors of First Western and First Western Trust will be the boards of directors of the combined company and the combined bank and management of First Western and First Western Trust will be the management of the combined company and the combined bank.
Interests of Teton’s Directors and Executive Officers in the Merger
In considering the recommendation of the Teton board of directors to approve and adopt the Merger Agreement, Teton shareholders should be aware that certain directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of Teton shareholders generally. Teton’s board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the Merger Agreement, in reaching its decision to approve the Merger Agreement and the transactions contemplated thereby (including the Merger), and in recommending to the Teton shareholders that the Merger Agreement and the transactions contemplated thereby be approved and adopted. These interests include those described below.
For purposes of this disclosure, Teton’s executive officers are Allan Tessler as the chairman of the board of directors and the chief executive officer, Mark Hendrickson as the vice-chairman of the board of directors and treasurer, Howard Krant as the chief financial officer, and Karla Tessler as the secretary.
Stock Ownership
As of September 29, 2021, Teton’s directors and executive officers collectively beneficially owned 11,302,918 shares of Teton’s common stock, representing approximately 38.34% of Teton’s outstanding shares of common stock.
Ahn Note Transaction
As a condition of consummating the Merger, Teton is required to eliminate, whether by repayment and cancellation or transfer to another party, that certain promissory note dated October 9, 2019, in the principal amount of $2,120,533, made by Daniel Ahn, the managing director of RMB’s specialty lending division, in favor of Teton the (“Ahn Note”). The Ahn Note was executed by Mr. Ahn as consideration for the issuance by Teton of 1,473,885 shares of Teton’s common stock to Mr. Ahn (the “Ahn Shares”). The Ahn Note is also secured by the Ahn Shares.
Because Mr. Ahn was not, and is not expected to be at closing, in a position to repay the Ahn Note and because Teton needs an additional $1,100,000 to fund a pool from which to make retention and severance payments at closing, Allan Tessler, the chairman of Teton’s board of directors and Teton’s chief executive officer, negotiated an arrangement whereby, immediately prior to the consummation of the Merger, Mr. Tessler will purchase the Ahn Note from Teton for $1,100,000, representing an approximate 50% discount to its face value. Mr. Tessler will then forgive the outstanding amount due under the Ahn Note and pay Mr. Ahn an amount equal to the net amount that Mr. Ahn would have received had Mr. Ahn received the Merger consideration for the Ahn Shares and paid off the Ahn Note himself. In exchange, Mr. Ahn will assign the Ahn Shares to Mr. Tessler, who will be entitled to exchange them in the Merger for the Merger consideration (which, in the case of the shares of First Western common stock to be received as part of the Merger consideration, will be non-transferable for a year pursuant to the terms of Mr. Tessler’s Lock-Up Agreement). The foregoing transaction was fully disclosed to, and approved by, all of the disinterested directors of Teton.
Employment Agreement
First Western and First Western Trust are parties to an Employment Agreement in place with Mark Hendrickson. Pursuant to the terms of Mr. Hendrickson’s Employment Agreement, in addition to his annual base salary of $250,000, Mr. Hendrickson is entitled to a retention bonus payment of $100,000 per year for each of 2022, 2023 and 2024 (the “Annual Supplement”). In the event that Mr. Hendrickson is terminated without cause by First Western or First Western Trust or Mr. Hendrickson resigns for good reason, he will be entitled to a cash payment in an amount equal to six months of his annual base salary and a pro rata portion of his Annual Supplement (based on the actual number of days he is employed during the year in which such termination or resignation occurs).
Indemnification of Directors and Officers
First Western has agreed to maintain in effect a directors’ and officers’ liability insurance policy for a period of six years after the effective time of the Merger with respect to claims arising from facts, events or actions that occurred prior to the Effective Time and covering persons who are currently covered by such insurance. The insurance policy must contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the directors and officers as currently provided, subject to a cap on the cost of such policy equal to 250% of the last annual premium paid by Teton. For a period of six years following the Effective Time, to the extent permitted by applicable law, First Western has agreed to indemnify and hold harmless the present and former directors and officers of Teton and its subsidiaries for all actions or omissions of such persons in the course of performing their duties to Teton and its subsidiaries which occurred at or prior to the Effective Time.
Regulatory Approvals Required for the Merger
Completion of the Merger is subject to the receipt of approvals from the Federal Reserve Board, the Federal Deposit Insurance Corporation (the “FDIC”), the Colorado Division of Banking (the “CDB”) and the New York Department of Financial Services (the “NYDFS”), and the receipt of all other require regulatory approvals, as well as the expiration of any statutory waiting periods in respect of any of the foregoing. It is a condition to First Western’s obligation to consummate the Merger that no such requisite regulatory approval shall require First Western to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining any regulatory approval that would: (i) reasonably be expected to be materially burdensome on, or impair in any material respect the benefits of the transactions contemplated by the Merger Agreement to First Western; (ii) require a material modification of, or impose any material limitation or restriction on, the activities, governance, legal structure, compensation or fee arrangements of First Western or any of its subsidiaries; (iii) require any person other than First Western to guaranty, support or maintain the capital of First Western Trust or the surviving corporation, as applicable, after the Closing Date; (iv) cause any person other than the surviving corporation to be deemed to control First Western Trust or RMB after the Closing Date; or (v) require any contribution of capital to Teton, RMB or First Western Trust at the closing (any of the foregoing, a “Burdensome Condition”); provided, however, that none of the following will be deemed a “Burdensome Condition”: any restraint, limitation, term, requirement, provision or condition that applies generally to financial holding companies and banks as provided by applicable law or written and publicly available supervisory guidance of general applicability, in each case, as in effect on the date of the Merger Agreement.
First Western and Teton have agreed to use their respective reasonable best efforts to obtain all necessary regulatory approvals for the Merger. First Western, Teton and their respective subsidiaries have filed applications and notifications to obtain these regulatory approvals.
Federal Reserve Board
First Western is a financial holding company under the Bank Holding Company Act of 1956 (the “BHC Act”). The primary regulator of First Western is the Federal Reserve Board. Accordingly, the transactions contemplated by the Merger Agreement are subject to approval by the Federal Reserve Board under the BHC Act. In considering the approval of a transaction such as the Merger, the BHC Act requires the Federal Reserve Board to review, with respect to the financial holding companies and the banks concerned: (1) the competitive impact of the transaction, (2) the financial condition and future prospects, including capital positions and managerial resources, (3) the convenience and needs of the communities to be served and the record of the insured depository institution subsidiaries of the financial holding companies under the Community Reinvestment Act of 1977 (the “CRA”), (4) the effectiveness of the companies and the depository institutions concerned in combating money-laundering activities, and (5) the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. In connection with its review, the Federal Reserve Board provides an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if they determine that such meeting or other proceeding would be appropriate.
Under the CRA, the Federal Reserve Board must take into account the record of performance of the companies and the depository institutions concerned in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such companies and depository institutions. Depository institutions are periodically examined for compliance with the CRA by their primary federal supervisor and are assigned ratings. In evaluating the record of performance of an institution in meeting the credit needs of the entire community served by the institution, the Federal Reserve Board considers the institution’s record of compliance with the CRA, including the most recent rating assigned by its primary federal supervisor. As of their last respective CRA examinations, each of First Western Trust and RMB was rated “Satisfactory” with respect to CRA compliance.
Federal Deposit Insurance Corporation
First Western Trust is a Colorado state-chartered bank. The primary regulator of First Western Trust is the CDB. First Western Trust has filed an Interagency Bank Merger Act Application with the FDIC for approval of the transactions contemplated by the Merger Agreement. In considering the approval of the Merger, the FDIC will review, with respect to First Western Trust and RMB: (1) their respective financial and managerial resources and the effect of the proposed transaction on these resources, including the management expertise, internal controls and risk management systems, (2) the effect of the proposal on competition and (3) whether the proposed transaction can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition or gains in efficiency, that outweigh possible adverse effects such as undue concentration of resources, decreased or unfair competition, conflicts of interest, unsound banking practices or risk to the stability of the United States banking or financial system. The FDIC also reviews the records of the relevant insured depository institutions under the CRA. In connection with such a review, the FDIC will provide an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if it determines such meeting or other proceeding would be appropriate.
Colorado Division of Banking
The prior approval of the CDB is required under Colorado law to merge RMB with and into First Western Trust. In reviewing the Bank Merger, the CDB will take competitive considerations into account, as well as capital adequacy, quality of management and earnings prospects, in terms of both quality and quantity. The CDB also takes into account the record of performance of the banks concerned in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such companies and depository institutions. The CDB takes into account CRA ratings when considering approval of the proposed transaction.
New York Department of Financial Services
In anticipation of the Merger, Teton registered Teton’s and RMB’s business and activities in the state of New York as a domestic representative office in New York as called for under Section 8.3 of NYDFS Supervisory Policy and Procedure G-8.
Additional Regulatory Approvals and Notices
Notifications and applications requesting approval will be submitted as necessary to various other federal and state regulatory authorities and self-regulatory organizations.
Accounting Treatment
In accordance with current accounting guidance, the Merger will be accounted for using the acquisition method. The result of this is that: (a) the recorded assets and liabilities of First Western will be carried forward at their recorded amounts; (b) First Western’s historical operating results will be unchanged for the prior periods being reported on; and (c) the assets and liabilities of Teton will be adjusted to fair value at the date of the Merger. In addition, all identifiable intangibles will be recorded at fair value and included as part of the net assets acquired. The amount by which the purchase price, consisting of the value of cash and shares of First Western common stock to be issued to former Teton shareholders exceeds the fair value of the net assets including identifiable intangibles of Teton at the Closing Date will be reported as goodwill. In accordance with current accounting guidance, goodwill is not amortized and will be evaluated for impairment at least annually. Identified intangibles will be amortized over their estimated lives. Further, the acquisition method of accounting results in the operating results of Teton being included in the operating results of First Western beginning from the date of completion of the Merger.
Public Trading Market
First Western common stock is listed on Nasdaq under the symbol “MYFW,” and the First Western common stock issuable in the Merger would be listed on Nasdaq.
Exchange of Shares in the Merger
First Western’s exchange agent, Philadelphia Stock Transfer Inc. (“PSTI”), will handle the exchange of shares of Teton common stock for cash and shares of First Western common stock. Within three business days after the Closing Date, PSTI will send to each holder of record of Teton common stock a letter of transmittal and instructions for effecting the exchange of Teton common stock for the Merger consideration that the holder is entitled to receive under the Merger Agreement. Upon compliance with those instructions, including return of an executed letter of transmittal and the other documents described in the instructions, each Teton shareholder, except for holders of any Cancelled Shares and any Dissenters’ Shares (each as defined in the Merger Agreement), will receive in exchange for their shares of Teton common stock (i) a number of shares of First Western common stock, rounded to the nearest whole share, obtained by dividing 1,373,661, as may be adjusted pursuant to the terms of the Merger Agreement, by the number of Teton shares of common stock issued and outstanding immediately prior to the Effective Time, but excluding Cancelled Shares (“Company Closing Shares”), plus (ii) an amount of cash equal to $11,500,000, divided by the number of Company Closing Shares. For each fractional share that would otherwise be issued, First Western will pay cash in an amount equal to such fraction multiplied by the average volume weighted average of the daily closing sales prices of a share of First Western’s common stock for the 20 trading days immediately preceding the fifth business day prior to the Closing Date (the “Determination Date” and the “Average Closing Price,” respectively). The “Closing Date” will be a date no later than five business days after the satisfaction or waiver of First Western’s and Teton’s respective closing conditions, or at such other time and place as First Western and Teton may agree. No interest will be paid or accrue on cash payable to holders in lieu of fractional shares.
Dividends
Pursuant to the Merger Agreement, except as approved by First Western and except for dividends paid by RMB to Teton, Teton and RMB are prohibited from paying any dividends.
Teton Shareholder Appraisal Rights
Pursuant to the Wyoming Business Corporation Act (the “WBCA”), the holders of each share of Teton common stock are entitled to rights of appraisal in connection with the Merger under Section 17-16-1302 of the WBCA.
Under the WBCA, holders of Teton common stock who do not vote in favor of the Merger proposal and who comply with the applicable provisions of Sections 17-16-1301 through 17-16-1340 of the WBCA (the “Wyoming Appraisal Provisions”) will have the right, under certain circumstances, to seek appraisal of the fair value of their Teton common stock if the Merger is completed. All holders of Teton common stock who follow the procedures set forth in the Wyoming Appraisal Provisions to perfect their appraisal rights and whose demand for payment is not settled will be entitled to have their shares appraised by the Wyoming district court, and to receive payment in cash of the “fair value” of those shares as determined by the Wyoming district court, together with interest, if any. It is possible that any determination of fair value by the Wyoming district court may be more or less than, or the same as, the consideration received by the Teton shareholders as a result of the Merger. Shareholders considering dissenting from the Merger proposal should be aware that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Merger, is not an opinion as to, and does not otherwise address, fair value under the Wyoming Appraisal Provisions.
IN ADDITION TO SUBMITTING A DEMAND FOR APPRAISAL, IN ORDER TO PRESERVE ANY APPRAISAL RIGHTS THAT A TETON SHAREHOLDER MAY HAVE, SUCH TETON SHAREHOLDER MUST NOT VOTE IN FAVOR OF THE MERGER AND MUST OTHERWISE FOLLOW THE PROCEDURES PRESCRIBED BY THE WYOMING APPRAISAL PROVISIONS.
The following is intended as a brief summary of the material provisions of the Wyoming Appraisal Provisions required to be followed by dissenting Teton shareholders wishing to demand and perfect their appraisal rights with respect to their holdings of Teton common stock. This summary, however, is not a complete statement of all applicable requirements and is subject to and qualified in its entirety by reference to the Wyoming Appraisal Provisions, the full text of which appears in Appendix B to this proxy statement/prospectus. Failure to comply strictly with the procedures set forth in the Wyoming Appraisal Provisions will result in the loss of appraisal rights. All references in the Wyoming Appraisal Provisions to a “shareholder” and all references in this summary to a “shareholder” are to the record holder of Teton common stock.
Under the Wyoming Appraisal Provisions, Teton is required to include in the notice of the special meeting a statement that the corporation has concluded that the shareholders are, or may be, entitled to assert appraisal rights. A copy of the Wyoming Appraisal Provisions must be included with that notice sent to those record shareholders that are entitled to exercise appraisal rights.
If a shareholder wishes to consider exercising its appraisal rights, such shareholder should carefully review the text of the Wyoming Appraisal Provisions set forth in Appendix B to this proxy statement/prospectus and consult its legal advisor. If such shareholder fails to timely and properly comply with the requirements of the Wyoming Appraisal Provisions, such shareholder’s appraisal rights may be lost.
If a shareholder elects to demand appraisal of its Teton common stock, it must satisfy each of the following conditions:
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It must deliver to Teton a written notice of its intent to demand payment of the fair value of its Teton common stock under the Wyoming Appraisal Provisions if the proposed Merger is effectuated. It must deliver such notice to Teton before the vote is taken on the Merger proposal at the special meeting.

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It must not vote in favor of the Merger proposal.

All demands for appraisal should be made in writing and addressed to:
Teton Financial Services, Inc.
2500 North Moose Wilson Road
Wilson, Wyoming 83014
Attention: Secretary
and must be executed by, or on behalf of, the record holder of the Teton common stock. If a shareholder does not satisfy the above requirements, the shareholder will not be entitled to payment pursuant to the Wyoming Appraisal Provisions.
A record shareholder may assert appraisal rights as to fewer than all the shares of Teton common stock registered in such shareholder’s name, but owned by a beneficial shareholder, only if the record shareholder objects with respect to all of the Teton common stock owned by the beneficial shareholder and notifies Teton in writing of the name and address of each beneficial shareholder on whose behalf the appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the Teton common stock held of record in such shareholder’s name will be determined as if the shares as to which the record shareholder objects and the record shareholder’s other Teton common stock were registered in the names of different record shareholders. A beneficial owner may assert appraisal rights as to Teton common stock held on behalf of such beneficial owner only if such beneficial owner submits to Teton the record shareholder’s written consent to the assertion of such rights no later than the date specified in the written appraisal notice (discussed below) and does so with respect to all shares of the class that are beneficially owned by such beneficial owner.
If the Merger is completed, Teton must, no later than 10 days after the Merger is completed, send a written appraisal notice and form to each holder of Teton common stock who previously notified Teton of such holder’s intent to demand payment and who did not vote in favor of the Merger proposal. The appraisal notice must include, among other information, Teton’s estimate of the fair value of the Teton common stock. A record shareholder who wishes to exercise appraisal rights must sign and return the form in accordance with the terms of the notice by the date referred to in the notice. If a shareholder does not execute and return the form prior to the stated deadline, the shareholder will not be entitled to payment under the Wyoming Appraisal Provisions and, in lieu thereof, will be entitled only to receive the Merger consideration payable in connection with the Merger. A record shareholder who receives notice and wishes to exercise appraisal rights must certify on the form whether beneficial ownership of the Teton common stock was acquired before the date the principal terms of the Merger were announced publicly. If a record shareholder fails to make this certification, Teton may elect to treat the shareholder’s shares as “after-acquired shares” under the Wyoming Appraisal Provisions as discussed below. Once a shareholder returns the appraisal form prior to the stated deadline, such shareholder will lose such shareholder’s rights as a Teton shareholder to receive the Merger consideration payable in connection with the Merger and, instead, will be entitled to receive the fair value of such shareholder’s shares of Teton common stock in accordance with the Wyoming Appraisal Provisions, subject to certain rights of withdrawal required to be set forth in Teton’s written appraisal notice.
Teton will pay in cash the amount Teton estimates to be the fair value of the record shareholder’s shares, plus interest, to any record shareholder who returns the appraisal form and complies with all provisions of the Wyoming Appraisal Provisions, within 30 days after the form is due (except, as noted below, with respect to shares treated as “after-acquired shares,” in which case Teton must only make an offer to purchase such shares at the fair value as estimated by Teton). The payment will be accompanied by Teton’s financial statements, a statement of Teton’s estimate of the fair value of the shares and a statement that shareholders entitled to payment have the right to demand further payment under the Wyoming Appraisal Provisions, if the shareholders are dissatisfied with the payment made by Teton, under certain circumstances described in detail in the Wyoming Appraisal Provisions.
A shareholder dissatisfied with Teton’s payment (based on Teton’s estimate of the fair value of the shares) may demand further payment by notifying Teton in writing of the shareholder’s estimate of fair value and demanding payment of such shareholder’s estimate of fair value (less the amount of the Teton payment previously made), plus interest. A shareholder who fails to notify Teton of such shareholder’s demand for further payment within 30 days after receiving Teton’s payment will waive the right to demand further payment and will be entitled only to the payment made by Teton. If the shareholder makes a demand for further payment based on its estimate of fair value, and such demand remains unsettled for a period of 60 days after Teton receives such demand, Teton will then be required to commence a proceeding in the Wyoming District Court to determine the fair value of the shares and accrued interest. Upon the commencement of such action, the court may appoint one or more persons to act as appraisers to receive evidence and recommend a decision on the question of fair value. To the extent that the court determines that the fair value of the shares exceed the amount of the payment previously made by Teton, the shareholder will be entitled to judgment for the amount by which the court’s determination of fair value exceeds the payment previously made by Teton, plus interest.
The procedure described above is somewhat different for shares of Teton common stock that Teton is entitled to treat as “after-acquired shares” under the Wyoming Appraisal Provisions. “After-acquired shares” are shares of Teton common stock of which beneficial ownership was acquired after the date the principal terms of the Merger were publicly announced (which for these purposes includes shares of Teton common stock for which the holder failed to certify on the appraisal form that beneficial ownership of such shares was acquired prior to the date of such public announcement). To the extent that Teton is entitled to treat any shares of Teton common stock as “after-acquired shares,” Teton may elect to withhold payment of the fair value estimate for the shares, which estimate was provided to those shareholders who had previously indicated an intention to demand payment if the Merger is effectuated. If Teton elects to withhold such payment,

Teton must notify all such shareholders from whom payment was withheld that, among other things, those shareholders may accept a revised fair value estimate (the “Revised Estimate”). Shareholders who wish to accept the Revised Estimate must do so within 30 days after receiving the offer.
If a shareholder desires to exercise its appraisal rights, it must not vote for the Merger proposal and it must strictly comply with the procedures set forth in the Wyoming Appraisal Provisions.
The process of demanding and exercising appraisal rights requires strict compliance with technical prerequisites under the Wyoming Appraisal Provisions. In view of the complexity of the Wyoming Appraisal Provisions, Teton shareholders who may wish to dissent from the Merger and pursue appraisal rights with respect to their shares of Teton common stock should consult their legal advisors. Failure to take any required step in connection with exercising appraisal rights may result in the termination or waiver of such rights. To the extent there are any inconsistencies between the foregoing summary and the Wyoming Appraisal Provisions, the Wyoming Appraisal Provisions will govern.
Pursuant to the Voting Agreement, the Teton shareholders who are party to the Voting Agreement, who collectively control 38.45% of the issued and outstanding Teton common stock as of the record date, have waived such appraisal rights in writing.
The foregoing does not purport to be a complete statement of the provisions of WBCA relating to statutory appraisal rights and is qualified in its entirety to the Wyoming Appraisal Provisions, which are reproduced in full in Appendix B to this proxy statement/prospectus and which are incorporated herein by reference. If any Teton shareholder intends to seek appraisal rights, or if such shareholder believes that seeking appraisal rights is in his, her or its best interests, such shareholder should read Appendix B carefully.
One condition to First Western’s obligation to complete the Merger is that the holders of no more than 5% of Teton’s issued and outstanding common stock shall have exercised their statutory appraisal rights.

THE MERGER AGREEMENT
The following is a summary of selected provisions of the Merger Agreement. While First Western and Teton believe this description covers the material terms of the Merger Agreement, it may not contain all of the information that is important to you and is qualified in its entirety by reference to the Merger Agreement, which is incorporated by reference in its entirety into, and is attached as Appendix A to, this document. The parties urge you to read the Merger Agreement in its entirety.
Explanatory Note
The Merger Agreement and the summary of its terms in this document have been included only to provide you with information about the terms and conditions of the Merger Agreement. The representations, warranties and covenants contained in the Merger Agreement are made by First Western and Teton for purposes of the Merger Agreement as of specific dates and were qualified and subject to certain limitations and exceptions agreed to by First Western and Teton in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated for the purpose of allocating contractual risk among the parties to the Merger Agreement and not to establish matters as facts. Shareholders of Teton and First Western are not third-party beneficiaries under the Merger Agreement. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to shareholders and reports and documents filed with the SEC, and, in some cases, they may be qualified by disclosures made by one party to the other. Moreover, information concerning the subject matter of the representations, warranties and covenants may have changed since the date of the Merger Agreement, and subsequent developments or new information may not be fully reflected in public disclosures of First Western or Teton.
For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of First Western or Teton or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this document. Please see the section entitled “Where You Can Find More Information” in the forepart of this document.
The Merger
Upon the terms and subject to the conditions of the Merger Agreement, Teton will merge with and into First Western, with First Western surviving the Merger. The separate corporate existence of Teton, with all its rights, privileges, immunities, power and franchises will cease. The Merger Agreement also provides that immediately following the Merger, RMB, which is a Wyoming state-chartered bank and a wholly owned subsidiary of Teton, will merge with and into First Western Trust, which is a Colorado state-chartered bank and a wholly owned subsidiary of First Western, with First Western Trust continuing as the surviving bank.
Effects of the Merger
As a result of the Merger, there will no longer be any shares of Teton common stock. Teton shareholders will only participate in the combined company’s future earnings and potential growth through their ownership of First Western common stock. All other incidents of direct ownership of Teton common stock, such as the right to vote on certain corporate decisions, to elect directors and to receive dividends and distributions from Teton, will be extinguished upon completion of the Merger. All of the property, rights, privileges and powers of First Western and Teton will vest in the combined company, and all claims, obligations, liabilities, debts and duties of First Western and Teton will become the claims, obligations, liabilities, debts and duties of the combined company.
Closing and Effective Time of the Merger
The Merger Agreement provides that the Merger will be consummated on a date agreed upon by First Western and Teton within five business days following the satisfaction or waiver of all the closing conditions, except for those conditions that by their nature are to be satisfied at the closing (but subject to the fulfillment or waiver of those conditions), including the receipt of all regulatory and shareholder approvals and after the expiration of all regulatory waiting periods, unless extended by mutual agreement of First Western and Teton. The Merger will be consummated at the time the statement of merger and the articles of merger have been duly filed with the Secretary of State of Colorado and the Secretary of State of Wyoming, respectively, or at such later time as may be agreed by the parties and specified in the filings. The parties have sought and are awaiting regulatory approval, with the satisfaction of other closing conditions and consummation of the Merger to occur as soon as practicable thereafter. However, there can be no assurance as to when or if the Merger will occur.
If the Effective Time has not occurred at or before April 18, 2022, which date may be extended to May 18, 2021 under certain circumstances (the “End Time”), or such later date approved in writing by First Western’s and Teton’s respective boards of directors, the Merger Agreement may be terminated by either First Western or Teton, except to the extent that the failure of the Merger to be consummated by that date has been caused by or resulted from the act or failure to act of the party seeking to terminate and such action or failure constitutes a material breach of the Merger Agreement.
For a description of the transaction structure and Merger consideration, please see the section entitled “The Merger — Terms of the Merger” beginning on page 42.
Combined Company’s Governing Documents, Officers and Directors
Combined Company’s Governing Documents
At the Effective Time, the articles of incorporation and bylaws of First Western will be the articles of incorporation and bylaws of the combined company as they exist immediately before the Effective Time, in each case until thereafter changed or amended as provided therein or by applicable law.
Combined Company’s Officers and Directors
At the Effective Time, the board of directors of First Western will be the board and directors of the combined company.
Merger Consideration
Conversion of Teton Common Stock
At the Effective Time, each share of Teton common stock issued and outstanding immediately prior to the Effective Time, excluding any Cancelled Shares or Dissenting Shares (each as defined in the Merger Agreement), shall represent the right to receive without interest (i) a number of shares of First Western common stock, rounded to the nearest whole share, obtained by dividing 1,373,661, as may be adjusted pursuant to the terms of the Merger Agreement, by the number of Teton shares of common stock issued and outstanding immediately prior to the Effective Time, but excluding Cancelled Shares (“Company Closing Shares”), plus (ii) an amount of cash equal to $11,500,000, divided by the number of Company Closing Shares.
First Western Common Stock
Each outstanding share of First Western common stock will remain an outstanding share of First Western common stock and will not be converted or otherwise affected by the Merger. For more information regarding First Western common stock, see “Description of First Western Capital Stock.”
Rights as Shareholders of Teton
At the Effective Time, holders of Teton common stock will cease to be, and will have no rights as, shareholders of Teton other than to receive the Merger consideration.

Exchange Procedures
Promptly after the Closing Date (and in any event with the intent to be within three business days), PSTI will provide appropriate transmittal materials to holders of record of Teton common stock, advising such holders of the procedure for surrendering their stock to PSTI.
Upon the surrender of the shares of Teton common stock, together with transmittal materials duly completed and executed, the holder will be entitled to receive the Merger consideration.
Distributions with Respect to Unexchanged Shares
All shares of First Western common stock to be issued pursuant to the Merger will be deemed issued and outstanding as of the Effective Time and if a dividend or other distribution is declared by First Western in respect of the First Western common stock, the record date for which is on or after the Effective Time, that declaration will include dividends or other distributions in respect of all shares issuable pursuant to the Merger Agreement. No dividends or other distributions in respect of First Western common stock will be paid to any holder of any unsurrendered shares of Teton common stock until such shares have been surrendered for exchange in accordance with the Merger Agreement. Subject to applicable law, following surrender of such shares, there will be issued and paid to the holder of such whole shares of First Western common stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of First Western common stock and not paid, and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of First Western common stock with a record date after the Effective Time but with a payment date subsequent to surrender.
Fractional Shares of First Western Common Stock
No fractional shares of First Western common stock will be issued to any shareholder of Teton upon completion of the Merger. For each fractional share that would otherwise be issued, First Western will pay cash in an amount equal to such fraction multiplied by the average volume weighted average of the daily closing sales prices of a share of First Western’s common stock for the 20 trading days immediately preceding the fifth business day prior to the Closing Date (the “Determination Date” and the “Average Closing Price,” respectively). The “Closing Date” will be a date no later than five business days after the satisfaction or waiver of First Western’s and Teton’s respective closing conditions, or at such other time and place as First Western and Teton may agree. No interest will be paid or accrue on cash payable to holders in lieu of fractional shares.
Representations and Warranties
The Merger Agreement contains substantially similar representations and warranties on the part of First Western and Teton as to, among other things:
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corporate organization and power;

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capitalization;

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authority; delivery; enforceability; no violation

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consents and approvals;

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reports;

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financial statements;

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absence of certain changes or events;

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legal proceedings;

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compliance with applicable law;

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broker’s fees; and

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agreements with regulatory agencies.

The Merger Agreement also contains representations and warranties on the part of Teton as to, among other things:
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undisclosed liabilities;

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taxes and tax returns;

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employee benefit plans;

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labor matters;

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material contracts;

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investment securities;

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derivative instruments;

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environmental liability;

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insurance;

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real property;

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intellectual property;

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loans;

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allowance for loan and lease losses;

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related party transactions;

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takeover laws;

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information provided by Teton;

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the opinion of Teton’s financial advisor;

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origination matters;

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pipeline loans; mortgage loans held for sale; hedging arrangements;

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debentures; and

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trust business.

The Merger Agreement also contains representations and warranties on the part of First Western as to, among other things:
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First Western’s financial ability to complete the Merger;

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SEC reporting obligations; and

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Compliance with Nasdaq requirements.

Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect.” For purposes of the Merger Agreement, a “material adverse effect” with respect to Teton means any event, circumstance, development, change or effect that, individually or in the aggregate: (a) has had, or would reasonably be expected to have, a material adverse effect on the business, operations, results of operations or financial condition of Teton and RMB, taken as a whole; or (b) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of Teton to timely consummate the transactions contemplated hereby or to perform its agreements or covenants hereunder; provided that, in the case of clause (a) only, a “Material Adverse Effect” will not be deemed to include any event, circumstance, development, change or effect to the extent resulting from: (i) changes after the date of the Merger Agreement in GAAP or regulatory accounting requirements, including interpretations thereof, applicable to banks or savings associations and their holding companies generally; (ii) changes after the date of the Merger Agreement in laws of general applicability to banks or savings associations and their holding companies; (iii) changes after the date of the Merger Agreement in political conditions or general economic or market conditions in the United States or any state or territory thereof, in each case, generally affecting other banks or savings associations and their holding companies; (iv) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; (v) global or national epidemic, pandemic or disease outbreak, including the COVID-19 virus, as declared by the World Health Organization or the Health and Human Services Secretary of the United States; (vi) the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying causes of such failure may be taken into account in determining whether a material adverse effect has occurred, except to the extent otherwise excepted by this proviso); (vii) the announcement of the Merger and the transactions contemplated hereby; or (viii) actions or omissions taken or not taken with the express prior written consent of First Western; except, with respect to clauses (i), (ii), (iii), (iv) and (v) to the extent that the effects of such change disproportionately affect Teton and RMB, taken as a whole, as compared to other banks or savings associations and their holding companies.
The representations and warranties in the Merger Agreement do not survive the Effective Time and, as described below under the section entitled “— Termination of the Merger Agreement” beginning on page 79, if the Merger Agreement is validly terminated, there will be no liability or damages arising under the representations and warranties of First Western or Teton, or otherwise under the Merger Agreement, except for the payment of a termination fee by Teton under certain circumstances and unless First Western or Teton commits deliberate fraud or if a party terminates the Merger Agreement for the other party’s breach.
Conduct of Business Prior to the Completion of the Merger
Teton has undertaken customary covenants that place restrictions on it and RMB until the completion of the Merger. In general, Teton has agreed that, prior to the Effective Time, except as approved in writing by First Western, it will and will cause RMB to conduct their respective businesses in the usual, regular and ordinary course of business consistent with past practices, use reasonable best efforts to maintain and preserve intact its business organization, its rights, franchises and other authorizations issued by governmental entities and its current relationships with its customers, regulators, employees and other persons with which it has business or other relationships, take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either Teton or First Western to obtain any necessary approvals of any governmental entity required for the Merger or to perform its covenants and agreements under the Merger Agreement or to consummate the transactions contemplated by the Merger Agreement, comply in all material respects with all applicable law, perform in all material respects under each of the material contracts set forth in the schedules to the Merger Agreement and maintain and keep its properties in as satisfactory repair and condition as presently maintained, except for obsolete properties and for deterioration due to ordinary wear and tear.
In addition to the general covenants above, Teton has agreed that until the Effective Time, except as otherwise expressly permitted or required by the Merger Agreement or as required by law, or as First Western may approve in writing (which consent First Western may not unreasonably withhold, condition or delay with respect to certain restrictions), Teton will not and will not permit any of its subsidiaries to:
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(i) create or incur any indebtedness for borrowed money (other than acceptance of deposits, FHLB advances, purchases of federal funds, sales of certificates of deposit, issuances of commercial paper and entering into repurchase agreements, each in the ordinary course of business with prices, terms and conditions consistent with past practice); or (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, except in the case of this clause (ii), in connection with presentation of items for collection (i.e., personal or business checks) in the ordinary course of business consistent with past practice;

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(i) adjust, split, combine or reclassify any of its capital stock; (ii) make, declare, pay or set a record date for any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any of its capital stock or other equity or voting securities, or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any of its capital stock or other equity or voting securities, except for any dividends paid by RMB to Teton; (iii) issue, grant, sell, transfer, encumber or otherwise permit to become outstanding, or authorize the issuance of, any additional capital stock or securities convertible or exchangeable into, or exercisable for, its capital stock or any equity-based awards or interests or other rights of any kind to acquire its capital stock; or (iv) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock or other securities;

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(i) except as expressly permitted by the Merger Agreement or sales in the ordinary course of business consistent with past practice, sell, lease, transfer, mortgage, encumber or otherwise dispose of its properties or assets to any person other than a direct or indirect wholly owned Teton subsidiary; or (ii) cancel, release or assign any indebtedness to any such person or any claims held by any such person;

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acquire direct or indirect control over any business or corporate entity, whether by stock purchase, merger, consolidation or otherwise or make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity, except, in either case, in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a loan in the ordinary course of business consistent with past practice and with respect to loans made to third parties who are not affiliates of Teton;

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except as required under applicable law or the terms of any Teton benefit plan as in effect on the date of the Merger Agreement or as expressly permitted by the Merger Agreement: (i) enter into, adopt, amend or terminate any employee benefit plan, program or policy for the benefit or welfare of any current or former employee, officer, director or consultant of Teton or any Teton subsidiary that would be a Teton benefit plan if in effect on the date of the Merger Agreement; (ii) grant any rights to severance, retention or change in control compensation to any current or former employee, officer, director or consultant of Teton or any Teton subsidiary; (iii) increase the compensation or benefits payable to any current or former employee, officer, director or consultant of Teton or any Teton subsidiary in an amount in excess of 4%; (iv) grant or accelerate the vesting of any equity or equity-based awards for the benefit of any current or former employee, officer, director or consultant of Teton or any Teton subsidiary; (v) enter into any new, or amend any existing, collective bargaining agreement or similar agreement with respect to Teton or any Teton subsidiary; (vi) provide any funding for any rabbi trust or similar arrangement; or (vii) hire or terminate the employment (other than for cause) of any employee of Teton or any Teton subsidiary who has or would have a base salary or annualized base wage rate greater than $75,000;

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commence, settle or compromise any litigation, claim, suit, action or proceeding, except for: (i) settlements: (A) involving only monetary remedies with a value not in excess of $50,000, with respect to any individual litigation, claim, suit, action or proceeding or $100,000, in the aggregate; and (B) that does not involve or create an adverse precedent for any litigation, claim, suit action or proceeding that is reasonably likely to be material to Teton and Teton’s subsidiaries taken as a whole (or following closing, First Western and its subsidiaries taken as a whole); and (ii) the commencement of any litigation, claim, suit action or proceeding (including actions of repossession, replevin, quiet title and foreclosure with respect to real or personal property) in the ordinary course of business consistent with past practice;

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(i) agree or consent to the issuance of any injunction, decree, order or judgment restricting or adversely affecting its business or operations; or (ii) waive or release any material rights or claims other than in the ordinary course of business consistent with past practice;

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(i) make any change in accounting methods or systems of internal accounting controls (or the manner in which it accrues for liabilities), except as required by changes in GAAP as concurred by Teton’s independent auditors or in regulatory accounting principles as concurred by Teton’s regulators; or (ii) except as may be required by GAAP or by Teton’s independent auditors or regulators, regulatory accounting principles or and in the ordinary course of business consistent with past practice, revalue in any material respect any of its assets, including writing-off notes or accounts receivable;

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(i) make any material change (or file a request to make any such change) in any method of tax accounting or any annual tax accounting period; (ii) make, change or revoke any material tax election; (iii) file any material amended tax return; (iv) settle or compromise any material liability for taxes; (v) enter into any closing agreement or apply to any governmental entity for any ruling in respect of taxes; or (vi) surrender any right to claim a refund of a material amount of taxes;

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amend its articles of incorporation, bylaws or comparable organizational documents, or otherwise take any action to exempt any person from any provision of its articles of incorporation, bylaws or comparable organizational documents, or enter into a plan of consolidation, merger, share exchange, reorganization or similar business combination (other than with respect to consolidations, mergers, share exchanges, reorganizations or similar business combinations solely involving its wholly owned subsidiaries);
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restructure or change its investment securities portfolio or its gap position through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or invest in any mortgage-backed or mortgage-related securities which would be considered “high risk” securities under applicable regulatory pronouncements, it being understood that the foregoing does not prohibit the reinvestment of the proceeds from amortization or maturity of investment securities into investment securities of the type currently held in Teton’s investment securities portfolio or that do not otherwise alter the risk profile of such portfolio in any material way;

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enter into, modify, amend or terminate any material contract which obligates Teton to make or entitles Teton to receive payments in excess of $50,000, other than in the ordinary course of business consistent with past practice or pursuant to the terms of such contracts;

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change in any material respect the credit policies and collateral eligibility requirements and standards of Teton except as required by applicable law, regulation or polices imposed by any governmental entity;

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permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility of Teton or any Teton subsidiary, or file any application, or otherwise take any action, to establish, relocate or terminate the operation of any banking office of Teton or any Teton subsidiary;

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except as required by applicable law, regulation or policies imposed by any governmental entity, enter into any new line of business;

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change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking and operating policies or practices, including policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, loans, except as required by any law or a governmental entity;

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make, or commit to make, any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate;

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For all loans other than specialty lending loans and loans approved by Teton and committed to prior to the date hereof and specified in the Merger Agreement, (i) make or acquire any loan or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any loan relationship aggregating in excess of (A) $100,000 with respect to any partially or wholly-unsecured loan; and (B) $750,000 with respect to any fully-secured loan; or (ii) amend or modify in any material respect any existing loan relationship or loan referenced in clause (i) above (including in any manner that would result in any additional extension of credit or principal forgiveness, or effect any uncompensated release of collateral (i.e., at a value below the fair market value thereof as determined by Teton), without, in each case, previously notifying and consulting with First Western, including providing First Western with a copy of the loan underwriting analysis and credit memorandum with respect thereto and the basis of the credit decision of Teton or RMB;

•
For all specialty lending loans other than specialty lending loans approved by Teton and committed to prior to the date of the Merger Agreement and specified therein, (i) make or acquire any specialty lending loan or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any specialty lending loan relationship, or (ii) amend or modify in any material respect any existing specialty lending loan relationship or specialty lending loan (including in any manner that would result in any additional extension of credit or principal forgiveness, or effect any uncompensated release of collateral), without, in each case, previously notifying and consulting with First Western, including providing First Western with a copy of the specialty lending loan underwriting analysis and credit memorandum with respect thereto and the basis of the credit decision of Teton or RMB.

•
open or close any branch office (or file any application to do so), or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities;

•
foreclose upon or otherwise acquire any commercial real property prior to receipt of a Phase I environmental review thereof;

•
establish any new subsidiary;

•
fail to take any action that is required by certain company regulatory agreements;

•
take any action that is intended to, would or would be reasonably likely to result in any of the conditions required for the Merger to close not being satisfied or prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement, except as may be required by applicable law;

•
other than ordinary course retail banking transactions, enter into, modify, amend or terminate any agreement or arrangement directly or indirectly between Teton or any Teton subsidiary, on the one hand, and any shareholder (which to the knowledge of Teton beneficially owns 5% or more of any class of equity securities of Teton or any Teton subsidiary) or affiliate of Teton (other than Teton and its direct or indirect wholly owned subsidiaries), on the other hand, including any such agreement or arrangement pursuant to which Teton or any Teton subsidiary receives services or goods;

•
reduce RMB’s allowance for loan losses through negative provision;

•
book or accept any brokered deposit;

•
charge-off any loan or other extension of credit having an outstanding principal amount greater than $50,000 prior to consulting with First Western as to the amount of such charge-off;

•
prepay any indebtedness or similar arrangement so as to cause Teton or RMB to incur any prepayment penalty with respect thereto;

•
fail to maintain in full force and effect any insurance policy, in each case on substantially the same terms as in effect on the date hereof;

•
take any action or omit to take any action that could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; or

•
agree to, or make any commitment to, take any of the actions prohibited by the Merger Agreement, or adopt any resolutions of the board of directors of Teton in support of, any of the actions prohibited by the Merger Agreement.

Regulatory Matters
First Western and Teton have agreed to prepare and file this document, and First Western has agreed to prepare and file with the SEC the registration statement on Form S-4 (the “S-4”) in connection with the issuance of shares of First Western common stock in the Merger, of which this document is a part, within 75 days after the date of the Merger Agreement. First Western has agreed to use its reasonable best efforts to have the S-4 registration statement declared effective under the Securities Act.
First Western and Teton have agreed to cooperate and use their respective reasonable best efforts to prepare and file within 45 days after the date of the Merger Agreement, all necessary documentation, and effect all applications, notices, petitions and filings to obtain as promptly as practicable all actions, nonactions, permits, consents, authorizations, orders, clearances, waivers or approvals necessary or advisable to be obtained from any third parties and governmental entities in order to consummate the transactions contemplated by the Merger Agreement.
Nothing contained in the Merger Agreement will require First Western or Teton to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining any regulatory approval that would impose a Burdensome Condition.

Shareholder Approval
Teton has agreed to take all action necessary to, as soon as reasonably practicable, but in no event later than five days after the date the S-4 registration statement is declared effective, to give notice of a meeting of its shareholders for the purposes described herein.
Teton has agreed to recommend to its shareholders the approval of the Merger Agreement and transactions contemplated thereby, including the Merger, and not to: (a) (i) change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in each case in a manner adverse to First Western, Teton Board’s recommendation to Teton’s shareholders that Teton’s shareholders vote in favor of the approval of the Merger Agreement and the transactions thereby, including the Merger; or (ii) adopt, approve or recommend to shareholders of Teton, or publicly propose to adopt, approve or recommend to shareholders of Teton, a takeover proposal; or (b) authorize, cause or permit Teton or any Teton subsidiary to enter into any letter of intent, memorandum of understanding, agreement, commitment or agreement in principle with respect to any takeover proposal, subject to certain limited exceptions.
Bank Merger
First Western and Teton have agreed that, immediately following the Effective Time, Teton will merge with an into First Western Trust, with First Western Trust as the surviving entity.
Nasdaq Listing
First Western has agreed to use its reasonable best efforts to cause all shares of First Western common stock to be issued or reserved for issuance pursuant to the Merger Agreement to be included for listing on the Nasdaq Global Select Market at the Effective Time.
Employee Matters
First Western has agreed that the employees of Teton and RMB who continue their employment after the Closing Date who become entitled to participate in the employee benefit plans and programs maintained for employees of First Western and First Western Trust (“Existing Benefit Plans”), including any employee plan maintained in existence by First Western or First Western Trust following the Closing Date, will receive a grant of credit for prior service in accordance with the respective terms of such plans and programs. Notwithstanding the foregoing, such recognition of service shall not: (i) operate to duplicate any benefits of such employee with respect to the same period of service; (ii) apply for purposes of any retiree medical plans or for purposes of benefit accrual under any defined benefit pension plan; or (iii) apply for purposes of any plan, program or arrangement: (A) under which similarly situated employees of First Western and First Western Trust do not receive credit for prior service; or (B) that is grandfathered or frozen, either with respect to level of benefits or participation.
First Western has agreed to use commercially reasonable efforts to cause any preexisting condition limitations or eligibility waiting periods under Existing Benefit Plans to be waived with respect to such employee to the extent that such limitation would have been waived or satisfied under the Teton benefit plan in which such employee participated immediately prior to the Effective Time.
Indemnification and Directors’ and Officers’ Insurance
First Western has agreed to, for a period of six years after the Effective Time, indemnify and hold harmless current and former directors and officers of Teton and its subsidiaries in connection with any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim or proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the contemplated transactions. In addition, Teton shall obtain a single-premium prepaid “tail” directors’ and officers’ insurance policy covering the period of six years from the Effective Time with respect to acts or omissions occurring at or prior to the Effective Time.

Acquisition Proposals
Under the terms of the Merger Agreement, Teton has agreed that it shall, and it shall cause its affiliates and its and their respective officers, directors, employees and agents, and shall use reasonable best efforts to cause each of its financial advisors, investment bankers, attorneys, accountants and other representatives to:
•
immediately cease and cause to be terminated any discussions or negotiations with any persons (other than First Western) that may be ongoing with respect to a takeover proposal; and

•
not, directly or indirectly:

•
solicit, initiate, knowingly encourage or knowingly facilitate any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a takeover proposal;

•
engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any information in connection with or for the purpose of encouraging or facilitating, a takeover proposal; or

•
approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle with respect to a takeover proposal.

Teton has agreed to promptly notify First Western of any such unsolicited takeover proposal or of any request for information relating to Teton or any of its subsidiaries that contemplates or may lead to a takeover proposal, including the identity of the proposed acquirer and the material terms and conditions of such proposal. For purposes of the Merger Agreement, “takeover proposal” means any proposal, indication of interest or offer from any person (other than First Western and its subsidiaries) relating to, or that may lead to, in a single transaction or a series of related transactions:
•
a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or other similar transaction involving Teton or any Teton subsidiary;

•
any acquisition of 20% or more of the outstanding Teton common stock or securities of Teton representing more than 20% of the voting power of Teton;

•
any acquisition (including the acquisition of stock in any subsidiary of Teton) of assets or businesses of Teton or Teton’s subsidiaries, including pursuant to a joint venture, representing 20% or more of the consolidated assets, revenues or net income of Teton;

•
any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more to the outstanding Teton common stock or securities of Teton representing more than 20% of the voting power of Teton; or

•
any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Teton common stock (or voting power of securities of Teton other than the Teton common stock) involved is 20% or more.

Further, the Merger Agreement provides that the board of directors of Teton shall not change its recommendation to the Teton shareholders to approve the Merger and the Merger Agreement (a “Teton Adverse Recommendation Change”) or authorize, cause or permit Teton or any Teton subsidiary to enter into any letter of intent, memorandum of understanding, agreement, commitment or agreement in principle with respect to any takeover proposal except in limited circumstances described below.
Notwithstanding the foregoing, if, prior to the time that Teton’s shareholders approve the Merger Agreement and the Merger, in response to the receipt of a takeover proposal, Teton’s board of directors determines in good faith that: (i) the takeover proposal did not result from a breach of Teton’s obligations described above; (ii) Teton’s board of directors determines that the takeover proposal is more favorable to Teton’s shareholders, from a financial point of view, than the Merger (a “Superior Proposal”); and (iii) the failure to approve or recommend the Superior Proposal, or enter into a definitive agreement relating to the Superior Proposal, would be inconsistent with the directors’ fiduciary duties, Teton’s board of directors may

(a) effect a Teton Adverse Recommendation Change relating to the Superior Proposal; or (b) terminate the Merger Agreement in order to enter into a definitive agreement relating to the Superior Proposal subject to paying a termination fee of $2.2 million; provided, however, that prior to so effecting a Teton Adverse Recommendation Change or terminating the Merger Agreement: (1) Teton has given First Western prior written notice of its intention to take such action, and specifying the reasons for the action, including the terms and conditions of, and the identity of the person making, the Superior Proposal and has contemporaneously provided to First Western a copy of the Superior Proposal and copies of any proposed related agreements and financing commitments; (2) Teton has negotiated, and has caused its representatives to negotiate, in good faith with First Western to enable First Western to propose revisions to the terms of the Merger Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal; (3) upon the end of such notice period, Teton’s board of directors has considered in good faith any revisions to the terms of the Merger Agreement proposed by First Western, and has determined that the Superior Proposal would nevertheless continue to constitute a Superior Proposal if the revisions proposed by First Western were to be given effect and that the failure to approve or recommend the Superior Proposal would be inconsistent with the directors’ fiduciary duties; and (4) in the event of any change to any of the material financial terms or any other material terms of the Superior Proposal, Teton has, in each case, delivered to First Western an additional notice consistent with that described in clause (1) above and a new notice period under clause (1) will commence during which time Teton will be required to comply with these requirements anew with respect to such additional notice, including clauses (1) through (4) above; and provided, further, that Teton has complied in all material respects with its obligations described above.
Conditions to Consummation of the Merger
The respective obligation of each party to effect the Merger is subject to the satisfaction or written waiver at or prior to the Effective Time of each of the following conditions:
•
Teton’s shareholders shall have approved the Merger Agreement and the transactions contemplated thereby, including the Merger;

•
all regulatory approvals required to consummate the transactions contemplated by the Merger Agreement, including the Merger, including those approvals specified in the Merger Agreement, shall have been obtained and shall remain in full force and effect or, in the case of waiting periods, shall have expired or been terminated;

•
no order, injunction, decree or judgment issued by any governmental entity or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger or the other transactions contemplated by the Merger Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the Merger, the Bank Merger or any of the other transactions contemplated by the Merger Agreement;

•
the S-4 shall have become effective under the Securities Act, and no stop orders suspending such effectiveness shall be in effect, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the registration statement shall have been initiated or continuing, or have been threatened and be unresolved, and all necessary approvals under state securities laws relating to the issuance or trading of the First Western common stock to be issued in the Merger shall have been received; and

•
the shares of First Western common stock to be delivered to the shareholders of Teton pursuant to the Merger Agreement shall have been authorized for listing on Nasdaq.

First Western’s obligation to effect the Merger is also subject to the satisfaction or waiver of the following conditions:
•
the accuracy of the representations and warranties of Teton set forth in the Merger Agreement as of the date of the Merger Agreement and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date);

•
the performance by Teton in all material respects of all covenants and obligations to be performed or complied with by it under the terms of the Merger Agreement on or prior to the Effective Time;

•
the receipt of a certificate, signed on behalf of Teton by Teton’s Chief Executive Officer or Chief Financial Officer certifying that certain of the conditions to First Western’s obligation to complete the Merger have been satisfied;

•
the consummation of the Merger, the Bank Merger and the other transactions contemplated by the Merger Agreement not resulting in any Burdensome Condition;

•
the total number of outstanding shares of Teton common stock that have duly exercised their appraisal rights shall not exceed 5% of the outstanding shares of Teton common stock;

•
Teton’s delivery to First Western of a duly executed certificate based on the format set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv)(B), to the effect that Teton is not a foreign person within the meaning of Section 1445 of the Code;

•
Teton’s delivery to First Western of a release or other documents evidencing the payment, satisfaction and discharge of Teton’s outstanding debentures or, at First Western’s election in lieu thereof, documents and instruments evidencing First Western’s assumption of the payment and performance of such debentures;

•
the receipt by First Western of a written opinion of its counsel to the effect that the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

•
the Employment Agreements, which were previously executed and delivered to First Western, remain in full force and effect as of the Effective Time;

•
the Director Support Agreements, which were previously executed and delivered to First Western, remain in full force and effect as of the Effective Time;

•
the Lock-Up Agreements, which were previously executed and delivered to First Western, remain in full force and effect as of the Effective Time;

•
Teton’s tangible book value as of the Determination Date shall be at least $37,663,634; and

•
All specified consents and approvals shall have been obtained and shall remain in full force and effect.

Teton’s obligation to effect the Merger is also subject to the fulfillment or waiver of the following conditions:
•
the accuracy of the representations and warranties of First Western set forth in the Merger Agreement as of the date of the Merger Agreement and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date);

•
the performance by First Western in all material respects of all covenants and obligations to be performed or complied with by it under the terms of the Merger Agreement on or prior to the Effective Time;

•
the receipt of a certificate, signed on behalf of First Western by its Chief Executive Officer or Chief Financial Officer, certifying that certain of the conditions to Teton’s obligation to complete the Merger have been satisfied; and

•
the receipt by Teton of a written opinion of its tax accountants to the effect that the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

Termination of the Merger Agreement
First Western and Teton may mutually agree at any time to terminate the Merger Agreement without completing the Merger. The Merger Agreement may also be terminated by First Western or Teton if:
•
the closing has not occurred on or before the End Time; provided, however, that such right to terminate shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the closing to occur on or before such date and such action or failure to act constitutes a material breach of the Merger Agreement; or
•
if any regulatory approval required to be obtained has been denied by the relevant governmental entity and such denial has become final and nonappealable or any governmental entity has issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement, or in the case of the obligation of First Western to effect the closing, if any regulatory approval includes, or will not be issued without, the imposition of a Burdensome Condition;

•
the other party breaches or fails to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform, either individually or together with other such breaches, in the aggregate, would result in the failure of any of the applicable conditions to closing and such breach has not been cured on or prior to the earlier of to the End Time and 30 days following written notice to the party committing such breach; or

•
Teton’s shareholders shall not have approved the Merger Agreement and the transactions contemplated thereby, including the Merger, prior to the End Time.

Further, First Western may terminate the Merger Agreement if:
•
Teton (i) fails to recommend that the Merger Agreement be approved by Teton’s shareholders, (ii) fails to comply with its non-solicitation obligations or its obligation to call and hold a shareholder meeting to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, (iii) makes a Teton Adverse Recommendation or (iv) materially breaches certain of its other obligations under the Merger Agreement relating to holding a shareholders meeting or acquisition proposals; or

•
if, within two business days of the Determination Date, the Average Closing Price is more than $29.08, subject to Teton’s exercise of its option to decrease the per share stock consideration payable to Teton shareholders, in which event no termination shall occur;

Further, Teton may terminate the Merger Agreement if:
•
its board of directors has elected to enter into a definitive agreement relating to a Superior Proposal subject to paying a $2.2 million termination fee; or

•
if, within two business days of the Determination Date, the Average Closing Price is less than $21.50, subject to First Western’s exercise of its option to increase the per share stock consideration payable to Teton shareholders, in which event no termination shall occur.

Termination Fee
The Merger Agreement also provides that Teton will pay First Western a termination fee of $2.2 million if First Western terminates the Merger Agreement because Teton (i) fails to recommend that the Merger Agreement be approved by Teton’s shareholders, (ii) fails to comply with its non-solicitation obligations or its obligation to call and hold a shareholder meeting to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, (iii) makes a Teton Adverse Recommendation, or (iv) materially breaches certain of its other obligations under the Merger Agreement relating to holding a shareholders meeting or acquisition proposals. In addition, if (i) a takeover proposal (subject to certain modifications to the definition set forth above) has been communicated to Teton or its shareholders, (ii) the Merger Agreement is terminated by (A) First Western or Teton due to Teton’s shareholders not approving the Merger Agreement and the transactions contemplated thereby, including the Merger, or (B) First Western due to closing not occurring before the End Time, and (iii) within 12 months after termination of the Merger Agreement, Teton enters into a definitive agreement relating to the takeover proposal, Teton will pay First Western a termination fee of $2.2 million. Finally, if Teton terminates the Merger Agreement because its board of directors has elected to enter into a definitive agreement relating to a Superior Proposal, Teton must also pay the $2.2 million termination fee.

Amendment of the Merger Agreement
First Western and Teton may amend the Merger Agreement, provided that after Teton’s shareholders have approved the Merger Agreement and the transactions contemplated thereby, including the Merger, there may not be, without further approval of the shareholders, any amendment of the Merger Agreement that requires such further approval under applicable law.
Extension or Waiver of the Merger Agreement
Prior to the Effective Time, First Western and Teton may: (a) extend the time for the performance of any of the obligations of the other party; (b) waive any inaccuracies in the representations and warranties in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; and (c) waive compliance with any of the agreements or conditions contained in the Merger Agreement.
Expenses
Subject to termination of the Merger Agreement for certain specified reasons as described above or as otherwise expressly provided in the Merger Agreement, the Merger Agreement provides all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expense.
Voting Agreement
In connection with entering into the Merger Agreement, First Western entered into a voting agreement with certain holders of Teton common stock (the “Voting Agreement”). The shareholders that are party to the Voting Agreement beneficially own in the aggregate 38.45% of the outstanding shares of Teton common stock. The Voting Agreement requires that the shareholders party thereto vote all of their shares of Teton common stock in favor of the Merger and the Merger Agreement and any actions related thereto, and against any takeover proposal and any agreement with respect to a takeover proposal. Further, the Voting Agreement restricts the transfer of the shares of Teton common stock held by the shareholders that are parties to the Voting Agreement and waives the appraisal and dissenters’ rights of such shareholders under Wyoming law. The Voting Agreement will terminate upon the earlier of (i) the consummation of the Merger, (i) nine months after the termination of the Merger Agreement in accordance with its terms, or (iii) in certain circumstances, the termination of the Merger Agreement in accordance with its terms.
Director Support Agreements
In connection with entering into the Merger Agreement, First Western entered into a director support agreement with each member of Teton’s board of directors (collectively, “Director Support Agreements”). In the Director Support Agreements, Teton’s directors agree to use their respective reasonable efforts to refrain from harming the goodwill and customer and client relationships of First Western and First Western Trust. In addition, subject to certain exceptions, each director agrees, for a period of one year after the Closing Date, to not, without First Western’s prior written consent, (i) solicit banking business of any person or entity who is a customer of First Western or First Western Trust as of the date of the Director Support Agreement or as of the Closing Date on behalf of any other entity for the purpose of providing banking business to such person or entity; (ii) acquire more than 2% of, or exercise control of, any entity that provides banking business; (iii) serve as an officer, director, employee, agent or consultant to any entity that provides banking business; or (iv) establish or operate a branch or loan production office of an entity that provides banking business, in each case that has its main office, a branch office, or loan production office in the States of Colorado, Wyoming or Arizona. In addition, the Director Support Agreements require Teton’s directors to maintain certain of Teton’s and RMB’s proprietary information as confidential and prohibits them, for a period of one year after the Closing Date, from soliciting for employment any employee of First Western or First Western Trust or any person who was, within 12 months preceding the Closing Date, an employee of Teton or RMB and with whom the director had contact or association in the course of the employee’s service with Teton or RMB.

Lock-Up Agreements
In connection with entering into the Merger Agreement, First Western entered into lock-up agreements with certain holders of Teton common stock (the “Lock-Up Agreements”). The shareholders that are parties to the Lock-Up Agreements beneficially own in the aggregate 35.8% of the outstanding shares of Teton common stock. Each Lock-Up Agreement requires that the shareholder that is party thereto, during the period commencing as of the date on which the Effective Time occurs and expiring one year thereafter, not directly or indirectly, with certain exceptions, take any action to: (i) offer, sell, contract to sell, sell any option, warrant or contract to purchase, purchase any option, warrant or contract to sell, transfer, pledge or otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition or otherwise) of any shares of First Western common stock whether owned as of the time of the Lock-Up Agreement or subsequently acquired, including shares of First Western common stock received by the shareholder pursuant to the Merger Agreement; (ii) enter into any swap or other derivative transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of First Western common stock, whether any such transaction is to be settled by delivery of First Western common stock or other securities, in cash or otherwise; or (iii) publicly disclose an intention to effect any transaction contemplated by clause (i) or (ii). If the Merger Agreement is terminated without the consummation of the Merger, the Lock-Up Agreement will automatically terminate.
Employment Agreements
In connection with entering into the Merger Agreement, First Western entered into Employment Agreements with certain employees of Teton and RMB. The Employment Agreements provide that the respective employees will provide their services to First Western Trust for a term of three years from the date on which the Effective Time occurs. The Employment Agreements provide for severance benefits upon the respective employees’ termination and include covenants that the respective employees will maintain the confidentiality of First Western Trust’s confidential information, will not compete with First Western Trust for a specified duration after their termination and will not solicit First Western Trust’s employees for a specified duration following the employee’s termination.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
General
This section describes the material anticipated U.S. federal income tax consequences of the Merger to U.S. holders of Teton common stock who exchange shares of Teton common stock for shares of First Western common stock and cash. No advance ruling has been sought or obtained from the Internal Revenue Service regarding the U.S. federal income tax consequences of the Merger. As a result, no assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.
For purposes of this discussion, a U.S. holder is a beneficial owner of Teton common stock who for United States federal income tax purposes is:
•
a citizen or resident of the United States;

•
a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States or any state or political subdivision thereof;

•
a trust that (1) is subject to (A) the primary supervision of a court within the United States and (B) the authority of one or more United States persons to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or

•
an estate that is subject to United States federal income tax on its income regardless of its source.

If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) holds Teton common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Teton common stock, you should consult your tax advisor.
This discussion addresses only those Teton shareholders that hold their Teton common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code, and does not address all the United States federal income tax consequences that may be relevant to particular Teton shareholders in light of their individual circumstances or to Teton shareholders that are subject to special rules, such as:
•
financial institutions;

•
investors in pass-through entities;

•
insurance companies;

•
tax-exempt organizations;

•
dealers in securities;

•
traders in securities that elect to use a mark to market method of accounting;

•
persons that hold Teton common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•
certain expatriates or persons that have a functional currency other than the U.S. dollar;

•
persons who are not U.S. holders;

•
shareholders who exercise dissenters’ rights; and

•
shareholders who acquired their shares of Teton common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the Merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.
The following discussion is based on the Internal Revenue Code, its legislative history, existing and proposed regulations thereunder, administrative pronouncements and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect, and are subject to differing interpretation. Any such change could affect the continuing validity of this discussion.
First Western and Teton have structured the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The obligation of First Western to complete the Merger is conditioned upon the receipt of an opinion from Otteson Shapiro LLP, counsel to First Western, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The obligation of Teton to complete the Merger is conditioned upon the receipt of an opinion from Greenberg Traurig, LLP, counsel to Teton, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. These opinions will be based on assumptions, representations, warranties and covenants, including those contained in the Merger Agreement and in tax representation letters provided by First Western and Teton. The accuracy of such assumptions, representations and warranties, and compliance with such covenants, could affect the conclusions set forth in such opinions. None of these opinions is binding on the Internal Revenue Service or the courts. First Western and Teton have not requested and do not intend to request any ruling from the Internal Revenue Service as to the United States federal income tax consequences of the Merger. Accordingly, each Teton shareholder should consult its tax advisor with respect to the particular tax consequences of the Merger to such holder.
Very generally, for the Merger to qualify as tax-free reorganization, numerous requirements, including the “continuity of interest” requirement as described in Treasury Regulations must be satisfied. Under the applicable Treasury Regulations, the “continuity of interest” requirement is satisfied if a proprietary interest in Teton is preserved, which, under regulatory guidance generally will be the case if First Western common stock constitutes at least 40% of the value of the aggregate consideration Teton shareholders receive in the Merger. In determining whether this requirement is satisfied, the cash consideration paid to Teton shareholders and the cash paid in lieu of issuing fractional shares of First Western common stock are considered consideration other than First Western common stock that is received by Teton shareholders in the Merger.
Based on the terms of the Merger Agreement and the applicable federal income tax law, whether the Merger satisfies the continuity of interest requirement will be determined based on the market price of First Western common stock at the Effective Time, among other factors. A steep decline in the market price of First Western common stock or a reduction in the aggregate purchase price could, in an extreme situation, cause the Merger to fail the continuity of interest test. Based on conservative assumptions regarding the items of cash consideration that must be taken into account for purposes of applying the continuity of interest test, the amount of decline in the market price that would cause the Merger to fail the continuity of interest test is so significant that the likelihood of the occurrence appears remote. This occurrence would likely constitute a material adverse change with respect to First Western or Teton, and accordingly neither First Western nor Teton would desire to consummate the Merger if it occurred.
Tax Consequences of the Merger Generally to Holders of Teton Common Stock
Accordingly, based on the opinions to be delivered in connection herewith:
•
gain (but not loss) will be recognized by shareholders of Teton who receive shares of First Western common stock and cash in exchange for shares of Teton common stock pursuant to the Merger, in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the First Western common stock and cash received by a shareholder of Teton exceeds such shareholder’s basis in its Teton common stock, and (ii) the amount of cash received by such shareholder of Teton (except with respect to any cash received in lieu of fractional share interests in First Western common stock, as discussed below under “Cash Received In Lieu of a Fractional Share of First Western Common Stock”);

•
the aggregate basis of the First Western common stock received in the Merger will be the same as the aggregate basis of the Teton common stock for which it is exchanged, decreased by the amount of cash received in the Merger and decreased by any basis attributable to fractional share interests in First Western common stock for which cash is received, and increased by the amount of gain recognized on the exchange other than in respect of fractional shares (regardless of whether such gain is classified as capital gain or as ordinary dividend income, as discussed below under “— Additional Considerations — Recharacterization of Gain as a Dividend”); and
•
the holding period of First Western common stock received in exchange for shares of Teton common stock will include the holding period of the Teton common stock for which it is exchanged.

If U.S. holders of Teton common stock acquired different blocks of shares of Teton common stock at different times or at different prices, such holders’ gain, basis and holding period may be determined with reference to each block of Teton common stock. Any such holders should consult their tax advisors regarding the manner in which First Western common stock and cash received in the exchange should be allocated among different blocks of Teton common stock and with respect to identifying the bases or holding periods of the particular shares of First Western common stock received in the Merger.
Taxation of Capital Gain
Except as described under “— Additional Considerations — Recharacterization of Gain as a Dividend” below, gain that a Teton shareholder recognizes in connection with the Merger generally will constitute capital gain and will constitute long-term capital gain if such shareholder has held (or is treated as having held) that shareholder’s Teton common stock for more than one year as of the date of the Merger. If a Teton shareholder has held (or is treated as having held) his or her Teton common stock for one year or less as of the date of the Merger, any gain that such shareholder recognizes will constitute short-term capital gain.
Additional Considerations — Recharacterization of Gain as a Dividend
All or part of the gain that a particular Teton shareholder recognizes could be treated as dividend income rather than capital gain if (i) such Teton shareholder is a significant shareholder of First Western or (ii) such Teton shareholder’s percentage ownership, taking into account constructive ownership rules, in First Western after the Merger is not meaningfully reduced from what its percentage ownership would have been if it had received solely shares of First Western common stock rather than a combination of cash and shares of First Western common stock in the Merger. This could happen, for example, because of ownership of additional shares of First Western common stock by such Teton shareholder or ownership of shares of First Western common stock by a person related to such Teton shareholder. The IRS has indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain as opposed to dividend treatment. Because the possibility of dividend treatment depends primarily upon such Teton shareholder’s particular circumstances, including the application of certain constructive ownership rules, Teton shareholders should consult their own tax advisor regarding the potential tax consequences of the Merger to them.
Cash Received In Lieu of a Fractional Share of First Western Common Stock
A Teton shareholder who receives cash in lieu of a fractional share of First Western common stock will be treated as having received the fractional share pursuant to the Merger and then as having exchanged the fractional share for cash in a redemption by First Western. As a result, a Teton shareholder will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest as set forth above. This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the Merger, the holding period for such shares is greater than one year. The deductibility of capital losses is subject to limitations.
The preceding discussion is intended only as a summary of material United States federal income tax consequences of the Merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the Merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other tax laws and the effect of any proposed changes in the tax laws.
Treatment if the Merger was Determined not to Qualify as a Reorganization under Section 368(a) of the Internal Revenue Code
If the Merger was determined not to qualify as a reorganization under Section 368(a) of the Internal Revenue Code, a holder of Teton common stock would generally recognize gain or loss based on the difference between the value of the consideration received (First Western common stock and cash) and the holder’s tax basis in the shares of Teton common stock surrendered. Any such gain or loss would be long-term capital gain or loss to the extent that the holder had a holding period in the Teton common stock surrendered of more than one year. In such circumstances, a holder would generally have a fair market value basis in any First Western stock received and a holding period in such common stock that commenced on the day after the effective date of the Merger.
Backup Withholding
Backup withholding at the applicable rate may apply with respect to certain payments, including cash received in the Merger, unless a Teton shareholder (a) is a corporation or is within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A Teton shareholder who does not provide its correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the shareholder’s U.S. federal income tax liability, provided the shareholder furnishes certain required information to the Internal Revenue Service.
Reporting Requirements
A Teton shareholder will be required to retain records pertaining to the Merger and will be required to file with such Teton shareholder’s U.S. federal income tax return for the year in which the Merger takes place a statement setting forth certain facts relating to the Merger. In addition, each holder of Teton common stock who is a “significant holder” that receives First Western common stock in the Merger will be required to file a statement with his, her or its federal income tax return setting forth his, her or its basis in the Teton common stock surrendered and the fair market value of the First Western common stock and cash, if any, received in the Merger. A “significant holder” is a holder of Teton common stock who, immediately before the Merger, owned at least one percent (by vote or value) of the outstanding stock of Teton or owned Teton securities with an adjusted tax basis of $1,000,000 or more.

COMPARISON OF SHAREHOLDERS’ RIGHTS
General
Teton is incorporated under the laws of the State of Wyoming and the rights of Teton shareholders are governed by the laws of the State of Wyoming, Teton’s articles of incorporation and Teton’s bylaws. As a result of the Merger, Teton shareholders will receive an amount in cash and shares of First Western common stock and will become First Western shareholders. First Western is incorporated under the laws of the State of Colorado and the rights of First Western shareholders are governed by the laws of the State of Colorado, First Western’s articles of incorporation and First Western’s bylaws.
Comparison of Shareholders’ Rights
Set forth below is a summary comparison of material differences between the rights of Teton shareholders under Teton’s articles of incorporation and bylaws (left column) and the rights of First Western shareholders under First Western’s articles of incorporation and bylaws (right column). While the parties believe that the summary table includes the material differences between the rights of Teton’s shareholders and those of First Western’s shareholders, this summary does not include a complete description of all the differences between the rights of the shareholders. Copies of the full text of First Western’s articles of incorporation and bylaws currently in effect, and Teton’s articles of incorporation and bylaws currently in effect, are available, without charge, by following the instructions in the section entitled “Where You Can Find More Information.”
Teton	First Western
Authorized Capital Stock
Teton’s articles of incorporation state that the authorized capital stock of Teton consists of 50,000,000 shares of stock without par. As of the record date, there were 29,477,707 shares issued and outstanding.
First Western’s articles of incorporation state that the authorized capital stock of First Western consists of 100,000,000 shares of capital stock, consisting of 90,000,000 shares of common stock without par value and 10,000,000 shares of preferred stock without par value. As of the record date, there were [•] shares of First Western common stock outstanding and no shares of First Western preferred stock outstanding.

Corporate Governance
The rights of the Teton shareholders are governed by Wyoming law and the articles of incorporation and bylaws of Teton.	The rights of the First Western shareholders are governed by Colorado law and the articles of incorporation and bylaws of First Western.
Number of Directors
Teton’s bylaws state that the number of directors constituting the board of directors shall be five.	First Western’s bylaws state that the number of directors constituting the board of directors shall not be less than three nor more than 25, as fixed from time to time by the board of directors. There are currently 11 members of the First Western board of directors.
Election of Directors

Under Wyoming law, unless otherwise provided in the articles of incorporation, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Although Teton’s bylaws provide that directors shall be elected by the shareholders holding a majority of the shares, Teton’s articles of incorporation do not provide for any manner of voting for directors.
First Western’s bylaws and Colorado law provides that at each election of directors, the number of candidates equaling the number of directors to be elected having the highest number of votes cast in favor of their election are elected to the board of directors.

Teton	First Western
Teton’s bylaws provide that every shareholder shall be entitled to one vote for each share standing in his name.	First Western’s articles of incorporation provide that each share of common stock shall have one vote.
Teton’s articles of incorporation do not provide for cumulative voting in the election of directors by shareholders.	First Western’s articles of incorporation provide that cumulative voting shall not be permitted in the election of directors.
Removal of Directors
Under Wyoming law, shareholders may remove one or more directors with or without cause unless the articles of incorporation provide that directors may be removed only for cause. A director may be removed by the shareholders only at a meeting called for the purpose of removing the director and the meeting notice shall state that the purpose, or one of the purposes, of the meeting is removal of the director. Although Teton’s bylaws provide that directors may be removed for cause only by a vote of shareholders holding two-thirds of the shares outstanding and entitled to vote, Teton’s articles of incorporation do not provide any such limitations on removal of directors.	First Western’s articles of incorporation provide that shareholders may remove one or more directors but only for cause. A director may be removed by shareholders only at a meeting called for the purpose of removing the director and after notice stating that the purpose, or one of the purposes, of the meeting is removal of the director.
Filling Vacancies on the Board of Directors
Teton’s bylaws provide that a vacancy shall be deemed to exist in case of death, removal or incapacity of any director or increase in the size of the board. Teton’s bylaws further provide that, the event of such a vacancy, a majority of the remaining directors, though less than a quorum, may replace such director to hold office until the next annual meeting of the shareholders.	First Western’s bylaws provide that any vacancy on the board of directors may be filled (i) by the affirmative vote of the holders of a majority of the shares entitled to vote on the election of directors, or (ii) by the board of directors.
Under Wyoming law, unless the articles of incorporation provide otherwise, if a vacancy occurs on a board of directors, including a vacancy resulting from an increase in the number of directors: (i) the shareholders may fill the vacancy; (ii) the board of directors may fill the vacancy; or (iii) if the directors remaining in office constitute fewer than a quorum of the board, they may fill the vacancy by the affirmative vote of a majority of all the directors remaining in office.
Nomination of Director Candidates by Shareholders
Teton’s bylaws provide that nominations for candidates to the board of directors shall be made by the board of directors. If shareholders holding a majority of the shares of the corporation do not approve one or more of the board nominees, shareholders holding no less than 30% of the shares of the corporation shall have the right to nominate replacement members for such remaining portion of the board by written notice to the board; provided, that no such nominated replacement member shall	First Western’s bylaws provide that nominations must be received by the secretary at the principal executive offices of the corporation, in the case of an annual meeting, not less than 90 nor more than 120 calendar days prior to the first anniversary of the preceding year’s annual meeting, or in the case of a special meeting, not more than 10 days after the day on which notice of the special meeting is first mailed to shareholders. Certain information set forth in the bylaws on nominees for director is

Teton	First Western
become a director unless the shareholders holding a majority of the shares approve such appointment and any required regulatory approvals have been obtained.	required to be included in the shareholder notice.
As noted above, under Wyoming law, unless otherwise provided in the articles of incorporation, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.
Shareholder Proposals; Quorum
Teton’s bylaws do not provide for shareholder proposals.	First Western’s bylaws provide that a proposal of business to be considered by the shareholders at a meeting of the shareholders may be made by any shareholder of the corporation who was a shareholder of record at the time of giving of notice who is entitled to vote at the meeting and who complies with the notice procedures set forth in the bylaws. Certain information set forth in the bylaws on the proposal is required to be included in the shareholder notice.
A majority of Teton’s outstanding shares entitled to vote, represented in person or by proxy, constitute a quorum at a meeting of shareholders.	Unless otherwise provided in the articles of incorporation, a majority of the votes entitled to be cast on a matter by a voting group shall constitute a quorum of that voting group for action on the matter, but a quorum shall not consist of fewer than one-third of the votes entitled to be cast on the matter by the voting group.
Shareholder Action Without a Meeting
Under Teton’s bylaws, any action required to be taken at a meeting of the shareholders, or any other action which may be taken at a meeting of the shareholders, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote with respect to the subject matter thereof.	Pursuant to First Western’s bylaws, any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if a written consent (or counterparts thereof) that sets forth the action so taken is signed by all of the shareholders entitled to vote with respect to the subject matter thereof and received by the corporation. Such action is effective as of the date the last writing necessary to effect the action is received by the corporation, unless all of the writing specify a different effective date, in which case such specified date shall be the effective date for such action.
Special Meetings of Shareholders
Under Teton’s bylaws, special meetings of the shareholders, other than those regulated by statute, may be called by the president, or a majority of the directors, and must be called by the president upon written request of the holders of 1/3 of the outstanding shares entitled to vote at such special meeting. Under Wyoming law, a special meeting of the shareholders may also be called if the holders of at least 10% of all the votes entitled to be cast on	Under First Western’s bylaws, unless otherwise prescribed by statute, special meetings of the shareholders may be called for any purpose by the president or by the board of directors. The president shall call a special meeting of the shareholders if the corporation receives one or more written demands for the meeting, stating the purpose or purposes for which it is to be held, signed and dated by holders of shares representing at least 10 of all the votes

Teton	First Western
any issue proposed to be considered at a the proposed special meeting sign, date, and deliver to Teton one or more written demands for the meeting describing the purpose or purposes for which it is to be held.	entitled to be cast on any issue proposed to be considered at the meeting.
Indemnification of Directors and Officers

Wyoming law provides that a corporation may indemnify an individual who is a party to a proceeding because the individual is a director or an officer against liability incurred in the proceeding if: (1) The individual acted in good faith; (2) he reasonably believed that his conduct was in or at least not opposed to the corporation’s best interests; and (3) in the case of any criminal proceeding, the individual had no reasonable cause to believe his conduct was unlawful.
Wyoming law further provides for mandatory indemnification of a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.
First Western’s articles of incorporation provide that the corporation shall indemnify, to the maximum extent permitted by law, any person who is or was a director, officer, agent, fiduciary or employee of the corporation against any claim, liability or expense arising against or incurred by such person made party to a proceeding because he is or was a director, officer, agent, fiduciary or employee of the corporation or because he is or was serving another entity as a director, officer, partner, trustee, employee, fiduciary or agent at the corporation’s request. The corporation shall further have the authority to the maximum extent permitted by law to purchase and maintain insurance on behalf of a person who is or was a director, officer, agent, fiduciary or employee of the corporation, or who, while a director, officer, agent, fiduciary or employee of the corporation, is or was serving at the request of the corporation as a director, officer, agent, fiduciary or employee of another domestic or foreign entity or of an employee benefit plan, against liability asserted against or incurred by the person in that capacity or arising from the person’s status as a director, officer, employee, fiduciary, or agent, whether or not the corporation would have power to indemnify the person against the same liability pursuant to the articles of incorporation.

Under certain circumstances, Wyoming law provides that a corporation may advance funds to pay for or reimburse the reasonable expenses incurred in connection with the proceeding by an individual who is a party to the proceeding because that individual is a member of the board of directors.
Teton’s articles of incorporation and bylaws provide for different indemnification and expense reimbursement standards.
Teton’s articles of incorporation provide that no officer or director shall be personally liable for any obligations of Teton or for any duties or obligations of Teton or for any duties or obligations arising out of any acts or conduct of said officer or director performed for or on behalf of Teton but further provide that Teton will indemnify officers and directors against any such liability resulting from such acts or conduct in accordance with Wyoming

First Western’s bylaws provide that the corporation shall indemnify any Proper Person who was wholly successful, on the merits or otherwise, in defense of any action, suit, or proceeding as to which he was entitled to indemnification under the applicable provisions of the bylaws against reasonable expenses (including attorneys’ fees) incurred by him in connection with the proceeding without the necessity of any action by the corporation other than the determination in good faith that the defense has been wholly successful.
For purposes of First Western’s bylaws, a “Proper Person” means any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of the

Teton	First Western

law as described above. Teton’s articles of incorporation also state that no such person shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his own willful misconduct.
Teton’s bylaws provide that it shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each director and officer of the corporation against any losses, claims, costs, expenses, damages, demands or liabilities, to which such indemnified party may become subject as a result of claim brought by third parties in connection with any matter arising out of or incident to any act performed or omitted to be performed such any such indemnified party in connection with business or affaires of the corporation but only to the extent that such act or omission (i) was not attributable to such indemnified person’s fraud, bad faith, willful misconduct or gross negligence and (ii) did not constitute a material breach or violation by the indemnified party of its obligations under or in connection with the bylaws. If an indemnified party becomes involved in any capacity in any action, proceeding or investigation in connection with any matter arising out of or in connection with the bylaws or the business or affairs of the corporation, the corporation shall select legal counsel for such indemnified party and shall make advances on behalf of such indemnified party for such legal counsel and other reasonable out-of-pocket expenses (including the cost of any investigation and preparation, but excluding any additional legal counsel that such indemnified party may engage separately from the corporation’s selected legal counsel) as they are incurred in connection therewith, provided that such indemnified party shall promptly repay to the corporation the amount of any such reimbursed expenses paid to it if it shall ultimately be determined that such indemnified party was not entitled to be indemnified by the corporation in connection with such action, proceeding or investigation and only upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount.
To the extent that an indemnified party has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in paragraph (a), above, or in defense of any claim, issue or matter therein, the indemnified party shall be indemnified against expenses (including attorney’s fees) actually and reasonably incurred by corporation, or is or was serving at the request of the corporation as a director, officer, agent, associate, employee, fiduciary, manager, member, partner, promotor, or trustee, or any similar position, of any foreign or domestic profit or nonprofit corporation or of any partnership, joint venture, trust, profit or nonprofit unincorporated association, limited liability company, or other enterprise, entity, or employee benefit plan. The corporation shall indemnify any Proper Person against reasonably incurred expenses (including attorneys’ fees), judgments, penalties, fines (including any excise tax assessed with respect to an employee benefit plan) and amounts paid in settlement reasonably incurred by him in connection with such action, suit or proceeding if it is determined by the groups set forth in Section 4 of the bylaws that he conducted himself in good faith and that he reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in the corporation’s best interests, or (ii) in all other cases (except criminal cases), that his conduct was at least not opposed to the corporation’s best interests, or (iii) in the case of any criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful. A Proper Person will be deemed to be acting in his official capacity while acting as a director, officer, employee or agent on behalf of this corporation and not while acting on this corporation’s behalf for some other entity.
First Western’s bylaws provide that no indemnification shall be made to a Proper Person with respect to any claim, issue or matter in connection with a proceeding by or in the right of a corporation in which the Proper Person was adjudged liable to the corporation or in connection with any proceeding charging that the Proper Person derived an improper personal benefit, whether or not involving action in an official capacity, in which he was adjudged liable on the basis that he derived an improper personal benefit. Further, indemnification in connection with a proceeding brought by or in the right of the corporation shall be limited to reasonable expenses, including attorneys’ fees, incurred in connection with the proceeding.
First Western’s bylaws provide that except where there is a right to indemnification as set forth in the applicable sections of the bylaws or where indemnification is ordered by a court, any indemnification shall be made by the corporation

Teton	First Western

the person in connection therewith.
Any indemnification under the applicable sections of the bylaws (unless ordered by a court), shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the indemnified party is proper in the circumstances because the indemnified party has met the applicable standard of conduct set forth in the bylaws, such determination to be made by the board in good faith. In the case where an indemnified party is a director, only non-interested directors shall be involved in making the determination to be provided by the board.
The indemnification provided by the bylaws shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the corporation’s articles of incorporation, or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in the person’s official capacity and as to action in another capacity while holding office, and shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the heirs, executors and administrators of such person.

only as authorized in the specific case upon a determination by a proper group that indemnification of the Proper Person is permissible under the circumstances because he has met the applicable standards of conduct set forth in the applicable sections of the bylaws. This determination shall be made by the board of directors by a majority vote of those present at a meeting at which a quorum is present, which quorum shall only include those directors not parties to the proceeding. If a quorum cannot be obtained, the determination shall be made by a majority vote of a committee of the board of directors designated by the board, which committee shall consist of two or more directors not parties to the proceeding, except that directors who are parties to the proceeding may participate in the designation of directors for the committee. If a quorum of the board of directors cannot be obtained and the committee cannot be established, or even if a quorum is obtained or the committee is designated and a majority of the director’s constituting such quorum or committee so directs, the determination shall be made by (i) independent legal counsel selected by a vote of the board of directors or the committee in the manner specified in the bylaws or, if a quorum of the full board of directors cannot be obtained and a committee cannot be established, by independent legal counsel selected by a majority vote of the full board (including directors who are parties to the action) or (ii) a vote of the shareholders.
First Western’s bylaws provide reasonable expenses (including attorneys’ fees) incurred in defending an action, suit or proceeding as described in the bylaws may be paid by the corporation to any Proper Person in advance of the final disposition of such action, suit or proceeding upon receipt of (i) a written affirmation of such Proper Person’s good faith belief that he has met the standards of conduct prescribed in the bylaws, (ii) a written undertaking, executed personally or on the Proper Person’s behalf, to repay such advances if it is ultimately determined that such Proper Person did not meet the prescribed standards of conduct (the undertaking shall be an unlimited general obligation of the Proper Person but need not be secured and may be accepted without reference to financial ability to make repayment), and (iii) a determination is made by the proper group that the facts as then known to the group would not preclude indemnification.

Teton	First Western
Amendments to Articles of Incorporation and Bylaws
Teton’s articles of incorporation may be amended in any manner allowed under Wyoming law.	First Western’s articles of incorporation may be amended in any manner allowed under Colorado law.
Teton’s bylaws may be altered, amended or repealed or new bylaws may be adopted by a majority vote of the shareholders at any regular or special meeting or by unanimous written consent signed by all shareholders.	First Western’s bylaws provide that, subject to repeal or change by action of the shareholders, the board of directors may amend, supplement or repeal its bylaws or adopt new bylaws, and all such changes shall affect and be binding upon the holders of all shares heretofore as well as hereafter authorized, subscribed for or offered. Further, pursuant to CRS 7-110-201, the shareholders may amend the bylaws.
Exclusive Forum
Teton’s articles of incorporation do not provide for an exclusive forum for shareholder litigation suits.	First Western’s articles of incorporation provide that unless the corporation consents in writing to the selection of an alternative forum, any state or federal court located in Denver County in the State of Colorado shall be the sole and exclusive forum for (a) any actual or purported derivative action or proceeding brought on behalf of the corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, or other employee or agent of the corporation to the corporation or the corporation’s shareholders or creditors, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (c) any action asserting a claim against the corporation or any current or former director, officer, or other employee or agent of the corporation arising pursuant to any provision of the Colorado Business Corporation Act, the articles of incorporation, or the bylaws of the corporation (as any of the foregoing may be amended from time to time), or (d) any action asserting a claim against the corporation or any current or former director, officer, or other employee or agent of the corporation governed by the internal affairs doctrine, including any action to interpret, apply, enforce or determine the validity of any provision of the Colorado Business Corporation Act, the articles of incorporation, or the bylaws of the corporation (as any of the foregoing may be amended from time to time).

INFORMATION ABOUT FIRST WESTERN
General
First Western is a financial holding company headquartered in Denver, Colorado. It provides a fully integrated suite of wealth management services on its private trust bank platform, which includes a comprehensive selection of deposit, loan, trust, wealth planning and investment management products and services. First Western believes its integrated business model distinguishes it from other banks and non-bank financial services companies in the markets in which it operates. As of June 30, 2021, First Western provided fiduciary and advisory services on $6.76 billion of trust and investment management assets, and had total assets of $2.0 billion, total loans held for investment of $1.57 billion, total deposits of $1.68 billion and total shareholders’ equity of $168.0 million.
First Western’s mission is to be the best private bank for the Western wealth management client. First Western believes that the “Western wealth management client” shares its entrepreneurial spirit and values its sophisticated, high-touch integrated financial services that are tailored to meet their specific needs. First Western’s target clients include successful entrepreneurs, professionals and other high net worth individuals or families, along with their businesses and philanthropic organizations. First Western offers its services through a branded network of boutique private trust bank offices, loan production offices, and trust offices, which First Western believes are strategically located in affluent and high-growth markets in 17 locations across Colorado, Arizona, Wyoming and California.
First Western generates a significant portion of its revenues from non-interest income, which it produces from its trust, investment management and other advisory services as well as through the origination and sale of mortgage loans. The balance of First Western’s revenue is generated from net interest income, which it derives from its traditional banking products and services. For the six months ended June 30, 2021, non-interest income was $20.1 million, or 42% of gross revenue (which is total income before non-interest expense, plus provision for loan losses), and net interest income was $27.3 million, or 58% of gross revenue.
First Western believes that it has developed a unique approach to private banking to best serve its Western wealth management clients primarily as a result of the combination of the following factors:
•
Offering sophisticated wealth management products and services, including traditional banking as well as trust, wealth planning, investment management and other related services often provided by larger financial institutions with the high-touch and personalized experience that is typically associated with community and trust banks;

•
Delivering services through strategically located private trust bank offices, which First Western refers to internally as “profit centers”; and

•
Using a relationship-based team approach to become a “trusted advisor” to clients by understanding their investment management, ultimate goals and banking needs and tailoring our products and services to meet those needs.

History
First Western was founded in 2002 by its Chairman, Chief Executive Officer and President, Scott C. Wylie, and a group of local business leaders with the vision of building the best private bank for the Western wealth management client. Since opening its first profit center in Denver, Colorado in 2004, First Western has grown organically primarily by establishing 17 offices, attracting new clients and expanding its relationships with existing clients, as well as through a series of strategic acquisitions of various trust, registered investment advisory and other financial services firms. First Western completed an initial public offering of its common stock on July 23, 2018. Its common stock is listed on the Nasdaq Global Select Market under the symbol “MYFW.”

INFORMATION ABOUT TETON
General
Teton is a diversified banking organization which operates through its wholly owned subsidiary, RMB. RMB provides client-focused banking products, services, trust and financial management to its customers while retaining the integrity and commitment found through a community bank. RMB has also formed proprietary relationships with well-recognized companies utilizing their respective expertise in wealth management, trust and certain niche lending sectors. These relationships include Family Management Company, South Dakota Trust Company and WebBank. Throughout the years, RMB has developed a strong reputation for providing outstanding service to its clients and for strongly supporting its local communities
RMB serves three Wyoming communities through its branch banking facilities in Jackson, Pinedale, and Rock Springs, Wyoming. It also operates a niche lending business based in New York City called Specialty Lending.
History
Teton was organized as a Wyoming LLC in 2012 to acquire 100% of the share capital of RMB.
RMB was originally formed in 1995 following its purchase of American National Bank based in Rock Springs. RMB is a Wyoming state-chartered bank under the regulatory control of the Wyoming Division of Banking (the “WDB”), the Federal Reserve Bank in Kansas City and the FDIC. In late 2005 or early 2006, RMB shares were pledged as collateral for a convertible note held by a Southern financial institution that made a significant loan to RMB’s former holding company. As a result of the financial crises and poor management, RMB was in danger of seizure and closure by the banking regulators. In addition, because the aforementioned loan was also in default, the holder of the note was pursuing legal remedies against RMB’s former holding company.
Jim Moses, the former President of First Interstate Bank in Jackson, Wyoming, and Allan Tessler, the current chairman of the board and chief executive officer of Teton, formed and led a group of investors to acquire 100% of RMB after securing all federal and state clearances and approvals. This group included some existing investors in RMB’s former holding company and new investors primarily introduced by Mr. Tessler. The acquisition was completed in 2012. The group, through Teton, substantially recapitalized RMB by injecting $19 million in new capital.
RMB was heavily restructured over the next two years. The restructuring was led by Mr. Moses who became the chief executive officer of RMB and Mr. Tessler who became its chairman of the board. Many of the executives of RMB who worked through the restructuring remain with the bank today, including Mark Hendrickson, the current chief executive officer of RMB. The RMB board worked tirelessly during this period, including by holding biweekly meetings to review all loans and other bank business. During this period (and after) RMB was heavily reviewed and inspected by all relevant regulators.
In 2017, RMB converted from an LLC to a C corporation under Wyoming law. Teton believes RMB has done very well for its communities, customers, investors and management since it took over by carefully considering the risk profiles posed by the business RMB has undertaken.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
This discussion presents management’s analysis of the consolidated financial condition and results of operations of Teton as of and for each of the years in the two-year period ended December 31, 2020, and the six-month periods ended June 30, 2021, and June 30, 2020. This discussion is designed to provide shareholders with a more comprehensive review of the operating results and financial position than could be obtained from an examination of the financial statements alone. The discussion should be read in conjunction with the consolidated financial statements of Teton and the notes related thereto which appear elsewhere in this proxy statement/prospectus.
Critical Accounting Policies
Teton’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. The financial information contained within these statements is, to a significant extent, financial information that is based on approximate measures of the financial effects of transactions and events that have already occurred. Based on its consideration of accounting policies that involve the most complex and subjective decisions and assessments, Teton management has identified its most critical accounting policy to be that related to the allowance for loan losses. Teton’s allowance for loan losses methodology incorporates a variety of risk considerations, both quantitative and qualitative, in establishing an allowance for loan losses that management believes is appropriate at each reporting date. Although management believes the level of the allowance as of June 30, 2021, December 31, 2020, June 30, 2020, and December 31, 2019, was adequate to absorb losses inherent in the loan portfolio, a decline in the local economy or other adverse factors may result in increasing losses that cannot reasonably be predicted at this time. See the portion of this Management’s Discussion and Analysis section entitled “Financial Condition — Allowance for Loan Losses.”
As of and for the Year Ended December 31, 2020, compared to the Year Ended December 31, 2019
General
Teton’s primary source of income is from the interest earned on its loans and investments and its primary area of expense is the interest paid on deposits and borrowings and salaries and benefits.
At December 31, 2020, Teton had approximately $407.6 million in total assets, $248.0 million in net loans, $363.2 million in total deposits and $37.6 million in shareholders’ equity. At December 31, 2019, Teton had approximately $315.2 million in total assets, $232.3 million in net loans, $274.1 million in total deposits and $36.5 million in shareholders’ equity.
For the year ended December 31, 2020, Teton realized net income of $852,000 or $0.03 per basic common share and $0.03 per diluted common share compared to net income of $3.0 million, or $0.10 per basic common share and $0.10 per diluted common share for 2019. The $2.1 million decrease in net income for 2020 compared to 2019 was primarily due to increased provision for loan loss expense. As of December 31, 2020, Teton had provision for loan losses of $4.6 million as compared to a $2.4 million provision for loan losses in 2019. The $2.2 million increase in provision for loan losses in 2020 compared to 2019 was primarily due to uncertainty surrounding the impacts of the COVID-19 pandemic. Teton had approximately $11.8 million in net interest income in 2020 as compared to $12.2 million of net interest income in 2019. The $324,000 decrease in net interest income in 2020 was related to margin compression driven by low yield SBA Paycheck Protection Program loans. For the year ended December 31, 2020, Teton had noninterest expense of $8.0 million as compared to $7.4 million of noninterest expense in 2019. The $616,000 increase in noninterest expense in 2020 compared to 2019 was primarily due to personnel changes, core software conversion costs, and write-downs on real estate held for sale.
Teton’s return on average equity for the years ended December 31, 2020 and 2019, was 2.29% and 8.47%, respectively. Teton’s return on average assets for the same years was 0.23% and 0.96%, respectively. The dividend payout ratio (dividends per share divided by net income per share) for those years was 0.00% and 8.41%, respectively. The equity to assets ratio (average equity divided by average total assets) for those years was 9.93% and 11.39%, respectively.

Results of Operations
Net Interest Income and Margin.   Teton’s earnings depend largely upon its net interest income, which is the difference between the income received from its loan portfolio and other interest-earning assets and the interest paid on deposits and other interest-bearing liabilities. The net interest income, when expressed as a percentage of average total interest-earning assets, is referred to as the net interest margin. Teton’s net interest income is affected by the change in the level and the mix of interest-earning assets and interest-bearing liabilities, referred to as volume changes. Teton’s net interest income is also affected by changes in the yields earned on interest-earning assets and rates paid on interest-bearing liabilities, referred to as rate changes. Interest rates charged on Teton’s loans are affected principally by the demand for such loans, the supply of money available for lending purposes and competitive factors. Those factors are, in turn, affected by general economic conditions and other factors beyond Teton’s control, such as federal economic policies, the general supply of money in the economy, legislative tax policies, governmental budgetary matters and the actions of the Federal Reserve Board. Interest rates on deposits are affected primarily by rates charged by competitors.
For the year ended December 31, 2020, net interest income totaled $11.8 million compared to $12.2 million for the year ended December 31, 2019. This represents a year-over-year decrease of $324,000, or 2.7%. Total interest income decreased $808,000 while interest expense decreased $484,000 in 2020 compared to 2019.
The net interest margins for the years ended December 31, 2020 and 2019 were 3.4% and 4.3%, respectively. The net interest spread is the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities. The net interest spread is an indication of Teton’s ability to manage rates received on loans and investments and rates paid on deposits and borrowings in a competitive and changing interest rate environment. For the year ended December 31, 2020, Teton’s net interest spread was 3.4% compared to 4.3% for the same period in 2019.
For the year ended December 31, 2020, the yield on average interest-earning assets decreased to 3.9% from 5.1% for 2019. The cost of interest-bearing liabilities for the year ended December 31, 2020, decreased to 0.5% from 0.8% in 2019. The decrease in the yield on average interest-earning assets was primarily attributable to declining market rates and low yield SBA Paycheck Protection Program loans. The decrease in cost of funds was due to a reduction in offering rates.
The following table shows Teton’s average balances of assets, liabilities and shareholders’ equity; the amount of interest income and interest expense; the average yield or rate for each category of interest-earning assets and interest-bearing liabilities; and the net interest spread and the net interest margin for the periods indicated:

Distribution, Yield and Rate Analysis of Net Interest Income
	For the Years Ended December 31,
	2020			2019			2018
	Average Balance	Interest Income/ Expense	Average Rate/ Yield(1)	Average Balance	Interest Income/ Expense	Average Rate/ Yield(1)	Average Balance	Interest Income/ Expense	Average Rate/ Yield(1)
	(Dollars in Thousands)
Assets
Interest-earning assets:
Loans(1)	$261,453	$12,930	4.95%	$224,002	13,013	5.81%	$219,176	$12,381	5.65%
Investment securities – taxable	16,863	573	3.40%	16,495	500	3.03%	11,676	279	2.39%
Investment securities – tax exempt	0	0	0.00%	0	0	0.00%	0	0	0.00%
Other earning assets	77,587	243	0.31%	47,239	1,041	2.20%	45,438	926	2.04%
Total interest-earning assets	355,903	$13,746	3.86%	287,736	$14,554	5.06%	276,290	$13,586	4.92%
Noninterest-earning assets:
Cash and due from banks	4,340			4,324			4,252
Other assets	14,718			16,216			16,884
Total assets	$374,961			$308,276			$297,426
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing demand	$100,820	308	0.31%	$70,880	$330	0.47%	$52,952	$154	0.29%
Money market	128,698	828	0.64%	113,253	1,237	1.09%	113,399	452	0.40%
Savings	23,792	58	0.24%	19,322	88	0.46%	16,521	64	0.39%
Time deposits	39,193	496	1.27%	34,110	519	1.52%	39,217	489	1.25%
Repurchase agreements	0	0	0.00%	0	0	0.00%	0	0	0.00%
Other borrowings	3593	216	6.01%	3606	216	5.99%	3594	216	6.01%
Total interest-bearing liabilities	296,096	1,906	0.64%	241,171	2,390	0.99%	225,683	1,375	0.61%
Noninterest-bearing liabilities:
Demand deposits	40,021			30,938			38,770
Other liabilities	1,592			1,043			946
Stockholders’ equity	37,252			35,124			32,027
Total liabilities and stockholders’ equity	$374,961			$308,276			$297,426
Net Interest Income		$11,840			$12,164			$12,211
Net Interest Spread(2)			3.22%			4.07%			4.31%
Net Interest Margin(3)			3.33%			4.23%			4.42%

(1)
Nonaccrual loans have been included in the average balances for computation purposes, but the foregone interest of such loans is excluded.

(2)
Represents the weighted average yield on interest-earning assets less the weighted average cost of interest-bearing liabilities.

(3)
Represents the net interest income (before provision for credit losses) as a percentage of average interest-earning assets.

The following table sets forth, for the periods indicated, the dollar amount of changes in interest earned and paid for interest-earning assets and interest-bearing liabilities and the amount of change attributable to changes in average daily balances (volume) or changes in interest rates (rate):
Rate/Volume Analysis of Net Interest Income
	Year Ended December 31, 2020 vs. 2019 Increases (Decreases) Due to Change In
	Volume	Rate	Vol & Rate	Total
	(Dollars in Thousands)
Increase (decrease) in interest income:
Loans	$2,176	$(1,935)	$(324)	$(83)
Investment securities – taxable	11	61	1	74
Investment securities – tax exempt	0	0	0	0
Other earning assets	669	(893)	(574)	(798)
Total interest income	2,856	(2,767)	(896)	(807)
(Increase) decrease in interest expense:
Interest-bearing demand	139	(113)	(48)	(22)
Money market	169	(508)	(69)	(409)
Savings	20	(41)	(9)	(30)
Time certificates of deposit	77	(87)	(13)	(23)
Repurchase agreements	0	0	0	0
Other borrowings	-1	1	0	0
Total interest expense	405	(749)	(140)	(484)
Net interest income differential	$2,451	$(2,018)	$(756)	$(323)

	Year Ended December 31, 2019 vs. 2018 Increases (Decreases) Due to Change In
	Volume	Rate	Vol & Rate	Total
	(Dollars in Thousands)
Increase (decrease) in interest income:
Loans	$273	$352	$8	$632
Investment securities – taxable	115	74	31	220
Investment securities – tax exempt	0	0	0	0
Other earning assets	37	75	3	115
Total interest income	424	501	41	967
(Increase) decrease in interest expense:
Interest-bearing demand	52	93	31	176
Money market	(1)	785	(1)	783
Savings	11	11	2	24
Time certificates of deposit	(64)	108	(14)	30
Repurchase agreements	0	0	0	0
Other borrowings	1	(1)	0	0
Total interest expense	(1)	995	18	1,013
Net interest income differential	$425	$(494)	$23	$(46)
Provision for Credit Losses.   Credit risk is inherent in the business of making loans. Teton sets aside an allowance for loan losses through charges to net income. The charges are shown on the income statements as a provision for credit losses, and specifically identifiable and quantifiable losses are immediately charged off against the allowance. The periodic provision for credit loss expense is a reflection of the needed balance in the allowance for loan losses. The procedures for monitoring the adequacy of the allowance, as well as detailed information concerning the allowance itself, are included below under “Financial Condition — Allowance for Loan Losses.” Management believes that Teton maintained adequate balances of allowance for loan losses at December 31, 2020 and 2019.
Noninterest Income.   Teton’s noninterest income is generated from several sources. Noninterest income is derived primarily from service charges and fees on deposit accounts and sale of mortgage loans. Income related to card interchange income is also a strong contributor to noninterest income. Also included in noninterest income was interest rate swap fee income, wealth management referral income, fiduciary income and gains or losses realized on the sale of investment securities.
For the year ended December 31, 2020, Teton recorded $1.8 million in noninterest income compared to $1.4 million for 2019 for an increase of $474,000.
Noninterest Expense.   Noninterest expense, which is comprised primarily of salaries and employee benefits, occupancy and equipment, data processing and software, professional services, FDIC insurance, other real estate owned (“OREO”) and other expenses, totaled $8.0 million for the year ended December 31, 2020, compared to $7.4 million for the year ended December 31, 2019. The $616,000 increase in noninterest expense in 2020 as compared to 2019 was due to personnel changes, core software conversion costs, and write-downs on real estate held for sale. The $445,000 increase in salaries and employee benefits in 2020 as compared to 2019 was due to a combination of annual compensation increases and additional employees.
Noninterest expenses reflect the direct expenses and related administrative expenses associated with staffing, maintaining, and operating the branch facilities. Teton’s ability to control noninterest expenses in relation to asset growth can be measured in terms of noninterest expenses as a percentage of average interest-earning assets. Noninterest expenses measured as a percentage of average interest-earning assets were 2.24%, and 2.56% for the years ended December 31, 2020 and 2019, respectively.

The following table sets forth the breakdown of noninterest expense for the periods indicated:
	For the Years Ended December 31,
	2020		2019		2018
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in Thousands)
Salaries and employee benefits	$4,534	57%	$4089	56%	$4,279	57%
Occupancy and equipment	743	9%	712	10%	757	10%
Data processing and software	1,140	14%	908	12%	866	11%
OREO expense	181	2%	78	1%	138	2%
Other operating expense	1,370	17%	1,565	21%	1494	20%
Total noninterest expense	$7,968		$7,352		$7534
As a percentage of average total interest-earning assets	2.24%		2.56%		2.73%
Efficiency ratio	58.27%		54.36%		56.95%
Liquidity and Capital Resources
Liquidity.   Liquidity is Teton’s ability to maintain sufficient cash flow to meet deposit withdrawals and loan demands and to take advantage of investment opportunities as they arise. Teton’s principal sources of liquidity have been growth in deposits, proceeds from the maturity of securities, and repayments from loans. To supplement its primary sources of liquidity, Teton maintains contingent funding sources, which include unsecured borrowing arrangements with its correspondent financial institutions. At December 31, 2020, Teton had a total borrowing capacity of $10 million with correspondent financial institutions. There were no amounts outstanding under these arrangements at December 31, 2020. In addition to available credit lines at correspondent financial institutions, Teton also has a borrowing arrangement with the Federal Home Loan Bank (“FHLB”). Teton has a blanket lien arrangement on qualifying loan collateral. As of December 31, 2020, Teton’s net availability under this arrangement was $54.9 million.
Capital Resources.   Shareholders’ equity as of December 31, 2020 and 2019, was $37.6 million and $36.5 million, respectively. The increase in shareholders’ equity over the aforementioned periods was primarily a result of retained earnings and unrealized gains on available-for-sale securities. Teton is committed to maintaining capital at a level sufficient to assure shareholders, customers, and regulators that Teton is financially sound and able to support its growth from retained earnings. Teton is subject to risk-based capital regulations adopted by the federal banking regulators. These guidelines are used to evaluate capital adequacy and are based on an institution’s asset risk profile and off-balance sheet exposure. The risk-based capital guidelines assign risk weightings to assets both on and off-balance sheet and place increased emphasis on common equity.
Current risk-based regulatory capital standards generally require banks and bank holding companies to maintain a ratio of common equity Tier 1 capital to risk-weighted assets of at least 4.50%, Tier 1 capital to risk-weighted assets of at least 6.00%, a ratio of Tier 1 capital to average total assets (leverage ratio) of at least 4.00% and a ratio of total capital (which includes Tier 1 capital plus certain forms of subordinated debt, a portion of the allowance for loan and lease losses, and preferred stock) to risk-weighted assets of at least 8.00%. However, under the final rule on Enhanced Regulatory Capital Standards, commonly referred to as Basel III, which became effective in the first quarter 2015, a capital conservation buffer of 2.5%, comprised of common equity Tier 1, is established above the regulatory minimum capital requirement. The capital conservation buffer phased in and was fully effective January 1, 2019.
Risk-weighted assets are calculated by multiplying the balance in each category of assets by a risk factor, which ranges from zero for cash assets and certain government obligations to 150% for some loans, and adding the products together.
Under these regulations, a bank is considered “well capitalized” if the institution has a common equity Tier 1 risk-based capital ratio of 6.5% or greater, a Tier 1 risk-based capital ratio of 8.0% or greater, a total risk-based capital ratio of 10.0% or greater and a leverage ratio of 5.0% or greater, and is not subject to any order or written directive by any such regulatory authority to meet and maintain a specific capital level for any capital measure. Banks are required to maintain similar capital levels under capital adequacy guidelines. The following table provides the capital ratios for RMB as of the dates indicated, along with the applicable regulatory capital requirements:
	Ratio at December 31, 2020	Ratio at December 31, 2019	Minimum Requirement for “Adequately Capitalized” Institution plus Capital Conservation Buffer	Minimum Requirement for “Well-Capitalized” Institution at December 31, 2020
Common Equity Tier 1 Risk-Based Capital Ratio
Rocky Mountain Bank	15.2%	15.5%	7.0%	6.5%
Tier 1 Risk-Based Capital Ratio
Rocky Mountain Bank	15.2%	15.5%	8.5%	8%
Total Risk-Based Capital Ratio
Rocky Mountain Bank	16.5%	16.6%	10.5%	10%
Leverage Ratio
Rocky Mountain Bank	9.3%	11.8%	4.0%	5.0%
At December 31, 2020, all of Teton’s regulatory capital ratios were above minimum requirements for a “well-capitalized” institution.
Impact of Inflation
The impact of inflation on a financial institution differs significantly from such impact on other companies. Banks, as financial intermediaries, have assets and liabilities that tend to move in concert with inflation both as to interest rates and value. A bank can reduce the impact of inflation if it can manage its interest rate sensitivity gap. Teton attempts to structure RMB’s mix of financial instruments and manage its interest rate sensitivity gap in order to minimize the potential adverse effects of inflation or other market forces on its net interest income and therefore its earnings and capital. See the portion of this Management’s Discussion and Analysis section entitled “Market Risk/Interest Rate Risk Management.” Inflation has been moderate for the last several years and has had little or no effect on the financial condition and results of operations of Teton during the periods covered in this proxy statement/prospectus.
Financial Condition
Summary.   Total assets were $407.6 million as of December 31, 2020, compared to $315.2 million as of December 31, 2019. Total loans, net of allowance for loan losses, increased to $248.0 million as of December 31, 2020, compared to $232.3 million as of December 31, 2019. This represents an increase from year-end 2019 to year-end 2020 of $15.8 million, or 6.8%. Total deposits were $363.2 million as of December 31, 2020, compared to $274.1 million as of December 31, 2019. The year-over-year increase in total deposits as of December 31, 2019 to December 31, 2020 was $89.1 million, or 32.5%.
Investment Portfolio.   The main objectives of Teton’s investment portfolio are to support a sufficient level of liquidity while providing means to manage interest rate risk, generate an adequate level of interest income without taking undue risks and provide collateral for municipal pledging requirements. The portfolio of investment securities consists primarily of U.S. government agencies, mortgage-backed securities, and U.S. treasury securities. Teton’s portfolio is comprised almost entirely of available-for-sale securities.

The following table summarizes the amortized cost, fair value, and distribution of Teton’s investment securities as of the dates indicated:
	As of December 31,
	2020		2019		2018
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in Thousands)
Available for sale
U.S. government agency securities	$998	$1,021	$1,495	$1,508	$1,991	$1,967
U.S. Treasury	1,000	1,000	0	0	0	0
SBA loan pools	2,945	3,002	3,710	3,719	4,875	4,861
U.S. agency mortgage-backed securities	7,840	8,246	9,367	9,624	8,875	8,926
Total	$12,783	$13,269	$14,572	$14,851	$15,741	$15,754
At December 31, 2020, the fair value of securities available for sale totaled $13.3 million, a decrease of $1.6 million, or 10.7%, from $14.9 million at December 31, 2019. The decrease in securities available for sale from December 31, 2019, to December 31, 2020, was primarily due to amortization and maturities. In 2020, investment purchases totaled a combined $5.6 million and security sales, calls and maturities totaled a combined $9.8 million.
The available-for-sale securities portfolio had a net pre-tax unrealized gain of $486,000 at December 31, 2020, compared to net pre-tax unrealized gain of $279,000 at December 31, 2019. The net pre-tax unrealized gain or loss on available-for-sale securities is excluded from net income and reported as a separate component of accumulated other comprehensive income or loss included in shareholders’ equity.
On an annual basis, Teton makes an assessment to determine whether there has been any credit or economic events to indicate that a security with an unrealized loss in the investment portfolio is impaired on an other-than-temporary basis. Teton considers many factors including the severity and duration of the impairment, the intent and ability for Teton to hold the security for a period of time sufficient for full recovery in value, recent downgrades in external credit ratings and other current events specific to the issuer or industry. Unrealized losses are generally due to changes in interest rates and, as such, are considered to be temporary by Teton.
Loan Portfolio.   Teton’s loan portfolio represents the largest single portion of invested assets, greater than the investment portfolio or any other asset placement category. The quality and diversification of Teton’s loan portfolio are important considerations when reviewing Teton’s results of operations.
Total loans, net of allowance for loan losses, increased to $248.0 million as of December 31, 2020, compared to $232.3 million as of December 31, 2019. The increase of $15.8 million from year-end 2019 to year-end 2020 was primarily a result of increases within Teton’s commercial portfolios.

The following table sets forth the composition of Teton’s loan portfolio (excluding loans held for sale) as of the dates indicated:
	December 31,
	2020		2019		2018		2017		2016
	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans
	(Dollars in Thousands)
Commercial and residential real estate	$167,086	66%	$171,634	73%	$157,885	74%	$163,846	75%	$163,391	83%
Commercial	62,131	25%	19,474	8%	19,689	9%	19,943	9%	13,192	7%
Consumer	24,258	10%	43,481	18%	35,404	17%	35,091	16%	21,080	11%
Other	24	0%	878	0%	857	0%	9	0%	1	0%
Total gross loans	253,499		235,467		213,835		218,889		197,664
Less allowance for loan losses	(5,699)		(2,832)		(3193)		(2,914)		(2,320)
Deferred costs and (fees)	241		(359)		(474)		(449)		(396)
Net loans, held for investment	$248,041		$232,276		$210,168		$215,526		$194,948
Nonperforming Assets.   Nonperforming assets are comprised of loans on nonaccrual status, loans 90 days or more past due but not on nonaccrual status, loans restructured where the terms of repayment have been renegotiated resulting in a reduction or deferral of interest or principal (nonaccrual status), and OREO. Management generally places loans on nonaccrual status when they become 90 days past due, unless they are both fully secured and in process of collection or part of a consumer loan pooled participation agreement. Loans may be restructured by management when a borrower has experienced some change in financial status causing an inability to meet the original repayment terms, where Teton believes the borrower will eventually overcome those circumstances and repay the loan in full. OREO consists of real property acquired through foreclosure or similar means that management intends to offer for sale.
Management’s classification of a loan as nonaccrual or restructured is an indication that there is reasonable doubt as to the full collectability of principal or interest on the loan. At this point, Teton stops recognizing income from the interest on the loan and reverses any uncollected interest that had been accrued but unpaid. If the loan deteriorates further due to a borrower’s bankruptcy or similar financial problems, unsuccessful collection efforts or a loss classification by regulators or auditors, the remaining balance of the loan is then charged off. These loans may or may not be collateralized, but collection efforts are continuously pursued.
Nonperforming loans as a percentage of total loans were 0.03%, 0.59%, 0.12%, 0.13% and 0.18% as of December 31, 2020, 2019, 2018, 2017, and 2016, respectively. Nonperforming assets consist of nonperforming loans and OREO. When appropriate or necessary to protect Teton’s interest, real estate taken as collateral on a loan may be taken by Teton through foreclosure or a deed in lieu of foreclosure. Real property acquired in this manner is known as OREO. The OREO is carried on Teton’s financial statements as an asset, at fair value less estimated costs to sell. Teton periodically revalues the OREO properties and charges other expenses for any further valuation adjustments.
At least quarterly, or more frequently if warranted, loans which have been identified as impaired are reviewed to determine the fair value of the real estate collateral, and Teton charges off the portions of such loans considered uncollectible based upon these analyses.
Allowance for Loan Losses.   The allowance for loan losses reflects management’s judgment of the level of allowance adequate to provide for probable incurred losses inherent in the loan portfolio as of the balance sheet date. On a quarterly basis, Teton assesses the overall adequacy of the allowance for loan losses, utilizing a disciplined and systematic approach which includes an individual analysis of specific categories of loans, specific categories of classified loans and individual classified loans. The adequacy of the allowance is determinable only on an approximate basis since estimates as to the magnitude and timing of loan losses are not predictable because of the impact of external events.
The allowance for loan losses, which is charged against operating expense, is based upon relevant information about the ability of borrowers to service their debt such as current financial information, historical payment experience, collateral adequacy, and credit documentation plus an amount for other factors that, in management’s judgment, deserve recognition in estimating probable incurred loan losses. These factors include, but are not limited to, historical charge-offs; estimated future loss in all significant loans; credit concentrations; certain classes or composition of loans; trends in the portfolio; delinquencies and nonaccruals; economic factors; and the experience of management.
The table below presents the activity in the allowance for loan losses as of the dates indicated:
	Year Ended December 31,
	2020	2019	2018	2017	2016
	(Dollars in Thousands)
Balance, beginning of period	$2,832	$3,193	$2,914	$2,320	$2,066
Total loan charge-offs	(2,060)	(3,107)	(1,958)	(642)	(45)
Total loan recoveries	327	336	212	26	4
Net loan recoveries (charge-offs)	(1,733)	(2,771)	(1,746)	(616)	(41)
Provision (credit) for loan losses	4,600	2,410	2,025	1,210	295
Balance, end of period	$5,699	$2,832	$3,193	$2,914	$2,320
Teton continuously monitors the quality of loans held in its portfolio and maintains an allowance for loan losses which management believes is sufficient to absorb losses inherent in the loan portfolio. The allowance for loan losses at December 31, 2020, was $5.7 million.
Management is committed to maintaining the allowance for loan losses at a level that is considered to be commensurate with estimated and known risks in the portfolio. Although the adequacy of the allowance is reviewed quarterly, management performs an ongoing assessment of the risks inherent in the portfolio. Real estate is the principal collateral for Teton’s loans. As of December 31, 2020, management believed the allowance to be adequate based on its assessment of the estimated and known risks in the portfolio. However, no assurance can be given that economic conditions which adversely affect our service areas or other circumstances will not be reflected in increased provisions or credit losses in the future.
Off-Balance Sheet Commitments.   During the ordinary course of business, Teton will provide various forms of credit lines to meet the financing needs of its customers. These commitments to provide credit represent an obligation of Teton to its customers which is not represented in any form within the balance sheets of Teton. These commitments represent a credit risk to Teton. The effect on Teton’s revenues, expenses, cash flows and liquidity from the unused portion of the commitments to provide credit cannot be reasonably predicted because there is no guarantee that the lines of credit will ever be used.
The following table shows the outstanding financial commitments whose contractual amount represents credit risk for the dates indicated:
	December 31, 2020	December 31, 2019	December 31, 2018
	(Dollars in Thousands)
Commitments to extend credit	$40,128	$29,730	$26,424
Letters of credit	15	15	45
Total	$40,143	$29,745	$26,469
Deposits.   Deposits are Teton’s primary source of funds. Total deposits as of December 31, 2020, were $363.2 million, an increase of $89.1 million from $274.1 million at December 31, 2019. For the year ended December 31, 2020, total average deposits increased $64.0 million, or 24%, to $332.5 million from

$268.5 million for the year ended December 31, 2019. The increase in average deposit balances is centered primarily in demand, interest-bearing demand accounts and money market accounts.
For the year ended December 31, 2020, average noninterest-bearing deposits increased $9.1 million, or 29%, to $40.0 million. At the same time, average NOW and money market deposits increased $45.4 million, or 25%, to $229.5 million at December 31, 2020, from $184.1 million at December 31, 2019. Total average time deposits increased $5.1 million, or 15%, from $34.1 million at December 31, 2019, to $39.2 million at December 31, 2020. The increase in average non-interest bearing, NOW and money market deposits was primarily due to a nation-wide surge in liquidity.
The following table sets forth the scheduled maturities of Teton’s time deposits as of the date indicated:
December 31, 2020
(Dollars in Thousands)
2021	$23,816
2022	12,252
2023 and later	4,454
Total	$40,522
Borrowings.   Teton had $10.0 million in unsecured lines of credit with correspondent financial institutions as of December 31, 2020. Teton had no borrowings on these lines of credit as of the year ended 2020.
Teton also has a borrowing arrangement with the FHLB that is secured by FHLB stock and a blanket lien on qualifying loan collateral. As of December 31, 2020, Teton’s net availability under this arrangement was $54.9 million. There were no advances outstanding as of December 31, 2020.
As of and for the Six Months Ended June 30, 2021, compared to the Six Months Ended June 30, 2020
General
At June 30, 2021, Teton had approximately $420.5 million in total assets, $262.4 million in net loans, $374.5 million in total deposits and $39.8 million in shareholders’ equity. At June 30, 2020, Teton had approximately $384.6 million in total assets, $272.1 million in net loans, $342.1 million in total deposits and $37.3 million in shareholders’ equity.
For the six months ended June 30, 2021, Teton realized net income of $2.4 million, or $0.08 per basic common share and $0.08 per diluted common share compared to net income of $563,000, or $0.02 per basic common share and $0.02 per diluted common share for the six months ended June 30, 2020. The $1.8 million increase in net income for the six months ended June 30, 2021, compared to the same period in 2020 was due primarily to heavy provision expense in 2020 driven by uncertainty surrounding the COVID-19 pandemic. For the six months ended June 30, 2021, Teton had noninterest expense of $4.2 million as compared to $3.6 million of noninterest expense for the six months ended June 30, 2020. The $639,000 increase in noninterest expense in the six months ended June 30, 2021, compared to the same period in 2020 was due primarily to higher personnel expense driven by more FTEs in 2021 and deferred payroll credits related to SBA Paycheck Protection Program loans in 2020.
Results of Operations
Net Interest Income and Margin.   For the six months ended June 30, 2021, net interest income totaled $6.0 million compared to $5.9 million for the six months ended June 30, 2020. The $155,000 increase in net interest income was primarily related to lower deposit rates.
Interest income totaled $6.5 million for the six months ended June 30, 2021, compared to $7.0 million for the same period in 2020. The $472,000 decrease in interest income for the six months ended June 30, 2021, compared to the same period in 2020 was due primarily to declining rates and a shift from loan to cash balances. The average yield on interest-earning assets decreased to 3.26% for the six months ended June 30, 2021, down from 4.36% during the six months ended June 30, 2020.

Interest expense totaled $501,000 for the six months ended June 30, 2021, compared to $1,128,000 for the same period in 2020. Average interest-bearing liabilities increased $64,734,000 to $331,507,000 in the six months ended June 30, 2021, compared to $266,772,000 for the same period in 2020. The average rate paid on interest-bearing liabilities decreased to 0.30% for the six months ended June 30, 2021, from 0.85% during the six months ended June 30, 2020.
The net interest margin for the six months ended June 30, 2021, was 3.01% compared to 3.66% during the six months ended June 30, 2020.
For the six months ended June 30, 2021, Teton’s net interest spread was 2.96% compared to 3.51% for the same period in 2020. The decrease in net interest spread for the six months ended June 30, 2021, compared to the same period in 2020 resulted from a substantial decline in loan yields, partially offset by a decrease is deposit rates.
The following table shows Teton’s average balances of assets, liabilities and shareholders’ equity; the amount of interest income and interest expense; the average yield or rate for each category of interest-earning assets and interest-bearing liabilities; and the net interest spread and the net interest margin for the periods indicated:

Distribution, Yield and Rate Analysis of Net Interest Income
	Six Months Ended June 30, 2021			Six Months Ended June 30, 2020
	Average Balance	Interest Income/ Expense	Average Rate/ Yield(1)	Average Balance	Interest Income/ Expense	Average Rate/ Yield(1)
	(Dollars in Thousands)
Assets
Interest-earning assets:
Loans(1)	$266,185	$6,265	4.71%	$255,812	$6,465	5.05%
Investment securities – taxable	16,427	190	2.32%	17,815	364	4.09%
Investment securities – tax exempt	0	0	0.00%	0	0	0.00%
Other earning assets	118,169	73	0.12%	47,667	172	0.72%
Total interest-earning assets	400,780	$6,529	3.26%	$321,294	$7,001	4.36%
Noninterest-earning assets:
Cash and due from banks	3,503			4,233
Other assets	13,039			15,443
Total Assets	$417,323			$340,969
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing demand	$118,781	$87	0.15%	$87,787	$176	0.40%
Money market	141,718	100	0.14%	115,864	551	0.95%
Savings	31,766	14	0.09%	23,483	49	0.42%
Time deposits	35,649	193	1.08%	36,045	244	1.35%
Repurchase agreements	0	0	0.00%	0	0	0.00%
Other borrowings	3,593	107	5.95%	3,593	108	5.98%
Total interest-bearing liabilities	331,507	501	0.30%	266,772	1,128	0.85%
Noninterest-bearing liabilities:
Demand deposits	44,434			35,871
Other liabilities	2,777			1,426
Stockholders’ equity	38,604			36,899
Total liabilities and stockholders’ equity	$331,507			$340,969
Net Interest Income		$6,028			$5,873
Net Interest Spread(2)			2.96%			3.51%
Net Interest Margin(3)			3.01%			3.66%

(1)
Nonaccrual loans have been included in the average balances for computation purposes, but the foregone interest of such loans is excluded.

(2)
Represents the weighted average yield on interest-earning assets less the weighted average cost of interest-bearing liabilities.

(3)
Represents the net interest income (before provision for credit losses) as a percentage of average interest-earning assets.

The following table sets forth, for the periods indicated, the dollar amount of changes in interest earned and paid for interest-earning assets and interest-bearing liabilities and the amount of change attributable to changes in average daily balances (volume) or changes in interest rates (rate):
Rate/Volume Analysis of Net Interest Income
	Six Months Ended June 30, 2021 vs. 2020 Increases (Decreases) Due to Change In
	Volume	Rate	Vol & Rate	Total
	(Dollars in Thousands)
Increase (decrease) in interest income:
Loans	$262	$(444)	$(18)	$(200)
Investment securities – taxable	(28)	(158)	12	(174)
Investment securities – tax exempt	0	0	0	0
Other earning assets	254	(142)	(210)	(98)
Total interest income	488	(744)	(216)	(472)
(Increase) decrease in interest expense:
Interest-bearing demand	62	(112)	(40)	(90)
Money market	123	(469)	(105)	(451)
Savings	17	(39)(14)	(35)
Time certificates of deposit	(3)	(49)	1	(51)
Repurchase agreements	0	0	0	0
Other borrowings	(0)	(1)	0	(1)
Total interest expense	200	(670)	(158)	(627)
Net interest income differential	$288	$(74)	$(58)	155
Provision for Credit Losses.   Credit risk is inherent in the business of making loans. Teton sets aside an allowance for loan losses through charges to net income. The charges are shown on the income statements as a provision for credit losses, and specifically identifiable and quantifiable losses are immediately charged off against the allowance. The periodic provision for credit loss expense is a reflection of the needed balance in the allowance for loan losses. The procedures for monitoring the adequacy of the allowance, as well as detailed information concerning the allowance itself, are included below under “Allowance for Loan Losses.” Management believes that Teton maintained adequate balances of allowance for loan losses at June 30, 2021, December 31, 2020, and June 30, 2020.
Noninterest Income.   For the six months ended June 30, 2021, Teton recorded $1.2 million in noninterest income compared to $836,000 for the same period in 2020 for an increase of $410,000 primarily due to gains on sale of loans and OREO as well as increased fiduciary income.
Noninterest Expense.   Noninterest expense totaled $4.2 million for the six months ended June 30, 2021, compared to $3.6 million for the six months ended June 30, 2020. The $639,000 increase in noninterest expense in the six months ended June 30, 2021, compared to the same period in 2020 was due primarily to higher personnel expense driven by more full-time employees in 2021 and deferred payroll credits related to SBA Paycheck Protection Program loans in 2020.
Noninterest expenses measured as a percentage of average interest-earning assets was 2.11% for the six months ended June 30, 2021, and 2.23% for the six months ended June 30, 2020.

The following table sets forth the breakdown of noninterest expense for the periods indicated:
	June 30, 2021		June 30, 2020
	Amount	Percent of Total	Amount	Percent of Total
Salaries and employee benefits	$2,544	60%	$2,029	57%
Occupancy and equipment	385	9%	373	10%
Advertising and public relations	519	12%	532	15%
Other operating expense	774	18%	649	18%
Total noninterest expense	$4,222		$3,583
As a percentage of average total interest-earning assets	2.11%		2.23%
Efficiency ratio	58.04%		53.40%
Liquidity and Capital Resources
Liquidity.   At June 30, 2021, Teton had a total borrowing capacity of $10 million with correspondent financial institutions. There were no amounts outstanding under these arrangements at June 30, 2021. In addition to available credit lines at correspondent financial institutions, Teton also has a borrowing arrangement with the FHLB. Teton has a blanket lien arrangement on qualifying loan collateral. As of June 30, 2021, Teton’s net availability under this arrangement was $60.9 million.
Capital Resources.   Shareholders’ equity as of June 30, 2021, was $39.8 million as compared to $37.3 million as of June 30, 2020. The increase in shareholders’ equity over the aforementioned periods was primarily a result of retained earnings.
The following table provides the capital ratios for RMB as of the dates indicated, along with the applicable regulatory capital requirements:
	Ratio at June 30, 2021	Ratio at June 30, 2020	Minimum Requirement for “Adequately Capitalized” Institution plus Capital Conservation Buffer	Minimum Requirement for “Well-Capitalized” Institution at June 30, 2021
Common Equity Tier 1 Risk-Based Capital Ratio
Rocky Mountain Bank	15.4%	15.0%	7.0%	6.5%
Tier 1 Risk-Based Capital Ratio
Rocky Mountain Bank	15.4%	15.0%	8.5%	8%
Total Risk-Based Capital Ratio
Rocky Mountain Bank	16.7%	16.2%	10.5%	10%
Leverage Ratio
Rocky Mountain Bank	9.9%	10.6%	4.0%	5.0%
At June 30, 2021, all of RMB’s regulatory capital ratios were above minimum requirements for a “well-capitalized” institution.
Financial Condition
Summary.   Total assets were $420.5 million as of June 30, 2021, compared to $384.6 million as of June 30, 2020. Total assets increased from June 30, 2020, to June 30, 2021, by $36.0 million, or 9%. Total loans, net of allowance for loan losses, decreased $9.6 million to $262.4 million as of June 30, 2021, compared to $272.1 million as of June 30, 2020. Total deposits increased $32.4 million to $374.5 million as of June 30, 2021, compared to $342.1 million as of June 30, 2020.

Investment Portfolio.   The following table summarizes the amortized cost, fair value, and distribution of Teton’s investment securities as of the dates indicated:
	June 30, 2021		June 30, 2020
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in Thousands)
Available for sale
U.S. government agency securities	$499	$513	$996	$1,028
U.S. Treasury	0	0	0	0
SBA loan pools	3,163	3,228	3,253	3,298
U.S. agency mortgage-backed securities	9,118	9,329	8,268	8,752
Total	$12,781	$13,070	$12,517	$13,077
At June 30, 2021, the fair value of securities available for sale totaled $13.1 million, a decrease of $7,000 from $13.1 million at June 30, 2020.
The available-for-sale securities portfolio had a net unrealized gain of $289,000 at June 30, 2021, compared to net unrealized gain of $561,000 at June 30, 2020. The net unrealized gain or loss on available-for-sale securities is excluded from net income and reported as a separate component of accumulated other comprehensive income or loss included in shareholders’ equity.
Loan Portfolio.   Teton’s loan portfolio represents the largest single portion of invested assets, substantially greater than the investment portfolio or any other asset placement category. The quality and diversification of Teton’s loan portfolio are important considerations when reviewing Teton’s results of operations.
Total loans, net of allowance for loan losses, decreased $9.6 million to $262.4 million as of June 30, 2021, compared to $272.1 million as of June 30, 2020. The $9.6 million decrease was primarily a result of planned reduction in pooled consumer loans through amortization.
The following table sets forth the composition of Teton’s loan portfolio (excluding loans held for sale) as of the dates indicated:
	June 30, 2021	June 30, 2020
	(Dollars in Thousands)
Commercial and residential real estate	$183,784	$177,912
Commercial	67,610	59,445
Consumer	15,346	35,461
Other	69	47
Loans, held for investment, net of deferred costs and fees	266,809	272,865
Less allowance for loan losses	(5,426)	(4,157)
Net loans, held for investment	$261,383	$268,708
Nonperforming Assets.   Nonperforming loans as a percentage of total loans were 0.02% and 0.53% at each of June 30, 2021, and June 30, 2020. Teton had nonperforming loans totaling $67,000 and $1.5 million as of June 30, 2021, and June 30, 2020. The decrease in nonperforming loan balances during the aforementioned period was the result of the conversion to OREO and subsequent sale of a non-accrual loan.

Allowance for Loan Losses.   The table below presents the activity in the allowance for loan losses as of the dates indicated:
	Six Months Ended June 30,
	2021	2020
	(Dollars in Thousands)
Balance, beginning of period (January 1, 2021/2020)	$5,699	$2,832
Total loan charge-offs	(381)	(1,246)
Total loan recoveries	108	172
Net loan recoveries (charge-offs)	(273)	(1,074)
Provision (credit) for loan losses	0	2,400
Balance, end of period	$5,426	$4,157
Teton continuously monitors the quality of loans held in its portfolio and maintains an allowance for loan losses which management believes is sufficient to absorb losses inherent in the loan portfolio. The allowance for loan loss at June 30, 2021, was $5.4 million. This represents an increase of $1.3 million from the allowance of $4.2 million at June 30, 2020. The allowance represented 2.03% as of June 30, 2020, and 1.52% at June 30, 2020, in each case of total loans held in its portfolio.
Management is committed to maintaining the allowance for loan losses at a level that is considered to be commensurate with estimated and known risks in the portfolio. Although the adequacy of the allowance is reviewed quarterly, management performs an ongoing assessment of the risks inherent in the portfolio. Real estate is the principal collateral for Teton’s loans. As of June 30, 2021, management believed the allowance to be adequate based on its assessment of the estimated and known risks in the portfolio. However, no assurance can be given that economic conditions which adversely affect our service areas or other circumstances will not be reflected in increased provisions or credit losses in the future.
Off-Balance Sheet Commitments.   The following table shows the outstanding financial commitments whose contractual amount represents credit risk for the dates indicated:
	June 30, 2021	June 30, 2020
	(Dollars in Thousands)
Commitments to extend credit	$63,051	$34,337
Letters of credit	0	15
Total	$63,051	$34,351
Deposits.   Total deposits as of June 30, 2021, were $374.5 million, an increase of $32.4 million from $342.1 million at June 30, 2020. The increase in deposit balances is centered primarily in demand, interest-bearing demand accounts and money market accounts.
For the 12 months ended June 30, 2021, average noninterest-bearing deposits increased 24%, or $8.6 million, to a balance of $44.4 million. At the same time, average NOW and money market deposits increased $56.8 million, or 28%, to $260.5 million at June 30, 2021. Total average time deposits decreased $396,000, or 1%, to $35.6 million at June 30, 2021. The increase in average non-interest bearing, NOW and money market deposits was primarily due to a nation-wide surge in liquidity.
The following table sets forth the scheduled maturities of Teton’s time deposits as of the date indicated:
June 30, 2021
(Dollars in Thousands)
Three months or less	$7,549
Over three months through six months	3,912
Over six months through 12 months	10,898
Over 12 months	8,363
Total	$30,722

Borrowings.   Teton had $10.0 million in unsecured lines of credit with correspondent financial institutions as of June 30, 2021. Teton had no borrowings on these lines of credit at June 30, 2021.
Teton also has a borrowing arrangement with the FHLB that is secured by FHLB stock and a blanket lien on qualifying loan collateral. As of June 30, 2021, the Teton’s net availability under this arrangement was $60.9 million. There were no advances outstanding as of June 30, 2021.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
Beneficial Ownership of Teton Common Stock by Management and Principal Shareholders of Teton
The following table shows as of  September 29, 2021, the shares of Teton common stock beneficially owned by Teton’s directors, executive officers and owners of more than 5% of the issued and outstanding shares of Teton common stock. Unless otherwise indicated, each director, executive officer or 5% shareholder has sole voting power (or shares such power with his or her spouse or child) with respect to the shares set forth in the following table. The source of information provided in the table is Teton’s shareholder records and inquiries to its directors and officers.
Directors, Executive Officers and 5% Shareholders	Amount and Nature of Beneficial Ownership of Common Stock(1)	Ownership as % of Common Stock Outstanding(2)
Daniel Ahn	1,473,885(3)	5.00%
JH Davenport, III	2,739,787	9.29%
Gerald Dorros (director)	620,833(4)	2.11%
Mark Hendrickson (director, vice-chairman and treasurer)	84,900	*
Joe Moglia	2,639,787	8.96%
Julian D. Saul Family Irrevocable Trust dated 6/1/98	2,739,787(5)	9.29%
Aaron L. Stevens (director)	6,273,341	21.28%
Allan R. Tessler (director, chairman and CEO)	4,289,061(6)	14.55%
Johnathan Wylie (director)	34,783(7)	*
All Directors and Executive Officers as a Group (5 persons)	11,302,918	38.34%

Notes:
*
Less than 1%

(1)
In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner for purposes of this table, of any shares of Teton common stock if he or she has or shares voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from September 29, 2021. As used herein, “voting power” is the power to vote or direct the voting of shares, and “investment power” is the power to dispose or direct the disposition of shares. The nature of beneficial ownership for shares shown in this column, unless otherwise noted, represents sole voting and investment power.

(2)
Reflects 29,477,707 shares outstanding as of September 29, 2021.

(3)
Mr. Ahn’s shares are pledged to Teton as security for a promissory note Mr. Ahn made in favor of Teton to purchase such shares. As described in more detail above, Mr. Tessler has entered into an agreement with each of Teton and Mr. Ahn to purchase such note and acquire such shares concurrently with the closing of the Merger contemplated by the Merger Agreement.

(4)
Dr. Dorros’ shares are held in a revocable trust for which he is a grantor and has joint voting and investment power with his spouse.

(5)
Matthew J. Saul, Andrea M. Saul and Gerald R. Embry are the trustees of the Julian D. Saul Family Irrevocable Trust dated 6/1/98 and have joint voting and investment power over the shares held by the trust.

(6)
As described in more detail above, Mr. Tessler has entered into separate agreements with each of Teton and Mr. Ahn to purchase the promissory note made by Mr. Ahn in favor of Teton that is secured by Mr. Ahn’s shares and to acquire such shares concurrently with the closing of the Merger contemplated by the Merger Agreement.

(7)
Mr. Wylie’s shares are held with his wife as joint tenants and, as such, he has joint voting and investment power over such shares with his spouse.

DESCRIPTION OF FIRST WESTERN CAPITAL STOCK
The following descriptions include summaries of the material terms of First Western’s amended and restated articles of incorporation and First Western’s amended and restated bylaws. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, First Western’s amended and restated articles of incorporation and First Western’s amended and restated bylaws, copies of which will be filed with the SEC as exhibits to the registration statement of which this proxy statement/prospectus is a part, and applicable law.
General
First Western is incorporated in the state of Colorado. The rights of First Western’s shareholders are generally covered by Colorado law and First Western’s articles of incorporation and bylaws (each as amended and restated and in effect as of consummation of this offering). The terms of First Western’s capital stock are therefore subject to Colorado law, including the Colorado Business Corporation Act, and the common and constitutional law of Colorado.
First Western’s amended and restated articles of incorporation authorize us to issue up to 90,000,000 shares of common stock, no par value, and 10,000,000 shares of preferred stock, no par value, of which 8,559 shares have been designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series A (referred to as “Series A preferred stock”), 429 shares have been designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series B (referred to as “Series B preferred stock”), 11,881 shares have been designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series C (referred to as “Series C preferred stock”) and 150,000 shares have been designated as Noncumulative Perpetual Convertible Preferred Stock, Series D (referred to as “Series D preferred stock”).
As of August 2, 2021, there were issued and outstanding 7,996,438 shares of First Western’s common stock and no shares of First Western’s Series A preferred stock, Series B preferred stock, Series C preferred stock or Series D preferred stock. As of August 2, 2021, First Western had reserved 383,147 shares of common stock for issuance upon the exercise of outstanding stock options, 204,094 performance stock units and 272,387 restricted stock units issued under First Western’s existing equity incentive plans.
The authorized but unissued shares of First Western’s capital stock are available for future issuance without shareholder approval, unless otherwise required by applicable law or the rules of any applicable securities exchange. All of First Western’s issued and outstanding shares of capital stock are validly issued, fully paid and non-assessable.
Common Stock
Voting.   Each holder of First Western’s common stock is entitled to one vote for each share held of record on all matters on which shareholders generally are entitled to vote, except as otherwise required by law. Rights of common stock to vote on certain matters may be subject to the rights and preferences of the holders of any outstanding shares of any preferred stock that First Western may issue. First Western’s amended and restated articles of incorporation expressly prohibits cumulative voting.
Dividends and Other Distributions.   Subject to certain regulatory restrictions and to the rights of holders of First Western’s preferred stock and any other class or series of stock having a preference as to dividends over the common shares then outstanding, dividends may be paid on the shares of common stock out of assets legally available for dividends, but only at such times and in such amounts as First Western’s board of directors shall determine and declare. Subject to applicable law, upon any voluntary or involuntary liquidation, dissolution or winding up of First Western’s affairs, all shares of First Western’s common stock would be entitled to share, ratably in proportion to the number of shares held by them, in all of First Western’s remaining assets available for distribution to First Western’s shareholders after payment of creditors and subject to any prior distribution rights related to First Western’s preferred stock and any other class or series of stock having a preference over the common shares then outstanding.
Preemptive Rights.   Holders of First Western’s common stock do not have preemptive or subscription rights to acquire any authorized but unissued shares of First Western’s capital stock upon any future issuance of shares.

Other.   First Western’s holders of common stock have no conversion rights or other subscription rights. There are no other redemption or sinking fund provisions that are applicable to First Western’s common stock.
Preferred Stock
First Western’s amended and restated articles of incorporation authorizes First Western’s board of directors to establish one or more series of preferred stock. Unless required by law or any stock exchange, the authorized but unissued shares of preferred stock will be available for issuance without further action by First Western’s shareholders. First Western’s board of directors is authorized to divide the preferred stock into series and, with respect to each series, to fix and determine the designation, terms, preferences, limitations and relative rights thereof, including dividend rights, dividend rates, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Subject to the rights of the holders of any series of preferred stock, the number of authorized shares of any series of preferred stock may be increased (but not above the total number of shares of preferred stock authorized under First Western’s amended and restated articles of incorporation) or decreased (but not below the number of shares thereof then outstanding) by resolution of the board of directors.
Without shareholder approval, First Western may issue shares of, or rights to purchase shares of, one or more series of First Western’s preferred stock that have been designated from time to time, the terms of which might adversely affect voting or other rights evidenced by, or amounts otherwise payable with respect to, the common stock or other series of preferred stock by providing superior rights; dilute the ownership of the holders of First Western’s common stock; discourage unsolicited proposals to acquire First Western; or facilitate a particular business combination involving First Western. Any of these actions could have an anti-takeover effect and discourage a transaction that some or a majority of First Western’s shareholders might believe to be in their best interests or in which First Western’s shareholders might receive a premium for their stock over First Western’s then market price.
First Western has four series of preferred stock authorized as of the date of this proxy statement/prospectus, the terms of which are summarized below. As of the date of this proxy statement/prospectus First Western had no shares of preferred stock issued or outstanding.
Capital Purchase Program Preferred Stock
General.   The terms of First Western’s Series A preferred stock, Series B preferred stock and Series C preferred stock (collectively, the “CPP preferred stock”) are substantially similar and are summarized below. Shares of the CPP preferred stock were previously issued to the United States Treasury pursuant to its Capital Purchase Program of the Emergency Economic Stabilization Act of 2008; however, as of the date of this proxy statement/prospectus, First Western had no shares of any class of preferred stock issued or outstanding.
Ranking.   The CPP preferred stock ranks senior to First Western’s common stock as to dividend rights and as to rights upon First Western’s liquidation, dissolution or winding up. Each series of First Western’s preferred stock that composes the CPP preferred stock (i.e., the Series A preferred stock, Series B preferred stock and Series C preferred stock) rank on parity with each other series and with the Series D preferred stock rank on parity with First Western’s Series B preferred stock, Series C preferred stock and Series D preferred stock as to dividend rights and as to rights upon First Western’s liquidation, dissolution or winding up.
Dividend Rights.   Holders of shares of CPP preferred stock are entitled to receive if, as and when declared by First Western’s board of directors or a duly authorized committee of the board, out of assets legally available for payment, cumulative cash dividends at a rate per annum of 9.0% per share on a liquidation preference of $1,000 per share of CPP preferred stock. Dividends are payable quarterly in arrears on each February 15, May 15, August 15 and November 15, each a dividend payment date. Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of 12 30-day months.

First Western is subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. In addition, First Western is subject to Colorado state laws relating to the payment of dividends.
So long as any shares of CPP preferred stock are outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, no dividend whatsoever shall be paid or declared on First Western’s common stock or other junior stock, other than a dividend payable solely in common stock. Subject to certain limited exceptions described in the certificates of designation describing the rights of holders of CPP preferred stock, First Western and its subsidiaries also may not purchase, redeem or otherwise acquire for consideration any shares of its common stock or other junior stock unless it has paid in full all accrued dividends on the CPP preferred stock for all prior dividend periods.
On any dividend payment date for which dividends are not paid in full, or declared and funds set aside therefor, on the CPP preferred stock and any other parity stock, all dividends paid or declared for payment on that dividend payment date (or, with respect to parity stock with a different dividend payment date, on the applicable dividend date therefor falling within the dividend period and related to the dividend payment date for the CPP preferred stock), with respect to the CPP preferred stock and any other parity stock shall be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.
Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by First Western’s board of directors or a committee thereof may be declared and paid on First Western’s common stock and any other stock ranking equally with or junior to the CPP preferred stock from time to time out of any funds legally available for such payment, and the CPP preferred stock shall not be entitled to participate in any such dividend.
Liquidation Rights.   In the event that First Western voluntarily or involuntarily liquidates, dissolves or winds up its affairs, holders of CPP preferred stock would be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of the CPP preferred stock would be entitled to receive the total liquidation amount out of First Western’s assets that are available for distribution to shareholders, after payment or provision for payment of First Western’s debts and other liabilities but before any distribution of assets is made to holders of First Western’s common stock or any other shares ranking, as to that distribution, junior to the CPP preferred stock.
If First Western’s assets are not sufficient to pay the total liquidation amount in full to all outstanding shares of CPP preferred stock and all outstanding shares of parity stock, the holders of CPP preferred stock and other shares of parity stock would share ratably in any such distribution in proportion to the full respective distributions to which they are entitled. If the total liquidation amount per share of CPP preferred stock has been paid in full to all holders of CPP preferred stock and other shares of parity stock, the holders of First Western’s common stock or any other shares ranking, as to such distribution, junior to the CPP preferred stock would be entitled to receive all of First Western’s remaining assets according to their respective rights and preferences.
For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of First Western’s property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding-up of First Western’s affairs.
Redemption.   The CPP preferred stock is redeemable at any time, subject to the approval of the Federal Reserve, in whole or in part, subject to the procedures set forth in the certificates of designations. In any redemption, the redemption price is an amount equal to the per share liquidation amount plus accrued and unpaid dividends to but excluding the date of redemption. The CPP preferred stock is not subject to any mandatory redemption, sinking fund or similar provisions. Holders of shares of CPP preferred stock have no right to require the redemption or repurchase of the CPP preferred stock. If fewer than all of the outstanding shares of CPP preferred stock are to be redeemed, the shares to be redeemed will be selected either pro rata from the holders of record of shares of CPP preferred stock in proportion to the number of shares held by those holders or in such other manner as First Western’s board of directors or a committee thereof may determine to be fair and equitable. Shares of CPP preferred stock that are redeemed, repurchased or otherwise acquired by us will revert to authorized but unissued shares of First Western’s preferred stock. All shares of the CPP preferred stock have been redeemed.
Voting Rights.   Except as indicated below or otherwise required by law, the holders of CPP preferred stock do not have any voting rights.
Election of Two Directors upon Non-Payment of Dividends.   If the dividends on the CPP preferred stock have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of directors then constituting First Western’s board of directors will automatically be increased by two. Holders of CPP preferred stock, together with the holders of any outstanding parity stock with like voting rights, referred to as voting parity stock, voting as a single class, will be entitled to elect the two additional members of First Western’s board of directors, referred to as the preferred stock directors, at the next annual meeting (or at a special meeting called for the purpose of electing the preferred stock directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full. The election of any preferred stock director is subject to the qualification that the election would not cause us to violate the corporate governance requirement of any securities exchange on which First Western’s securities may be listed or traded. Upon the termination of the right of the holders of CPP preferred stock and voting parity stock to vote for preferred stock directors, the preferred stock directors would immediately cease to be qualified as directors, their term of office would terminate immediately and the number of First Western’s authorized directors would be reduced by the number of preferred stock directors that the holders of CPP preferred stock and voting parity stock had been entitled to elect. The holders of a majority of the shares of CPP preferred stock and voting parity stock, voting as a class, may remove any preferred stock director, with or without cause, and the holders of a majority of the shares of CPP preferred stock and voting parity stock, voting as a class, may fill any vacancy created by the removal of a preferred stock director. If the office of a preferred stock director becomes vacant for any other reason, the remaining preferred stock director may choose a successor to fill such vacancy for the remainder of the unexpired term.
Other Voting Rights.   So long as any shares of CPP preferred stock are outstanding, in addition to any other vote or consent of shareholders required by law or by First Western’s articles of incorporation, the vote or consent of the holders of at least 66 2/3% of the shares of CPP preferred stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, is necessary for effecting or validating: (i) any amendment or alteration of First Western’s articles of incorporation to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to the CPP preferred stock with respect to payment of dividends or distribution of assets upon First Western’s liquidation, dissolution or winding up; (ii) any amendment, alteration or repeal of any provision of the certificates of designations for the CPP preferred stock or First Western’s articles of incorporation so as to adversely affect the rights, preferences, privileges or voting powers of the CPP preferred stock; or (iii) any consummation of a binding share exchange or reclassification involving the CPP preferred stock or of a merger or consolidation of First Western with another entity, unless the shares of CPP preferred stock remain outstanding following any such transaction or, if First Western are not the surviving entity, are converted into or exchanged for preference securities and such remaining outstanding shares of CPP preferred stock or preference securities have rights, preferences, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the CPP preferred stock, taken as a whole.
No Preemptive or Conversion Rights.   Holders of CPP preferred stock do not have any preemptive rights. CPP preferred stock is not convertible into or exchangeable for property or shares of any other series or class of First Western’s capital stock.
Series D Preferred Stock
General.   As of June 30, 2021, there were 150,000 shares of preferred stock designated as Series D preferred stock, of which no shares were issued and outstanding.

Ranking.    The Series D preferred stock ranks senior to First Western’s common stock as to dividend rights and as to rights upon First Western’s liquidation, dissolution or winding up. It ranks on parity with First Western’s Series A preferred stock, Series B preferred stock and Series C preferred stock as to dividend rights and as to rights upon First Western’s liquidation, dissolution or winding up.
Dividends.    Holders of shares of Series D preferred stock are entitled to receive when, as and if authorized by the board of directors and declared by First Western, out of legally available funds, on a non-cumulative basis, cash dividends at an annual rate of 9.00% of the $100 per share liquidation preference. Dividends are payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, each a dividend payment date. Dividends payable during any dividend period are computed on the basis of a 360-day year of 12 30-day months.
Dividends on the Series D preferred stock are non-cumulative. If First Western’s board of directors does not authorize and declare a dividend on the Series D preferred stock or if the if it authorizes and declares less than a full dividend in respect of any dividend period, the holders of Series D preferred stock have no right to receive any dividend or a full dividend, as the case may be, for such dividend period, and First Western will have no obligation to pay a dividend or to pay full dividends for that dividend period, whether or not dividends are authorized, declared and paid for any future dividend period with respect to the Series D preferred stock or the common stock or any other class or series of First Western’s preferred stock.
So long as any share of Series D preferred stock remains outstanding, (i) no dividend shall be declared and paid or set aside for payment and no distribution shall be declared and made or set aside for payment on any common stock or other securities ranking junior to the Series D preferred stock (other than a dividend payable solely in shares of such junior securities) and (ii) subject to certain limited exceptions set forth in the certificate of designations, no shares of common stock or other junior securities shall be purchased, redeemed or otherwise acquired for consideration by First Western, directly or indirectly, unless, in each case, the full dividends for the most recent dividend payment date on all outstanding shares of Series D preferred stock and parity securities have been paid or declared and a sum sufficient for the payment thereof has been set aside.
Liquidation.    In the event First Western voluntarily or involuntarily liquidates, dissolves or winds up, the holders of Series D preferred stock at the time shall be entitled to receive liquidating distributions in the amount of $100 per share of Series D preferred stock, plus an amount equal to any authorized and declared but unpaid dividends thereon for only the then-current dividend period accrued through the date of such liquidation, out of assets legally available for distribution to First Western’s shareholders, before any distribution of assets is made to the holders of First Western’s common stock or any other junior securities. After payment of the full amount of such liquidating distributions, the holders of Series D preferred stock will not be entitled to any further participation in any distribution of assets by, and shall have no right or claim to any of First Western’s remaining assets.
In the event First Western’s assets available for distribution to shareholders upon First Western’s liquidation or dissolution or the winding up of First Western’s affairs, whether voluntary or involuntary, is insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series D preferred stock and the corresponding amounts payable on any parity securities, holders of Series D preferred stock and the holders of such parity securities shall share ratably in any distribution of First Western’s assets in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.
First Western’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into us, or the sale of all or substantially all of First Western’s property or business will not constitute First Western’s liquidation, dissolution or winding up.
Maturity.    The Series D preferred stock is perpetual unless converted or redeemed in accordance with the certificate of designations.
Redemption.    Holders of the Series D preferred stock have no right to require us to redeem or repurchase the Series D preferred stock and such shares are not subject to any sinking fund or similar obligation. The Series D preferred stock is redeemable at First Western’s option, at any time and from time to time, upon not less than 30 nor more 60 days’ notice by mail, at a redemption price of $100 per share, plus accrued and unpaid dividends, if any, for the then-current dividend period to the date fixed for redemption. If less than all of the outstanding shares of the Series D preferred stock are to be redeemed at First Western’s option, the total number of shares to be redeemed in such redemption shall be determined by the board of directors, and the shares to be redeemed shall be allocated pro rata or by lot as may be determined by the board of directors or by such other method as the board of directors may approve and deem fair and appropriate.
Conversion.    Each share of Series D preferred stock was initially convertible at the option of the holder thereof, at any time after the issuance of such shares, into 3.7 shares of fully paid and non-assessable shares common stock. Such conversion rate will be adjusted in accordance with the terms of the certificate of designations from time to time, if at any time after the issuance of any shares of Series D preferred stock, (i) the outstanding shares of First Western’s common stock are subdivided into a greater number of such shares, then the number of shares of common stock into which each share of Series D preferred stock may be converted shall be proportionately increased, and, conversely, if, at any time after the issuance of any shares of Series D preferred stock, the outstanding shares of First Western’s common stock are combined into a smaller number of such shares, then the number of shares of common stock into which each share of Series D preferred stock may be converted shall be proportionately decreased, such increase or decrease, as the case may be, (ii) First Western’s common stock issuable upon the conversion of the Series D preferred stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise, in any such event each holder of Series D preferred stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable in connection with such recapitalization, reclassification or other change with respect to the maximum number of shares of common stock into which such shares of Series D preferred stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustments as provided herein or with respect to such other securities or property by the terms thereof, or (iii) First Western’s common stock is converted into other securities or property, whether pursuant to a reorganization, merger, consolidation or otherwise, as a part of such transaction, provision shall be made so that the holders of the Series D preferred stock shall thereafter be entitled to receive upon conversion thereof the number of shares of stock or other securities or property to which a holder of the maximum number of shares of common stock deliverable upon conversion would have been entitled in connection with such transaction, subject to adjustment in respect of such stock or securities by the terms thereof.
First Western shall not be a party to any reorganization, merger or consolidation in which First Western is not the surviving entity unless the entity surviving such transaction assumes all of First Western’s obligation with respect to the conversion of the Series D preferred stock set forth in the certificate of designations in a manner reasonably satisfactory to the board of directors acting in good faith.
Voting Rights.    Except as indicated below or otherwise required by law, holders of Series D preferred stock do not have any voting rights. Unless the vote or consent of the holders of a greater number of shares is then required by law, the affirmative vote or consent of the holders of at least a majority of the aggregate liquidation preference of the Series D preferred stock and of the shares of any parity stock at the time outstanding, voting together as a single class without regard to series, will be necessary for authorizing, effecting or validating any variation or abrogation of the powers, preferences, rights, privileges, qualifications, limitations and restrictions of the Series D preferred stock or any such other series of parity stock. Notwithstanding the foregoing, First Western may, without the consent or sanction of the holders of Series D preferred stock, (i) authorize or issue capital stock of the First Western ranking, as to dividend rights and rights on liquidation, winding up and dissolution, senior to, on a parity with or junior to the Series D preferred stock and (ii) amend First Western’s articles of incorporation to increase the number of authorized shares of preferred stock.
Certain Articles of Incorporation and Bylaw Provisions Potentially Having an Anti-takeover Effect
First Western’s amended and restated articles of incorporation and amended and restated bylaws contain certain provisions that may have the effect of deterring or discouraging, among other things, a non-negotiated tender or exchange offer for First Western’s common stock, a proxy contest for control of First Western, the assumption of control of First Western by a holder of a large block of First Western’s common stock and the removal of First Western’s directors or management. These provisions:

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Empower First Western’s board of directors, without shareholder approval, to issue First Western’s preferred stock, the terms of which, including voting power, are set by First Western’s board of directors;

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Provide that directors may only be removed from office for cause by a majority shareholder vote;

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Eliminate cumulative voting in elections of directors;

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Permit First Western’s board of directors to alter, amend or repeal First Western’s amended and restated bylaws or to adopt new bylaws;

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Require the request of holders of at least 10% of the outstanding shares of First Western’s capital stock entitled to vote at a meeting to call a special shareholders’ meeting;

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Prohibit shareholder action by less than unanimous written consent, thereby requiring virtually all shareholder actions to be taken at a meeting of the shareholders;

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Require any shareholder derivative suit or shareholder claim against an officer or director of breach of fiduciary duty or violation of the Colorado Business Corporation Act, articles of incorporation, or bylaws to be brought in Denver County in the State of Colorado;

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Require shareholders that wish to bring business before First Western’s annual meeting of shareholders or nominate candidates for election as directors at First Western’s annual meeting of shareholders to provide timely notice of their intent in writing; and

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Enable First Western’s board of directors to increase the number of persons serving as directors and to fill vacancies created as a result of the increase by a majority vote of the directors present at a meeting of directors.

First Western’s amended and restated bylaws may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the established procedures for advance notice are not followed, or of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposal without regard to whether consideration of the nominees or proposals might be harmful or beneficial to us and First Western’s shareholders.
Exclusive Forum
First Western’s amended and restated bylaws provide that the state courts located in Denver County, Colorado, the county in which First Western’s headquarters in Denver lie, shall be the sole and exclusive forum for certain shareholder litigation matters, unless First Western consent in writing to the selection of an alternative forum. Although First Western believes this provision benefits it by providing increased consistency in the application of Colorado law in the types of lawsuits to which it applies and in limiting First Western’s litigation costs, the provision may have the effect of discouraging lawsuits against First Western’s directors and officers and may limit First Western’s shareholders’ ability to obtain a favorable judicial forum for disputes with us. However, it is possible that a court could rule that this provision is unenforceable or inapplicable to a particular dispute.
Transfer Agent and Registrar
PSTI serves as First Western’s transfer agent and registrar.
Listing and Trading
First Western’s common stock is listed on the Nasdaq Global Select Market under the symbol “MYFW”.

EXPERTS
The consolidated financial statements of First Western as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020 have been audited by Crowe LLP, an independent registered public accounting firm, as set forth in their report appearing in our Annual Report on Form 10-K for the year ended December 31, 2020 and incorporated in this proxy statement/prospectus by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The consolidated financial statements of Teton as of December 31, 2020 and 2019, and for each of the years then ended, have been included in this proxy statement/prospectus in reliance upon the reports of Fortner, Bayens, Levkulich & Garrison, P.C., independent auditors, and upon the authority of said firm as experts in accounting and auditing.

OPINIONS
Otteson Shapiro LLP, Denver, Colorado, and Greenberg Traurig, LLP have delivered their opinions to First Western and Teton, respectively, as to certain United States federal income tax consequences of the Merger. Please see the section entitled “Material United States Federal Income Tax Consequences of the Merger” beginning on page 83. The validity of the First Western common stock to be issued in connection with the Merger will be passed upon for First Western by Otteson Shapiro LLP, Denver, Colorado.

OTHER MATTERS
As of the date of this document, Teton’s board of directors does not know of any matters that will be presented for consideration at the special meeting other than as described in this document. However, if any other matter shall properly come before the special meeting or any adjournment or postponement thereof and shall be voted upon, the proposed proxies will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of special meeting.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows First Western to incorporate certain information into this document by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document. The documents that are incorporated by reference contain important information about the companies and you should read this document together with any other documents incorporated by reference in this document.
This proxy statement/prospectus incorporates by reference the documents set forth below that First Western has previously filed with the SEC (File No. 001-35968) and all documents filed by First Western with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and before the date of the special meeting of Teton’s shareholders (other than, in each case, documents or portions of documents deemed to have been furnished and not filed in accordance with SEC rules):
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Annual Report on Form 10-K for the year ended December 31, 2020;

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Definitive Proxy Statement for First Western’s annual meeting of shareholders filed on April 29, 2021;

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Quarterly Report on Form 10-Q for the quarter ended March 31, 2021;

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Quarterly Report on Form 10-Q for the quarter ended June 30, 2021; and

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Current Reports on Form 8-K filed February 4, 2021, June 10, 2021, July 22, 2021, and September 1, 2021.

First Western files annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials First Western files with the SEC without charge by following the instructions in the section entitled “Where You Can Find More Information” in the forepart of this document.
Neither First Western nor Teton has authorized anyone to give any information or make any representation about the Merger or the respective companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

WHERE YOU CAN FIND MORE INFORMATION
First Western files annual, quarterly and special reports, proxy statements and other business and financial information with the Securities and Exchange Commission (the “SEC”). You may read and copy any materials that First Western files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the public reference room. In addition, First Western files reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. You will also be able to obtain these documents, free of charge, from First Western at www.myfw.com under the “Investor Relations,” “Financials” and the “SEC Filings” links.
First Western has filed a registration statement on Form S-4 of which this document forms a part. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits, at the addresses set forth below. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This document incorporates important business and financial information about First Western and Teton that is not included in or delivered with this document along with documents that First Western has previously filed with the SEC. They contain important information about the company and its financial condition. For further information, please see the section entitled “Incorporation of Certain Documents by Reference” beginning on page 125. These documents are available without charge at its principal executive office, at the following address and telephone number:
First Western Financial, Inc.
1900 16th Street, Suite 1200
Denver, Colorado 80202
Attn: Corporate Secretary
(303) 531-8100
To obtain timely delivery of these documents, you must request the information no later than five business days before the date of the special meeting of shareholders, [•], in order to receive them before the special meeting.
In addition, if you have questions about the Merger or the special meeting, need additional copies of this proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, you may contact Teton at its principal executive office, at the following address and telephone number:
Teton Financial Services, Inc.
2500 North Moose Wilson Road
Wilson, Wyoming 83014
Attention: Karla Tessler
Email: karla@tesslerjh.com
(307) 734-2719
You may also contact Paul Cherry at paulcherry@rockymountainbank.com or (307) 732-7783.
Teton does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly does not file documents or reports with the SEC.
You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. No one has been authorized to provide you with information that is different from what is contained in this proxy statement/prospectus. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date of this proxy statement/prospectus, and neither the mailing of this proxy statement/prospectus to Teton shareholders nor the issuance of First Western common stock in the Merger shall create any implication to the contrary.

Information on the websites of First Western or Teton, or any subsidiary of First Western or Teton, is not part of this document or incorporated by reference herein. You should not rely on that information in deciding how to vote.
This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding First Western has been provided by First Western and information contained in this document regarding Teton has been provided by Teton.

CONSOLIDATED FINANCIAL STATEMENTS
AND INDEPENDENT AUDITORS’ REPORT
TETON FINANCIAL SERVICES, INC.
AND SUBSIDIARY
December 31, 2020 and 2019

INDEPENDENT AUDITORS’ REPORT
Board of Directors
Teton Financial Services, Inc.
Jackson, Wyoming
We have audited the accompanying consolidated financial statements of Teton Financial Services, Inc. and Subsidiary, which are comprised of the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Teton Financial Services, Inc. and Subsidiary at December 31, 2020 and 2019 and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
1580 Lincoln Street • Suite 700 • Denver, CO 80203
303/296-6033 • FAX 303/296-8553
Certified Public Accountants •A Professional Corporation

Report on Consolidating Information
Our audits were conducted for the purpose of forming an opinion on the 2020 and 2019 consolidated financial statements as a whole. The accompanying consolidating schedules on pages 42 through 45 are presented for purposes of additional analysis of the consolidated financial statements rather than to present the financial position and results of operations of the individual companies, and are not a required part of the consolidated financial statements. The supplemental consolidating schedules are the responsibility of management and were derived from and relate directly to the underlying accounting and other records used to prepare the consolidated financial statements. The supplemental consolidating schedules have been subjected to the auditing procedures applied in the audit of the consolidated financial statements and certain additional procedures, including comparing and reconciling the information directly to the underlying accounting records used to prepare the consolidated financial statements and to the consolidated financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the supplemental consolidating schedules are fairly stated in all material respects in relation to the consolidated financial statements as a whole.
Denver, Colorado
March 16, 2021

Teton Financial Services, Inc. and Subsidiary
CONSOLIDATED BALANCE SHEETS
	December 31,
	2020	2019
	(in thousands)
ASSETS
Cash and due from banks	$3,426	$5,981
Interest-bearing deposits	109,392	33,114
Federal funds sold	456	724
Total cash and cash equivalents	113,274	39,819
Certificates of deposit in banks	980	1,220
Investment securities available for sale	13,269	14,851
Investment securities held to maturity	—	2,596
Nonmarketable equity securities	1,304	1,307
Loans held for sale	11,773	4,219
Loans	253,740	235,108
Less allowance for loan losses	(5,699)	(2,832)
Net loans	248,041	232,276
Premises and equipment, net	13,802	14,057
Real estate held for sale	—	306
Intangible assets	2,150	2,182
Accrued interest receivable	911	855
Other assets	2,048	1,546
	$407,552	$315,234
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits
Noninterest-bearing	$39,508	$33,561
Interest-bearing	323,679	240,539
Total deposits	363,187	274,100
Debentures payable	3,593	3,593
Accrued interest payable	37	63
Other liabilities	3,159	1,016
Total liabilities	369,976	278,772
Commitments (note 14)
Stockholders’ equity
Common stock – no par value; 50,000,000 shares authorized; 29,477,707 shares issued and outstanding	30,250	30,152
Retained earnings	9,062	8,210
Note receivable for common stock	(2,120)	(2,120)
Accumulated other comprehensive income	384	220
Total stockholders’ equity	37,576	36,462
	$407,552	$315,234
The accompanying notes are an integral part of these consolidated statements.

Teton Financial Services, Inc. and Subsidiary
CONSOLIDATED STATEMENTS OF INCOME
	Years ended December 31,
	2020	2019
	(in thousands)
Interest income
Loans, including fees	$12,930	$13,013
Taxable investment securities	506	432
Nonmarketable equity securities	67	68
Certificates of deposit in banks	35	39
Interest-bearing cash and cash equivalents	208	1,002
Total interest income	13,746	14,554
Interest expense
Deposits	1,690	2,174
Debentures payable	216	216
Total interest expense	1,906	2,390
Net interest income	11,840	12,164
Provision for loan losses	4,600	2,410
Net interest income after provision for loan losses	7,240	9,754
Noninterest income
Service charges on deposit accounts	152	171
Mortgage banking	1,020	488
Net loss on redemption of investment securities	(80)	—
Other noninterest income	742	701
	1,834	1,360
Noninterest expense
Salaries and employee benefits	4,534	4,089
Occupancy and equipment	743	712
Data processing and software	1,140	908
Real estate held for sale, net	181	78
Amortization of core deposit intangible	31	188
Other noninterest expense	1,339	1,377
	7,968	7,352
Income before income tax expense	1,106	3,762
Income tax expense	254	788
NET INCOME	$852	$2,974
The accompanying notes are an integral part of these consolidated statements.

Teton Financial Services, Inc. and Subsidiary
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
	Years ended December 31,
	2020	2019
	(in thousands)
Net income	$852	$2,974
Other comprehensive income
Net change in unrealized gains and losses on securities available for sale	207	266
Tax effect	(43)	(56)
Total other comprehensive income	164	210
TOTAL COMPREHENSIVE INCOME	$1,016	$3,184
The accompanying notes are an integral part of these consolidated statements.

Teton Financial Services, Inc. and Subsidiary
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
Years Ended December 31, 2020 and 2019
	Common Stock	Retained earnings	Note receivable for common stock	Accumulated other comprehensive income	Total
	(in thousands)
Balance at December 31, 2018	$28,019	$5,486	$—	$10	$33,515
Net income	—	2,974	—	—	2,974
Other comprehensive income	—	—	—	210	210
Issuance of 1,473,885 shares of common stock in exchange for a note receivable	2,120	—	(2,120)	—	—
Stock-based compensation expense	13	—	—	—	13
Dividends paid	—	(250)	—	—	(250)
Balance at December 31, 2019	30,152	8,210	(2,120)	220	36,462
Net income	—	852	—	—	852
Other comprehensive income	—	—	—	164	164
Stock-based compensation expense	98	—	—	—	98
Balance at December 31, 2020	$30,250	$9,062	$(2,120)	$384	$37,576
The accompanying notes are an integral part of these consolidated statements.

Teton Financial Services, Inc. and Subsidiary
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Years ended December 31,
	2020	2019
	(in thousands)
Cash flows from operating activities
Net income	$852	$2,974
Adjustments to reconcile net loss to net cash from operating activities
Depreciation and software amortization	585	621
Amortization of core deposit intangible	32	188
Net amortization on investment securities	38	81
Provision for loan losses	4,600	2,410
Net loss on sale and redemptions of investment securities	80	—
Deferred income tax expense (benefit)	(642)	53
Valuation allowances on real estate held for sale	306	51
Gain on sale of real estate held for sale	(141)	(1)
Stock-based compensation expense	98	13
Net change in loans held for sale	(7,554)	(4,219)
Net change in other assets and liabilities	2,244	(278)
Net cash provided by operating activities	498	1,893
Cash flows from investing activities
Redemption of certificates of deposit in banks	240	225
Purchase of securities available for sale	(5,553)	(2,056)
Maturities, calls and paydowns of securities available for sale	7,322	3,148
Purchase of securities held to maturity	—	(2,600)
Maturities, calls and paydowns of securities held to maturity	2,498	—
Purchase of nonmarketable equity securities	—	(30)
Redemption of nonmarketable equity securities	3	—
Loan originations and principal collections, net	(21,680)	(24,633)
Proceeds from sale of real estate held for sale	1,456	116
Acquisition of premises, equipment and software	(416)	(147)
Net cash used in investing activities	(16,130)	(25,977)
Cash flows from financing activities
Net change in deposits	89,087	(5,655)
Dividends paid	—	(250)
Net cash provided by (used in) investing activities	89,087	(5,905)
Change in cash and cash equivalents	73,455	(29,989)
Cash and cash equivalents at beginning of year	39,819	69,808
Cash and cash equivalents at end of year	$113,274	$39,819
Supplemental Disclosures of Cash Flow Information
Cash paid during the year for interest	$1,932	$2,374
Cash paid during the year for income taxes	688	940
Supplemental Disclosures of Non-Cash Transactions
Loan balances transferred to real estate held for sale	$1,315	$115
The accompanying notes are an integral part of these consolidated statements.

Teton Financial Services, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020 and 2019
NOTE 1 — SUMMARY OF ACCOUNTING POLICIES
The accounting and reporting policies of Teton Financial Services, Inc. and Subsidiary conform to accounting principles generally accepted in the United States of America and to general practice within the banking industry. The following is a summary of the significant accounting and reporting policies:
Organization and Principles of Consolidation
Teton Financial Services, Inc. (“TFS”) is a bank holding company that owns 100% of the stock of Rocky Mountain Bank (“the Bank”). TFS and the Bank are collectively referred to as “the Company.” The accompanying consolidated financial statements include the consolidated totals of the accounts of TFS and the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.
Nature of Operations
The Company provides a full range of banking and mortgage services to individual and business customers through its three branches located in Jackson, Pinedale and Rock Springs, Wyoming.
The Company is subject to competition from other financial institutions for loans and deposit accounts. The Company is also subject to regulation by certain governmental agencies and undergoes periodic examinations by those regulatory agencies. The Bank’s primary regulators are the State of Wyoming — Division of Banking and the Federal Reserve. TFS’s primary regulator is the Federal Reserve.
Use of Estimates
In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.
Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses, the valuation of real estate held for sale and the fair value of financial instruments. In connection with the determination of the allowance for loan losses and the valuation of real estate held for sale, management obtains independent appraisals for significant properties and assesses estimated future cash flows from borrowers’ operations and the liquidation of loan collateral. In connection with the determination of the fair value of financial instruments, management obtains valuations from a third-party investment pricing and interest rate risk modeling provider.
Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, changes in economic conditions may necessitate revisions in future years. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses. Such agencies may require the Company to recognize additional losses based on their judgments about information available to them at the time of their examination.
Significant Group Concentrations of Credit Risk
Most of the Company’s activities are with customers located within the Company’s areas of operations. A majority of the Company’s loans are related to real estate, and borrowers’ abilities to honor their loans are dependent upon the continued economic viability of the areas in which the Company lends. Additionally, a significant portion of loans not related to real estate involves purchased participations in consumer loans. Note 4 discusses the types of lending in which the Company engages.

Teton Financial Services, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020 and 2019
Cash and Cash Equivalents
Cash and cash equivalents include cash, transaction accounts at other financial institutions, interest-bearing balances at the Federal Reserve Bank, interest-bearing balances at the Federal Home Loan Bank of Des Moines, interest-bearing deposits purchased through the Insured Cash Sweep (ICS) network, and federal funds sold. For the Statement of Cash Flows, net cash flows are reported for customer loan and deposit transactions. Balances in transaction accounts at other financial institutions and at the Federal Home Loan Bank may exceed amounts covered by federal deposit insurance. Additionally, federal funds sold are unsecured. Management regularly evaluates the credit risk associated with other financial institutions and believes that the Company is not exposed to any significant credit risks on cash and cash equivalents.
Certificates of Deposit in Banks
Certificates of deposit in banks are carried at cost, are fully covered by federal deposit insurance, and generally mature within five years. At December 31, 2020 there are $980,000 of certificates of deposit in banks pledged as collateral on public deposits and for other purposes as required or permitted by law.
Investment Securities Available for Sale and Held to Maturity
Investment securities are all debt securities and are classified “available for sale” or “held to maturity.” Available for sale securities are carried at estimated fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Held to maturity securities are carried at amortized cost. The amortized cost of all investment securities is adjusted for amortization of purchase premiums and accretion of purchase discounts. Premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are determined using the specific identification method.
Management evaluates securities for other-than-temporary impairment (“OTTI”) on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as an impairment charge to earnings. For securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) OTTI related to credit loss, which is recognized as an impairment charge to earnings, and 2) OTTI related to other factors, which is recognized in other comprehensive income.
Nonmarketable Equity Securities
The Company, as a member of the Federal Reserve and Federal Home Loan Bank systems, is required to maintain an investment in these entities. No ready market exists for these stocks, they have no quoted market value and may only be redeemed by the Federal Reserve and Federal Home Loan Bank at par. For reporting purposes, such stock is considered restricted and is carried at cost under the caption “nonmarketable equity securities.”

Teton Financial Services, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020 and 2019
Loans Held for Sale
Loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or estimated fair value. Net unrealized losses, if any, are recognized through a valuation allowance charged to earnings. Gains and losses on sales of loans are recognized at the time of sale and are based on the difference between the selling price and the carrying value of loans sold. The Company does not retain servicing rights on loans sold.
Loans
The Company grants real estate, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by various types of real estate secured loans in the Company’s market areas. The ability of the Company’s borrowers to honor their contracts is dependent upon the real estate and general economic conditions in these areas. The Company also operates a specialty lending unit which originates commercial loans to customers who may be out of the Company’s immediate market area, and originates commercial loans with specialized purposes and/or collateral.
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs and the allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.
Past due loans are any loans for which payments of interest, principal or both have not been received within the timeframes designated by the loan agreements. Loans with payments in arrears but for which borrowers have resumed making scheduled payments are considered past due until arrearages are brought current. Loans that experience insignificant payment delays or payment shortfalls generally are not considered past due. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.
The accrual of interest on any loan is discontinued at the time the loan is 90 days past due unless the loan is well secured and in process of collection. Additionally, loans are placed on nonaccrual at an earlier date if collection of principal or interest is considered doubtful. Notwithstanding the preceding, certain consumer loans may accrue interest if they are more than 90 days past due but these loans are subject to automatic charge-off when they become 120 days past due. When placing a loan on nonaccrual status, interest accrued to date is generally reversed and is charged against the current year’s interest income. Payments received on a loan on nonaccrual status are applied against the balance of the loan. A loan is returned to accrual status when principal and interest are no longer past due and collectibility is no longer doubtful.
Troubled debt restructurings are loans for which concessions in terms have been made as a result of the borrower experiencing financial difficulty. Generally, concessions granted to customers include lower interest rates and modification of the payment stream to lower or defer payments. Interest on troubled debt restructurings is accrued under the new terms if the loans are performing and full collection of principal and interest is expected. However, interest accruals are discontinued on troubled debt restructurings that meet the Company’s nonaccrual criteria.
Generally, loans are charged off in whole or in part no later than 120 days after they become past due unless the loan is in the process of restructuring or collection and such actions are deemed likely to be successful. Charge off amounts are determined based upon the carrying amount of loans and the

Teton Financial Services, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020 and 2019
amount estimated to be collectible as determined by analyses of expected future cash flows and the liquidation of loan collateral.
Allowance for Loan Losses
The allowance for loan losses is a valuation allowance for probable incurred credit losses, and is established through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.
The allowance consists of specific and general components as follows:
The specific component relates to loans that are considered impaired, and is comprised of valuation allowances calculated on a loan-by-loan basis. Impaired loans are all specifically identified loans for which it is probable that the Company will not collect all amounts due according to the contractual terms of the loan agreement. Factors considered by management in determining whether a loan is impaired include payment status, collateral value, the borrower’s financial condition and overall loan quality as determined by an internal loan grading system. Included in impaired loans are all nonaccrual loans and all accruing troubled debt restructurings, and loans considered “classified” (as defined below) where collateral values are less than the loan carrying amount regardless of the loan’s past due or nonaccrual status. Loans that experience insignificant payment delays or payment shortfalls generally are not considered impaired. For impaired loans for which repayment is expected solely from the collateral, impairment is measured based on the fair value of the collateral. For other impaired loans, impairment may be measured based on the fair value of the collateral or on the present value of expected future cash flows discounted at the loan’s original effective interest rate. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance.
The general component relates to non-impaired loans, and is based on historical loss experience adjusted for the effects of qualitative factors that are likely to cause estimated credit losses as of the evaluation date to differ from the portfolio’s historical loss experience. Qualitative factors include the following: economic conditions; industry conditions; changes in lending policies and procedures; trends in the volume and terms of loans; the experience, ability and depth of lending staff; levels and trends in delinquencies and impaired loans; levels and trends in charge-off and recovery activity; levels and trends of loan quality as determined by an internal loan grading system; portfolio concentrations.
Although the allowance contains a specific component, the entire allowance is available for any loan that, in management’s judgment, should be charged off.
On a quarterly basis, management estimates the allowance balance required using the criteria identified above in relation to the relevant risks for each of the Company’s major loan segments. Significant overall risk factors for both the Company’s commercial and consumer portfolios include the strength of the real estate market, the strength of tourism and the strength of energy and extraction activities in the Company’s lending areas. Beginning in 2020, the impact of the COVID-19 pandemic on borrowers is also a significant risk as the ultimate impact is uncertain and many of the qualitative factors discussed above are lagging indicators. Also beginning in 2020, uncertainty surrounding the performance of the Company’s specialty lending unit is a significant risk.
The quality of the Company’s loan portfolio is assessed as a function of the levels of past due loans and impaired loans, and internal credit quality ratings which are updated quarterly by management. The ratings on the Company’s internal credit scale are broadly grouped into the categories “non-classified,” “criticized” and “classified.” Non-classified loans are those loans with minimal identified credit risk, criticized loans are those with potential credit weaknesses which deserve

Teton Financial Services, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020 and 2019
management’s attention but for which full collection of contractual principal and interest is not significantly at risk. Classified loans are those loans that have well-defined weaknesses that put full collection of contractual principal or interest at risk, and classified loans for which it is probable that the Company will not collect all contractual principal or interest are considered impaired. The credit quality ratings are an important part of the Company’s overall credit risk management process and are considered in the determination of the allowance for loan losses.
Determination of the allowance is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance. Such agencies may require the Company to recognize additional losses based on their judgments about information available to them at the time of their examination.
Premises and Equipment
Land is carried at cost. Buildings, land improvements and equipment are stated at cost less accumulated depreciation. Depreciation and amortization expense is computed using the straight-line method over the estimated useful lives of the assets. Maintenance and repairs, which do not extend the useful lives of premises and equipment, are charged to expense as incurred.
Real Estate Held for Sale
Real estate acquired through (or in lieu of) foreclosure is initially recorded at fair value when acquired, less an estimate of cost to sell, establishing a new cost basis. If fair value declines subsequent to acquisition a valuation allowance is recorded through earnings. Operating expenses relative to foreclosed real estate are expensed as incurred, while certain improvements may be capitalized if the expenditures are likely to be recaptured upon disposition of the real estate. Gain or loss on sale, if any, is recognized at the time of sale.
Intangible Assets
Core Deposit Intangible
The core deposit intangible resulted from TFS’s acquisition of the Bank in 2012, and represents the excess of the fair value of deposits acquired over their book value at the time of acquisition. The core deposit intangible is amortized to expense over an eight-year period using the straight-line method. In addition, the core deposit intangible is assessed at least annually for impairment, and any impairment losses are recognized in earnings in the period identified.
Goodwill
Goodwill resulted from TFS’s acquisition of the Bank in 2012, and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is assessed at least annually for impairment, and any impairment losses are recognized in earnings in the period identified.
Income Taxes
Income tax expense is the total of the current year income tax due or refundable, and the change in deferred tax assets and liabilities (excluding deferred tax assets and liabilities related to other comprehensive income). Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. Realization of deferred tax assets is dependent upon the generation of a sufficient level of future taxable income and recoverable taxes paid in prior years. Management periodically assesses deferred tax assets, and a valuation allowance is recorded if the full amount is not expected to be realized.

Teton Financial Services, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020 and 2019
A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination presumed to occur. Tax benefits recognized are the amount of the benefit that is greater than 50% likely of being realized upon examination. No tax benefits are recognized if they do not meet the “more likely than not” test.
The Company files a consolidated income tax return inclusive of both TFS and the Bank; however, income tax expense is allocated to the entities on a separate-entity basis.
Comprehensive Income
Comprehensive income consists of net income and other comprehensive income. The only component of other comprehensive income consists of net unrealized holding gains and losses on available for sale securities, net of related tax effects.
Noninterest Income
Noninterest income is substantially comprised of service charges on deposit accounts, mortgage banking income, and ATM and debit card income. Service charges on deposit accounts consist of monthly account fees, stop payment charges, and charges for deposit items returned for non-sufficient funds or paid as an overdraft (net of fees waived or refunded). ATM and debit card income is comprised of ATM withdrawal fees and debit card interchange income. Mortgage banking income is comprised of origination fees and service release premiums on loans sold. In all instances, noninterest income is recognized concurrent with the Company’s satisfaction of the underlying performance obligation, which typically occurs at a single point in time as a sale, transaction or statement cycle is completed.
Off- Balance Sheet Financial Instruments
In the ordinary course of business, the Company enters into off-balance-sheet financial instruments consisting of commitments to extend credit, unused lines of credit, standby letters of credit and undisbursed loans in process. These financial instruments are recorded in the financial statements when they are funded.
In conjunction with the determination of the allowance for loan losses, and using the same criteria, the Company determines the extent of credit risk on its off-balance sheet financial instruments and whether there are probable incurred credit losses on those instruments for which a loss provision is necessary. The Company has determined that there is minimal credit risk on its off-balance sheet financial instruments, and accordingly has not recorded a loss provision or allowance for those instruments.
Transfers of Financial Assets
Transfers of financial assets are accounted for as sales when control over the assets has been relinquished and, for loan participations sold, incoming cash flows on the base loan are allocated to all participants on a pro-rata basis. Control over transferred assets is deemed to be relinquished when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.
Loss Contingencies
Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated.

Teton Financial Services, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020 and 2019
Fair Value Measurements
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants, excluding transaction costs. When measuring fair value, entities should maximize the use of observable inputs and minimize the use of unobservable inputs. The following describes the three levels of inputs that may be used to measure fair value:
•
Level 1 Inputs — Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

•
Level 2 Inputs — Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•
Level 3 Inputs — Unobservable inputs that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

Adoption of New Accounting Standards
In 2019, the Company adopted Accounting Standards Update 2016-02, Leases (Topic 842). Under the standard, the Company is required to record a right-of-use asset for leased property and also record a corresponding lease liability. In general, rather than expense lease payments as they are made as currently done under operating lease guidance, the right-of-use asset will be amortized to expense over the lease term and lease payments will reduce the lease obligation. Adoption of the standard did not impact the consolidated financial statements as the Company’s facilities are owned and equipment leases are immaterial and accordingly not capitalized.
Significant Accounting Standards Updates Not Yet Effective
The Financial Accounting Standards Board issued Accounting Standards Update 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. Under the new standard, the Company will be required to convert from the existing incurred-loss model for determining the allowance for loan losses to an expected-loss model. An expected-loss model will determine the allowance for loan losses balance based upon credit losses expected to be incurred over the life of the loan portfolio, and will consider not only current credit conditions but also reasonably supportable expectations as to future credit conditions. The standard will also require securities held to maturity to be evaluated for impairment under an expected-loss model. The standard is effective for the Company beginning January 1, 2023. The Company is currently evaluating the impact on its consolidated financial statements and its accounting and reporting practices.
Subsequent Events
Management evaluates events occurring subsequent to the balance sheet date, through the date the financial statements are eligible to be issued, to determine whether the events require recognition or disclosure in the financial statements. With respect to the December 31, 2020 financial statements, Management has considered subsequent events through March 16, 2021.

Teton Financial Services, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020 and 2019
NOTE 2 — INVESTMENT SECURITIES
The amortized cost and fair value of investment securities, with gross unrealized gains and losses, follows:
	December 31, 2020
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in thousands)
Debt securities available for sale
U.S. government agencies	$998	$23	$—	$1,021
U.S. Treasury	1,000	—	—	1,000
SBA loan pools	2,945	77	(20)	3,002
U.S. agency mortgage-backed	7,840	409	(3)	8,246
	$12,783	$509	$(23)	$13,269
	December 31, 2019
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in thousands)
Debt securities available for sale
U.S. government agencies	$1,495	$14	$(1)	$1,508
SBA loan pools	3,710	40	(31)	3,719
U.S. agency mortgage-backed	9,367	262	(5)	9,624
	14,572	316	(37)	14,851
Debt securities held to maturity
Private issue short-tem notes	2,596	—	—	2,596
	$17,168	$316	$(37)	$17,447
The amortized cost and fair value of debt securities at December 31, 2020, by contractual maturity, are shown below:
	Available for Sale
	Amortized Cost	Fair Value
	(in thousands)
Due in one year or less	$1,499	$1,502
Due after one through five years	499	519
Due after five years through ten years	—	—
Due after ten years	—	—
	1,998	2,021
Mortgage-backed and SBA loan pools	10,785	11,248
	$12,783	$13,269

Teton Financial Services, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020 and 2019
Information pertaining to investment securities, with gross unrealized losses aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:
	December 31, 2020
	Less than 12 months		Over 12 months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
	(in thousands)
Debt securities available for sale
SBA loan pools	$—	$—	$(20)	$1,503
U.S. agency mortgage-backed	(3)	1,051	—	—
	$(3)	$1,051	$(20)	$1,503
	December 31, 2019
	Less than 12 months		Over 12 months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
	(in thousands)
Debt securities available for sale
U.S. government agencies	$—	$—	$(1)	$499
SBA loan pools	(1)	115	(30)	1,961
U.S. agency mortgage-backed	(5)	1,589	—	—
	$(6)	$1,704	$(31)	$2,460
At December 31, 2020 and 2019, unrealized losses are largely due to differences in market yields as compared to yields available at the time securities were purchased. Management has performed analyses of investment credit quality and cash flows, and does not believe that any securities are impaired due to reasons of credit quality. The Company has the ability and intent to hold investment securities for a period of time sufficient for a recovery of cost, and fair value is expected to recover as bonds approach maturity. Accordingly, as of December 31, 2020 and 2019, management believes the unrealized losses detailed in the table above are temporary.
The Company realized no gains and $80,000 in losses on sales and early redemptions of investment securities in 2020. The losses realized in 2020 were on the redemption of the securities classified as held to maturity. The Company realized no gains or losses on sales and early redemptions of investment securities in 2019.
Investment securities with a carrying value of $12,776,000 and $13,786,000 at December 31, 2020 and 2019, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

Teton Financial Services, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020 and 2019
NOTE 3 — NONMARKETABLE EQUITY SECURITIES
The Company’s investment in nonmarketable equity securities is as follows:
	December 31,
	2020	2019
	(in thousands)
Federal Reserve Bank – capital stock	$926	$926
Federal Home Loan Bank of Des Moines – common stock	378	381
	$1,304	$1,307
NOTE 4 — LOANS AND ALLOWANCE FOR LOAN LOSSES
Major classifications of loans are as follows:
	December 31,
	2020	2019
	(in thousands)
Real Estate
Commercial	$68,326	$63,861
Construction, land and land development	29,818	21,868
Residential 1 – 4 family	61,326	76,570
Residential multifamily	5,715	7,238
Farmland	1,901	2,097
	167,086	171,634
Commercial, non real estate	62,131	19,474
Consumer participations	22,959	41,444
Consumer	1,299	2,037
Other	24	878
Total loans	253,499	235,467
Less net deferred loan fees (costs)	241	(359)
	$253,740	$235,108
At December 31, 2020 and 2019, various real estate and commercial loans totaling $70,868,000, and $111,047,000, respectively, are pledged to secure borrowing facilities from the Federal Home Loan Bank.
In the ordinary course of business, the Company has granted loans to its executive officers, significant stockholders and directors and parties affiliated with those persons (collectively, “insiders”). The Company has loan commitments to insiders aggregating $1,233,000 and $697,000 at December 31, 2020 and 2019, respectively, of which $406,000 and $478,000 was outstanding at December 31, 2020 and 2019, respectively. In management’s opinion, the terms of these loans, including interest rates and collateral, were comparable to terms afforded non-insider borrowers.
At December 31, 2020, there are no loans in the process of foreclosure.

Teton Financial Services, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020 and 2019
Transactions in the allowance for loan losses are as follows:
	Construction, Land and Development	Commercial Real Estate	Residential Real Estate	Other	Total
	(in thousands)
Balance at December 31, 2018	$115	$356	$685	$2,037	$3,193
Provision (credit) for loan losses	(5)	1,138	36	1,241	2,410
(Charge-offs)	—	(800)	—	(2,307)	(3,107)
Recoveries	—	—	—	336	336
Net (charge-offs) recoveries	—	(800)	—	(1,971)	(2,771)
Balance at December 31, 2019	110	694	721	1,307	2,832
Provision (credit) for loan losses	97	(79)	(129)	4,711	4,600
(Charge-offs)	—	—	—	(2,060)	(2,060)
Recoveries	—	—	—	327	327
Net (charge-offs) recoveries	—	—	—	(1,733)	(1,733)
Balance at December 31, 2020	$207	$615	$592	$4,285	$5,699
Components of the allowance for loan losses, and the related carrying amount of loans for which the allowance is determined, are as follows:
	December 31, 2020
	Construction, Land and Development	Commercial Real Estate	Residential Real Estate	Other	Total
	(in thousands)
Allocation of Allowance to:
Impaired loans – evaluated individually	$—	$—	$—	$—	$—
Impaired loans – evaluated collectively	—	—	—	—	—
Total impaired loans	—	—	—	—	—
Unimpaired loans – evaluated collectively	207	615	592	4,285	5,699
	$207	$615	$592	$4,285	$5,699
Recorded Investment In:
Impaired loans – evaluated individually	$—	$73	$—	$7	$80
Impaired loans – evaluated collectively	—	—	—	—	—
Total impaired loans	—	73	—	7	80
Unimpaired loans – evaluated collectively	29,818	70,154	67,041	86,406	253,419
	$29,818	$70,227	$67,041	$86,413	$253,499
At December 31, 2020, approximately $2,031,000 of the $5,699,000 allowance for loan losses relates to uncertainty surrounding the impact of the COVID-19 pandemic, of which $1,527,000 is allocated to the “Other” loan segment.

Teton Financial Services, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020 and 2019
	December 31, 2019
	Construction, Land and Development	Commercial Real Estate	Residential Real Estate	Other	Total
	(in thousands)
Allocation of Allowance to:
Impaired loans – evaluated individually	$—	$—	$—	$—	$—
Impaired loans – evaluated collectively	—	—	—	—	—
Total impaired loans	—	—	—	—	—
Unimpaired loans – evaluated collectively	110	694	721	1,307	2,832
	$110	$694	$721	$1,307	$2,832
Recorded Investment In:
Impaired loans – evaluated individually	$—	$1,396	$1	$17	$1,414
Impaired loans – evaluated collectively	—	—	—	—	—
Total impaired loans	—	1,396	1	17	1,414
Unimpaired loans – evaluated collectively	21,868	64,562	83,807	63,816	234,053
	$21,868	$65,958	$83,808	$63,833	$235,467
Information relative to impaired loans is as follows:
	December 31, 2020					Year Ended December 31, 2020
	Recorded Investment in Impaired Loans With No Valuation Allowance	Recorded Investment in Impaired Loans With A Valuation Allowance	Total Impaired Loans	Valuation Allowance on Impaired Loans	Commitments to Extend Credit on Impaired Loans	Average Impaired Loans
	(in thousands)
Commercial Real Estate Non-owner occupied	$—	$—	$—	$—	$—	$698
Residential Real Estate 1 – 4 family first lien	—	—	—	—	—	1
Other Consumer and other	7	—	7	—	—	12
	$7	$—	$7	$—	$—	$711

Teton Financial Services, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020 and 2019
	December 31, 2019					Year Ended December 31, 2019
	Recorded Investment in Impaired Loans With No Valuation Allowance	Recorded Investment in Impaired Loans With A Valuation Allowance	Total Impaired Loans	Valuation Allowance on Impaired Loans	Commitments to Extend Credit on Impaired Loans	Average Impaired Loans
	(in thousands)
Commercial Real Estate
Non-owner occupied	$1,396	$—	$1,396	$—	$—	$746
Residential Real Estate
1 – 4 family first lien	1	—	1	—	—	64
Other
Commerical	—	—	—	—	—	957
Consumer and other	17	—	17	—	—	22
	$1,414	$—	$1,414	$—	$—	$1,789
The Company does not separately evaluate or identify consumer participation loans for impairment as these loans are automatically considered classified once they become 90 days past due and are charged-off if they become 120 days past due.
Interest income recognized on impaired loans is immaterial to the financial statements for 2020 and 2019.
Troubled debt restructurings included in impaired loans, and the related valuation allowance thereon, are as follows:
	December 31, 2020		December 31, 2019
	Recorded investment	Valuation allowance	Recorded investment	Valuation allowance
	(in thousands)
Commercial Real Estate
Non-owner occupied	$73	$—	$80	$—
Residential Real Estate
1 – 4 family first lien	—	—	1	—
	$73	$—	$81	$—

Teton Financial Services, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020 and 2019
The carrying amounts of loans by performance status and credit quality indicator are as follows:
	December 31, 2020
	Loans By Past Due and Performance Status					Loans By Credit Quality Indicator
	Accruing Loans							Classified
	Current	30 – 89 Days Past Due	90 Days or More Past Due	Nonaccrual Loans	Total Loans	Non- classified	Criticized	Unimpaired	Impaired
	(in thousands)
Construction, Land and Development
1 – 4 family	$9,809	$—	$—	$—	$9,809	$9,809	$—	$—	$—
Other	20,009	—	—	—	20,009	20,009	—	—	—
Commercial Real Estate
Owner occupied	29,935	—	—	—	29,935	29,935	—	—	—
Non-owner occupied	38,391	—	—	—	38,391	38,318	—	—	73
Farmland	1,901	—	—	—	1,901	1,901	—	—	—
Residential Real Estate
1 – 4 family first lien	48,318	—	—	—	48,318	48,318	—	—	—
Multifamily	5,715	—	—	—	5,715	5,715	—	—	—
Other	13,008	—	—	—	13,008	13,008	—	—	—
Other
Commerical	62,131	—	—	—	62,131	61,695	—	436	—
Consumer participations	22,672	194	93	—	22,959	22,866	—	93	—
Consumer and other	1,316	—	—	7	1,323	1,316	—	—	7
	$253,205	$194	$93	$7	$253,499	$252,890	$—	$529	$80

Teton Financial Services, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020 and 2019
	December 31, 2019
	Loans By Past Due and Performance Status					Loans By Credit Quality Indicator
	Accruing Loans							Classified
	Current	30 – 89 Days Past Due	90 Days or More Past Due	Nonaccrual Loans	Total Loans	Non- classified	Criticized	Unimpaired	Impaired
	(in thousands)
Construction, Land and Development
1 – 4 family	$6,537	$—	$—	$—	$6,537	$6,537	$—	$—	$—
Other	15,331	—	—	—	15,331	15,331	—	—	—
Commercial Real Estate
Owner occupied	34,139	—	—	—	34,139	34,139	—	—	—
Non-owner occupied	28,406	—	—	1,316	29,722	28,326	—	—	1,396
Farmland	2,097	—	—	—	2,097	2,097	—	—	—
Residential Real Estate
1 – 4 family first lien	65,637	—	—	—	65,637	65,636	—	—	1
Multifamily	7,238	—	—	—	7,238	7,238	—	—	—
Other	10,933	—	—	—	10,933	10,933	—	—	—
Other
Commerical	19,474	—	—	—	19,474	19,474	—	—	—
Consumer participations	40,752	436	256	—	41,444	41,188	—	256	—
Consumer and other	2,898	—	—	17	2,915	2,898	—	—	17
	$233,442	$436	$256	$1,333	$235,467	$233,797	$—	$256	$1,414
NOTE 5 — PREMISES AND EQUIPMENT
Premises and equipment are as follows:
	December 31,
	2020	2019
	(in thousands)
Land	$4,610	$4,610
Land improvements	290	284
Buildings	11,993	11,993
Furniture and equipment	1,692	1,646
Construction in progress	249	5
	18,834	18,538
Less accumulated depreciation	(5,032)	(4,481)
	$13,802	$14,057
Starting in 2020, certain employees who work remotely away from the Company’s primary market areas utilize workspace under a shared-office membership arrangement. The membership commitment is month-to-month, and expense attributable to the membership was $18,000 in 2020.

Teton Financial Services, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020 and 2019
NOTE 6 — REAL ESTATE HELD FOR SALE
Activity in real estate held for sale is as follows:
	Year Ended December 31,
	2020	2019
	(in thousands)
Balance at beginning of year	$306	$357
Transfers from loans	1,315	115
Valuation allowances recorded	(306)	(51)
Dispositions	(1,315)	(115)
Balance at end of year	$—	$306
Changes in the valuation allowance on real estate held for sale are as follows:
	Year Ended December 31,
	2020	2019
	(in thousands)
Balance at beginning of year	$441	$390
Valuation allowances recorded	306	51
Valuation allowances realized	—	—
Balance at end of year	$747	$441
Net expense from real estate held for sale is comprised of the following;
	Year Ended December 31,
	2020	2019
	(in thousands)
Valuation allowances recorded	$306	$51
Gain on sale	(141)	(1)
Net operating expenses	16	28
Net expense	$181	$78
NOTE 7 — INTANGIBLE ASSETS
Intangible assets consisted of the following:
	December 31,
	2020	2019
	(in thousands)
Goodwill	$2,150	$2,150
Core deposit intangible	1,505	1,505
Less accumulated amortization	(1,505)	(1,473)
	—	32
	$2,150	$2,182
All intangible assets were acquired in 2012 in connection with the acquisition of the Bank by TFS.

Teton Financial Services, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020 and 2019
NOTE 8 — INCOME TAXES
Allocation of federal income tax expense between current and deferred portions is as follows:
	Year Ended December 31,
	2020	2019
	(in thousands)
Current expense	$896	$735
Deferred expense (benefit)	(642)	53
	$254	$788
There are no state income taxes as the state of Wyoming does not assess corporate income taxes.
The following table reconciles income tax expense calculated on pre-tax income to actual income tax expense:
	Year Ended December 31,
	2020	2019
	(in thousands)
Taxes at 21% statutory federal tax rate	$232	$790
Tax-exempt interest	(19)	(9)
Stock-based compensation expense	21	3
Other nondeductible expenses	20	4
Income tax expense	$254	$788
The components of the net deferred tax asset, included as a component of other assets, are as follows:
	December 31,
	2020	2019
	(in thousands)
Deferred tax assets:
Allowance for loan losses	$1,197	$595
Premises and equipment	286	280
Core deposit intangible	130	144
Real estate held for sale	157	93
	1,770	1,112
Deferred tax liabilities:
Unrealized gain on investment securities	(102)	(59)
Goodwill	(140)	(124)
	(242)	(183)
Net deferred tax asset	$1,528	$929

Teton Financial Services, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020 and 2019
NOTE 9 — DEPOSITS
Interest-bearing deposits consisted of the following:
	December 31,
	2020	2019
	(in thousands)
Interest-bearing checking and NOW acounts	$114,072	$76,730
Money market accounts	136,036	112,839
Savings accounts	33,049	19,730
Time deposits
$250,000 and greater	19,552	15,088
Less than $250,000	20,970	16,152
Total time deposits	40,522	31,240
	$323,679	$240,539
Scheduled maturities of time deposits at December 31, 2020 are as follows:
Year Ending December 31,	(in thousands)
2021	$23,816
2022	12,252
2023	2,765
2024	827
2025	862
$40,522
Certain of the Company’s time deposits are purchased from wholesale brokers. At December 31, 2020 and 2019, brokered time deposits totaled $14,660,000 and $6,687,000, respectively.
The Company has executive officers, significant stockholders and directors and parties affiliated with those persons (collectively, “insiders”) who maintain deposit accounts at the Company. Deposits from insiders totaled $61,426,000 and $59,996,000 at December 31, 2020 and 2019, respectively. Of these amounts, one account comprised $49,023,000 and $48,539,000 of the balances, respectively.
NOTE 10 — FEDERAL HOME LOAN BANK BORROWINGS
The Company has no outstanding Federal Home Loan Bank (“FHLB”) borrowings at December 31, 2020 and 2019.
The Company is eligible to borrow from the FHLB based upon the level of loan collateral pledged to the FHLB, subject to certain maximums based on Company asset size. At December 31, 2020, the maximum the Company is eligible to borrow is $54,875,000.
NOTE 11 — DEBENTURES PAYABLE
In 2016, the Company issued $3,593,000 of debentures in an offering to stockholders of the Company at the time. Interest on the debentures accrues at a fixed rate of 6% and is due quarterly. Principal is due at maturity in 2021. The debentures are unsecured.

Teton Financial Services, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020 and 2019
NOTE 12 — FEDERAL FUNDS PURCHASED
The Company has unsecured federal funds lines at correspondent banks with a maximum credit limit of $10,000,000 at December 31, 2020. No amounts were outstanding under the lines at December 31, 2020 and 2019. The federal funds lines are uncommitted, and funding requests made by the Company are subject to the lending institutions’ approval and funding availability at the time of request.
NOTE 13 — STOCKHOLDERS’ EQUITY and STOCK-BASED COMPENSATION
Shareholder Agreement
The stockholders of the Company are bound to the Shareholder Agreement (“the Agreement”). Under the terms of the Agreement, stockholders must obtain the written consent of the Board of Directors to transfer stock, subject to limited exemptions requiring only written notification to the Board. Such consent is at the sole and absolute discretion of the Board. The Agreement also provides stockholders preemptive participation rights in the event the Company sells additional stock.
Dividends
Various restrictions limit the extent to which dividends may be paid by the Bank to TFS. Generally, regulatory approval is required for the Bank to pay dividends in any calendar year that exceed the Bank’s net profit for that year combined with its retained profits for the preceding two years. In addition, dividends paid by the Bank would be prohibited if the effect thereof would cause the Bank’s capital to be reduced below applicable minimum capital requirements.
Note Receivable for Common Stock and Related Stock-Based Compensation
In 2019, the Company issued 1,473,885 shares of common stock to an executive of the Company in exchange for a $2,120,000 promissory note payable from the executive to the Company. The note is recorded as a contra-equity account such that equity will only increase as principal payments are received.
Principal on the note is due at maturity in 2026, and interest on the note accrues at a fixed rate of 2.13% and is due annually. The note is secured by the stock issued.
In accordance with regulatory accounting guidance, interest accrued on the note is not recorded to income but rather is creditable directly to equity when paid. Interest of $46,000 and $11,000 was accrued on the note in 2020 and 2019, respectively. However, the amounts credited to equity for 2020 and 2019 totaled $46,000 and $-0-, respectively, due to accrued but unpaid interest of $11,000 at both December 31, 2020 and 2019.
The interest rate on the loan is below the estimated fair market rate of 5.125% at the time of issuance, and results in stock-based compensation expense equal to the difference between the fair value of the stock issued (the note’s principal amount) and the present value of the note using the fair market rate. Total compensation cost is $362,000 and is recognized straight line over the term of the note. In 2020 and 2019, compensation cost recognized was $52,000 and $13,000, respectively. At December 31, 2020, there is $297,000 of compensation cost that will be recognized in years 2021 through 2026.
Total stock-based compensation expense credited to equity, including the interest and discount discussed above, is $98,000 for 2020 and $13,000 for 2019.
The Company has the right, but not the obligation, to repurchase the stock at fair value should the executive cease to be an employee of the Company for any reason, and to offset repurchase amounts against the outstanding balance of the note.

Teton Financial Services, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020 and 2019
NOTE 14 — FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.
The Company’s exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amounts of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.
Commitments to extend credit are agreements to lend to a customer as long as there is no breach of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary, by the Company upon extension of credit is based on management’s credit evaluation of the customer. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment and real estate.
Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.
The following financial instruments were outstanding whose contract amounts represent risk:
	December 31,
	2020	2019
	(in thousands)
Commitments to extend credit	$40,128	$29,730
Standby letters of credit	15	15
	$40,143	$29,745
NOTE 15 — EMPLOYEE BENEFIT PLAN
The Company has a 401(k) Plan (“the Plan”) in which substantially all employees may participate. The Plan allows employees to make salary deferrals and allows the Company to make safe harbor matching contributions (up to 4.5% of eligible compensation, with 100% matching on the first 3% of employee deferrals and 50% matching on the next 3% of employee deferrals) and discretionary profit-sharing contributions. Employees are immediately 100% vested in matching contributions, while profit-sharing contributions vest over a six year period. Expense attributable to the plan totaled $135,000 and $118,000 in 2020 and 2019, respectively.
NOTE 16 — REGULATORY MATTERS
Banks and bank holding companies are subject to various regulatory capital requirements administered by state and federal banking agencies. Capital adequacy guidelines, and additionally for banks prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weighting and other factors.

Teton Financial Services, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020 and 2019
Quantitative measures established by the Basel III Capital Rules to ensure capital adequacy require the maintenance of minimum amounts and ratios (set forth in the table below) of common equity tier 1 capital, tier 1 capital and total capital (as defined in the regulations) to risk-weighted assets (as defined), and of tier 1 capital to quarterly average assets (as defined). The Basel III capital rules require the Bank to maintain a minimum ratio of common equity tier 1 capital to risk-weighted assets of at least 4.5%, plus a 2.5% “capital conservation buffer” (which is added to the 4.5% common equity tier 1 capital ratio, effectively resulting in a minimum ratio of common equity tier 1 capital to risk-weighted assets of 7%). The Bank is also required to maintain a tier 1 capital to risk-weighted assets ratio of 6.0% (8.5% including the capital conservation buffer), a total capital to risk-weighted assets ratio of 8.0% (10.5% including the capital conservation buffer), and a tier 1 capital to quarterly average assets ratio of 4.0%.
The aforementioned capital conservation buffer is designed to absorb losses during periods of economic stress. Banking institutions with capital ratios above the base minimums but below the effective minimums (which include the buffer) will face constraints on dividends, equity repurchases and compensation based on the amount of the shortfall.
The Bank’s regulatory capital is comprised of the following: 1) Common equity tier 1 capital — consisting of common stock, related paid-in-capital and retained earnings, less goodwill and core deposit intangible asset balances; 2) Additional tier 1 capital — there are no components of tier 1 capital beyond common equity tier 1 capital; 3) Tier 2 capital — consisting of a permissible portion of the allowance for loan losses; and 4) total capital — the aggregate of all tier 1 and tier 2 capital. In connection with the adoption of the Basel III Capital Rules, the Company elected to opt-out of the requirement to include most components of accumulated other comprehensive income in common equity tier 1 capital.
The following table presents the Bank’s actual and required capital ratios as of December 31, 2020 and 2019 under the Basel III Capital Rules. The minimum required capital amounts presented include the include the capital conservation buffer. Capital levels required to be considered well capitalized, based on prompt corrective action regulations as amended to reflect changes under the Basel III Capital Rules, are also presented.
	Actual		Minimum required for capital adequacy purposes		Required to be considered well capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
As of December 31, 2020
Total capital (to risk weighted assets)	$41,547	16.5%	$26,445	10.5%	$25,186	10.0%
Tier 1 capital (to risk weighted assets)	38,367	15.2%	21,408	8.5%	20,149	8.0%
Common equity tier 1 capital (to risk weighted assets)	38,367	15.2%	17,630	7.0%	16,371	6.5%
Tier 1 capital (to average assets)	38,367	9.3%	16,580	4.0%	20,725	5.0%
As of December 31, 2019
Total capital (to risk weighted assets)	$40,067	16.6%	$25,298	10.5%	$24,094	10.0%
Tier 1 capital (to risk weighted assets)	37,235	15.5%	20,479	8.5%	19,275	8.0%
Common equity tier 1 capital (to risk weighted assets)	37,235	15.5%	16,865	7.0%	15,661	6.5%
Tier 1 capital (to average assets)	37,235	11.8%	12,671	4.0%	15,839	5.0%
Regulatory authorities can initiate certain mandatory actions if the Bank fails to meet the minimum capital requirements, which could have a direct and material effect on the Company’s financial statements.

Teton Financial Services, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020 and 2019
Management believes, as of December 31, 2020 and 2019, that the Bank meets all capital adequacy requirements to which it is subject and that the Bank exceeds the minimum levels necessary to be considered “well capitalized.”
NOTE 17 — FAIR VALUE MEASUREMENTS AND DISCLOSURES
The following is a description of the Company’s valuation methodologies for assets and liabilities recorded at fair value:
Securities Available for Sale — Debt securities are reported at fair value based upon measurements obtained from an independent pricing service. The fair value measurements for debt securities are determined by quoted market prices, if available (Level 1), or consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, market consensus prepayment speeds, credit information and the bonds’ terms and conditions, among other things (Level 2).
Loans Held For Sale — The Company does not record loans held for sale at fair value on a recurring basis. However, from time to time, fair value adjustments are recorded on these loans to reflect declines in value based on commitments in hand from investors or prevailing investor yield requirements (Level 2).
Impaired Loans — The Company does not record loans at fair value on a recurring basis. However, from time to time, valuation allowances are recorded on these loans to reflect (1) the current appraised or market-quoted value of the underlying collateral, or (2) the discounted value of expected cash flows. In some cases, the properties for which market quotes or appraised values have been obtained are located in areas where comparable sales data is limited, outdated, or unavailable. Fair value estimates for impaired loans measured for impairment based upon the value of the collateral are obtained from independent appraisers or other third-party consultants, and for other impaired loans are based on discounted cash flow analyses (Level 3).
Real Estate Held for Sale — The Company does not record real estate held for sale at fair value on a recurring basis. However, from time to time, fair value adjustments are recorded on these properties to reflect the current appraised value (less an estimate of cost to sell). In some cases, the properties for which appraised values have been obtained are located in areas where comparable sales data is limited, outdated, or unavailable. Fair value estimates for real estate held for sale are obtained from independent appraisers (Level 3).
The following table provides the hierarchy and fair value for each major category of assets and liabilities recorded at fair value on a recurring basis:
	Quoted prices in active markets for identical assets (Level 1)	Other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Carrying amount
	(in thousands)
December 31, 2020
Securities Available for Sale
U.S. Government agency	$—	$1,021	$—	$1,021
U.S. Treasury	—	1,000	—	1,000
SBA loan pools	—	3,002	—	3,002
U.S. agency mortgage-backed	—	8,246	—	8,246
	$—	$13,269	$—	$13,269

Teton Financial Services, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020 and 2019
	Quoted prices in active markets for identical assets (Level 1)	Other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Carrying amount
	(in thousands)
December 31, 2019
Securities Available for Sale
U.S. Government agency	$—	$1,508	$—	$1,508
SBA loan pools	—	3,719	—	3,719
U.S. agency mortgage-backed	—	9,624	—	9,624
	$—	$14,851	$—	$14,851

During 2020 and 2019 there were no changes or amounts in Level 3 assets or liabilities recorded at fair value on a recurring basis.
The following table provides the hierarchy and fair value for each major category of assets and liabilities recorded at fair value on a non-recurring basis:
	Quoted prices in active markets for identical assets (Level 1)	Other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Carrying amount
	(in thousands)
December 31, 2020
Loans held for sale	$—	$—	$11,773	$11,773
Impaired loans	—	—	7	7
Real estate held for sale	—	—	—	—
December 31, 2019
Loans held for sale	—	—	4,219	4,219
Impaired loans	$—	$—	1,414	$1,414
Real estate held for sale	—	—	306	306
At December 31, 2020 and 2019, there are no valuation allowances on loans held for sale.
At December 31, 2020 and 2019, there are no impaired loans with valuation allowances.
At December 31, 2020, real estate held for sale with an initial cost basis of $747,000 has a full valuation allowance of $747,000. At December 31, 2019, real estate held for sale with an initial cost basis of $747,000 has a $441,000 valuation allowance. Valuation allowances on real estate held for sale have been recorded through net expense from foreclosed real estate.

Teton Financial Services, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020 and 2019
The following presents the estimated fair value and carrying amount of the Company’s financial instruments:
	December 31, 2020
	Quoted prices in active markets for identical assets (Level 1)	Other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total Fair Value	Carrying amount
	(in thousands)
Financial Assets:
Cash and cash equivalents	$113,274	$—	$—	$113,274	$113,274
Certificates of deposits in banks	—	980	—	980	980
Investment securities available for sale	—	13,269	—	13,269	13,269
Nonmarketable equity securities	—	1,304	—	1,304	1,304
Loans held for sale	—	11,773	—	11,773	11,773
Loans, net of allowance for loan losses	—	—	246,801	246,801	248,041
Accrued interest receivable	—	911	—	911	911
Financial Liabilities:
Noninterest-bearing deposits	—	39,508	—	39,508	39,508
Interest-bearing deposits (non-maturity)	—	283,157	—	283,157	283,157
Interest-bearing deposits (time deposits)	—	—	40,968	40,968	40,522
Debentures payable	—	—	3,593	3,593	3,593
Accrued interest payable	—	37	—	37	37
	December 31, 2019
	Quoted prices in active markets for identical assets (Level 1)	Other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total Fair Value	Carrying amount
	(in thousands)
Financial Assets:
Cash and cash equivalents	$39,819	$—	$—	$39,819	$39,819
Certificates of deposits in banks	—	1,220	—	1,220	1,220
Investment securities available for sale	—	14,851	—	14,851	14,851
Investment securities held to maturity	—	—	2,596	2,596	2,596
Nonmarketable equity securities	—	1,307	—	1,307	1,307
Loans held for sale	—	4,219	—	4,219	4,219
Loans, net of allowance for loan losses	—	—	232,603	232,603	232,276
Accrued interest receivable	—	855	—	855	855

Teton Financial Services, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020 and 2019
	December 31, 2019
	Quoted prices in active markets for identical assets (Level 1)	Other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total Fair Value	Carrying amount
	(in thousands)
Financial Liabilities:
Noninterest-bearing deposits	—	33,561	—	33,561	33,561
Interest-bearing deposits (non-maturity)	—	209,299	—	209,299	209,299
Interest-bearing deposits (time deposits)	—	—	31,284	31,284	31,240
Debentures payable	—	—	3,593	3,593	3,593
Accrued interest payable	—	63	—	63	63
The following summary presents the methodologies and assumptions used to estimate the fair value of the Company’s financial instruments. The Company operates as a going concern and, except for investment securities available for sale and loans held for sale, no active market exists for its financial instruments. Much of the information used to determine the fair value is highly subjective and judgmental in nature and, therefore, the results may not be precise. The subjective factors include, among other things, estimates of cash flows, risk characteristics, credit quality and interest rates, all of which are subject to change. Since the fair value is estimated as of the balance sheet date, the amounts that will actually be realized or paid upon settlement or maturity of the various financial instruments could be significantly different.
Cash and Cash Equivalents, Accrued Interest Receivable and Accrued Interest Payable
Fair value approximates the carrying amount as these are assets held for the short term, or liabilities payable in the short term, which are expected to be realized or paid at their carrying amount.
Certificates of Deposit in Banks
Fair value is estimated by discounting future contractual cash flows using interest rates currently offered for certificates of similar remaining maturities.
Investment Securities Available for Sale
Fair value is provided by a third-party investment accounting provider and considers observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, market consensus prepayment speeds, credit information and the bonds’ terms and conditions, among other things.
Investment Securities Held to Maturity
Fair value approximates carrying amount based on the short term nature of these instruments.
Nonmarketable Equity Securities
Fair value approximates carrying amount based on the securities’ redemption provisions.
Loans Held for Sale
Fair value is based on commitments in hand from investors or prevailing investor yield requirements.

Teton Financial Services, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020 and 2019
Loans, Net
For fixed rate loans, fair value is estimated by discounting contractual future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining securities. For variable rate loans, fair value is estimated to be carrying amount due to the re-pricing provisions. Loans are presented net of the allowance for loan losses.
Deposits
Fair value for noninterest-bearing accounts and interest-bearing accounts with no stated maturity approximates carrying amount as these deposits are payable on demand and can be re-priced at any time. Fair value of interest-bearing time deposits is estimated by discounting future contractual cash flows using interest rates currently offered for time deposits of similar remaining maturities. Fair value measurements for deposits do not contemplate the value of any core deposit intangibles.
Debentures Payable
Fair value approximates carrying value as the rate and terms of the debentures are similar to those the Company would expect to receive for a current offering.
Off-Balance-Sheet Instruments
Fair value for off-balance-sheet instruments such as unfunded loan commitments and letters of credit is not estimated because of the difficulty in assessing the likelihood and timing of advances, and management believes that it is not feasible or practical to fairly and accurately disclose a fair value for these instruments.
NOTE 18 — TRUST SERVICES
At December 31, 2020, the Company has six trust accounts with $208,519,000 in assets. These assets are not included in the consolidated financial statements as they are not assets of the Company.

SUPPLEMENTAL CONSOLIDATING SCHEDULES

Teton Financial Services, Inc. and Subsidiary
SUPPLEMENTAL CONSOLIDATING BALANCE SHEETS
	December 31,2020
	Rocky Mountain Bank	Teton Financial Services, Inc.	Consolidating Entries	Consolidated
	(in thousands)
ASSETS
Cash and due from banks	$3,426	$395	$(395)	$3,426
Interest-bearing deposits	109,392	—	—	109,392
Federal funds sold	456	—	—	456
Cash and cash equivalents	113,274	395	(395)	113,274
Certificates of deposit in banks	980	—	—	980
Investment securities available for sale	13,269	—	—	13,269
Nonmarketable equity securities	1,304	—	—	1,304
Loans held for sale	11,773	—	—	11,773
Loans	253,740	—	—	253,740
Less allowance for loan losses	(5,699)	—	—	(5,699)
Net loans	248,041	—	—	248,041
Premises and equipment, net	13,802	—	—	13,802
Intangible assets	2,150	—	—	2,150
Accrued interest receivable	911	—	—	911
Other assets	2,048	13	(13)	2,048
Investment in Rocky Mountain Bank	—	40,761	(40,761)	—
	$407,552	$41,169	$(41,169)	$407,552
LIABILITIES
Deposits
Noninterest-bearing	$39,903	$—	$(395)	$39,508
Interest-bearing	323,679	—	—	323,679
Total deposits	363,582	—	(395)	363,187
Debentures payable	—	3,593	—	3,593
Accrued interest payable	37	—	—	37
Other liabilities	3,172	—	(13)	3,159
Total liabilities	366,791	3,593	(408)	369,976
STOCKHOLDERS’ EQUITY
Common stock	929	30,250	(929)	30,250
Capital surplus	29,991	—	(29,991)	—
Retained earnings	9,457	9,062	(9,457)	9,062
Note receivable for common stock	—	(2,120)	—	(2,120)
Accumulated other comprehensive income	384	384	(384)	384
Total stockholders’ equity	40,761	37,576	(40,761)	37,576
	$407,552	$41,169	$(41,169)	$407,552

Teton Financial Services, Inc. and Subsidiary
SUPPLEMENTAL CONSOLIDATING BALANCE SHEETS
	December 31 2019
	Rocky Mountain Bank	Teton Financial Services, Inc.	Consolidating Entries	Consolidated
	(in thousands)
ASSETS
Cash and due from banks	$5,981	$356	$(356)	$5,981
Interest-bearing deposits	33,114	—	—	33,114
Federal funds sold	724	—	—	724
Cash and cash equivalents	39,819	356	(356)	39,819
Certificates of deposit in banks	1,220	—	—	1,220
Investment securities available for sale	14,851	—	—	14,851
Investment securities held to maturity	2,596	—	—	2,596
Nonmarketable equity securities	1,307	—	—	1,307
Loans held for sale	4,219	—	—	4,219
Loans	235,108	—	—	235,108
Less allowance for loan losses	(2,832)	—	—	(2,832)
Net loans	232,276	—	—	232,276
Premises and equipment, net	14,057	—	—	14,057
Real estate held for sale	306	—	—	306
Intangible assets	2,182	—	—	2,182
Accrued interest receivable	855	—	—	855
Other assets	1,434	187	(75)	1,546
Investment in Rocky Mountain Bank	—	39,512	(39,512)	—
	$315,122	$40,055	$(39,943)	$315,234
LIABILITIES
Deposits
Noninterest-bearing	$33,917	$—	$(356)	$33,561
Interest-bearing	240,539	—	—	240,539
Total deposits	274,456	—	(356)	274,100
Debentures payable	—	3,593	—	3,593
Accrued interest payable	63	—	—	63
Other liabilities	1,091	—	(75)	1,016
Total liabilities	275,610	3,593	(431)	278,772
STOCKHOLDERS’ EQUITY
Common stock	929	30,152	(929)	30,152
Capital surplus	29,939	—	(29,939)	—
Retained earnings	8,424	8,210	(8,424)	8,210
Note receivable for common stock	—	(2,120)	—	(2,120)
Accumulated other comprehensive income	220	220	(220)	220
Total stockholders’ equity	39,512	36,462	(39,512)	36,462
	$315,122	$40,055	$(39,943)	$315,234

Teton Financial Services, Inc. and Subsidiary
SUPPLEMENTAL CONSOLIDATING STATEMENTS OF INCOME
	Year Ended December 31, 2020
	Rocky Mountain Bank	Teton Financial Services, Inc.	Consolidating Entries	Consolidated
	(in thousands)
Interest income
Loans, including fees	$12,930	$—	$—	$12,930
Taxable investment securities	506	—	—	506
Nonmarketable equity securities	67	—	—	67
Certificates of deposit in banks	35	—	—	35
Interest-bearing cash and cash equivalents	208	—	—	208
Total interest income	13,746	—	—	13,746
Interest expense
Deposits	1,690	—	—	1,690
Debentures payable	—	216	—	216
Total interest expense	1,690	216	—	1,906
Net interest income (loss)	12,056	(216)	—	11,840
Provision for loan losses	4,600	—	—	4,600
Net interest income after provision for loan losses	7,456	(216)	—	7,240
Noninterest income
Service charges on deposit accounts	152	—	—	152
Mortgage banking	1,020	—	—	1,020
Net loss on sale of investment securities	(80)	—	—	(80)
Other noninterest income	742	—	—	742
	1,834	—	—	1,834
Noninterest expense
Salaries and employee benefits	4,534	—	—	4,534
Occupancy and equipment	743	—	—	743
Data processing and software	1,140	—	—	1,140
Real estate held for sale, net	181	—	—	181
Amortization of core deposit intangible	31	—	—	31
Other noninterest expense	1,338	1	—	1,339
	7,967	1	—	7,968
Income (loss) before income tax expense	1,323	(217)	—	1,106
Income tax expense (benefit)	290	(36)	—	254
Income (loss) before equity in income of subsidiary	1,033	(181)	—	852
Equity in income of subsidiary	—	1,033	(1,033)	—
Net income	$1,033	$852	$(1,033)	$852

Teton Financial Services, Inc. and Subsidiary
SUPPLEMENTAL CONSOLIDATING STATEMENTS OF INCOME
	Year Ended December 31, 2019
	Rocky Mountain Bank	Teton Financial Services, Inc.	Consolidating Entries	Consolidated
	(in thousands)
Interest income
Loans, including fees	$13,013	$—	$—	$13,013
Taxable investment securities	432	—	—	432
Nonmarketable equity securities	68	—	—	68
Certificates of deposit in banks	39	—	—	39
Interest-bearing cash and cash equivalents	1,002	—	—	1,002
Total interest income	14,554	—	—	14,554
Interest expense
Deposits	2,174	—	—	2,174
Debentures payable	—	216	—	216
Total interest expense	2,174	216	—	2,390
Net interest income (loss)	12,380	(216)	—	12,164
Provision for loan losses	2,410	—	—	2,410
Net interest income after provision for loan losses	9,970	(216)	—	9,754
Noninterest income
Service charges on deposit accounts	171	—	—	171
Mortgage banking	488	—	—	488
Other noninterest income	701	—	—	701
	1,360	—	—	1,360
Noninterest expense
Salaries and employee benefits	4,089	—	—	4,089
Occupancy and equipment	712	—	—	712
Data processing and software	908	—	—	908
Real estate held for sale, net	78	—	—	78
Amortization of core deposit intangible	188	—	—	188
Other noninterest expense	1,316	61	—	1,377
	7,291	61	—	7,352
Income (loss) before income tax expense	4,039	(277)	—	3,762
Income tax expense (benefit)	844	(56)	—	788
Income (loss) before equity in income of subsidiary	3,195	(221)	—	2,974
Equity in income of subsidiary	—	3,195	(3,195)	—
Net income	$3,195	$2,974	$(3,195)	$2,974

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
	6/30/2021	12/31/2020	6/30/2020
	(in thousands)
ASSETS
Cash & Due from Banks & FFS	$125,254	$114,254	$76,941
Investment Securities	14,487	14,573	16,961
Gross Loans	267,874	265,514	276,252
Allowance for Loan Loss	(5,426)	(5,699)	(4,157)
Net Loans	262,448	259,815	272,095
Other Assets	18,345	18,910	18,564
Total Assets	$420,534	$407,552	$384,561
LIABILITIES & EQUITY
Non-interest Bearing Deposits	$49,906	$39,508	$41,662
Interest Bearing Deposits	324,544	323,679	300,408
Total Deposits	374,450	363,187	342,070
Debt	3,593	3,593	3,593
Other Liabilities	2,677	3,197	1,625
Total Liabilities	380,720	369,977	347,288
Common Stock & Surplus	30,139	30,139	30,139
Retained Earnings	11,430	9,062	8,773
Accumulated Other Comprehensive Income	229	384	443
Additional Paid-in Capital	(1,984)	(2,010)	(2,082)
Total Equity	39,814	37,575	37,273
Total Liabilities & Equity	$420,534	$407,552	$384,561

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF INCOME
	YTD through 6/30/2021	Quarter Ended 6/30/2021	YTD through 6/30/2020	Quarter Ended 6/30/2020
	(in thousands)
Interest on Cash & Due from Banks	$73	$37	$172	$22
Interest on Investment Securities	190	90	364	178
Interest and Fees on Loans	6,266	3,091	6,465	3,232
Total Interest Income	6,529	3,218	7,001	3,432
Interest on Deposits	394	184	1,021	498
Interest on Debt	107	54	108	54
Total Interest Expense	501	238	1,129	552
Net Interest Income	6,028	2,980	5,872	2,880
Provision for Loan Losses	—	—	2,400	1,400
Net Interest Income after Provision	6,028	2,980	3,472	1,480
Deposit Service Charges	64	36	78	33
Other Non-interest Income	403	228	389	175
Net Gain/(Loss)	779	279	370	217
Total Non-Interest Income	1,246	543	837	425
Salaries & Employee Benefits	2,544	1,352	2,029	764
Occupancy & Equipment	385	216	373	185
Data Processing & Software	519	239	532	288
Other Operating Expense	774	400	649	283
Total Non-interest Expense	4,222	2,207	3,583	1,520
Net Income before Taxes	3,052	1,316	726	385
Income Taxes	684	282	163	86
Net Income	$2,368	$1,034	$563	$299

UNAUDITED CONSOLIDATED STATEMENT OF COMPREHESIVE INCOME
	YTD through 6/30/2021	YTD through 6/30/2020
	(in thousands)
Net Income	$2,368	$563
Net Change in Unrealized Gains / (Losses) on AFS Securities	197	282
Tax Effect	(41)	(59)
Total Other Comprehensive Income	156	223
Total Comprehensive Income	$2,524	$786

UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS
	YTD through 6/30/2021	YTD through 6/30/2020
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,368	$563
Adjustments to reconcile net loss to net cash from operating activities
Depreciation and software amortization	306	298
Amortization of core deposit intangible	—	31
Net amortization on investment securities	9	31
Provision for loan losses	—	2,400
Deferred income tax expense (benefit)	267	(286)
Valuation allowances on real estate held for sale	—	106
Gain on sale of real estate held for sale	(152)	—
Stock-based compensation expense	26	26
Net change in loans held for sale	10,712	871
Net change in other assets and liabilities	(373)	816
Net cash provided by operating activities	13,162	4,856
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of securities available for sale	(10,028)	—
Maturities, calls and paydowns of securities available for sale	10,020	2,040
Purchase of nonmarketable equity securities	(112)	—
Redemption of nonmarketable equity securities	—	3
Loan originations and principal collections, net	(13,345)	(38,871)
Proceeds from sale of real estate held for sale	152	—
Acquisition of premises, equipment and software	(112)	(96)
Net cash used in investing activities	(13,425)	(36,924)
CASH FLOWS FROM FINANCING ACTIVITIES
Net change in deposits	11,263	67,970
Net cash provided by (used in) investing activities	11,263	67,970
CHANGE IN CASH AND CASH EQUIVALENTS	11,000	35,902
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	113,274	39,819
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$124,274	$75,721
SUPPLIMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for interest	$506	$1,145
Cash paid during the period for income taxes	478	242
SUPPLIMENTAL DISCLOSURES OF NON-CASH TRANSACTIONS
Loan balances transferred to real estate held for sale	$—	$—

APPENDIX A
AGREEMENT AND PLAN OF MERGER
by and between
FIRST WESTERN FINANCIAL, INC.,
and
TETON FINANCIAL SERVICES, INC.

Dated as of July 22, 2021

A-1

A-i

A-ii

A-iii

401(k) Plan	6.21
Acceptable Confidentiality Agreement	9.8
Affiliate	9.8
Affiliate Transactions	3.25
Aggregate Cash Consideration	9.8
Aggregate Merger Consideration	9.8
Aggregate Stock Consideration	9.8
Agreement	Preamble
ALLL	3.24
Alternative Transaction	8.3(a)
Applicable Requirements	9.8
Articles of Merger	1.3
Average Closing Price	9.8
Balance Sheet Date	9.8
Bank Merger	1.8
Bank Merger Certificates	1.8
Book Entry Shares	2.2(a)
Burdensome Condition	6.1(d)
Business Day	9.8
Calculation Date	9.8
Cancelled Shares	1.7(c)
CBCA	Recitals
Client	9.8
Client Contract	9.8
Closing	1.2
Closing Date	1.2
Closing Tangible Book Value	9.8
Code	2.2(c)
Colorado Courts	9.6(b)
Company	Preamble
Company Acquisition Agreement	6.8(e)
Company Adverse Recommendation Change	6.8(e)
Company Articles of Incorporation	3.1(a)
Company Bank	1.8
Company Benefit Plan	3.11(a)
Company Board Recommendation	3.4(a)
Company Bylaws	3.1(a)
Company Closing Shares	9.8
Company Common Stock	3.2
Company Financial Statements	3.6(a)
Company Intellectual Property	3.21(a)
Company Policies	3.19
Company Regulatory Agreement	3.15
Company Shareholders Meeting	6.3(b)

A-iv

Company Subsidiaries	3.1(c)
Company Subsidiary	3.1(c)
Company Takeover Proposal	9.8
Confidentiality Agreement	9.8
Corporate Entity	9.8
Covered Employees	6.5(a)
CRA	3.13(d)
Debentures	3.31
Derivative Transactions	3.17
Determination Date	9.8
Director Support Agreements	Recitals
Disclosure Schedule	9.8
Dissenting Shareholders	1.7(d)
Dissenting Shares	1.7(d)
Effective Time	1.3
Employment Agreement	6.19
End Time	9.8
Environmental Laws	9.8
ERISA	3.11(a)
ERISA Affiliate	9.8
Exchange Act	9.8
Exchange Fund	2.1
Federal Reserve	3.4
GAAP	9.8
Governmental Entity	3.4
Hazardous Substance	9.8
Holders	2.2(a)
Insurer	9.8
Intellectual Property	3.21(a)
Investor	9.8
IRS	3.10(g)
Knowledge	9.8
Law/Laws	9.8
Leased Premises	3.20(a)
Letter of Transmittal	2.2(a)
Lien	3.1(c)
Loan	3.23(b)
Loans	3.23(b)
Locked Pipeline Loans	9.8
Lock-Up Agreement	Recitals
Material Adverse Effect	9.8
Material Contract	3.14(a)
Maximum Premium	6.7(b)
Merger	Recitals

A-v

Mortgage	9.8
Mortgage Loan	9.8
Mortgage Note	9.8
Multiemployer Plan	3.11(g)
Multiple Employer Plan	3.11(g)
NASDAQ	9.8
OREO	3.18(a)
Owned Real Property	3.20(a)
Paid Off Loan	9.8
Parent	Preamble
Parent Bank	1.8
Parent Common Stock	9.8
Parent Disclosure Schedule	Article IV
Parent Financial Statements	4.6
Parent Material Adverse Effect	9.8
Parent Preferred Stock	9.8
Parent Regulatory Agencies	4.5
Parent Regulatory Agreement	4.14
Parent SEC Reports	4.12
party/parties	9.8
Paying Agent	2.1
PBGC	3.11(k)
Per Share Cash Consideration	9.8
Per Share Merger Consideration	9.8
Per Share Stock Consideration	9.8
Permitted Encumbrances	3.20(a)
Person	9.8
Personal Data	3.13(b)
Pipeline Loans	9.8
Pre-Closing Disposition	6.15
Proxy Statement	6.16
Real Property Landlord Leases	3.20(b)
Recent Company Balance Sheet	3.6(a)
Registration Statement	6.16
Regulatory Agency	9.8
Regulatory Approvals	6.1(a)
Remedies Exceptions	3.4(a)
Reports	3.5
Representatives	6.8(a)
Requisite Shareholder Approval	3.4(a)
Retention Agreement	6.19
SEC	9.8
Securities Act	9.8
Security Breach	3.13(b)

A-vi

Sold Mortgage Loans	9.8
Specialty Lending Loan	9.8
Statement of Merger	1.3
Subsidiary	9.8
Superior Proposal	9.8
Surviving Corporation	Recitals
Tail Policy	6.7(b)
Takeover Statutes	3.26
Tax	9.8
Tax Return	9.8
Taxes	9.8
Termination Fee	8.3(a)
Title Commitment	6.14
Title Commitments	6.14
Title Company	6.14
Title Policies	6.14
Title Policy	6.14
Trading Day	9.8
Transaction Expenses	9.8
Treasury Regulations	9.8
Trust Business	3.32(b)
Unaudited Monthly Financial Statement	6.2(c)
Unlocked Pipeline Loans	9.8
Voting and Support Agreement	Recitals
VWAP	9.8
WBCA	Recitals

A-vii

AGREEMENT AND PLAN OF MERGER
Agreement and Plan of Merger (this “Agreement”), dated as of July 22, 2021, by and between First Western Financial, Inc., a Colorado corporation (“Parent”) and Teton Financial Services, Inc., a Wyoming corporation (“Company”).
RECITALS
A.
The parties intend that Company merge with and into Parent (the “Merger”), on the terms and subject to the conditions set forth in this Agreement, with Parent as the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”);

B.
The board of directors of Company has unanimously: (i) determined that it is advisable and in the best interests of Company and the shareholders of Company for Company to enter into this Agreement; (ii) approved this Agreement and the transactions contemplated hereby (including the Merger) in accordance with the Wyoming Business Corporation Act (the “WBCA”); and (iii) adopted a resolution recommending that this Agreement and the transactions contemplated hereby (including the Merger) be approved by the shareholders of Company;

C.
For federal income Tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code, and this Agreement is intended to be and hereby is adopted as a plan of reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations;

D.
The board of directors of Parent has unanimously: (i) determined that it is advisable and in the best interests of Parent and its shareholders to enter into this Agreement; and (ii) approved this Agreement and the transactions contemplated hereby (including the Merger) in accordance with the Colorado Business Corporation Act (“CBCA”);

E.
As an inducement to Parent to enter into this Agreement, certain shareholders of Company have simultaneously herewith entered into a Voting and Support Agreement (the “Voting and Support Agreement”) in connection with the Merger, and the directors of Company and Company Bank have simultaneously herewith entered into agreements pursuant to which, among other things, such directors agreed, following the Closing of the Merger, to refrain from competing with Parent and Parent Bank or soliciting its customers or employees for a period of time specified in such agreements (the “Director Support Agreements”);

F.
As an inducement to Parent to enter into this Agreement, certain shareholders of Company as of the date of this Agreement have simultaneously herewith entered into a Lock-Up Agreement (each, a “Lock-Up Agreement”), which will become effective as of the Effective Time and contain certain restrictions on the transfer of shares of Parent Common Stock by such shareholder;

G.
Certain individuals have simultaneously herewith entered into non-competition agreements, employment agreement or retention agreements in connection with the Merger; and

H.
The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, and intending to be legally bound, the parties hereto agree as follows:
ARTICLE I
THE MERGER
1.1
The Merger. Subject to the terms and conditions of this Agreement, in accordance with the applicable provisions of the WBCA and CBCA, at the Effective Time, Company shall merge with and into Parent. Parent shall be the Surviving Corporation in the Merger and shall continue its corporate existence under the laws of the State of Colorado. As of the Effective Time, the separate corporate existence of Company shall cease.

1.2
Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m. (Mountain Time) on a date and at a place to be specified by the parties, which date shall be no later than five Business Days after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but in all cases subject to the satisfaction or waiver thereof), unless extended by mutual agreement of the parties; provided, however, if the Closing has not occurred on or before December 9, 2021, the Closing shall not, without the prior written consent of Parent, occur prior to January 21, 2022. The date on which the Closing actually occurs is referred to as the “Closing Date.”

1.3
Effective Time. On the Closing Date, Company and Parent shall file or cause to be filed with the Secretary of State of the State of Wyoming articles of merger (the “Articles of Merger”) and the Secretary of State of the State of Colorado a statement of merger (the “Statement of Merger”) containing such information as is required by the relevant provisions of the WBCA and CBCA in order to effect the Merger. The Merger shall become effective at such time as the Articles of Merger and the Statement of Merger are filed with the Secretary of State of the State of Wyoming and Secretary of State of the State of Colorado, respectively, or at such later date or time as may be agreed by Company and Parent and specified in the Articles of Merger and Statement of Merger (such time is hereinafter referred to as the “Effective Time”).

1.4
Articles of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the articles of incorporation of Parent and the bylaws of Parent as in effect immediately prior to the Effective Time shall be the articles of incorporation and bylaws, respectively, of the Surviving Corporation, until thereafter amended in accordance with applicable Law.

1.5
Directors and Officers. The directors of Parent immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors and assigns are duly elected and qualified, or their earlier death, resignation or removal. The officers of Parent immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until the earlier of their death, resignation or removal in accordance with the Surviving Corporation’s articles of incorporation and bylaws.

1.6
Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the WBCA and CBCA.

1.7
Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Company or the holder of any of the following securities:

(a)
No Effect on Parent Equity. Each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

(b)
Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares or Dissenting Shares) shall, subject to Section 1.7(d), be converted into the right to receive the Per Share Merger Consideration. All shares of Company Common Stock that have been converted in the Merger shall be cancelled automatically and shall cease to exist, and the holders of certificates which immediately prior to the Effective Time represented such shares shall cease to have any rights with respect to those shares, other than the right to receive, following Effective Time, the Per Share Merger Consideration, upon surrender of their Book Entry Shares in accordance with Section 2.2.

(c)
Cancellation of Certain Shares of Company Common Stock. All shares of Company Common Stock that are owned by Company as treasury shares or otherwise owned by Parent or Company (other than: (i) shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties; and (ii) shares held, directly or indirectly, by Parent or Company in respect of a debt previously contracted) shall be cancelled and shall cease to exist and no Per Share Merger Consideration or other consideration shall be delivered in exchange therefor (such cancelled shares, the “Cancelled Shares”).

(d)
Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a Company shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to exercise and properly exercises his or her appraisal rights with respect to such shares pursuant to, and who complies in all respects with, the provisions of Article 13 of the WBCA (the “Dissenting Shareholders”), shall not be converted into or be exchangeable for the right to receive the Per Share Merger Consideration (the “Dissenting Shares”), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Article 13 of the WBCA (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights provided for pursuant to the provisions of Article 13 of the WBCA and this Section 1.7(d)), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to demand or receive the fair value of such shares of Company Common Stock under the WBCA. If any Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Per Share Merger Consideration for each such share of Company Common Stock, in accordance with Section 1.7(b). Company shall give Parent: (i) prompt notice of any written notices to exercise appraisal rights in respect of any shares of Company Common Stock, attempted withdrawals of such notices and any other instruments served pursuant to the WBCA and received by Company relating to shareholders’ appraisal rights; and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the WBCA. Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any portion of the Aggregate Stock Consideration or Aggregate Cash Consideration made available to the Paying Agent pursuant to Section 2.1 to pay for shares of Company Common Stock for which dissenter’s rights have been perfected shall be returned to Parent upon demand.

(e)
Fractional Shares. Notwithstanding anything in this Agreement to the contrary, Parent will not issue any fractional shares of Parent Common Stock otherwise issuable pursuant to the Merger. In lieu of the issuance of any such fractional shares, Parent shall pay to each former holder of Company Common Stock otherwise entitled to receive such fractional share an amount of cash determined by multiplying: (i) the Average Closing Price by (ii) the fraction of a share of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to this Section 1.7.

1.8
Bank Merger and Other Subsidiary Mergers. Immediately following the Effective Time, or at such later time as Parent may determine in its sole discretion, Rocky Mountain Bank, a Wyoming-chartered bank and a wholly-owned Subsidiary of Company (“Company Bank”), will merge (the “Bank Merger”) with and into First Western Trust Bank, a Colorado state bank and a wholly-owned Subsidiary of Parent (“Parent Bank”) pursuant to an agreement and plan of merger to be agreed upon by Parent and Company and executed prior to the Closing Date, which agreement shall be in form and substance customary for mergers similar to the Bank Merger. Parent Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Company Bank shall cease. Prior to the Effective Time, Company shall cause Company Bank, and Parent shall cause Parent Bank, to execute such certificates or articles of merger and such other documents and certificates as are necessary to effectuate the Bank Merger (the “Bank Merger Certificates”).

1.9
Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code (and any comparable provision of state Law), and the parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.

1.10
Dilution. If Parent changes (or the board of directors of Parent sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of Parent Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction for which no consideration is received between the date of this Agreement and the Determination Date, then the number of shares of Parent Common Stock issued to holders of Company Common Stock pursuant to this Agreement (and any other dependent items) will be adjusted proportionately to account for such change to provide to the holders of Company Common Stock the same economic effect contemplated by this Agreement prior to such change.
ARTICLE II
DELIVERY OF MERGER CONSIDERATION
2.1
Deposit of Merger Consideration. At the Effective Time, Parent shall deposit with Philadelphia Stock Transfer, Inc., as the paying agent (the “Paying Agent”): (a) book entry shares of Parent Common Stock representing the Aggregate Stock Consideration, via the direct registration system; and (b) cash in an aggregate amount sufficient to make the payment of the Aggregate Cash Consideration (collectively, the “Exchange Fund”), and Parent shall instruct the Paying Agent to timely deliver the Aggregate Stock Consideration and the Aggregate Cash Consideration for exchange in accordance with this Agreement.

2.2
Delivery of Merger Consideration.

(a)
Promptly after the Effective Time but in no event later than three Business Days after the Closing Date, the Parent shall cause the Paying Agent to mail to each holder of record (collectively, the “Holders”) of book entry shares of Company Common Stock that were converted into the right to receive the Per Share Merger Consideration pursuant to Section 1.7 (“Book Entry Shares”): (i) a letter of transmittal in a form reasonably acceptable to Parent and the Paying Agent (the “Letter of Transmittal”); and (ii) instructions for surrendering such Book Entry Shares in exchange for the Per Share Merger Consideration.

(b)
Within three Business Days after, the Paying Agent’s receipt of (i) an “agent’s message” evidencing the surrender of each Holder’s Book Entry Shares (or such other evidence, if any of surrender as the Paying Agent may reasonably request); and (ii) a properly completed Letter of Transmittal, and the Paying Agent’s review and acceptance of the same, the Paying Agent shall pay and distribute to each Holder of Book Entry Shares, the Per Share Merger Consideration in respect of such Book Entry Shares. Until so surrendered, each Book Entry Share shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Per Share Merger Consideration upon surrender of such Book Entry Share in accordance with, and any dividends or distributions to which such Holder is entitled pursuant to, this Article II; provided that no dividends or distributions declared after the Effective Time with respect to Parent Common Stock and payable to the holders thereof shall be paid to the Holder of a Book Entry Share until such Holder surrenders such Book Entry Share to the Paying Agent in accordance with this Section 2.2, and such Book Entry Share has been accepted for surrender by the Paying Agent. No interest will be paid or accrued with respect to the shares of Parent Common Stock or cash payable upon surrender of the Book Entry Shares.

(c)
In the event of a transfer of ownership of a Book Entry Share that is not registered in the stock transfer records of Company, the Per Share Merger Consideration shall be delivered pursuant to Section 2.2(b) in exchange therefor to a Person other than the Person in whose name the Book Entry Share so surrendered is registered if (i) the Book Entry Share shall be properly transferred, as determined by the Paying Agent; and (ii) the Person requesting such payment or issuance shall pay to the Paying Agent any transfer or other similar Taxes required by reason of the payment or issuance to a Person other than the registered Holder of the Book Entry Share and establish to the satisfaction of Parent and the Paying Agent that the Tax has been paid or is not applicable. The Paying Agent, Parent and Parent’s Affiliates shall be entitled to deduct or withhold (or cause to be deducted or withheld) from the Per Share Merger Consideration and any other amounts otherwise payable pursuant to this Agreement such amounts as the Paying Agent, Parent or Parent’s applicable Affiliate, as the case may be, is required to deduct or withhold under the Internal Revenue Code of 1986 (the “Code”), or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent the amounts are so deducted or withheld and paid over to the applicable Tax authorities, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to Person in respect of whom such deduction and withholding was made.
(d)
After the Effective Time, there shall be no transfers on the stock transfer books of Company of any shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Company Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Book Entry Shares are presented for transfer to the Paying Agent, they shall be cancelled and exchanged for the Per Share Merger Consideration in accordance with Section 1.7 and the procedures set forth in this Article II.

(e)
Any portion of the Exchange Fund that remains unclaimed by the shareholders of Company as of the first anniversary of the Effective Time shall be paid to Parent; provided that to the extent at any time prior to such first anniversary any portion of the Exchange Fund that remains unclaimed would have to be delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws, the Paying Agent shall first notify Parent and, at Parent’s option, such portion shall instead be paid to Parent. Any former shareholders of Company who have not theretofore complied with this Article II shall thereafter look only to Parent with respect to the Per Share Merger Consideration, without any interest thereon. None of Parent, Company, the Paying Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(f)
Parent, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing: (i) the validity of any Letter of Transmittal and compliance by any Company shareholder with the procedures and instructions set forth herein and therein; and (ii) the method of payment of the Per Share Merger Consideration.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF COMPANY
Except as disclosed in the correspondingly enumerated section or subsection of the Disclosure Schedule delivered herewith (provided, that each exception set forth on any such Disclosure Schedule shall be deemed to qualify such other representation and warranty only to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure (without the need to examine underlying documentation and notwithstanding the absence of a specific cross-reference)), Company hereby represents to Parent as follows:
3.1
Corporate Organization.

(a)
Company is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Company Bank is a Wyoming-chartered bank duly organized, validly existing and in good standing under the laws of the State of Wyoming. The deposit accounts of Company Bank are insured by the Federal Deposit Insurance Corporation through the Deposit Insurance Fund to the fullest extent permitted by Law, all premiums and assessments required in connection therewith have been paid by Company Bank when due, and no proceedings for the termination of such insurance are pending or threatened. Company is a registered bank holding company under the Bank Holding Company Act of 1956. Each of Company and Company Bank has the requisite corporate power and authority to own or lease and operate all of its respective properties and assets and to carry on its respective business as it is now being conducted. Each of Company and Company Bank is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to Company.

(b)
True and complete copies of the articles of incorporation of Company (the “Company Articles of Incorporation”) and the bylaws of Company (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been furnished or made available to Parent. Company is not in violation of any of the provisions of the Company Articles of Incorporation or the Company Bylaws.
(c)
Company has no Subsidiaries other than Company Bank (each, a “Company Subsidiary” and collectively the “Company Subsidiaries”). Company is the owner of all of the outstanding capital stock of Company Bank. There are no options, warrants, stock appreciation rights, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other equity securities of Company Bank, or contracts, commitments, understandings or arrangements by which Company Bank may become bound to issue additional shares of its capital stock or other equity securities, or options, warrants, scrip, rights to subscribe to, calls or commitments for any shares of its capital stock or other equity securities and the identity of the parties to any such agreements or arrangements. All of the outstanding shares of capital stock evidencing ownership of Company Bank are validly issued, fully paid and nonassessable and such shares or other securities are owned by Company free and clear of any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest or other restriction of any kind (“Lien”) with respect thereto. Company Bank: (i) is a duly organized and validly existing state banking corporation under the Laws of the State of Wyoming; (ii) is duly licensed and qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified (except for jurisdictions in which the failure to be so qualified would not reasonably be expected to be, individually or in the aggregate, material to Company or Company Bank); and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

(d)
A true, correct and complete copy of the articles or certificate of incorporation and bylaws of Company Bank, as amended and currently in effect, has been delivered and made available to Parent. Except for its interest in Company Bank, Company does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

3.2
Capitalization. The authorized capital stock of Company consists of 50,000,000 shares of common stock, no par value, of Company (“Company Common Stock”). As of the date of this Agreement, there are 29,477,707 shares of Company Common Stock issued and outstanding; and no other shares of capital stock or other voting securities of Company issued, reserved for issuance or outstanding. The Company holds no treasury shares. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights with no personal liability attaching to the ownership thereof. All of the issued and outstanding shares of Company Common Stock are book-entry and none of such shares are represented by certificates. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of Company may vote are issued or outstanding. There are no outstanding subscriptions, shares of restricted stock, options, stock appreciation rights, warrants, restricted stock units, phantom units, preemptive rights, anti-dilutive rights, or rights of first refusal or similar rights, puts, calls, exchangeable or convertible securities, or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Company, or otherwise obligating Company to issue, transfer, sell, purchase, redeem or otherwise acquire, or to register under the Securities Act, any such securities. Except for the Voting and Support Agreement and any agreements relating to the matters set forth on Schedule 6.15 or otherwise disclosed on such schedule, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Company Common Stock or other equity interests of Company. Section 3.2 of the Disclosure Schedule sets forth a true, correct and complete listing of each outstanding series subordinated debt securities of Company and certain information with respect thereto, including the holders of such securities as of the date of this Agreement, and all such information is accurate and complete to the Knowledge of Company. Section 3.2 of the Disclosure Schedule sets forth a true, correct and complete list dated as of July 22, 2021 of all of the outstanding shares of Company Stock, all of which are owned of record by shareholders of the Company, with each shareholder’s name, domicile addresses and in the respective number of shares of Common Stock Owned. Section 3.2 of the Disclosure Schedule will be updated by the Company immediately prior to Closing.
3.3
Authority; Delivery; Enforceability; No Violation.

(a)
Company has full corporate power and authority and is duly authorized to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly, validly and unanimously approved by the board of directors of Company, the board of directors of Company has unanimously determined that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of Company and its shareholders and has unanimously adopted a resolution directing that, subject to the effectiveness of the Registration Statement, this Agreement be submitted to Company’s shareholders for approval and recommending that this Agreement be approved by Company’s shareholders (the “Company Board Recommendation”), and all necessary corporate action in respect thereof on the part of Company has been taken, subject to the approval of this Agreement and the transactions contemplated hereby (including the Merger) by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on this Agreement (the “Requisite Shareholder Approval”), and the approval of the Bank Merger agreement by Company as the sole shareholder of Company Bank.

(b)
This Agreement has been duly and validly executed and delivered by Company.

(c)
Assuming due authorization, execution and delivery by Parent, this Agreement constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as such enforcement may be limited by: (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally; or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (collectively, “Remedies Exceptions”).

(d)
Neither the execution and delivery of this Agreement by Company nor the consummation by Company of the transactions contemplated hereby, nor compliance by Company with any of the terms or provisions hereof, will: (i) violate any provision of the Company Articles of Incorporation or Company Bylaws; or (ii) assuming that the consents and approvals referred to in Sections 3.3(a) and 3.4 are duly obtained and made: (A) violate any Law, judgment, writ, decree or injunction applicable to Company or any Company Subsidiary or any of their respective properties or assets; or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under or in any payment conditioned, in whole or in part, on a change of control of Company or approval or consummation of transactions of the type contemplated hereby, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien with respect thereto upon any of the properties or assets of Company or any Company Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which Company or any Company Subsidiary is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected.

3.4
Consents and Approvals. Except as set forth in Section 3.4 of the Disclosure Schedule and for: (a) the filing of any required applications, filings or notices with: (i) the Board of Governors of the Federal Reserve System (the “Federal Reserve”); (ii) the Federal Deposit Insurance Corporation; (iii) the Wyoming Division of Banking; and (iv) the Colorado Division of Banking, and approval of, waiver or non-objection to such applications, filings and notices; (b) the filing of the Articles of Merger and the Statement of Merger with the Secretary of State of Wyoming and the Secretary of State of Colorado pursuant to the WBCA and CBCA, respectively; and (c) the filing of the Bank Merger Certificates, no notices to, consents or approvals or non-objections of, waivers or authorizations by, or applications, filings or registrations with any foreign, federal, state or local court, administrative agency, arbitrator or commission or other governmental, prosecutorial, regulatory, self-regulatory authority or instrumentality (each, a “Governmental Entity”) or any third Person are required to be made or obtained by Company or any Company Subsidiaries in connection with: (A) the execution and delivery by Company of this Agreement; or (B) the consummation of the transactions contemplated hereby. Company has no Knowledge of any fact, condition or circumstance that would result in the delay or denial of any regulatory approval from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement.
3.5
Reports. Company and Company Bank have timely filed (or furnished, as applicable) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2017 (“Reports”) with: (a) the Federal Reserve; (b) the Wyoming Division of Banking; and (c) any other Regulatory Agency having jurisdiction over Company and Company Bank, and all other Reports required to be filed (or furnished, as applicable) by them, including any Report required to be filed (or furnished, as applicable) pursuant to the Laws of the United States, any state or any Regulatory Agency and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such Report or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to, individually or in the aggregate, be material to Company and the Company Subsidiaries, taken as a whole. Any such Report regarding Company filed with or otherwise submitted to any Regulatory Agency, as of the date of its filing or submission, as applicable, complied in all material respects with relevant legal requirements, including as to content. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Company and the Company Subsidiaries, there is no pending proceeding before, or, to the Knowledge of Company, examination or investigation by, any Regulatory Agency into the business or operations of Company or any Company Subsidiary. There (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Company or any Company Subsidiary and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Company or any Company Subsidiary since January 1, 2018, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company or any Company Subsidiary.

3.6
Financial Statements.

(a)
Company has previously made available to Parent copies of the following financial statements (the “Company Financial Statements”), copies of which are attached as Section 3.6(a) of the Disclosure Schedule: (i) the audited consolidated balance sheets of Company and the Company Subsidiaries for the years ended December 31, 2018, December 31, 2019 and December 31, 2020, and the related audited consolidated statements of income and cash flow for the fiscal years 2018, 2019 and 2020; (ii) the unaudited consolidated balance sheet of Company and the Company Subsidiaries for the period ended June 30, 2021 (the “Recent Company Balance Sheet”), and the related unaudited consolidated statements of income for the period ended June 30, 2021; and (iii) the call reports of Company Bank for the fiscal years ended December 31, 2018, 2019 and 2020. The Company Financial Statements fairly present in all material respects the results of operations, cash flows, changes in shareholders’ equity and financial position of Company and the Company Subsidiaries as of the respective dates or for the respective periods therein set forth and have been prepared in accordance with either GAAP or regulatory accepted accounting procedures pursuant to regulatory requirements, as applicable, consistently applied during the periods involved. The Company Financial Statements have been prepared from, and are in accordance with, the books and records of Company and the Company Subsidiaries.

(b)
Company maintains a system of internal accounting controls sufficient to comply with all legal and accounting requirements applicable to the business of Company and the Company Subsidiaries. Company has not identified any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting. Since December 31, 2017, Company has not experienced or effected any material change in internal control over financial reporting.

(c)
Since December 31, 2017: (i) neither Company nor any Company Subsidiary nor, to the Knowledge of Company, any director, officer, employee, auditor, accountant or representative of Company or any Company Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Company or any Company Subsidiary or their respective internal accounting controls relating to periods after December 31, 2017, including any material complaint, allegation, assertion or claim that Company or any Company Subsidiary has engaged in questionable accounting or auditing practices; and (ii) no attorney representing Company or any Company Subsidiary, whether or not employed by Company or any Company Subsidiary, has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation, relating to periods after December 31, 2017, by Company or any Company Subsidiary or any of their respective officers, directors, employees or agents to the boards of directors of Company or any Company Subsidiary or any committee thereof or to any director or officer of Company or any Company Subsidiary.

(d)
The books and records kept by Company and any of its Subsidiaries are in all material respects complete and accurate and have been maintained in the ordinary course of business and in accordance with applicable Laws and accounting requirements.

(e)
Neither Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Company or any Company Subsidiary in Company’s or such Subsidiary’s financial statements.

(f)
There is no Person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of Company other than the Company Subsidiaries.

3.7
Undisclosed Liabilities. Except for: (a) those liabilities that are set forth on the Company Financial Statements; and (b) liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, none of which (i) is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, litigation or violation of order by or an agreement with any Regulatory Agency Law; or (ii) are or would reasonably be expected to be, individually or in the aggregate, material to Company or Company Bank, neither Company nor Company Bank has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), whether or not the same would have been required to be reflected on in the Company Financial Statements if it had existed on or before the Balance Sheet Date.

3.8
Absence of Certain Changes or Events. Since the Balance Sheet Date:

(a)
There has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company.

(b)
Company and Company Bank have carried on their respective businesses in the ordinary course consistent with their past practices.

(c)
Except as set forth in Section 3.8(c) of the Disclosure Schedule, there has not been any action taken by Company, Company Bank or any of their respective Representatives that, if taken without Parent’s consent (and during the period from the date of this Agreement through the Effective Time), would constitute a breach of Section 5.2 (other than Section 5.2(r) and Section 5.2(s)).

3.9
Legal Proceedings. Except as set forth in Section 3.9 of the Disclosure Schedule, neither Company nor any Company Subsidiary is a party to or the subject of any, and there are no outstanding or pending or, to the Knowledge of Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Company or any Company Subsidiary or any of their current or former directors or executive officers. There is no injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application that apply to similarly situated companies) imposed upon Company, any of its Subsidiaries or the assets of Company, any Company Subsidiary, any of Company’s or its Subsidiaries’ current directors or executive officers or, to Company’s Knowledge, any of Company’s or its Subsidiaries’ former directors or executive officers.
3.10
Taxes and Tax Returns.

(a)
Each of Company and the Company Subsidiaries has duly and timely filed or caused to be filed (including all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. No claim has ever been made in writing by any taxing authority in a jurisdiction where the Company and the Company Subsidiaries do not file Tax Returns that the Company or any Company Subsidiary is or may be subject to Tax in that jurisdiction. Neither Company nor any Company Subsidiary is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All Taxes of Company and the Company Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Company and the Company Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither Company nor any Company Subsidiary has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect (other than extension or waiver granted in the ordinary course of business). Neither Company nor any Company Subsidiary has received written notice of assessment or proposed assessment in connection with any amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of Company and the Company Subsidiaries or the assets of Company and the Company Subsidiaries. Neither Company nor any of the Company Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Company and the Company Subsidiaries). Since January 1, 2015, neither Company nor any Company Subsidiary: (a) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was Company); or (b) has any liability for the Taxes of any person (other than Company or any Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise (other than pursuant to agreements not primarily related to Taxes and entered into in the ordinary course of business consistent with past practice). Neither Company nor any Company Subsidiary has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Company nor any Company Subsidiary has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1). Neither Company nor any Company Subsidiary has taken any action that could defer a liability for Taxes from any taxable period (or portion thereof) ending on or prior to the Closing Date to any taxable period (or portion thereof) ending after the Closing Date. Neither Company nor any Company Subsidiary has taken or agreed to take (or failed to take or agree to take) any action or knows of any facts or circumstances that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(b)
Neither Company nor any Company Subsidiary has made (or has pending) any application with any Governmental Entity requesting permission for any changes in accounting method.

(c)
No rulings, requests for rulings or closing agreements have been entered into with or issued by, or are pending with, any Governmental Entity with respect to Company or any Company Subsidiary.

(d)
All Taxes and amounts required to be withheld, collected or deposited by or with respect to Company or any Company Subsidiary (including in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party) have been timely withheld, collected or deposited, and to the extent required by applicable Law, have been paid to the relevant Governmental Entity. Company and each Company Subsidiary have complied in all respects with all information reporting and backup withholding provisions of applicable Law.

(e)
Company validly elected to be an “S corporation” within the meaning of Sections 1361 and 1362 of the Code for all periods from September 23, 2011 through May 8, 2017. For all periods from September 23, 2011 through May 8, 2017, Company also validly elected (or is so treated due to its federal election) to be an “S corporation” in all states and local jurisdictions which recognize such status and in which it would, absent such an election, be subject to corporate income Tax. There was no basis for the revocation or other termination of Company’s “S corporation” election at any time from September 23, 2011 through May 8, 2017, and neither Company nor any other Person has taken any action that would have caused Company to cease being an “S corporation” for federal, state or local Tax purposes at any time from September 23, 2011 through May 8, 2017.

(f)
Company Bank was, for all periods from September 23, 2011 through May 8, 2017, a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code. For all periods since September 23, 2011 through May 8, 2017, Company Bank also validly elected (or is so treated due to its federal election) to be a “qualified subchapter S subsidiary” in all states and local jurisdictions which recognize such status and in which it would, absent such an election, be subject to corporate income Tax. There was no basis for the revocation or other termination of Company Bank’s “qualified subchapter S subsidiary” election at any time from September 23, 2011 through May 8, 2017, and neither Company nor any other Person has taken any action that would have caused Company Bank to cease being a “qualified subchapter S subsidiary” for federal, state or local Tax purposes at any time from September 23, 2011 through May 8, 2017.

(g)
True and complete copies of the “S corporation” and the “qualified subchapter S subsidiary” elections, any elections made under Sections 1361(d) or (e) of the Code by trusts that are or were at any time shareholders of Company, and the acceptances by the Internal Revenue Service (“IRS”) of such elections have been delivered to Parent.

(h)
Neither Company nor Company Bank have any liability for Tax under Section 1374 of the Code that has not been satisfied in full.

3.11
Employee Benefit Plans.

(a)
Section 3.11(a) of the Disclosure Schedule sets forth a true and complete list of each Company Benefit Plan. For purposes of this Agreement, “Company Benefit Plan” means each employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)), whether or not tax qualified and whether or not subject to ERISA, and each bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit, retirement, severance or other compensatory or benefit plan, program, policy or arrangement, and each retention, bonus, employment, termination, severance, change-in-control or other contract or agreement to which Company or any Subsidiary or any of their respective ERISA Affiliates is a party or that is maintained, contributed to or sponsored by Company or any Subsidiary or any of their respective ERISA Affiliates for the benefit of any current or former employee, officer, director or independent contractor of Company or any Subsidiary or any of their respective ERISA Affiliates.

(b)
Company has delivered or made available to Parent true, correct and complete copies of the following (as applicable) with respect to each Company Benefit Plan: (i) the written document evidencing such Company Benefit Plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof; (ii) in the case of a Company Benefit Plan for which a Form 5500 must be filed, a copy of the most recently filed Form 5500, if any, filed with the IRS; (iii) in the case of any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recently received IRS determination, opinion or advisory letter, if any; (iv) the most recently prepared actuarial report or financial statement, if any; (v) the most recent summary plan description, if any, for such Company Benefit Plan (or other descriptions of such Company Benefit Plan provided to employees) and all modifications thereto; (vi) all material correspondence with the United States Department of Labor or the IRS since January 1, 2017; (vii) all amendments, modifications or material supplements to such Company Benefit Plan; and (viii) any related trust agreements, insurance contracts or documents of any other funding arrangements relating to a Company Benefit Plan. Except as specifically provided in the foregoing documents delivered or made available to Parent, there are no material amendments to any Company Benefit Plan that have been adopted or approved.
(c)
Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Neither Company nor any Company Subsidiary has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, the United States Department of Labor or any other Governmental Entity with respect to any Company Benefit Plan, and neither Company nor any Company Subsidiary has any Knowledge of any material plan defect that would qualify for correction under any such program.

(d)
Each Company Benefit Plan that is in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code: (i) materially complies and, at all times after December 31, 2008 has materially complied, both in form and operation, with the requirements of Section 409A of the Code and the final regulations thereunder; and (ii) between January 1, 2005 and December 31, 2008 was operated in good faith compliance with Section 409A of the Code, as determined under applicable guidance of the Department of the Treasury and the IRS.

(e)
Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code is identified as a “Qualified Plan” in Section 3.11(a) of the Disclosure Schedule. The IRS has issued a favorable determination, advisory or opinion letter with respect to each Qualified Plan and the related trust which has not been revoked (nor has revocation been threatened), and there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust.

(f)
No Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code nor has Company or any Company Subsidiary or ERISA Affiliates maintained or contributed to an employee benefit plan subject to Title IV of ERISA at any time during the six years prior to the date hereof.

(g)
(i) No Company Benefit Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”); (ii) none of Company and the Company Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the six years prior to the date hereof, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; and (iii) none of Company and the Company Subsidiaries nor any of their respective ERISA Affiliates has at any time during the six years prior to the date hereof incurred any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

(h)
Neither Company nor any Company Subsidiary provides, has provided or has any obligation with respect to any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code. No trust funding any Company Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(i)
Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, funding, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer or director of Company or any Company Subsidiary under a Company Benefit Plan or otherwise, or result in any limitation on the right of Company or any Company Subsidiary to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Company or any Company Subsidiary in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. No Company Benefit Plan provides for, and Company and the Company Subsidiaries do not otherwise have any obligation with respect to, the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.
(j)
Neither Company, its Subsidiaries, any of their respective ERISA Affiliates nor any other Person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any Company Benefit Plan or its related trusts, Company, any of its Subsidiaries, any of their respective ERISA Affiliates or any Person that Company or any Company Subsidiary has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(k)
There are no pending or, to the Knowledge of Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to the Knowledge of Company, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against any Company Benefit Plan, any fiduciaries thereof with respect to their duties to the Company Benefits Plan or the assets of any of the trusts under any Company Benefit Plan, in each case, which could reasonably be expected to result in any material liability of Company or any Company Subsidiary to the Pension Benefit Guaranty Corporation (the “PBGC”), the United States Department of the Treasury, the United States Department of Labor, any Multiemployer Plan, any Multiple Employer Plan, any participant in a Company Benefit Plan, or any other party. No Company Benefit Plan is under audit or the subject of an investigation by the IRS, the United States Department of Labor, the PBGC, the SEC or any other Governmental Entity, nor is any such audit or investigation pending or, to the Knowledge of Company, threatened.

3.12
Labor Matters.

(a)
There are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any of the employees of Company or any Company Subsidiary and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to Company’s Knowledge, threatened to be brought or filed with the National Labor Relations Board or any other comparable foreign, state or local labor relations tribunal or authority. There are no organizing activities, labor strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes, other than routine grievance matters, now pending or, to Company’s Knowledge, threatened against or involving Company or any Company Subsidiary and there have not been any such labor strikes, work stoppages or other labor troubles, other than routine grievance matters, with respect to Company or any Company Subsidiary at any time within three years prior to the date of this Agreement.

(b)
Neither Company nor any Company Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Each of Company and the Company Subsidiaries are in compliance in all material respects with all applicable state, federal and local Laws relating to labor, employment, termination of employment or similar matters, including Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave and employee terminations, and have not engaged in any unfair labor practices or similar prohibited practices. There are no complaints, lawsuits, arbitrations, administrative proceedings or other proceedings of any nature pending or, to the Knowledge of Company, threatened against Company or any Company Subsidiary brought by any current or former employee or their eligible dependents or beneficiaries.
3.13
Compliance with Applicable Law.

(a)
Company and each of its Subsidiaries and each of their employees hold, and at all times since December 31, 2016, held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and properties, rights and assets under and pursuant to each and are and have been in material compliance with, and are not and have not been in material violation of, any applicable Law and neither Company nor any Company Subsidiary has Knowledge of, or has received notice of, any material violations of any licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and properties or any applicable Law. Except as set forth in Section 3.13(a) of the Disclosure Schedule, to the Company’s Knowledge, none of Company or the Company Subsidiaries has any customer that (i) predominately engages in the business of money order issuance, check cashing or whose predominate source of revenue is derived from credit card transactions related to telephone orders, mail orders or internet orders; (ii) engages in or has been issued a license to engage in the business of growing, processing or dispensing marijuana or that derives a significant portion of its revenues or income from any marijuana-related business; (iii) may be deemed a “high risk” customer under the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.); (iv) is designated as a “specially designated national” or “blocked person” on the most current list published by the Office of Foreign Assets Control of the U.S. Department of Treasury at its official website; or (v) is a “politically exposed person” as defined by the Financial Action Task Force.

(b)
Company maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all data or information that constitutes personal data or personal information under applicable law (“Personal Data”) against any (i) loss or misuse of Personal Data; (ii) unauthorized or unlawful operations performed upon Personal Data; or (iii) other act or omission that compromises the security or confidentiality of Personal Data (clauses (i) through (iii), a “Security Breach”). To the knowledge of Company, none of Company or any Company Subsidiary has experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company or the Company Subsidiaries. To the Knowledge of Company, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company or the Company Subsidiaries.

(c)
None of Company or any Company Subsidiary, or to the Knowledge of Company, any director, officer, employee, agent or other person acting on behalf of Company or any Company Subsidiary has, directly or indirectly, (i) used any funds of Company or any Company Subsidiary for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Company or any Company Subsidiary; (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, or any similar law; (iv) established or maintained any unlawful fund of monies or other assets of Company or any Company Subsidiary; (v) made any fraudulent entry on the books or records of Company or any Company Subsidiary; or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Company or any Company Subsidiary, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Company or any Company Subsidiary, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except in each case as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company.

(d)
Company and Company Bank are “well-capitalized” (as that term is defined in the relevant regulation of the institution’s primary federal bank regulator), and Company Bank’s rating under the Community Reinvestment Act of 1997 (“CRA”) is no less than “satisfactory.” Neither Company nor any Company Subsidiary has been informed that its status as “well-capitalized” or “satisfactory” for CRA purposes will change within one year.

3.14
Material Contracts.

(a)
Except as set forth in Section 3.14(a) of the Disclosure Schedule, neither Company nor any Company Subsidiary is a party to or bound by, as of the date hereof, any of the following:

(i)
any contract or agreement entered into since January 1, 2017 (and any contract or agreement entered into at any time to the extent that material obligations remain as of the date hereof), other than in the ordinary course of business consistent with past practice, for the acquisition of the securities of or any material portion of the assets of any other Person;

(ii)
any trust indenture, mortgage, promissory note, loan agreement, Mortgage Loan purchase agreement, or other contract, agreement or instrument for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP, in each case, where Company or any Company Subsidiary is a lender, borrower or guarantor other than agreements evidencing deposit liabilities, trade payables and contracts or agreements relating to borrowings entered into in the ordinary course of business;

(iii)
any contract or agreement limiting the freedom of Company or any Company Subsidiary to engage in any line of business or to compete with any other Person or prohibiting Company from soliciting customers, clients or employees, in each case whether in any specified geographic region or business or generally;

(iv)
any contract or agreement with any Affiliate of Company or its Subsidiaries;

(v)
any agreement of guarantee, support or indemnification by Company or the Company Subsidiaries, assumption or endorsement by Company or the Company Subsidiaries of, or any similar commitment by Company or the Company Subsidiaries with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person other than those entered into in the ordinary course of business;

(vi)
any agreement under which a payment obligation in excess of $50,000 would arise or be accelerated, in each case as a result of the announcement or consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events);

(vii)
any alliance, cooperation, joint venture, shareholders’ partnership or similar agreement involving a sharing of profits or losses relating to Company or any Company Subsidiary;

(viii)
any employment agreement with any employee or officer of Company or any Company Subsidiary;

(ix)
any broker, distributor, dealer, agency, sales promotion, customer or client referral, underwriter, administrative services, market research, market consulting or advertising agreement providing for annual payments by Company or the Company Subsidiaries of more than $50,000;

(x)
any agreement, option or commitment or right with, or held by, any third party to acquire, use or have access to, any assets or properties, or any interest therein, of Company or the Company Subsidiaries, other than in connection with the sale of Loans, Loan participations or investment securities in the ordinary course of business consistent with past practice to third parties who are not Affiliates of Company;

(xi)
any contract or agreement that contains any: (A) exclusive dealing obligation; (B) “clawback” or similar undertaking requiring the reimbursement or refund of any fees; (C) “most favored nation” or similar provision granted by Company or any Company Subsidiary; or (D) provision that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Company or any Company Subsidiary to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business;
(xii)
any material contract or agreement which would require any consent or approval of a counterparty as a result of the consummation of the transactions contemplated by this Agreement;

(xiii)
any contract under which Company or any Company Subsidiary will have a material obligation with respect to an “earn-out,” contingent purchase price or similar contingent payment obligation, or any other material liability after the date hereof;

(xiv)
any lease or other contract (whether real, personal or mixed, tangible or intangible) pursuant to which the annualized rent or lease payments for the lease year that includes December 31, 2020, as applicable, were in excess of $50,000;

(xv)
any contract or agreement with respect to the performance by Company or the Company Subsidiaries of Loan servicing with any outstanding obligations that are material to Company or any Company Subsidiary;

(xvi)
any contract or agreement that: (A) grants Company or one of its Subsidiaries any right to use any Intellectual Property (other than “shrink-wrap,” “click-wrap” or “web-wrap” licenses in respect of commercially available software) and that provides for payments in excess of $50,000; (B) permits any third Person to use, enforce or register any Intellectual Property, including any license agreements, coexistence agreements and covenants not to use; or (C) restricts the right of Company or one of its Subsidiaries to use or register any Intellectual Property;

(xvii)
any contract or agreement that is a settlement agreement other than releases immaterial in nature or amount entered into in the ordinary course of business with the former employees of Company or the Company Subsidiaries or independent contractors in connection with the routine cessation of such employee’s or independent contractor’s employment;

(xviii)
any contract or agreement that involved or is expected to involve the payment of more than $50,000 by Company and the Company Subsidiaries in 2020 or 2021 (other than any such contracts which are terminable by Company or any Company Subsidiary on 60 days’ or less notice without any required payment or other conditions, other than the condition of notice); or

(xix)
any contract not listed above that is material to the financial condition, results of operations or business of Company or the Company Subsidiaries, including any contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in Section 3.14(a) of the Disclosure Schedule, is referred to herein as a “Material Contract.” Company has made available to Parent true, correct and complete copies of each Material Contract in effect as of the date hereof.
(b)
(i) Each Material Contract is valid and binding on Company or its applicable Subsidiary and in full force and effect, and, to the Knowledge of Company, is valid and binding on the other parties thereto; (ii) Company and each of its Subsidiaries and, to the Knowledge of Company, each of the other parties thereto, has complied with or performed in all material respects all obligations required to be complied with or performed by it to-date under each Material Contract; (iii) neither Company nor any Company Subsidiary has Knowledge of, or has received notice of, any violation of any Material Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company or any Company Subsidiary; and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default on the part of Company or any Company Subsidiary or, to the Knowledge of Company, any other party thereto, under any such Material Contract.

3.15
Agreements with Regulatory Agencies. Neither Company nor any Company Subsidiary is subject to any cease-and-desist or other order or formal or informal enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that relates in any way to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Disclosure Schedule, a “Company Regulatory Agreement”), nor does Company have Knowledge of any pending or threatened regulatory investigation or other action by any Regulatory Agency or other Governmental Entity or that such Regulatory Agency or Governmental Entity is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement.

3.16
Investment Securities. Each of Company and the Company Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any Lien, except to the extent that such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of Company or any Company Subsidiary and except for such defects in title or Liens that would not be material to Company and the Company Subsidiaries. Such securities are valued on the books of Company and the Company Subsidiaries in accordance with GAAP.

3.17
Derivative Instruments. Neither Company nor any Company Subsidiary has at any time entered into, engaged in, consummated or agreed to enter into, engage in or consummate any Derivative Transaction, whether for the account of Company or one of its Subsidiaries or for the account of a customer of Company or one of its Subsidiaries. As used herein, “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or non-financial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including any collateralized debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

3.18
Environmental Liability.

(a)
Each of Company and the Company Subsidiaries, the Owned Real Property, the Leased Premises, any real property owned, held or managed by Company or its Subsidiaries following foreclosure or the acceptance of a deed in lieu of foreclosure (“OREO”) and, to the Knowledge of Company, any property in which Company or any Company Subsidiary holds a security interest is, in each case, in compliance in all material respects with all Environmental Laws. Without limiting the foregoing, there has been no release, spill, emission, leaking, dumping, injection, pouring, discharge, dispersal, leaching or migration into or through the environment or within any building, structure, facility or fixture of any Hazardous Substance that would reasonably be expected to result in any investigation, remediation or corrective action of any property or asset of, or form the basis of any claim against or liability of, Company or any Company Subsidiary, including with respect to any Owned Real Property, Leased Premises or OREO. Neither Company nor any Company Subsidiary is, nor will it be, deemed the owner or operator under any Environmental Law of any property in which Company or any Company Subsidiary holds a security interest that is or has been contaminated with, or has or has had any release of, any Hazardous Substance. There are no liabilities or obligations of or relating to Company or any Company Subsidiary, whether known or unknown, accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law or any Hazardous Substance, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability or obligation.

(b)
There are no legal, administrative, arbitral or other proceedings, claims or actions pending, or, to the Knowledge of Company, threatened against Company or any Company Subsidiary, nor are there governmental or third-party environmental investigations or remediation activities or governmental investigations of any nature seeking to impose or that could reasonably be expected to result in the imposition, on Company or any Company Subsidiary, of any liability or obligation arising under any Environmental Law pending or, to the Knowledge of Company, threatened against Company or any Company Subsidiary.
(c)
Company is not subject to any agreement, order, judgment or decree by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing. There has been no written third-party environmental site assessment conducted since January 1, 2017, assessing the presence of hazardous materials located on any property owned or leased by Company or any Company Subsidiary that is within the possession or control of Company and its Affiliates as of the date of this Agreement that has not been delivered to Parent prior to the date of this Agreement.

3.19
Insurance. Company and the Company Subsidiaries are insured with insurers of recognized financial responsibility with respect to their assets and business against such risks and in such amounts as Company reasonably believes is adequate coverage against all material risks customarily insured against by banking institutions and their subsidiaries of comparable size and operations to Company and the Company Subsidiaries. Section 3.19 of the Disclosure Schedule contains a list of all insurance policies applicable and available to Company and the Company Subsidiaries with respect to its business or that are otherwise maintained by or for Company or the Company Subsidiaries other than with respect to OREO (the “Company Policies”) and Company has provided true and complete copies of all such Company Policies to Parent. Except as set forth in Section 3.19 of the Disclosure Schedule or would not be material, individually or in the aggregate, to Company and the Company Subsidiaries, taken as a whole, there is no claim for coverage by Company or any Company Subsidiary pending under any of such Company Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Company Policies or in respect of which such underwriters have reserved their rights. Each Company Policy is in full force and effect and all premiums payable by Company or the Company Subsidiaries have been or will be timely paid, by Company or the Company Subsidiaries, as applicable. Neither Company nor any Company Subsidiary has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of such Company Policies.

3.20
Real Property.

(a)
Except as would not be material to Company, Company or one of its Subsidiaries: (i) has good and marketable title to all real property reflected in the Company Financial Statements as being owned by Company or one of its Subsidiaries, or acquired after the date thereof, other than OREO (“Owned Real Property”), free and clear of all Liens of any nature whatsoever, except for: (A) statutory Liens securing payments not yet due (or being contested in good faith and for which adequate reserves have been established); (B) Liens for Taxes and other governmental charges and assessments not yet due and payable (or being contested in good faith and for which adequate reserves have been established in accordance with GAAP); (C) easements, rights of way, and restrictions, zoning ordinances and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair the business operations at such properties; (D) Liens of carriers, warehousemen, mechanics’ and materialmen and other like Liens arising in the ordinary course of business; and (E) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties ((A) through (E) collectively, “Permitted Encumbrances”); and (ii) (A) has good and marketable leasehold interests in all parcels of real property leased to Company reflected in the Company Financial Statements or acquired after the date thereof (the “Leased Premises”), free and clear of all Liens of any nature created by Company or any Company Subsidiary or, to the Knowledge of Company, any other Person, except for Permitted Encumbrances; and (B) is in sole possession of the properties purported to be leased thereunder, subject and pursuant to the terms of the leases, subleases, license or other contracts (including all amendments, modifications and supplements thereto) (the “Real Property Leases”) except, with respect to clause (A) and (B), as set forth in Section 3.20(d) of the Disclosure Schedule. Since the Balance Sheet Date, none of the Leased Premises or Owned Real Property has been taken by eminent domain (or to the Knowledge of Company is the subject of a pending or contemplated taking which has not been consummated).
(b)
Each of the Real Property Leases is valid and binding on Company or its applicable Subsidiary and is in full force and effect, and there exists no material default or event of default or event, occurrence, condition or act, with respect to Company or its Subsidiaries or, to the Knowledge of Company, with respect to the other parties thereto, and neither Company nor, to the Knowledge of Company, any other party thereto, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a material default or event of default thereunder.

(c)
Except as set forth in Section 3.20(d) of the Disclosure Schedule, no Person other than Company and the Company Subsidiaries has: (i) any right in any of the Owned Real Property or any right to use or occupy any portion of the Owned Real Property; or (ii) any right to use or occupy any portion of the Leased Premises.

(d)
Section 3.20(d) of the Disclosure Schedule contains a complete and accurate list of all real property interests leased or subleased by Company or Company Bank as landlord or sublandlord to any third-party tenants or subtenants (collectively, with all amendments, modifications and other supplements thereto, the “Real Property Landlord Leases”). Except as set forth on Section 3.20(d) of the Disclosure Schedule, each Real Property Landlord Lease is enforceable against Company or Company Bank, as applicable and, to the Knowledge of Company, the applicable tenants or subtenants, in accordance with its terms. Section 3.20(d) of the Disclosure Schedule contains a complete and accurate list of all Real Property Landlord Leases, including the address and square footage of such leased premises and the term, including any options to extend such term, of such Real Property Landlord Leases. Copies of the Real Property Landlord Leases have been made available to Parent. Neither Company nor Company Bank, as applicable, nor, to the Knowledge of Company, the applicable tenant or subtenant, is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any Real Property Landlord Lease to which it is a party or bound under applicable Law, and each tenant’s use and occupancy of such leased premises complies in all respects with applicable Law, including all Environmental Laws. Each such Real Property Landlord Lease leasehold interest is valid, subsisting and in full force and effect.

3.21
Intellectual Property.

(a)
Company and the Company Subsidiaries own, or are licensed or otherwise possess rights to use free and clear of all Liens (except for such Liens that do not materially affect the value or use thereof) all material Intellectual Property used or held for use by Company and the Company Subsidiaries as of the date hereof (collectively, the “Company Intellectual Property”) in the manner that it is currently used by Company and the Company Subsidiaries. For the purposes of this Agreement, “Intellectual Property” means any or all of the following and all rights in, arising out of or associated with: all patents, trademarks, trade names, service marks, domain names, database rights, copyrights and, in each case, any applications therefore, mask works, net lists, technology, web sites, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material of a Person.

(b)
Neither Company nor any Company Subsidiary has received written notice from any third party alleging any material interference, infringement, misappropriation or violation of any Intellectual Property rights of any third party and, to the Knowledge of Company, neither Company nor any Company Subsidiary has interfered in any material respect with, infringed upon, misappropriated or violated any Intellectual Property rights of any third party. To the Knowledge of Company, no third party has interfered with, infringed upon, misappropriated or violated any Company Intellectual Property. Neither Company nor any Company Subsidiary owes any material royalties or payments to any third party for using or licensing to others any Company Intellectual Property.
3.22
Broker’s Fees. Except for Piper Sandler & Co., neither Company nor any Company Subsidiary has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

3.23
Loans.

(a)
Each written or oral loan, extension of credit (including overdrafts and commitments to extend credit), loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (including Loans held for resale to investors) (referred to together with all outstanding loans payable to Company or Company Bank, whether now existing or arising prior to the Effective Time, as the “Loans” and individually as a “Loan”) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Company and the Company Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors), with all applicable regulatory guidelines and with all applicable Law, except for such exceptions as would not reasonably be expected to be, individually or in the aggregate, material to Company or the Company Subsidiaries.

(b)
All Loans to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of Company or any Company Subsidiary, are and were originated in compliance in all material respects with all applicable Laws.

(c)
None of the agreements pursuant to which Company or any Company Subsidiary has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(d)
Section 3.23(d) of the Disclosure Schedule identifies: (i) each Loan that as of May 31, 2021, had an outstanding balance or unfunded commitment and that as of such date: (A) was contractually past due 30 days or more in the payment of principal or interest; (B) was on non-accrual status; (C) was classified as “substandard,” “doubtful,” “loss,” “classified,” “criticized,” “credit risk assets,” “concerned loans,” “watch list” or “special mention” (or words of similar import) by Company, any of its Subsidiaries or the rules of any Regulatory Agency; (D) the interest rate terms had been reduced or the maturity dates had been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms; (E) a specific reserve allocation existed in connection therewith; (F) was required to be accounted for as a troubled debt restructuring in accordance with ASC 310-40; (G) was a high-volatility commercial real estate loan; (H) had past due Taxes associated therewith; or (I) had been originated or serviced relying on an exception to, or otherwise out of compliance with, Company underwriting or servicing policies and applicable regulatory guidelines; and (ii) each asset of Company or any Company Subsidiary that as of June 30, 2021 had a book value of over $50,000 and that was classified as OREO or as an asset to satisfy Loans, including repossessed equipment, and the book value thereof as of such date. For each Loan identified in response to clause (i) above, Section 3.23(d) of the Disclosure Schedule sets forth the outstanding balance, including accrued and unpaid interest, on each such Loan and the identity of the borrower thereunder as of June 30, 2021.

(e)
Each outstanding Loan: (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be; (ii) to the extent secured, has been secured by valid Liens which have been perfected (including, if applicable, by the timely filing of UCC financing statements (and, if applicable, extensions thereof) or timely recording of deeds of trust or mortgages), except as may be limited by Remedies Exceptions, and the collateral for such Loan: (A) to the extent collateral is required to be insured, the collateral is so insured; and (B) has not been foreclosed upon, sold or transferred; and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to Remedies Exceptions. The notes or other credit or security documents with respect to each such outstanding Loan were in compliance in all material respects with all applicable Laws at the time of origination or purchase by Company and are complete and correct in all material respects.
(f)
Five Business Days prior to the Closing, the Company shall update and deliver to Parent Section 3.23 of the Disclosure Schedule to reflect any changes with respect to Loans, Loan information and disclosures as of the last day of the month immediately preceding the month in which Closing occurs. Solely for the purposes of any update to the Company Schedules pursuant this Section 3.23: (i) the term “Loans” shall include all loan agreements, notes or borrowing arrangements (including leases, credit enhancements and participations) payable to Bank as of the date of such update; and (ii) the words “as of the date hereof” or words of similar effect means the date of such update.

3.24
Allowance for Loan and Lease Losses. The allowance for loan and lease losses (“ALLL”)) reflected in the Company Financial Statements was, as of the date of each of the Company Financial Statements, at least sufficient to satisfy Company’s and Company Bank’s existing methodology for determining the adequacy of the ALLL and the standards established by the applicable Regulatory Agency, the Financial Accounting Standards Board and GAAP, and is adequate.

3.25
Related Party Transactions. Section 3.25 of the Disclosure Schedule identifies all agreements or arrangements between Company or any Company Subsidiary, on the one hand, and any shareholder (which to the Knowledge of Company beneficially owns 5% or more of any class of equity securities of Company or any Company Subsidiary) or Affiliate of Company (other than Company and its direct or indirect wholly owned Subsidiaries), on the other hand, and all agreements or arrangements pursuant to which any shareholder (which to the Knowledge of Company beneficially owns 5% or more of any class of equity securities of Company or any Company Subsidiary) or Affiliate of Company (other than Company and its direct or indirect wholly owned Subsidiaries) is a party and Company or any Company Subsidiary receives services or goods, including any such agreements or arrangements between any direct or indirect wholly owned Company Subsidiary, on the one hand, and any non-wholly owned Company Subsidiary, on the other hand (collectively, “Affiliate Transactions”). All Affiliate Transactions complied at the time of origination, and do currently comply, with Regulation W (12 C.F.R. Part 223).

3.26
Takeover Laws. The board of directors of Company has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” Law or any similar provisions of the Company Articles of Incorporation or Company Bylaws (any such Laws or provisions, “Takeover Statutes”).

3.27
Company Information. None of the information supplied or to be supplied by Company for inclusion in the Registration Statement, the Proxy Statement, or in any other application, notification or other document filed with any Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, in each case or any amendment or supplement thereto will, at the time the Registration Statement becomes effective, at the time the Proxy Statement or any such supplement or amendment thereto is first mailed to the shareholders of Company and at the time Company shareholders vote on the matters constituting the Requisite Shareholder Approval, and at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by Company in this Section 3.27 with respect to statements made therein based on information supplied by Parent in writing expressly for inclusion in the Registration Statement or the Proxy Statement or such other applications, notifications or other documents.

3.28
Opinion of Financial Advisor. Company has received the opinion of Piper Sandler & Co., financial advisor to Company, to the effect that, as of the date of such opinion, the Aggregate Merger Consideration to be received in the Merger by the holders of Company Common Stock is fair, from a financial point of view, to such holders. Company has obtained the authorization of Piper Sandler & Co. to include a copy of such opinion in the Proxy Statement.
3.29
Origination Matters.

(a)
Since January 1, 2017, Company Bank has been in material compliance with all Applicable Requirements governing it, its assets and its conduct of business with respect to Mortgage Loans. Company Bank has timely filed all material reports that any Investor, Insurer or other third party requires that it file with respect to its business with respect to Mortgage Loans, and each such report was true and correct. Company Bank has not done or caused to be done, or failed or omitted to do any act, the effect of which would invalidate or impair: (i) any private Mortgage insurance or commitment to insure by any private Mortgage Insurer; (ii) any title insurance policy; (iii) any hazard insurance policy; (iv) any flood insurance policy; (v) any fidelity bond, direct surety bond, or errors and omissions insurance policy required by a private Mortgage Insurer; or (vi) any surety or guaranty agreement, in each case applicable to Mortgage Loans.

(b)
No Governmental Entity, Investor or Insurer has: (i) asserted that Company Bank has violated or has not complied with the representations, warranties or covenants applicable with respect to, or that Company Bank could be required to repurchase, any: (A) Sold Mortgage Loans originated or purchased and subsequently sold, in each case, since January 1, 2017; or (B) sale of Mortgage servicing rights to an Investor; or (ii) imposed restrictions on the activities (including commitment authority) of Company Bank.

(c)
Since January 1, 2017, no Governmental Entity, Investor or Insurer has indicated to Company Bank that it has terminated, or intends to terminate, its relationship with Company Bank for performance, Loan quality or concern with respect to Company Bank’s compliance with applicable Law or that Company Bank is in default with respect to any Applicable Requirements.

(d)
Each Mortgage Loan was underwritten in accordance with all Applicable Requirements, and all prior transfers, if any, of each Mortgage Loan have been, and the transactions herein contemplated are, in material compliance with all Applicable Requirements. Each Mortgage Note and the related Mortgage are in material compliance with all Applicable Requirements.

(e)
Each Mortgage Loan is evidenced by a Mortgage Note and is duly secured by a valid first Lien or subordinated Lien on the related property, in each case, on such forms and with such terms as comply with all Applicable Requirements. Since January 1, 2017, no Mortgage Loan (including any Paid Off Loan or Sold Mortgage Loan) has been subject to any rights of rescission, set-off, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable by Company Bank, in whole or in part, or subject to any right of rescission (except any Mortgage Loans held for sale by Company Bank which are closed but not funded), set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim, or defense has been asserted with respect thereto. For purposes of this Section 3.30(e), references to Mortgage Notes shall be deemed to include Mortgage Notes in respect of Paid Off Loans.

(f)
With respect to each Mortgage Loan, the related original Mortgage has been recorded or is in the process of being recorded in the appropriate jurisdictions wherein such recordation is required to perfect the Lien thereof.

(g)
Company Bank does not, nor has it at any time, serviced any Mortgage Loan originated by it or any Mortgage or similar Loan originated by its Affiliate or any third party, and Company Bank is not party to any contract that has, does or could provide for Company Bank’s servicing of any Mortgage Loan.

(h)
There has been no fraudulent action or omission on the part of the originator of any Mortgage Loan or Pipeline Loan or parties acting on behalf of such originator in connection with the origination of any Mortgage Loan or Pipeline Loan or the application of any insurance proceeds with respect to a Mortgage Loan mortgaged property for which Bank is responsible to the applicable Investor or Insurer or otherwise bears the risk of loss.
(i)
Except for customary industry standards for indemnification and repurchase remedies in connection with agreements for the sale or servicing of Mortgage Loans, Company Bank is not now, nor has it been since January 1, 2017, subject to any material fine, suspension, settlement or other agreement or administrative agreement or sanction by, or any obligation to indemnify, a Governmental Entity, an Insurer or an Investor, relating to the origination, sale or servicing of Mortgage Loans.

3.30
Pipeline Loans; Mortgage Loans Held for Sale; Hedging Arrangements.

(a)
Section 3.30(a) of the Disclosure Schedule sets forth a list and description of all Pipeline Loans as of the date of this Agreement, which list is kept in accordance with Company Bank’s past practice and which description includes, with respect to each Pipeline Loan: (i) the loan number of the Pipeline Loan; (ii) the immediately anticipated principal balance of the Pipeline Loan; (iii) the interest rate (for Locked Pipeline Loans only); (iii) the product type; (iv) the city and state in which the residential property securing such Pipeline Loan is located; (v) if known, the closing date; (vi) whether the Pipeline Loan has been approved by Company Bank and the applicable Investor; and (vii) whether the Pipeline Loan constitutes a Locked Pipeline Loan or an Unlocked Pipeline Loan. Company shall update Section 3.30(a) of the Disclosure Schedule as of the Closing Date the information in items (i) through (vii) of this Section 3.30(a) with regard to the Pipeline Loans of Company Bank.

(b)
Section 3.30(b) of the Disclosure Schedule sets forth a list and description of all Mortgage Loans held for sale by Company Bank, which description includes, with respect to each Mortgage Loan: (i) the loan number of the Mortgage Loan; (ii) the principal balance of the Mortgage Loan; (iii) the interest rate; (iv) the product type; (v) the Investor for the Mortgage Loan; (vi) the remaining amortization; (vii) the origination date; (viii) the maturity date; (ix) the applicable Mortgage insurance, if any; (x) the guarantor, if any; (xi) the city and state in which the residential property securing the Mortgage Loan is located; and (xii) the anticipated date on which an Investor is expected to purchase such Mortgage Loan. Company shall update Section 3.30(b) of the Disclosure Schedule as of the Closing Date to disclose the information in items (i) through (xii) of this Section 3.30(b) with regard to the Mortgage Loans of Company Bank held for sale.

(c)
All interest rate locks on Locked Pipeline Loans have been conducted and managed in Company Bank’s ordinary course of business consistent with past practice and customary Mortgage banking practices.

(d)
Company Bank does not conduct or manage hedging arrangements on the Mortgage Loans.

(e)
No Pipeline Loan was previously rejected for purchase by any Investor or for insurance by any Insurer.

(f)
Company Bank is approved by and is in good standing by the Department of Veterans Affairs to originate and service VA loans. Company Bank is also approved and acts as a supervised mortgagee by the HUD to originate and service Title I FHA Mortgage loans, as a GNMA I and II Issuer by the Government National Mortgage Association, and as a seller/servicer by Fannie Mae and the Federal Home Loan Mortgage Corporation to originate and service conventional residential Mortgage loans.

(g)
Company Bank has not received any notice that any Governmental Entity proposes to limit or terminate the underwriting authority of Company Bank or to increase the guarantee fees payable to any such Governmental Entity.

3.31
Debentures. The Company issued and sold $3,593,000 of principal amount 6% Quarterly Debentures (“Debentures”). The Company’s obligation to make the payments and the amounts thereof are set forth in the Debentures. Company has not issued any class of capital shares either pari passu or senior to the Debentures. All Debentures are pari passu to Company’s trade accounts payable arising in the ordinary course of business. The issuance of the Debentures was completed in compliance with all applicable Laws, including the Securities Act. Since the issuance of the Debentures, Company has not deferred or attempted to defer interest payments on the Debentures. The Debentures are held of record by the Persons set forth on Section 3.31 of the Disclosure Schedule.
3.32
Trust Business.

(a)
In performing services for its clients, neither Company nor Company Bank nor any of their respective directors, officers or employees has taken any actions or performed any services that would require either of them to be regulated by or registered under the broker-dealer rules or regulations of any Governmental Entity.

(b)
Company Bank: (i) has been duly appointed to all fiduciary or representative capacities it holds with respect to the trusts, executorships, administrations, guardianships, conservatorships, and other fiduciary representative capacities administered or otherwise held by Company Bank (“Trust Business”), and all such appointments are currently in effect; and (ii) has obtained all governmental authorizations necessary for the conduct of its Trust Business in compliance with applicable Law and all such governmental authorizations are currently in effect. Company Bank has properly administered all of its Client accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator, or investment advisor, in each case, in compliance with all applicable Laws and in accordance with the terms of the governing documents delivered to Company Bank with respect thereto. None of Company, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees has committed any breach of trust or fiduciary duty with respect to any such account, and the accountings for each such account are true and correct and accurately reflect the assets and results of such account.

(c)
With respect to each Client Contract:

(i)
Such Client Contract is on one of the forms that is substantially the same as attached hereto in Section 3.32(c)(i) of the Disclosure Schedule and does not deviate from such form in any material respect. Company Bank has made available to Parent copies of the forms of all such Client Contracts.

(ii)
Such Client Contract is in full force and effect and constitutes a legal, valid, and binding agreement of Company Bank, enforceable against such party in accordance with its terms, and Company has no Knowledge of any event or circumstance which has occurred, or is likely to occur, which could cause such Client Contract not to be valid, binding and enforceable in accordance with its terms against the Client or not to be in full force and effect, in each case subject to Remedies Exceptions.

(iii)
Neither Company Bank nor, to the Knowledge of Company, any other party thereto, is in breach of or in default under, any Client Contract, and Company has no any Knowledge of any event which has occurred or is likely to occur which, with notice or lapse of time, or both, could constitute a material breach of or default under, or permit a termination, modification, or acceleration of, any Client Contract.

(iv)
No Client party to a Client Contract has provided written notice to Company or Company Bank that it intends to terminate such Client Contract, and Company has no Knowledge that any Client presently intends to provide such a notice.

3.33
No Other Representations and Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedules), none of Company, Company Bank or any other Person makes any other representation or warranty on behalf of the Company or Company Bank. Company and Company Bank acknowledge and agree that Parent and Parent Bank have not made and are not making, and Company and Company Bank have not relied upon, any express or implied representation or warranty other than those contained Article IV.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT
Except as (A) disclosed in the correspondingly enumerated section or subsection of the disclosure schedule of Parent delivered herewith (the “Parent Disclosure Schedule”) (provided, that each exception set forth on any such Disclosure Schedule shall be deemed to qualify such other representation and warranty only to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure (without the need to examine underlying documentation and notwithstanding the absence of a specific cross-reference)); or (B) disclosed in any Parent SEC Reports filed or furnished prior to the Effective Time (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Parent hereby represents and warrants to Company as follows:
4.1
Corporate Organization. Parent is a corporation duly organized, validly existing and in good standing under the Laws of Colorado. Parent has the requisite corporate power and authority to own or lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Parent is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have a Parent Material Adverse Effect. True and complete copies of Parent’s articles of incorporation and Parent’s bylaws, as in effect as of the date of this Agreement, have previously been furnished or made available by Parent to Company. Parent is not in violation of any of the provisions of its articles of incorporation or bylaws, each as amended. Parent Bank is a corporation duly organized, validly existing and in good standing under the Laws of Colorado, is a Colorado state chartered bank and has all requisite corporate power and authority to own or lease and operate all of its properties and assets and to carry on its business as it is now being conducted.

4.2
Capitalization. The authorized capital stock of Parent consists of 90,000,000 shares of Parent Common Stock and 10,000,000 shares of Parent Preferred Stock. As of the date of this Agreement, there are: (a) 7,994,832 shares of Parent Common Stock issued and outstanding; and (b) no shares of Parent Preferred Stock issued and outstanding; and no other shares of capital stock or other voting securities of Parent issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of Parent may vote are issued or outstanding. There are no outstanding subscriptions, options, stock appreciation rights, warrants, restricted stock units, phantom units, preemptive rights, anti-dilutive rights, or rights of first refusal or similar rights, puts, calls, rights, exchangeable or convertible securities, or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Parent, or otherwise obligating Parent to issue, transfer, sell, purchase, redeem or otherwise acquire, or to register under the Securities Act, any such securities. There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Parent Common Stock or other equity interests of Parent.

4.3
Authority; Delivery, Enforceability; No Violation.

(a)
Parent has full corporate power and authority and is duly authorized to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly and validly approved by all necessary corporate action on the part of Parent. No other corporate proceedings (including any approvals of Parent’s shareholders) on the part of Parent are necessary to approve this Agreement and to consummate the transactions contemplated hereby.

(b)
This Agreement has been duly and validly executed and delivered by Parent.

(c)
Assuming due authorization, execution and delivery by Company, this Agreement constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such enforcement may be limited by Remedies Exceptions.
(d)
Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the terms or provisions hereof, will: (i) violate any provision of Parent’s articles of incorporation or bylaws; or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained and made: (A) violate any Law, judgment, writ, decree or injunction applicable to Parent or any of its Subsidiaries or any of their respective properties or assets; or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults or the loss of benefits that would not reasonably be expected to have a Parent Material Adverse Effect.

4.4
Consents and Approvals. Except for: (a) the filing of any required applications, filings or notices with: (i) the Federal Reserve; (ii) the Federal Deposit Insurance Corporation; (iii) the Wyoming Division of Banking; and (iv) the Colorado Division of Banking, and approval of, waiver or non-objection to such applications, filings and notices; (b) the filing of the Articles of Merger and the Statement of Merger with the Secretary of State of Wyoming and the Secretary of State of Colorado pursuant to the WBCA and CBCA; (c) the filing of the Bank Merger Certificates; and (d) the consents, approvals, authorizations, filings or registrations set forth in Section 4.4 of the Parent Disclosure Schedule, and the expiration or termination of any waiting periods thereunder, no notices to, consents approvals or non-objections of, waivers or authorizations by or applications, filings or registrations with any Governmental Entity, or of or with any third party, are required to be made or obtained by Parent or any of its Subsidiaries in connection with: (i) the execution and delivery by Parent of this Agreement; or (ii) the consummation by Parent of the transactions contemplated hereby, except for such notices, consents, approvals, non-objections, waivers, authorizations, filings or registrations that would not reasonably be expected to have a Parent Material Adverse Effect. As of the date of this Agreement, Parent has no knowledge why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement would not be obtained on a timely basis.

4.5
Reports. Parent and each of its Subsidiaries have timely filed (or furnished, as applicable) all Reports with: (a) the Federal Reserve; (b) the Colorado Division of Banking; (c) the Federal Deposit Insurance Corporation; and (d) any other federal, state or foreign governmental or regulatory agency or authority having jurisdiction over Parent and each of its Subsidiaries (the agencies and authorities identified in clauses (a) through (d), inclusive, are, collectively, the “Parent Regulatory Agencies”, and all other Reports required to be filed (or furnished, as applicable) by them, including any Report required to be filed (or furnished, as applicable) pursuant to the Laws of the United States, any state or any Parent Regulatory Agency and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such Report or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to, individually or in the aggregate, be material to Parent and its Subsidiaries, taken as a whole. Any such Report regarding Parent filed with or otherwise submitted to any Parent Regulatory Agency, as of the date of its filing or submission, as applicable, complied in all material respects with relevant legal requirements, including as to content.

4.6
Financial Statements.

(a)
Parent has previously made available to Company a copy of its Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC, which contains Parent’s audited balance sheet as of December 31, 2020 and 2019, and the related statements of income and statements of changes in shareholders’ equity and cash flow for the years ended December 31, 2020, 2019 and 2018 (the “Parent Financial Statements”). The Parent Financial Statements fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Parent and its Subsidiaries as of the respective dates or for the respective periods therein set forth. and have been prepared in accordance with either GAAP or regulatory accepted accounting procedures pursuant to regulatory requirements, as applicable, consistently applied during the periods involved.
(b)
Parent maintains a system of internal accounting controls sufficient to comply with all legal and accounting requirements applicable to the business of Parent and its Subsidiaries. Parent has not identified any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting. Since December 31, 2017, Parent has not experienced or effected any material change in internal control over financial reporting.

(c)
The books and records kept by Parent and any of its Subsidiaries are in all material respects complete and accurate and have been maintained in the ordinary course of business and in accordance with applicable Laws and accounting requirements.

4.7
Absence of Certain Changes or Events. Since the date of Parent’s last audited balance sheet:

(a)
There has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect on Parent.

(b)
Parent and the Parent Subsidiaries have carried on their respective businesses in the ordinary course consistent with their past practices.

4.8
Legal Proceedings. Neither Parent nor any of its Subsidiaries is a party to or the subject of any, and there are no outstanding or pending or, to the knowledge of Parent, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries that would reasonably be expected to have a Parent Material Adverse Effect. There is no injunction, order, judgment or decree imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries that would reasonably be expected to have a Parent Material Adverse Effect.

4.9
Compliance with Applicable Law. (a) Parent and each of its Subsidiaries and each of their employees hold, and at all times since December 31, 2016, held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and properties, rights and assets under and pursuant to each, (b) Parent and each of its Subsidiaries are and have been in material compliance with, and are not and have not been in material violation of, any applicable Law, and (c) neither Parent nor any of its Subsidiaries has knowledge of, or has received notice of, any material violations of any licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and properties or any applicable Law.

4.10
Broker’s Fees. Except for Keefe, Bruyette & Woods, Inc. a Stifel Company, neither Parent nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

4.11
Financial Ability. Parent will have as of the Closing Date sufficient funds available for it to pay the Aggregate Merger Consideration as contemplated hereby and to satisfy all of its other obligations under this Agreement.

4.12
SEC Reporting Obligations. Parent has, since July 18, 2018, filed all registration statements, prospectuses, reports, schedules, forms, statements and other documents, together with any amendments required to be made with respect thereto, including exhibits and all other information incorporated by reference, that it was required to file with the SEC the “Parent SEC Reports.” As of their respective dates, each of such reports and statements (or if amended, as of the date so amended), were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC and such reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of Parent, none of the Parent SEC Reports is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Parent SEC Reports.
4.13
NASDAQ. Parent is in compliance in all material respects with the applicable listing rules and corporate governance rules and regulations of NASDAQ.

4.14
Agreements with Regulatory Agencies. Neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or formal or informal enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any policies, procedures or board resolutions at the request or suggestion of any Parent Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that relates in any way to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Parent Disclosure Schedule, a “Parent Regulatory Agreement”), nor does Parent have knowledge of any pending or threatened regulatory investigation or other action by any Parent Regulatory Agency or other Governmental Entity or that such Parent Regulatory Agency or Governmental Entity is considering issuing, initiating, ordering or requesting any such Parent Regulatory Agreement.

4.15
No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV (including the related portions of the Disclosure Schedules), none of Parent, any Subsidiary of Parent or any other Person makes any other representation or warranty on behalf of the Parent or any Subsidiary of Parent. Parent and Parent Bank acknowledge and agree that Company and Company Bank have not made and are not making, and Parent and Parent Bank have not relied upon, any express or implied representation or warranty other than those contained Article III.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1
Conduct of Business of Company Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, or as required by applicable Law, or with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned, or delayed), Company shall, and shall cause each of its Subsidiaries to: (a) conduct its business in the usual, regular and ordinary course consistent with past practice; (b) use reasonable best efforts to maintain and preserve intact its business organization, its rights, franchises and other authorizations issued by Governmental Entities and its current relationships with its customers, regulators, employees and other Persons with which it has business or other relationships; (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either Company or Parent to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby; (d) comply in all material respects with all applicable Law; (e) perform in all material respects under each of the Material Contracts set forth in Section 3.14(a) of the Disclosure Schedule; and (f) maintain and keep its properties in as satisfactory repair and condition as presently maintained, except for obsolete properties and for deterioration due to ordinary wear and tear.

5.2
Forbearances of Company. In furtherance and not in limitation of Section 5.1, during the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in Section 5.2 of the Disclosure Schedule or as expressly contemplated or required by this Agreement or applicable Law, Company shall not, and shall not permit any of its Subsidiaries to, do any of the following, without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed under clauses (e), (l), (r), (s) or (aa) below);

(a)
(i) create or incur any indebtedness for borrowed money (other than acceptance of deposits, FHLB advances, purchases of federal funds, sales of certificates of deposit, issuances of commercial paper and entering into repurchase agreements, each in the ordinary course of business with prices, terms and conditions consistent with past practice); or (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, except in the case of this clause (ii), in connection with presentation of items for collection (i.e., personal or business checks) in the ordinary course of business consistent with past practice;

(b)
(i) adjust, split, combine or reclassify any of its capital stock; (ii) make, declare, pay or set a record date for any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any of its capital stock or other equity or voting securities, or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any of its capital stock or other equity or voting securities, except for any dividends paid by Company Bank to Company; (iii) issue, grant, sell, transfer, encumber or otherwise permit to become outstanding, or authorize the issuance of, any additional capital stock or securities convertible or exchangeable into, or exercisable for, its capital stock or any equity-based awards or interests or other rights of any kind to acquire its capital stock; or (iv) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock or other securities;

(c)
(i) except for sales of securities permitted by Section 5.2(k) or sales in the ordinary course of business consistent with past practice, sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets with a book value of greater than to any Person other than a direct or indirect wholly owned Company Subsidiary; or (ii) cancel, release or assign any indebtedness to any such Person or any claims held by any such Person;

(d)
acquire direct or indirect control over any business or Corporate Entity, whether by stock purchase, merger, consolidation or otherwise or make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity, except, in either case, in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a Loan in the ordinary course of business consistent with past practice and with respect to Loans made to third parties who are not Affiliates of Company;

(e)
except as required under applicable Law or the terms of any Company Benefit Plan as in effect on the date hereof or as set forth in Section 5.2(e) of the Disclosure Schedule: (i) enter into, adopt, amend or terminate any Company Benefit Plan or employee benefit plan, program or policy for the benefit or welfare of any current or former employee, officer, director or consultant of Company or any Company Subsidiary that would be a Company Benefit Plan if in effect on the date hereof; (ii) grant any rights to severance, retention or change in control compensation to any current or former employee, officer, director or consultant of Company or any Company Subsidiary; (iii) increase the compensation or benefits payable to any current or former employee, officer, director or consultant of Company or any Company Subsidiary in an amount in excess of 4%; (iv) grant or accelerate the vesting of any equity or equity-based awards for the benefit of any current or former employee, officer, director or consultant of Company or any Company Subsidiary; (v) enter into any new, or amend any existing, collective bargaining agreement or similar agreement with respect to Company or any Company Subsidiary; (vi) provide any funding for any rabbi trust or similar arrangement; or (vii) hire or terminate the employment (other than for cause) of any employee of Company or any Company Subsidiary who has or would have a base salary or annualized base wage rate greater than $75,000;

(f)
commence, settle or compromise any litigation, claim, suit, action or proceeding, except for: (i) settlements: (A) involving only monetary remedies with a value not in excess of $50,000, with respect to any individual litigation, claim, suit, action or proceeding or $100,000, in the aggregate; and (B) that does not involve or create an adverse precedent for any litigation, claim, suit action or proceeding that is reasonably likely to be material to Company and the Company Subsidiaries taken as a whole (or following the Closing, Parent and its Subsidiaries taken as a whole); and (ii) the commencement of any litigation, claim, suit action or proceeding (including actions of repossession, replevin, quiet title and foreclosure with respect to real or personal property) in the ordinary course of business consistent with past practice;
(g)
(i) agree or consent to the issuance of any injunction, decree, order or judgment restricting or adversely affecting its business or operations; or (ii) waive or release any material rights or claims other than in the ordinary course of business consistent with past practice;

(h)
(i) make any change in accounting methods or systems of internal accounting controls (or the manner in which it accrues for liabilities), except as required by changes in GAAP as concurred by Company’s independent auditors or in regulatory accounting principles as concurred by Company’s regulators; or (ii) except as may be required by GAAP or by Company’s independent auditors or regulators, regulatory accounting principles or and in the ordinary course of business consistent with past practice, revalue in any material respect any of its assets, including writing-off notes or accounts receivable;

(i)
(i) make any material change (or file a request to make any such change) in any method of Tax accounting or any annual Tax accounting period; (ii) make, change or revoke any material Tax election; (iii) file any material amended Tax Return; (iv) settle or compromise any material liability for Taxes; (v) enter into any closing agreement or apply to any Governmental Entity for any ruling in respect of Taxes; or (vi) surrender any right to claim a refund of a material amount of Taxes;

(j)
amend its articles of incorporation, bylaws or comparable organizational documents, or otherwise take any action to exempt any Person from any provision of its articles of incorporation, bylaws or comparable organizational documents, or enter into a plan of consolidation, merger, share exchange, reorganization or similar business combination (other than with respect to consolidations, mergers, share exchanges, reorganizations or similar business combinations solely involving its wholly owned Subsidiaries);

(k)
restructure or change its investment securities portfolio or its gap position through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or invest in any mortgage-backed or mortgage-related securities which would be considered “high risk” securities under applicable regulatory pronouncements, it being understood that the foregoing does not prohibit the reinvestment of the proceeds from amortization or maturity of investment securities into investment securities of the type currently held in Company’s investment securities portfolio or that do not otherwise alter the risk profile of such portfolio in any material way;

(l)
enter into, modify, amend or terminate any material contract which obligates Company to make or entitles Company to receive payments in excess of $50,000, other than in the ordinary course of business consistent with past practice or pursuant to the terms of such contracts;

(m)
change in any material respect the credit policies and collateral eligibility requirements and standards of Company except as required by applicable Law, regulation or polices imposed by any Governmental Entity;

(n)
permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility of Company or any Company Subsidiary, or file any application, or otherwise take any action, to establish, relocate or terminate the operation of any banking office of Company or any Company Subsidiary;

(o)
except as required by applicable Law, regulation or policies imposed by any Governmental Entity, enter into any new line of business;

(p)
change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking and operating policies or practices, including policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans, except as required by any Law or a Governmental Entity;
(q)
make, or commit to make, any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate;

(r)
For all Loans other than Specialty Lending Loans and Loans approved by Company and committed to prior to the date hereof and set forth in Section 5.2(r) of the Disclosure Schedule, (i) make or acquire any Loan or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any Loan relationship aggregating in excess of (A) $100,000 with respect to any partially or wholly-unsecured Loan; and (B) $750,000 with respect to any fully-secured Loan; or (ii) amend or modify in any material respect any existing Loan relationship or Loan referenced in clause (i) above (including in any manner that would result in any additional extension of credit or principal forgiveness, or effect any uncompensated release of collateral (i.e., at a value below the fair market value thereof as determined by the Company), without, in each case, previously notifying and consulting with Parent (through Parent’s Chief Credit Officer, Chief Executive Officer or such other representative as may be designated in writing by Parent), including providing Parent (at least three Business Days prior to making, acquiring, renewing, amending or modifying any Loan or issuing any commitment with respect thereto) with a copy of the Loan underwriting analysis and credit memorandum with respect thereto and the basis of the credit decision of Company or Company Bank;

(s)
For all Specialty Lending Loans other than Specialty Lending Loans approved by Company and committed to prior to the date hereof and set forth in Section 5.2(s) of the Disclosure Schedule, (i) make or acquire any Specialty Lending Loan or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any Specialty Lending Loan relationship, or (ii) amend or modify in any material respect any existing Specialty Lending Loan relationship or Specialty Lending Loan (including in any manner that would result in any additional extension of credit or principal forgiveness, or effect any uncompensated release of collateral (i.e., at a value below the fair market value thereof as determined by the Company), without, in each case, previously notifying and consulting with Parent (through Parent’s Chief Credit Officer, Chief Executive Officer or such other representative as may be designated in writing by Parent), including providing Parent (at least three Business Days prior to making, acquiring, renewing, amending or modifying any Specialty Lending Loan or issuing any commitment with respect thereto) with a copy of the Specialty Lending Loan underwriting analysis and credit memorandum with respect thereto and the basis of the credit decision of Company or Company Bank.

(t)
open or close any branch office (or file any application to do so), or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities;

(u)
foreclose upon or otherwise acquire any commercial real property prior to receipt of a Phase I environmental review thereof;

(v)
establish any new Subsidiary;

(w)
fail to take any action that is required by any Company Regulatory Agreement;

(x)
take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article VII not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable Law;

(y)
other than ordinary course retail banking transactions, enter into, modify, amend or terminate any agreement or arrangement directly or indirectly between Company or any Company Subsidiary, on the one hand, and any shareholder (which to the Knowledge of Company beneficially owns 5% or more of any class of equity securities of Company or any Company Subsidiary) or Affiliate of Company (other than Company and its direct or indirect wholly owned Subsidiaries), on the other hand, including any such agreement or arrangement pursuant to which Company or any Company Subsidiary receives services or goods;

(z)
reduce the ALLL through negative provision;

(aa)
book or accept any brokered deposit (as defined in 12 C.F.R. 337.6(a)(2));

(bb)
charge-off any Loan or other extension of credit having an outstanding principal amount greater than $50,000 prior to consulting with Parent as to the amount of such charge-off;

(cc)
prepay any indebtedness or similar arrangement so as to cause Company or Company Bank to incur any prepayment penalty with respect thereto;

(dd)
fail to maintain in full force and effect any insurance policy, in each case on substantially the same terms as in effect on the date hereof;

(ee)
take any action or omit to take any action that could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or

(ff)
agree to, or make any commitment to, take any of the actions prohibited by this Section 5.2, or adopt any resolutions of the board of directors of Company in support of, any of the actions prohibited by this Section 5.2.

ARTICLE VI
ADDITIONAL AGREEMENTS
6.1
Regulatory Matters.

(a)
Each of Parent and Company shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts to: (i) take, or cause to be taken, and assist and cooperate with the other party in taking, all actions necessary, proper or advisable to comply promptly with all legal requirements with respect to the transactions contemplated hereby (including the Merger and the Bank Merger), including obtaining any third-party consent or waiver that may be required to be obtained in connection with the transactions contemplated hereby, and, subject to the conditions set forth in Article VII, to consummate the transactions contemplated hereby; and (ii) obtain (and assist and cooperate with the other party in obtaining) any action, nonaction, permit, consent, authorization, order, clearance, waiver or approval of, or any exemption by, any Governmental Entity that is required or advisable in connection with the transactions contemplated by this Agreement (collectively, the “Regulatory Approvals”). The parties hereto shall cooperate with each other and prepare and file as promptly as practicable after the date hereof, but in any event within 45 days after the date of this Agreement, all necessary documentation, and effect all applications, notices, petitions and filings to obtain as promptly as practicable all actions, nonactions, permits, consents, authorizations, orders, clearances, waivers or approvals of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement, including the Regulatory Approvals; provided, however, in no event shall either party be obligated to provide to the other party any confidential portions of such documentation prepared to effect any applications, notices, petitions or filings with respect to any Regulatory Approval. Each of Parent and Company shall use their reasonable best efforts to resolve any objections that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated by this Agreement.

(b)
Subject to applicable Laws relating to the exchange of information, Parent and Company shall, upon request, furnish each other with all information concerning Parent, Company and their respective Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of Parent, Company or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement. Parent and Company shall have the right to review in advance and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, any filing made or proposed to be made with, or written materials submitted or proposed to be submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this

Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.
(c)
Subject to applicable Law (including applicable Laws relating to the exchange of information), Company and Parent shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, subject to applicable Law: (i) each of Parent and Company shall promptly furnish the other with copies of the non-confidential portions of notices or other communications received by it or Company Bank (or written summaries of communications received orally), from any third party or Governmental Entity with respect to the transactions contemplated by this Agreement; and (ii) each of Parent and Company shall provide the other a reasonable opportunity to review in advance any proposed non-confidential written communication to, including any filings with, any Governmental Entity, in each case subject to applicable Laws relating to the exchange of information. Any such disclosures may be made on an outside counsel-only basis to the extent required under applicable Law.

(d)
Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require any party hereto to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining any Regulatory Approval that would: (i) reasonably be expected to be materially burdensome on, or impair in any material respect the benefits of the transactions contemplated by this Agreement to Parent or Company; (ii) require a material modification of, or impose any material limitation or restriction on, the activities, governance, legal structure, compensation or fee arrangements of Parent or any of its Subsidiaries; (iii) require any Person other than Parent to guaranty, support or maintain the capital of Parent Bank or the Surviving Corporation, as applicable, after the Closing Date; (iv) cause any Person other than the Surviving Corporation to be deemed to control Parent Bank or Company Bank after the Closing Date; or (v) require any contribution of capital to Company, Company Bank or Parent Bank at the Closing (any of the foregoing, a “Burdensome Condition”); provided, however, that the following shall not be deemed to be included in the preceding list and shall not be deemed a “Burdensome Condition”: any restraint, limitation, term, requirement, provision or condition that applies generally to financial holding companies and banks as provided by applicable Law or written and publicly available supervisory guidance of general applicability, in each case, as in effect on the date hereof.

6.2
Access to Information.

(a)
Subject to the Confidentiality Agreement, Company agrees to provide Parent and its Representatives, from time to time prior to the Effective Time, such information as Parent shall reasonably request with respect to Company and Company Bank and their respective businesses, financial conditions and operations, including for purposes of preparing the Registration Statement, and such access to the properties, books and records and personnel of Company and the Company Subsidiaries as Parent shall reasonably request, which access shall occur during normal business hours and shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Company or the Company Subsidiaries; provided that Company shall not be required to (or to cause any of its Subsidiaries to) provide such information or access to the extent that doing so would violate applicable Law or any contract or obligation of confidentiality owing to a third party or result in the loss of attorney-client privilege, in which case the parties will use their reasonable best efforts to make appropriate substitute disclosure arrangements.

(b)
Parent and Company shall comply with, and shall cause their respective Representatives, directors, officers and employees to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

(c)
From and after the date hereof, Company shall provide Parent with an unaudited balance sheet for Company as soon as reasonably practical and consistent with its past practices after the end of each calendar month but in any event within ten Business Days of the end of such month (an “Unaudited Monthly Financial Statement”). Any Unaudited Monthly Financial Statement shall:

(i) be prepared from, and in accordance with, the books and records of Company and the Company Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, and consolidated financial position of Company and the Company Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) comply as to form in all material respects with applicable accounting requirements; (iv) be prepared in accordance with GAAP consistently applied during the periods involved; and (v) be prepared in a manner consistent with the methodologies, assumptions, policies and practices used in the preparation of the Recent Company Balance Sheet.
(d)
Company shall, and shall cause Company’s independent auditor to, cooperate with Parent in connection with the preparation of financial statements, if any, of Company and pro forma financial statements that Parent may file with the SEC.

6.3
Shareholder Approval.

(a)
Company shall mail to its shareholders as promptly as reasonably practicable, but in no event later than five days after the date that the Registration Statement becomes effective, the Proxy Statement and all other customary proxy or other materials for meetings such as the Company Shareholders Meeting and, to the extent required by applicable Law, as promptly as reasonably practicable prepare and distribute to Company shareholders any supplement or amendment to the Proxy Statement if any event shall occur which requires such action at any time prior to the Company Shareholders Meeting.

(b)
Subject to Section 8.1, Company shall take all action necessary in accordance with the WBCA and the Company Articles of Incorporation and Company Bylaws to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable, but in no event later than 45 days after the date that the Registration Statement becomes effective, for the purpose of obtaining the Requisite Shareholder Approval (such meeting or any adjournment or postponement thereof, the “Company Shareholders Meeting”), and, except in the case of a Company Adverse Recommendation Change pursuant to Section 6.8(f), shall solicit, and use its reasonable best efforts to obtain, the Requisite Shareholder Approval thereat and shall include the Company Board Recommendation in the Proxy Statement. Company agrees that, unless this Agreement is terminated pursuant to Section 8.1(f), its obligations pursuant to this Section 6.3(b) to convene and hold the Company Shareholders Meeting shall not be affected by the commencement, public proposal, public disclosure or communication to Company of any Company Takeover Proposal or by the effecting of a Company Adverse Recommendation Change.

(c)
Company shall cooperate with and keep Parent informed on a current basis regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement to its shareholders. Notwithstanding anything to the contrary contained in this Agreement, Company may adjourn or postpone the Company Shareholders Meeting: (i) to the extent required by applicable Law; (ii) if as of the time for which the Company Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders’ Meeting; or (iii) with the prior written consent of Parent (which shall not be unreasonably withheld, delayed or conditioned). In addition, if at any time following the dissemination of the Proxy Statement, either Company or Parent reasonably determines in good faith that the Requisite Shareholder Approval is unlikely to be obtained at the Company Shareholders Meeting, then on a single occasion and prior to the vote contemplated having been taken, each of Company and Parent shall have the right to require a single adjournment or postponement of the Company Shareholders Meeting; provided, that no such adjournments or postponements shall delay the Company Shareholders Meeting by more than 30 days from the originally scheduled date. During any such period of adjournment or postponement, Company shall continue in all respects to comply with its obligations under this Section 6.3 and Section 6.8. Except as set forth in this Section 6.3, Company shall not have any obligation to postpone or adjourn the Company Shareholders Meeting.

6.4
Public Disclosure. The parties hereto agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by Parent and Company except as otherwise required by applicable Law, the rules of NASDAQ or in connection with the regulatory application process. Thereafter, each of the parties agrees that no public release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as required by applicable Law or the rules or regulations of any applicable Governmental Entity to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

6.5
Employee Benefit Matters.

(a)
To the extent that an employee of Company and the Company Subsidiaries immediately prior to the Closing (collectively, the “Covered Employees”) becomes eligible to participate in an employee benefit plan maintained by Parent or any of its Subsidiaries (other than Company or the Company Subsidiaries) following the Closing, Parent shall cause such employee benefit plan to recognize the service of such Covered Employee with Company or the Company Subsidiaries for purposes of eligibility, participation, vesting and benefit accrual under such employee benefit plan of Parent or any of its Subsidiaries, to the same extent that such service was recognized immediately prior to the Effective Time under a corresponding Company Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not: (i) operate to duplicate any benefits of a Covered Employee with respect to the same period of service; (ii) apply for purposes of any retiree medical plans or for purposes of benefit accrual under any defined benefit pension plan; or (iii) apply for purposes of any plan, program or arrangement: (A) under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service; or (B) that is grandfathered or frozen, either with respect to level of benefits or participation. With respect to any health care plan of Parent or any of its Subsidiaries (other than Company and the Company Subsidiaries) in which any Covered Employee is eligible to participate, for the plan year in which such Covered Employee is first eligible to participate, Parent shall make commercially reasonable efforts to cause any preexisting condition limitations or eligibility waiting periods under such Parent or Subsidiary plan (excluding any Company Benefit Plan) to be waived with respect to such Covered Employee to the extent that such limitation would have been waived or satisfied under the Company Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time.

(b)
Parent shall provide (or cause to be provided) to each Covered Employee whose employment with Parent or Parent Bank is terminated by Parent on the Closing Date or at any time within 180 days thereafter, severance benefits that are no less favorable than those described in Section 6.5(b) of the Parent Disclosure Schedule consistent with Parent’s standard practices; provided, however, such severance benefits shall not be available to any Covered Employee that terminates his or her own employment voluntarily (unless such termination is the result of a constructive termination), whose employment is terminated by Parent or Parent Bank for “cause,” or who is entitled to severance or similar benefits through any other agreement, plan or Company Benefit Plan. For purposes of this Section 6.5(b), the following shall constitute a “constructive termination”: (i) any reduction in a Covered Employee’s base compensation by fifteen percent (15%) or more; or (ii) any requirement that a Covered Employee relocate from their current place of employment to a new place of employment that is sixty (60) miles or more from such current place of employment; provided, however, a “constructive termination” shall not apply to any Covered Employee who is a party to an employment or similar agreement with Company, Company Bank, Parent or Parent Bank.

(c)
Without limiting the generality of Section 9.10, the provisions of this Section 6.5 are solely for the benefit of the parties to this Agreement, and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. In no event shall the terms of this Agreement be deemed to: (i) establish, amend or modify any Company Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, Company or any of their respective Affiliates; (ii) alter or limit the ability of Parent or any of its Subsidiaries (including, after the Closing Date, Company and the Company Subsidiaries) to amend, modify or terminate any Company Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee, officer, director or consultant any right to employment or continued employment or continued service with the Parent or any of its Subsidiaries (including, following the Closing Date, Company and the Company Subsidiaries), or constitute or create an employment agreement with any employee.
6.6
Additional Agreements. Subject to the terms and conditions of this Agreement, each of Company and Parent agree to cooperate fully with each other and to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Agreement, the Merger and the Bank Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Parent, on the one hand, and a Company Subsidiary, on the other) or to vest the Surviving Corporation or Parent with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall, at Parent’s sole expense, take all such necessary action as may be reasonably requested by Parent.

6.7
Indemnification; Directors’ and Officers’ Insurance.

(a)
For six years after the Effective Time, Parent shall indemnify and hold harmless each present and former director and officer of Company or any Company Subsidiary against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, amounts paid in settlement (subject to the prior consent of Parent) or liabilities incurred in connection with any actions, suits, claims or proceedings, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time (including the Merger and all transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Company or any Company Subsidiary, as the case may be, would have been permitted under their respective organizational documents in effect on the date of this Agreement subject to limitations imposed by applicable Law to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law); provided, the Person to whom such expenses are advanced provides an undertaking to Parent to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.

(b)
Prior to the Effective Time, Parent shall obtain, or Company shall obtain at Parent’s expense, an extended reporting period (otherwise known as “tail coverage”) policy with respect to all liability insurance policies of Company and Company Bank existing as of the date hereof and for which tail insurance is available, for a period of six years from the Effective Time, including a single-premium prepaid “tail” directors’ and officers’ liability insurance policies covering the period of six years from the Effective Time with respect to acts or omissions occurring at or prior to the Effective Time (the “Tail Policy”); provided, however, in no event will Parent be required to expend an annual premium in excess of 250% of the last annual premium paid by Company for such insurance prior to the date of this Agreement (the “Maximum Premium”) Subject to this Section 6.7(b), Parent shall pay the premium for the Tail Policy, and the Tail Policy shall be effective as of the Effective Time and shall provide for policy limits, terms, conditions, retentions and levels of coverage (including as coverage relates to deductibles and exclusions) at least as favorable in the aggregate to the directors and officers covered under such insurance policies as the policy limits, terms, conditions, retentions and levels of coverage in the existing policies of Company and Company Bank; provided, however, that if Parent or Company, if applicable, is unable to maintain or obtain the Tail Policy called for by this Section 6.7(b), Parent shall obtain, or Company shall obtain at Parent’s expense, as much comparable insurance as is available at a cost in the aggregate for such six-year period up to the Maximum Premium; provided, further, that officers and directors of Company and Company Bank may be required to make application and provide customary representations and warranties to Company and Company Bank’s insurance carrier for the purpose of obtaining such Tail Policy. The Tail Policy shall be subject to Parent’s review and approval, in Parent’s reasonable discretion.
(c)
The provisions of this Section 6.7 are intended to be for the benefit of and shall be enforceable by, each present and former director and officer of Company or any Company Subsidiary.

6.8
No Solicitation.

(a)
Except as expressly permitted by this Section 6.8, from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.1, Company shall, and shall cause each of its Affiliates and its and their respective officers, directors, employees and agents, and shall use reasonable best efforts to cause each of its financial advisors, investment bankers, attorneys, accountants and other representatives (collectively with its Affiliates and its and their respective officers, directors, employees and agents, “Representatives”) to: (i) immediately cease and cause to be terminated any discussions or negotiations with any Persons (other than Parent) that may be ongoing with respect to a Company Takeover Proposal; and (ii) not, directly or indirectly: (A) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal; (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any information in connection with or for the purpose of encouraging or facilitating, a Company Takeover Proposal; or (C) approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to a Company Takeover Proposal.

(b)
Company shall, and shall cause its Affiliates to, promptly request (to the extent it has not already done so prior to the date of this Agreement) any Person that has executed a confidentiality or non-disclosure agreement in connection with any actual or potential Company Takeover Proposal that remains in effect as of the date of this Agreement to return or destroy all confidential information of Company or its Affiliates in the possession of such Person or its Representatives. Company shall not, and shall cause its Affiliates not to, release any third party from, or waive, amend or modify any provision of, or grant permission under: (i) any standstill provision in any agreement to which Company or any of its Affiliates is a party; or (ii) any confidentiality provision in any agreement to which Company or any of its Affiliates is a party. Company shall, and shall cause its Affiliates to, enforce the confidentiality and standstill provisions of any such agreement, and Company shall, and shall cause its Affiliates to, immediately take all steps within their power necessary to terminate any waiver that may have been heretofore granted, to any Person other than Parent or any of Parent’s Affiliates, under any such provisions.

(c)
Notwithstanding anything to the contrary contained in Section 6.8(a), if at any time after the date of this Agreement and prior to obtaining the Requisite Shareholder Approval, Company or any of its Representatives, receives a bona fide, unsolicited written Company Takeover Proposal from any Person that did not result from Company’s, its Affiliates’ or their respective Representatives’ breach of Section 6.8, and if the board of directors of Company determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Company Takeover Proposal constitutes or is reasonably expected to lead to a Superior Proposal and that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, then Company and its Representatives may: (i) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to Company and the Company Subsidiaries to the Person who has made such Company Takeover Proposal and its Representatives; provided, that Company shall concurrently with the delivery to such Person provide to Parent any non-public information concerning Company or any Company Subsidiary that is provided or made available to such Person or its Representatives unless such non-public information has been previously provided to Parent; and (ii) engage in or otherwise participate in discussions or negotiations with the Person making such Company Takeover Proposal and its Representatives regarding such Company Takeover Proposal. Company shall promptly (and in any event within one Business Day) notify Parent if Company furnishes non-public information or enters into discussions or negotiations as provided in this Section 6.8(c).
(d)
Company shall promptly (and in no event later than one Business Days after receipt) notify Parent in writing in the event that Company or any of its Representatives receives a Company Takeover Proposal or receives a request for information relating to Company or the Company Subsidiaries that contemplates or may lead to a Company Takeover Proposal, including the identity of the Person making the Company Takeover Proposal and the material terms and conditions thereof (including an unredacted copy of such Company Takeover Proposal or, where such Company Takeover Proposal is not in writing, a description of the terms thereof). Company shall keep Parent reasonably informed, on a prompt basis, as to the status of (including any developments, discussions or negotiations) such Company Takeover Proposal (including by promptly (and in no event later than one Business Day after receipt) providing to Parent copies of any written correspondence, proposals, indications of interest, and draft agreements relating to such Company Takeover Proposal). Company agrees that it and its Affiliates will not enter into any agreement with any Person subsequent to the date of this Agreement which prohibits Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 6.8.

(e)
Except as expressly permitted by Section 6.8(f), the board of directors of Company shall not: (i) (A) change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in each case in a manner adverse to Parent, the Company Board Recommendation; or (B) adopt, approve or recommend to shareholders of Company, or publicly propose to adopt, approve or recommend to shareholders of Company, a Company Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”); or (ii) authorize, cause or permit Company or any Company Subsidiary to enter into any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement), commitment or agreement in principle with respect to any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.8(c)) (a “Company Acquisition Agreement”).

(f)
Notwithstanding anything to the contrary set forth in the preceding Section 6.8(e), if prior to the time the Requisite Shareholder Approval is obtained, but not after, in response to the receipt of a bona fide, unsolicited written Company Takeover Proposal subsequent to the date of this Agreement, the board of directors of Company determines in good faith, after consultation with its financial advisor and outside legal counsel, that: (i) the Company Takeover Proposal did not result from a breach of Section 6.8; (ii) the Company Takeover Proposal constitutes a Superior Proposal; and (iii) the failure to approve or recommend such Superior Proposal, or enter into a definitive agreement relating to such Superior Proposal, would be inconsistent with the directors’ fiduciary duties under applicable Law, the board of directors of Company may, subject to compliance with this Section 6.8 (1) effect a Company Adverse Recommendation Change relating to such Superior Proposal; or (2) terminate this Agreement in order to enter into a definitive agreement relating to such Superior Proposal subject to paying the Termination Fee in accordance with Section 8.3; provided, however, that prior to so effecting a Company Adverse Recommendation Change or terminating this Agreement pursuant to this Section 6.8(f) or Section 8.1: (1) Company has given Parent at least five Business Days’ prior written notice of its intention to take such action, and specifying the reasons therefor, including the terms and conditions of, and the identity of the Person making, any such Superior Proposal and has contemporaneously provided to Parent a copy of the Superior Proposal, a copy of any proposed Company Acquisition Agreements and a copy of any financing commitments relating thereto (or, in each case, if not provided in writing to Company, a written summary of the terms thereof); (2) Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal; (3) upon the end of such notice period, the board of directors of Company shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent, and shall have determined, after consultation with its financial advisor and outside legal counsel, that the Superior

Proposal would nevertheless continue to constitute a Superior Proposal if the revisions proposed by Parent were to be given effect and that the failure to approve or recommend such Superior Proposal, or enter into a definitive agreement relating to such Superior Proposal, would be inconsistent with the directors’ fiduciary duties under applicable Law; and (4) in the event of any change to any of the material financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Superior Proposal, Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (1) above of this proviso and a new notice period under clause (1) of this proviso shall commence during which time Company shall be required to comply with the requirements of this Section 6.8(f) anew with respect to such additional notice, including clauses (1) through (4) above of this proviso; and provided, further, that Company has complied in all material respects with its obligations under this Section 6.8. Notwithstanding anything to the contrary contained herein, neither Company nor any Company Subsidiary shall enter into any Company Acquisition Agreement unless this Agreement has been terminated in accordance with its terms.
6.9
Takeover Statutes. Company and the Company Subsidiaries shall not take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Statute. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each of Parent and Company and the members of their respective boards of directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement.

6.10
Notice of Changes.

(a)
Parent and Company shall each promptly advise the other party of any fact, change, event or circumstance that has had or is reasonably likely to have a Parent Material Adverse Effect or Material Adverse Effect, as applicable, on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein; provided that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.10 or the failure of any condition set forth in Section 7.2 or Section 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or Section 7.3 to be satisfied.

(b)
Parent and Company shall each promptly advise the other party of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement. Company shall promptly notify Parent of any notice or other communication from any party to any Material Contract to the effect that such party has terminated or intends to terminate or otherwise materially adversely modify its relationship with Company or Company Subsidiary as a result of the transactions contemplated by this Agreement.

6.11
Transaction Litigation. Company shall give Parent the opportunity to participate, at Parent’s expense, in Company’s defense or settlement of any shareholder litigation against Company or its directors or executive officers relating to the transactions contemplated by this Agreement, including the Merger and the Bank Merger. Company agrees that it shall not settle or offer to settle any litigation commenced prior to or after the date of this Agreement against Company or its directors, executive officers or similar Persons by any shareholder of Company relating to this Agreement, the Merger, the Bank Merger or any other transaction contemplated hereby without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

6.12
Debentures. Company will pay, satisfy and discharge in full all amounts owing pursuant to the Debentures, such that the Debentures are fully released effective at or prior to the Effective Time.

6.13
Allowance for Loan and Lease Losses. Company shall cause Company Bank to ensure its ALLL, as of the Effective Time, is in compliance with Company Bank’s existing methodology for determining the adequacy of its ALLL as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.
6.14
Title Insurance. As soon as reasonably practicable and in no event later than 20 Business Days following the date of this Agreement, Company will deliver or cause to be delivered to Parent a title commitment on the ALTA Form 2006 Owner’s Policy of Title Insurance (each a “Title Commitment,” collectively, the “Title Commitments”) issued by a title company satisfactory to Parent (the “Title Company”), committing to insure Parent’s title in each parcel of Owned Real Property as of the Effective Time for the amount listed on Section 6.14 of the Disclosure Schedule. In connection therewith, Company shall take all actions necessary to cause the so-called “standard printed exceptions” and any exceptions to title (other than the Permitted Encumbrances) to be deleted from the Title Commitments and the Title Policies. Company will deliver or cause the Title Company to deliver to Parent, promptly after the Closing Date, an owners title insurance policy issued by the Title Company in form and substance satisfactory to Parent, insuring Parent’s title to each parcel of Owned Real Property (each a “Title Policy,” collectively, the “Title Policies”), subject only to the Permitted Encumbrances, together with such endorsements and additional coverages required by Parent. Company will pay the premium for each owner’s standard policy at Closing and Parent will pay the costs associated with deletion of the standard printed exceptions or any endorsements to the standard Title Policy required by Parent.

6.15
Pre-Closing Disposition. Prior to the Calculation Date, Company will effect the sale or transfer of the asset set forth on Section 6.15 of the Disclosure Schedule (the sale or transfer the “Pre-Closing Disposition”). The terms on which the Pre-Closing Disposition is effected (including the documentation with respect thereto and the financial viability of the transferee) shall be subject to Parent’s prior written approval, which shall be not be unreasonably withheld or delayed, and, except as approved in writing by Parent, shall: (a) provide for the transferee to assume all liabilities related to the transferred asset; and (b) have no recourse to the Company, Parent, the Surviving Corporation or any of their Subsidiaries after the transfer.

6.16
Registration Statement. Subject to Parent’s receipt of the information required to be provided by Company hereunder, no later than 75 days after the date of this Agreement, Parent shall prepare and file with the SEC a Registration Statement on Form S-4 under the Securities Act (the “Registration Statement”) and any other applicable documents, including the notice, proxy statement, and prospectus and other proxy solicitation materials of Company constituting a part thereof (the “Proxy Statement”) relating to the shares of Parent Common Stock to be delivered to the shareholders of Company pursuant to this Agreement. Parent will use its reasonable best efforts to cause the Registration Statement to become effective. Company shall be given the opportunity to review and comment on the Registration Statement, including any amendments thereto and, to the extent not prohibited by Law, related written correspondence with the SEC before it is filed with or provided to the SEC in final form. Parent shall notify Company promptly of the time when the Registration Statement has become effective or any supplement or amendment to the Registration Statement has been filed, and of the issuance of any stop order or suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the Exchange Act, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, and at the time of mailing thereof to Company’s shareholders, at the time of the Company Shareholders Meeting and at the time the Registration Statement becomes effective under the Securities Act, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading; provided, however, that none of the provisions of this Section 6.16 shall apply to statements in or omissions from the Registration Statement made in reliance upon and in conformity with information furnished solely by Company for use in the Registration Statement. Parent shall make all necessary filings with respect to the Merger under the Securities Act and applicable state securities or “Blue Sky” laws and the rules and regulations thereunder, and shall timely obtain any actions, consents approvals or waivers required in connection therewith.
6.17
NASDAQ Listing. Parent will file all documents required to be filed to have the shares of Parent Common Stock to be issued pursuant to this Agreement included for listing on NASDAQ and shall use its reasonable best efforts to effect said listing at the Effective Time.

6.18
Issuance of Parent Common Stock. The shares of Parent Common Stock to be issued by Parent to the shareholders of Company pursuant to this Agreement will, on the issuance to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Parent Common Stock to be issued to the shareholders of Company pursuant to this Agreement are and will be free of any preemptive rights of the shareholders of Parent or any other Person, and are not and will not be subject to any restrictions on transfer under the Securities Act, except for shares of Parent Common Stock issued by Parent to any shareholders of Company who may be deemed to be an “affiliate” of Parent under the Exchange Act after completion of the Merger.

6.19
Employment and Retention Agreements. (a) Contemporaneously with the execution of this Agreement, Company has delivered or caused to be delivered to Parent a duly executed employment agreements (the “Employment Agreement”) from the individuals set forth on Section 6.19(a) of the Disclosure Schedule; and (b) Company will use its reasonable best efforts to obtain, within 45 days after the date hereof, a duly executed retention agreement (the “Retention Agreement”) in a form satisfactory to Parent from each individual designated in writing by Parent to participate in the retention pool described on Section 6.19(b) of the Disclosure Schedule.

6.20
Certain Actions To Be Taken Prior to the Closing. Prior to the Closing Date, Company shall complete all of the actions set forth on Section 6.20 of the Disclosure Schedule.

6.21
Termination of Agreements and Company Benefit Plans. Prior to the Effective Time and subject to the consummation of the Merger, Company will cause to be adopted resolutions of Company’s or Company Bank’s board of directors, as applicable, and will take all other steps necessary, to terminate any and all Company Benefit Plans and other agreements and contracts as designated in writing by Parent at least 30 days prior to the Closing Date, including any Company Benefit Plan intended to comply with Section 401(k) of the Code (collectively, the “401(k) Plan”). Such termination of Company Benefit Plans and other agreements shall be effective no later than immediately preceding the Effective Time. Company further agrees with respect to any 401(k) Plan being terminated to amend the 401(k) Plan, as necessary, to accomplish the termination and to comply with applicable Law.

ARTICLE VII
CONDITIONS PRECEDENT
7.1
Conditions to Each Party’s Obligation to Effect the Closing. The respective obligation of each party to effect the Closing shall be subject to the satisfaction or, to the extent permitted by applicable Law, waiver at or prior to the Effective Time of the following conditions:

(a)
Shareholder Approval. The Requisite Shareholder Approval shall have been obtained.

(b)
Regulatory Approvals. All Regulatory Approvals required to consummate the transactions contemplated hereby (including the Merger), including those set forth in Section 7.1(b) of the Disclosure Schedule, shall have been obtained and shall remain in full force and effect or, in the case of waiting periods, shall have expired or been terminated.

(c)
No Injunctions or Restraints; Illegality. No order, injunction, decree or judgment issued by any court or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger or the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement.

(d)
Registration of Parent Common Stock. The Registration Statement covering the shares of Parent

Common Stock to be issued in the Merger shall have become effective under the Securities Act, and no stop orders suspending such effectiveness shall be in effect, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated or continuing, or have been threatened and be unresolved, and all necessary approvals under state securities laws relating to the issuance or trading of the Parent Common Stock to be issued in the Merger shall have been received.
(e)
Listing of Parent Common Stock. The shares of Parent Common Stock to be delivered to the shareholders of Company pursuant to this Agreement shall have been authorized for listing on NASDAQ.

7.2
Conditions to Obligations of Parent. The obligation of Parent to effect the Closing is also subject to the satisfaction of or waiver by Parent at or prior to the Effective Time of the following conditions:

(a)
Representations and Warranties. (i) Each of the representations and warranties of Company set forth in Section 3.1 [Corporate Organization], Section 3.3(a) [Authority], Section 3.10 [Taxes and Tax Returns], Section 3.18 [Environmental Liability] and Section 3.22 [Broker’s Fees] shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date); (ii) each of the representations and warranties of Company set forth in Section 3.2 [Capitalization] and Section 3.15 [Agreements with Regulatory Agencies], shall be true and correct (other than de minimis inaccuracies with respect to Section 3.2) in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date); and (iii) each of the other representations and warranties of Company set forth in this Agreement shall be true and correct in all respects (without giving effect to any qualification as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except in the case of the foregoing clause (iii), where the failure to be so true and correct (without giving effect to any qualification as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b)
Performance of Obligations of Company. Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)
Officer’s Certificate. Parent shall have received a certificate signed on behalf of Company by its Chief Executive Officer or Chief Financial Officer stating that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d)
No Burdensome Condition. The consummation of the Merger, the Bank Merger and the other transactions contemplated by this Agreement shall not result in any Burdensome Condition.

(e)
Appraisal Rights. Holders of not more than 5% of the outstanding shares of Company Common Stock shall have duly exercised their appraisal rights under Article 13 of the WBCA.

(f)
FIRPTA Certificate. Company shall have delivered a duly executed certificate based on the format set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv)(B), satisfactory to Parent in form and substance and dated as of the Closing Date, to the effect that Company is not a foreign person within the meaning of Section 1445 of the Code.

(g)
Debentures. Company shall have delivered to Parent a release or other documents in a form satisfactory to Parent evidencing the payment, satisfaction and discharge of the Debentures pursuant to Section 6.12(a), or at Parent’s election pursuant to Section 6.12(b) in lieu thereof, such documents and instruments in a form satisfactory to Parent evidencing Parent’s assumption of the payment and performance of such Debentures in accordance with Section 6.12(b).

(h)
Opinion of Tax Counsel. Parent shall have received an opinion from Otteson Shapiro LLP, legal counsel to Parent, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Otteson Shapiro LLP may require and rely upon representations contained in letters from each of Parent and Company.

(i)
Employment Agreements. Parent shall have received a duly executed copy of the Employment Agreement contemporaneously with the execution of this Agreement from the individuals set forth on Schedule 6.19(a), and such agreements shall be in full force and effect as of the Effective Time.

(j)
Director Support Agreements. Parent shall have received a duly executed copy of each Director Support Agreement contemporaneously with the execution of this Agreement from each of the individuals set forth on Schedule 7.2(j), and each such agreement shall be in full force and effect as of the Effective Time.

(k)
Lock-Up Agreements. Parent shall have received a duly executed copy of each Lock-Up Agreement contemporaneously with the execution of this Agreement from each of the individuals set forth on Schedule 7.2(k), and each such agreement shall be in full force and effect as of the Effective Time.

(l)
Closing Tangible Book Value. The Closing Tangible Book Value as of the Calculation Date shall be at least $37,663,634.

(m)
Consents and Approvals. All consents and approvals set forth in Section 3.4 of the Disclosure Schedule thereto shall have been obtained and shall remain in full force and effect.

7.3
Conditions to Obligations of Company. The obligation of Company to effect the Closing is also subject to the satisfaction or waiver by Company at or prior to the Effective Time of the following conditions:

(a)
Representations and Warranties. (i) Each of the representations and warranties of Parent set forth in Section 4.1 [Corporate Organization], Section 4.3(a) [Authority] and Section 4.10 [Broker’s Fees] shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date); (ii) the representations and warranties of Parent set forth in Section 3.2 [Capitalization] shall be true and correct (other than de minimis inaccuracies) in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date); and (iii) each of the other representations and warranties of Parent set forth in this Agreement shall be true and correct in all respects (without giving effect to any qualification as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except in the case of the foregoing clause (iii) where the failure to be so true and correct (without giving effect to any qualification as to “materiality” or “Parent Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)
Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)
Officer’s Certificate. Company shall have received a certificate signed on behalf of Parent by its Chief Executive Officer or Chief Financial Officer stating that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d)
Opinion of Tax Counsel. Company shall have received an opinion from Greenberg Traurig, LLP to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Greenberg Traurig, LLP may require and rely upon representations contained in letters from each of Parent and Company.

ARTICLE VIII
TERMINATION AND AMENDMENT
8.1
Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Company:

(a)
by mutual written consent of Company and Parent;

(b)
by either Company or Parent, if the Closing shall not have occurred on or before the End Time (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement);

(c)
by either Company or Parent, if any Regulatory Approval required to be obtained pursuant to Section 7.1(b) has been denied by the relevant Governmental Entity and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or in the case of the obligation of Parent to effect the Closing, if any Regulatory Approval includes, or will not be issued without, the imposition of a Burdensome Condition;

(d)
by Company, if Parent has breached, is in breach of or has failed to perform any representation, warranty, covenant or agreement on the part of Parent contained in this Agreement in any respect, which breach or failure to perform would, individually or together with all such other then-uncured breaches by Parent, constitute grounds for the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied on the Closing Date and such breach either is not cured prior to the earlier of: (i) the End Time; and (ii) the 30th day after written notice thereof to Parent describing such breach or failure in reasonable detail, or by its nature or timing cannot be cured within such time period;

(e)
by Parent, if Company has breached, is in breach of or has failed to perform any representation, warranty, covenant or agreement on the part of Company contained in this Agreement in any respect, which breach or failure to perform would, individually or together with all such other then-uncured breaches by Company, constitute grounds for the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied on the Closing Date and such breach either is not cured prior to the earlier of: (i) the End Time; and (ii) the 30th day after written notice thereof to Company describing such breach or failure in reasonable detail, or by its nature or timing cannot be cured within such time period;

(f)
by Company, in accordance with Section 6.8(f);

(g)
by Parent, if prior to receipt of the Requisite Shareholder Approval, Company shall have: (i) failed to make the Company Board Recommendation; (ii) failed to comply with its obligations under Section 6.8 or Section 6.3(a) or (b); or (iii) made a Company Adverse Recommendation Change;

(h)
by Parent or Company, if the Requisite Shareholder Approval shall not have been obtained at the Company Shareholders Meeting;

(i)
by Parent, at any time within two Business Days following the Determination Date if the Average Closing Price is more than $29.08; subject to, however, the following:

Prior to a termination pursuant to this Section 8.1(i), the parties will have made appropriate adjustments to take into account the declaration or effects of a stock dividend, stock split, reverse stock split, or similar transaction involving the issuance of Parent Common Stock for which no consideration is received between the date of this Agreement and the Determination Date. If Parent elects to exercise its termination right pursuant to this Section 8.1(i), it shall give written notice to Company within two Business Days following the Determination Date. Within one Business Day of its receipt of such notice, Company may elect by written notice to accept an adjustment to the Aggregate Stock Consideration through the issuance of fewer shares of Parent Common Stock; in such event, the Aggregate Stock Consideration shall be the number of shares of Parent Common Stock, rounded to the nearest whole share, obtained by multiplying: (i) 1,373,661 by (ii) the ratio of $29.08 divided by the Average Closing Price, rounded to the nearest ten thousandth. If Company elects to accept a decrease in the number of shares of Parent Common Stock to be issued as the Aggregate Stock Consideration, no termination shall have occurred pursuant to this Section 8.1(i) and this Agreement shall remain in effect in accordance with its terms (except as the Aggregate Stock Consideration shall have been so modified); or
(j)
by Company, at any time within two Business Days following the Determination Date if the Average Closing Price is less than $21.50; subject to, however, the following:

Prior to a termination pursuant to this Section 8.1(j), the parties will have made appropriate adjustments to take into account the declaration or effects of a stock dividend, stock split, reverse stock split, or similar transaction involving the issuance of Parent Common Stock for which no consideration is received between the date of this Agreement and the Determination Date. If Company elects to exercise its termination right pursuant to this Section 8.1(j), it shall give written notice to Parent within two Business Days following the Determination Date. Within one Business Day of its receipt of such notice, Parent may elect by written notice to accept an adjustment to the Aggregate Stock Consideration through the issuance of more shares of Parent Common Stock; in such event, the Aggregate Stock Consideration shall be the number of shares of Parent Common Stock, rounded to the nearest whole share, obtained by multiplying: (i) 1,373,661 by (ii) the ratio of $21.50 divided by the Average Closing Price, rounded to the nearest ten thousandth. If Parent elects to increase the number of shares of Parent Common Stock to be issued as the Aggregate Stock Consideration, no termination shall have occurred pursuant to this Section 8.1(i) and this Agreement shall remain in effect in accordance with its terms (except as the Aggregate Stock Consideration shall have been so modified).
8.2
Effect of Termination. In the event of termination of this Agreement pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation hereunder to the other party hereto, except: (i) Section 6.2(b) (Access to Information (Confidentiality)), Section 6.4 (Public Disclosure), Section 8.1 (Termination), Section 8.2 (Effect of Termination), Section 8.3 (Termination Fee), Section 8.4 (Amendment), Section 8.5 (Extension; Waiver) and Article IX (General Provisions) shall survive any termination of this Agreement; and (ii) notwithstanding anything to the contrary in this Agreement, termination will not relieve a breaching party from liability for any deliberate fraud or termination of this Agreement pursuant to Section 8.1(d) or Section 8.1(e) (in which no Termination Fee is paid by the breaching party) resulting from the breach of a party’s representations, warranties, covenants or other agreements set forth in this Agreement.

8.3
Termination Fee.

(a)
In the event that: (i) a Company Takeover Proposal shall have been communicated to or otherwise made known to the shareholders, senior management or board of directors of Company, or any Person shall have publicly announced an intention (whether or not conditional) to make a Company Takeover Proposal involving Company after the date of this Agreement; (ii) thereafter this Agreement is terminated: (A) by Parent or Company pursuant to Section 8.1(b) (if the Requisite Shareholder Approval has not theretofore been obtained); or (B) by Parent pursuant to Section 8.1(e); and (iii) prior to the date that is 12 months after the date of such termination Company enters into a definitive agreement with respect to or consummates any transaction included within the definition of Company Takeover Proposal (an “Alternative Transaction”), then Company shall pay Parent the Termination Fee upon the earlier of Company entering into such definitive agreement or the consummation of such Alternative Transaction (regardless of when such consummation occurs); provided, that for the purpose of clause (iii) above only, all references in the definition of Company Takeover Proposal to “20%” shall instead refer to “50%.” “Termination Fee” means $2,200,000 (the “Termination Fee”) and in all cases shall be paid by wire transfer of immediately available funds.

(b)
In the event that this Agreement is terminated by Company pursuant to Section 8.1(f) or by Parent pursuant to Section 8.1(g), then Company shall pay Parent the Termination Fee by wire transfer of immediately available funds within two Business Days of the date of termination.

(c)
Each party acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would enter into this Agreement. If Company fails to pay in a timely manner any amount due Parent pursuant to this Section 8.3, then: (i) Company shall reimburse Parent for all reasonable costs and expenses (including disbursements and reasonable fees of counsel) incurred in the collection of such overdue amount, including in connection with any related claims, actions or proceedings commenced; and (ii) Company shall pay to Parent interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus 2%.

(d)
Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge and agree that in the event a Termination Fee is paid by the Company to Parent in accordance with this Section 8.3, such Termination Fee shall be Parent’s sole and exclusive remedy (including any remedy for specific performance) for any losses or damages incurred by Parent arising from the termination of this Agreement pursuant to any section giving rise to Company’s obligation to pay a Termination Fee. The Termination Fee payable by Company under this Section 8.3 constitutes agreed-upon liquidated damages and not a penalty.

8.4
Amendment. Subject to compliance with applicable Law, this Agreement may be amended by Parent and Company; provided, however, after any approval of the transactions contemplated by this Agreement by the shareholders of Company, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires such further approval under applicable Law; and provided, further, that this Agreement may not be amended except by an instrument in writing signed on behalf of Parent and Company.

8.5
Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to exercise any right or to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other matter.

ARTICLE IX
GENERAL PROVISIONS
9.1
Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

9.2
Notices. All notices and other communications required or permitted to be given hereunder shall be sent to the party to whom it is to be given and be either delivered personally against receipt, by electronic mail (with receipt confirmed), by registered or certified mail (postage prepaid, return receipt requested) or deposited with an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)
if to Company, to:

Teton Financial Services, Inc.
2500 North Moose Wilson Road
Wilson, Wyoming 83014
Attention: Allan Tessler
Email: allan@tesslerjh.com
and
Attention: Mark Hendrickson
Email: mhendrickson@rockymountainbank.com

with a copy (which shall not constitute notice) to:
Greenberg Traurig, LLP
1144 15th Street, Suite 3300
Denver, Colorado 80202
Attention: Marc J. Musyl
Email: musylm@gtlaw.com
(b)
if to Parent, to:

First Western Financial, Inc.
1900 16th Street, Suite 1200
Denver, Colorado 80202
Attention: Scott Wylie, Chairman & CEO
Email: scott.wylie@myfw.com
with a copy (which shall not constitute notice) to:
Otteson Shapiro LLP
7979 East Tufts Avenue, Suite 1600
Denver, Colorado 80237
Attention: Christian E. Otteson
Email: ceo@os.law
All notices and other communications shall be deemed to have been given: (i) when received if given in person; (ii) on the date of electronic confirmation of receipt if sent by electronic mail; (iii) three Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid; or (iv) one Business Day after being deposited with a reputable overnight courier.
9.3
Interpretation. For the purposes of this Agreement: (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement) and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedule and Exhibit references are to the Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified; (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation;” (d) the word “or” shall not be exclusive; (e) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified; (f) references to any agreement or other document are to such agreement or document as amended, modified, supplemented or replaced from time to time; and (g) references to any statute or regulation refer to such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules, regulations and guidance promulgated under the statute) and references to any section of any statute or regulation include any successor to such section. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedule or the Parent Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedule or the Parent Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Disclosure Schedule or the Parent Disclosure Schedule is or is not material for purposes of this Agreement. This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable Law.

9.4
Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or other electronic means such as “.pdf” files) in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
9.5
Entire Agreement. This Agreement (including the Confidentiality Agreement, Disclosure Schedule and the Parent Disclosure Schedule and other documents and the instruments referred to herein), the Voting and Support Agreement and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.6
Governing Law; Venue; WAIVER OF JURY TRIAL.

(a)
This Agreement shall be governed and construed in accordance with the Laws of the State of Colorado, without regard to any applicable conflicts of law.

(b)
Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court sitting in Denver, Colorado (the “Colorado Courts”), and, solely in connection with claims arising under this Agreement or the Merger that are the subject of this Agreement: (i) irrevocably submits to the exclusive jurisdiction of the Colorado Courts; (ii) waives any objection to laying venue in any such action or proceeding in the Colorado Courts; (iii) waives any objection that the Colorado Courts are an inconvenient forum or do not have jurisdiction over any party; and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.2.

(c)
EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) THE PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) THE PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) THE PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.6.

9.7
Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, subject to Section 8.3(d), each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives: (a) any defense in any action for specific performance that a remedy at law would be adequate; and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

9.8
Additional Definitions. In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement.

“Acceptable Confidentiality Agreement” means any customary confidentiality agreement that contains provisions that are no less favorable to Company than those applicable to Parent that are contained in the Confidentiality Agreement.

“Affiliate” means (unless otherwise specified), with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person and “control,” with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.
“Aggregate Cash Consideration” means $11,500,000.
“Aggregate Merger Consideration” means the Aggregate Cash Consideration plus the Aggregate Stock Consideration.
“Aggregate Stock Consideration” means 1,373,661 shares of Parent Common Stock, as such number may be adjusted pursuant to Section 8.1(i) or Section 8.1(j).
“Applicable Requirements” means and includes, as of the time of reference, with respect to Company Bank’s origination, servicing, insuring, purchase, sale or filing of claims in connection with Mortgage Loans, all contractual, legal and other obligations of Company Bank (including any contained in a Mortgage Loan document or any Governmental Entity guides, rules or procedures, including guides, rules and procedures relating to the origination, purchase, sale, securitization and servicing of Mortgage Loans).
“Average Closing Price” means the average VWAP for the Parent Common Stock for the 20 Trading Days immediately preceding the Determination Date, rounded to the nearest cent.
“Balance Sheet Date” means December 31, 2020.
“Business Day” means any day other than a Saturday, Sunday or day on which banking institutions in the State of Colorado are authorized or obligated pursuant to legal requirements or executive order to be closed.
“Calculation Date” means the last day of the month ended prior to the month in which the Effective Time occurs.
“Client” means any Person who is party to a written Client Contract in force and effect as of the date of determination and any Person for which Company Bank is named as a trustee, including any such Person that is defined as a “client” pursuant to Form ADV and associated SEC interpretations.
“Client Contract” means each written agreement pursuant to which Company Bank provides investment management or investment advisory services, including any sub-advisory services, to a Client, including each such written agreement entered into by such investment advisory client following the date hereof and prior to the Closing Date.
“Closing Tangible Book Value” means the amount, as of the Calculation Date, equal to: (a) the sum of “common stock,” “additional paid-in capital” and “retained earnings” including accumulated other comprehensive income (loss)); minus (b) the book value of all intangible assets, including “goodwill,” in each case of Company, on a consolidated basis, as determined under GAAP, prepared in a manner consistent with the methodologies, assumptions, policies and practices used in the preparation of the Recent Company Balance Sheet, and as mutually agreed by Company and Parent; provided that for purposes of calculating Closing Tangible Book Value, there shall be included, without duplication, deductions or accruals made for all Transaction Expenses, determined on an “after-tax basis”.
“Company Closing Shares” means a number equal to the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time but excluding Cancelled Shares.
“Company Takeover Proposal” means any proposal, indication of interest or offer from any Person (other than Parent and its Subsidiaries) relating to, or that may lead to, in a single transaction or a series of related transactions: (a) a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or other similar transaction involving Company or any Company Subsidiary; (b) any acquisition of 20% or more of the outstanding Company Common Stock or securities of Company representing more than 20% of the voting power of Company; (c) any acquisition (including the acquisition of stock in any Subsidiary of Company) of assets or businesses of Company or the Company Subsidiaries, including pursuant to a joint venture, representing 20% or more of the consolidated assets, revenues or net income of Company; (d) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more to the outstanding Company Common Stock or securities of Company representing more than 20% of the voting power of Company; or (e) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Company Common Stock (or voting power of securities of Company other than the Company Common Stock) involved is 20% or more.
“Confidentiality Agreement” means that certain letter confidentiality agreement, dated as of February 23, 2021, executed by Parent in favor of Company (as it may be amended from time to time).
“Corporate Entity” means a bank, corporation, partnership, limited liability company, association, joint venture or other organization, whether an incorporated or unincorporated organization.
“Determination Date” means the fifth Business Day prior to the Closing Date.
“Disclosure Schedule” means the disclosure schedule dated as of the date of this Agreement and delivered by Company to Parent concurrent with the execution and delivery of this Agreement.
“End Time” means 11:59 p.m., Mountain Time, on the date that is the 270th day following the date of this Agreement unless one or more of the consents described in Section 3.4, Section 4.4 or the applicable schedules thereto has not been received on or before the 270th day from the date of this Agreement, in which case, the “End Time” means 11:59 p.m., Mountain Time, on the date that is the 300th day following the date of this Agreement.
“Environmental Laws” means any local, state or federal Law, including any applicable and enforceable judicial or administrative order, guidance or regulation, relating to the environment or any Hazardous Substance, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601, et seq.; the Hazardous Materials Transportation Act,, 49 U.S.C. §§ 5101, et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901, et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251, et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601, et seq.; the Clean Air Act, 42 U.S.C. §§ 7401, et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f, et seq.
“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
“Exchange Act” means the Securities Exchange Act of 1934.
“GAAP” means generally accepted accounting principles in the United States.
“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance or material, or any substance or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, asbestos or asbestos containing material and any substance or material regulated under any Environmental Law, except de minimis amounts of household cleaning and office products used, kept and disposed of in compliance with applicable Environmental Laws.
“Insurer” means a Person who insures or guarantees all or any portion of the risk of loss on any Mortgage Loan, including any provider of private Mortgage insurance, standard hazard insurance, flood insurance, earthquake insurance or title insurance, with respect to any Mortgage Loan or related mortgaged property.
“Investor” means any Person who owns or holds Sold Mortgage Loans, or servicing rights related thereto, sold by Company Bank.
“Knowledge” means the knowledge of those individuals set forth in Section 9.8 of the Disclosure Schedule. For purposes of this definition, the individuals set forth in Section 9.8 of the Disclosure Schedule will be deemed to have “knowledge” of a particular fact or matter if any such Person has actual knowledge of such fact or matter or if any such Person could reasonably be, or have been, expected to discover or otherwise become aware of such fact or matter in the course of making a reasonable inquiry into such areas of Company’s and Company Bank’s business that are under such Person’s general area of responsibility.
“Law” or “Laws” means any federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, order, policy, code, guideline, agency requirement of or undertaking to or agreement with any Governmental Entity, including common law.
“Locked Pipeline Loans” means applications in process for Mortgage Loans to be made by Company Bank which have been registered and designated as price protected on Company Bank’s residential Mortgage Loan origination system.
“Material Adverse Effect” means, with respect to Company, any event, circumstance, development, change or effect that, individually or in the aggregate: (a) has had, or would reasonably be expected to have, a material adverse effect on the business, operations, results of operations or financial condition of Company and Company Bank, taken as a whole; or (b) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of Company to timely consummate the transactions contemplated hereby or to perform its agreements or covenants hereunder; provided that, in the case of clause (a) only, a “Material Adverse Effect” shall not be deemed to include any event, circumstance, development, change or effect to the extent resulting from: (i) changes after the date of this Agreement in GAAP or regulatory accounting requirements, including interpretations thereof, applicable to banks or savings associations and their holding companies generally; (ii) changes after the date of this Agreement in Laws of general applicability to banks or savings associations and their holding companies; (iii) changes after the date of this Agreement in political conditions or general economic or market conditions in the United States or any state or territory thereof, in each case, generally affecting other banks or savings associations and their holding companies; (iv) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; (v) global or national epidemic, pandemic or disease outbreak, including the COVID-19 virus, as declared by the World Health Organization or the Health and Human Services Secretary of the United States; (vi) the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying causes of such failure may be taken into account in determining whether a Material Adverse Effect has occurred, except to the extent otherwise excepted by this proviso); (vii) the announcement of the Merger and the transactions contemplated hereby; or (viii) actions or omissions taken or not taken with the express prior written consent of Parent; except, with respect to clauses (i), (ii), (iii), (iv) and (v) to the extent that the effects of such change disproportionately affect Company and Company Bank, taken as a whole, as compared to other banks or savings associations and their holding companies.
“Mortgage” means a mortgage, deed of trust or other similar security instrument that creates a Lien on real property.
“Mortgage Loan” means any Sold Mortgage Loan or any other Mortgage Loan originated or purchased by Company Bank, as applicable.
“Mortgage Note” means, with respect to a Mortgage Loan, a promissory note or notes, or other evidence of indebtedness, with respect to such Mortgage Loan secured by a Mortgage or Mortgages, together with any assignment, reinstatement, extension, endorsement or modification thereof.
“NASDAQ” means the NASDAQ Global Select Market.
“Parent Common Stock” means the common stock, no par value, of Parent.
“Parent Material Adverse Effect” means, with respect to Parent, any event, circumstance, development, change or effect that, individually or in the aggregate: (a) has had, or would reasonably be expected to have, a material adverse effect on the business, operations, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole; or (b) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of Parent to timely consummate the transactions contemplated hereby or to perform its agreements or covenants hereunder; provided that, in the case of clause (a) only, a “Parent Material Adverse Effect” shall not be deemed to include any event, circumstance, development, change or effect to the extent resulting from: (i) changes after the date of this Agreement in GAAP or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally; (ii) changes after the date of this Agreement in Laws of general applicability to banks or savings associations and their holding companies; (iii) changes after the date of this Agreement in political conditions or general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting other banks or savings associations and their holding companies; (iv) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; (v) a decline in the trading price of Parent Common Stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying causes of such decline or failure may be taken into account in determining whether a Parent Material Adverse Effect has occurred, except to the extent otherwise excepted by this proviso); (vi) the announcement of the Merger and the transactions contemplated hereby; or (vii) actions or omissions taken or not taken with the express prior written consent of Company; except, with respect to clauses (i), (ii), (iii) and (iv), to the extent that the effects of such change disproportionately affect Parent and its Subsidiaries, taken as a whole, as compared to other banks or savings associations and their holding companies.
“Parent Preferred Stock” means the preferred stock, no par value, of Parent.
“party” or “parties” means Company and Parent.
“Per Share Cash Consideration” means an amount in cash, rounded to the nearest cent, equal to: (a) the Aggregate Cash Consideration; divided by (b) the number of Company Closing Shares.
“Per Share Stock Consideration” means a number of shares of Parent Common Stock, rounded to the nearest hundred thousandth, equal to: (a) the Aggregate Stock Consideration; divided by (b) the number of Company Closing Shares.
“Per Share Merger Consideration” means the Per Share Cash Consideration plus the Per Share Stock Consideration.
“Person” means any individual, Corporate Entity or Governmental Entity.
“Paid Off Loan” means a Mortgage Loan or any other type of Loan that, at any time, has been owned or serviced by Company Bank and has been paid off, foreclosed, or otherwise liquidated.
“Pipeline Loans” means those Locked Pipeline Loans and Unlocked Pipeline Loans set forth in Section 3.31(a) of the Disclosure Schedule.
“Regulatory Agency” means any federal, state or foreign governmental or regulatory agency or authority having jurisdiction over Company, Company Bank, Parent, Parent Bank or any of the parties’ Affiliates.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
“Sold Mortgage Loans” means Mortgage Loans serviced by Company Bank pursuant to a servicing agreement that were originated or purchased and subsequently sold in a whole loan sale or securitization (whether or not treated as a sale under GAAP) by Company Bank and that have not been repaid or refinanced.
“Specialty Lending Loan” means any Loan originated, sourced or referred by the Bank’s specialty lending division.
“Subsidiary” means, when used with respect to any party, any corporation, partnership, limited liability company, association, joint venture or other business entity of which: (a) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions; or (b) such first Person is or directly or indirectly has the power to appoint a general partner, manager or managing member.

“Superior Proposal” means a bona fide, unsolicited written Company Takeover Proposal that: (a) if consummated would result in a third party (or in the case of a direct merger between such third party and Company, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding Company Common Stock or more than 50% of the assets of Company and the Company Subsidiaries, taken as a whole; and (b) the board of directors of Company determines in good faith, after consultation with its financial advisor and outside legal counsel, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the Person making such Company Takeover Proposal, is reasonably likely to be completed on the terms proposed, is not subject to any due diligence investigation or financing condition, and is fully financed with available cash on hand, or is otherwise fully backed by written financing commitments in full force and effect and (taking into account any changes to this Agreement proposed by Parent in response to such Company Takeover Proposal), is more favorable to the shareholders of Company from a financial point of view than the Merger.
“Tax” or “Taxes” means all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, license, intangibles, franchise, backup withholding, environmental, occupation, alternative or add-on minimum taxes imposed by any Governmental Entity, and other taxes, charges, levies or like assessments, and including all penalties and additions to tax and interest thereon.
“Tax Return” means any return, declaration, report, statement, information statement and other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied to a Governmental Entity.
“Trading Day” means a day on which the Parent Common Stock is traded on the NASDAQ.
“Transaction Expenses” means any and all costs, fees, prepayment fees, expenses or other amounts incurred or otherwise payable by or on behalf of the Company and the Company Bank in connection with the negotiation, execution or performance of this Agreement or otherwise as a result of this Agreement, the other documents referenced herein, the Merger or any of the other transactions contemplated hereby or thereby, including (a) the amount of any fees and commissions payable to any broker, finder, financial advisor or investment banking firm in connection with this Agreement and the transactions contemplated hereby; (b) the amount of any legal and accounting fees payable in connection with the Merger, this Agreement, the Bank Merger, related regulatory filings, and the transactions contemplated hereby; (c) any transaction bonus, change-in-control, salary continuation, deferred compensation, retention or other similar payment payable by Company or the Company Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement and the employer portion of any payroll Taxes associated therewith; and (d) any severance resulting from any termination of employment prior to the Closing (other than any termination of employment at the request of Parent) and the employer portion of any payroll Taxes associated therewith. For the avoidance of doubt, any such costs, fees, prepayment fees, expenses or other amounts assumed by the Surviving Corporation in the Merger shall be deemed Transaction Expenses but in no event shall any such costs, fees, prepayment fees, expenses or other amounts be double-counted for any purpose.
“Treasury Regulations” means the U.S. Treasury Regulations promulgated under the Code.
“Unlocked Pipeline Loans” means applications in process for Mortgage Loans to be made by Company Bank which have not been registered and designated as price protected on Company Bank’s residential Mortgage Loan origination system and which have not closed or funded.
“VWAP” means, on a Trading Day, means the volume weighted average price of the Parent Common Stock for such Trading Day on the principal market on which Parent’s Common Stock is traded as reported by Bloomberg Financial Markets or, if Bloomberg Financial Markets is not then reporting such prices, by a comparable reporting service of national reputation selected by the parties.
9.9
Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
9.10
Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Parent may assign any of its rights under this Agreement to a direct or indirect wholly owned Subsidiary of Parent that remains a wholly owned Subsidiary of Parent at Closing. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns; provided, however, no assignment shall relieve the assigning party of any of its obligations hereunder. Except as otherwise specifically provided in Section 6.7 (which shall be to the benefit of the Persons referred to in such section), this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.
TETON FINANCIAL SERVICES, INC.
By:
/s/ Allan Tessler

Name: Allan Tessler
Title: Chairman and CEO
FIRST WESTERN FINANCIAL, INC.
By:
/s/ Scott C. Wylie

Name: Scott C. Wylie
Title: Chief Executive Officer and President

APPENDIX B
WYOMING APPRAISAL RIGHTS STATUTE
§ 17-16-1301. Definitions.
(a)
As used in this article:

(i)   “Beneficial shareholder” means the person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf;
(ii)   “Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in W.S. 17-16-1322 through 17-16-1331, includes the surviving entity in a merger;
(iii)   Repealed By Laws 2009, Ch. 115, § 3.
(iv)   “Fair value” means the value of the corporation’s shares determined:
(A)   Immediately before the effectuation of the corporate action to which the shareholder objects;
(B)   Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and
(C)   Without discounting for lack of marketability or minority status except, if appropriate, for amendments to the articles pursuant to W.S 17-16-1302(a)(v).
(v)   “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans, or, if none, at a rate that is fair and equitable under all the circumstances;
(vi)   “Record shareholder” means the person in whose names shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation;
(vii)   “Shareholder” means the record shareholder or the beneficial shareholder;
(viii)   “Affiliate” means a person that directly or indirectly through one (1) or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof;
(ix)   “Beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares; except that a member of a national securities exchange is not deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because the member is the record holder of the securities if the member is precluded by the rules of the exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two (2) or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby is deemed to have acquired beneficial ownership, as of the date of the agreement, of all voting shares of the corporation beneficially owned by any member of the group;
(x)   “Preferred shares” means a class or series of shares whose holders have preference over any other class or series with respect to distributions.
§ 17-16-1302. Right to appraisal.
(a)   A shareholder is entitled to appraisal rights, and to obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

(i)   Consummation of a plan of merger or consolidation to which the corporation is a party if:
(A)   Shareholder approval is required for the merger or the consolidation by W.S. 17-16-1104 or 17-16-1111 and the shareholder is entitled to vote on the merger or consolidation, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger; or
(B)   The corporation is a subsidiary that is merged with its parent under W.S. 17-16-1105.
(ii)   Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;
(iii)   Consummation of a disposition of assets pursuant to W.S. 17-16-1202 if the shareholder is entitled to vote on the disposition;
(iv)   An amendment of the articles of incorporation with respect to a class or series of shares that:
(A)   Alters or abolishes a preferential right of the shares;
(B)   Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;
(C)   Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;
(D)   Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or
(E)   Reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created.
(v)   Any other amendment to the articles of incorporation, merger, share exchange or disposition of assets if specifically provided in the articles of incorporation, bylaws or a resolution of the board of directors;
(vi)   Consummation of a transfer or domestication if the shareholder does not receive shares in the foreign corporation resulting from the transfer or domestication that have terms as favorable to the shareholder in all material respects, and represent at least the same percentage interest of the total voting rights of the outstanding shares of the corporation, as the shares held by the shareholder before the transfer or domestication;
(vii)   Consummation of a conversion of the corporation to nonprofit status; or
(viii)   Consummation of a conversion of the corporation to an unincorporated entity.
(b)   Notwithstanding subsection (a) of this section, the availability of appraisal rights under paragraphs (a)(i), (ii), (iii), (iv), (vi) and (viii) of this section shall be limited in accordance with the following provisions:
(i)   Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:
(A)   A covered security under section 18(b)(1)(A) or (B) of the Securities Act of 1933, as amended; or
(B)   Traded in an organized market and has at least two thousand (2,000) shareholders and a market value of at least twenty million dollars ($20,000,000.00), exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, directors and beneficial shareholders owning more than ten percent (10%) of such shares; or
(C)   Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and may be redeemed at the option of the holder at net asset value.
(ii)   The applicability of paragraph (i) of this subsection shall be determined as of:
(A)   The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or
(B)   The day before the effective date of such corporate action if there is no meeting of shareholders.
(iii)   Paragraph (i) of this subsection shall not be applicable and appraisal rights shall be available pursuant to subsection (a) of this section for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph (i) of this subsection at the time the corporate action becomes effective;
(iv)   Reserved.
§ 17-16-1303. Assertion of rights by nominees and beneficial owners.
(a)   A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.
(b)   A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if the shareholder:
(i)   Submits to the corporation the record shareholder’s written consent to the assertion of those rights not later than the date provided in W.S. 17-16-1322(b)(ii)(B); and
(ii)   Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.
§ 17-16-1320. Notice of appraisal rights.
(a)   If proposed corporate action described in W.S. 17-16-1302 is to be submitted to a vote at a shareholders’ meeting, the meeting notice shall state that corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this article. If the corporation concludes that appraisal rights are or may be available, a copy of this article shall accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.
(b)   In a merger pursuant to W.S. 17-16-1105, the parent corporation shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. The notice shall be sent within ten (10) days after the corporate action became effective and include the materials described in W.S. 17-16-1322.
(c)   Where any corporate action specified in W.S. 17-16-1302(a) is to be approved by written consent of the shareholders pursuant to W.S. 17-16-704:

(i)   Written notice that appraisal rights are, are not or may be available shall be given to each record shareholder from whom a consent is solicited at the time consent of such shareholder is first solicited and, if the corporation has concluded that appraisal rights are or may be available, shall be accompanied by a copy of this article; and
(ii)   Written notice that appraisal rights are, are not or may be available shall be delivered together with the notice to nonconsenting and nonvoting shareholders required by W.S. 17-16-704(e) and (f), may include the materials described in W.S. 17-16-1322 and, if the corporation has concluded that appraisal rights are or may be available, shall be accompanied by a copy of this article.
(d)   Where corporate action described in W.S. 17-16-1302(a) is proposed, or a merger pursuant to W.S 17-16-1105 is effected, the notice referred to in subsection (a) or (c) of this section, if the corporation concludes that appraisal rights are or may be available, and in subsection (b) of this section shall be accompanied by:
(i)   The annual financial statements specified in W.S. 17-16-1620(a) of the corporation that issued the shares that may be subject to appraisal, which shall be as of a date ending not more than sixteen (16) months before the date of the notice and shall comply with W.S. 17-16-1620(b); provided that, if the annual financial statements are not reasonably available, the corporation shall provide reasonably equivalent financial information; and
(ii)   The latest available quarterly financial statements of such corporation, if any.
(e)   The right to receive the information described in subsection (d) of this section may be waived in writing by a shareholder before or after the corporate action.
§ 17-16-1321. Notice of intent to demand payment and consequences of voting or consenting.
(a) If proposed corporate action requiring appraisal under W.S. 17-16-1302 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:
(i)   Shall deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and
(ii)   Shall not vote or cause or permit to be voted any shares of the class or series in favor of the proposed action.
(b)   If a corporate action specified in W.S. 17-16-1302(a) is to be approved by written consent, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares shall not execute a consent in favor of the proposed action with respect to that class or series of shares.
(c)   A shareholder who does not satisfy the requirements of subsection (a) or (b) of this section is not entitled to payment for his shares under this article.
§ 17-16-1322. Appraisal notice and form.
(a)   If corporate action requiring appraisal under W.S. 17-16-1302(a) becomes effective, the corporation shall deliver a written appraisal notice to all shareholders who satisfied the requirements of W.S. 17-16-1321(a) or (b). In the case of a merger under W.S. 17-16-1105, the parent shall deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.
(b)   The appraisal notice shall be sent no later than ten (10) days after the corporate action specified in W.S. 17-16-1302(a) became effective, and shall:
(i)   Supply a form that:
(A)   Specifies the first date of any announcement to shareholders made prior to the date the corporate action became effective of the principal terms of the proposed corporate action; and

(B)   If such announcement was made, requires that the shareholder asserting appraisal rights certify whether beneficial ownership of the shares for which appraisal rights are asserted was acquired before that date; and
(C)   Requires the shareholder asserting appraisal rights to certify that such shareholder did not vote for or consent to the transaction.
(ii)   State:
(A)   Where the form shall be sent and where certificates for certificated shares shall be deposited and the date by which those certificates shall be deposited, which date may not be earlier than the date for receiving the required form under subparagraph (B) of this paragraph;
(B)   Date by which the corporation shall receive the form, which date may not be fewer than forty (40) nor more than sixty (60) days after the date the appraisal notice and form are sent pursuant to subsection (a) of this section, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;
(C)   The corporation’s estimate of the fair value of the shares;
(D)   That, if requested in writing, the corporation will provide, to the shareholder so requesting, within ten (10) days after the date specified in subparagraph (B) of this paragraph the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and
(E)   The date by which the notice to withdraw under W.S. 17-16-1323 must be received, which date shall be within twenty (20) days after the date specified in subparagraph (B) of this paragraph.
(iii)   Be accompanied by a copy of this article.
§ 17-16-1323. Perfection of rights; right to withdraw.
(a)   A shareholder who receives notice pursuant to W.S. 17-16-1322 and who wishes to exercise appraisal rights shall sign and return the form sent by the corporation and, in the case of certificated shares, deposit his certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to W.S. 17-16-1322(b)(ii)(B). In addition, if applicable, the shareholder shall certify on the form whether the beneficial owner of such shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to W.S. 17-16-1322(b)(i). If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after acquired shares under W.S. 17-16-1324. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the signed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (b) of this section.
(b)   The shareholder who has complied with subsection (a) of this section may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to W.S. 17-16-1322(b)(ii)(E). A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.
(c)   A shareholder who does not sign and return the form and, in the case of certificated shares, deposit his share certificates where required, each by the date set forth in the notice described in W.S. 17-16-1322(b), is not entitled to payment under this article.
§ 17-16-1324. Payment.
(a)   Except as provided in W.S. 17-16-1325, within one hundred twenty (120) days after the form required by W.S. 17-16-1322(b)(ii)(B) is due, the corporation shall pay in cash or other agreed upon consideration to those shareholders who complied with W.S. 17-16-1323 the amount the corporation estimates to be the fair value of his shares, plus interest.
(b)   The payment to each shareholder pursuant to subsection (a) of this section shall be accompanied by:
(i)   The annual financial statements specified in W.S. 17-16-1620(a) of the corporation that issued the shares to be appraised, which shall be of a date ending not more than sixteen (16) months before the date of payment and shall comply with W.S. 17-16-1620(b), provided that if such annual financial statements are not reasonably available, the corporation shall provide reasonably equivalent financial information. The corporation shall also provide the latest available quarterly financial statements, if any;
(ii)   A statement of the corporation’s estimate of the fair value of the shares which estimate shall equal or exceed the corporation’s estimate given pursuant to W.S. 17-16-1322(b)(ii)(C);
(iii)   A statement that shareholders described in subsection (a) of this section have the right to demand further payment under W.S. 17-16-1326 and that if any shareholder does not do so within the time period specified therein, the shareholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations under this article.
§ 17-16-1325. After-acquired shares.
(a)   A corporation may elect to withhold payment required by W.S. 17-16-1324 from any shareholder who was required to, but did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to W.S. 17-16-1322(b)(i).
(b)   If the corporation elected to withhold payment under subsection (a) of this section, it shall, within thirty (30) days after the form required by W.S. 17-16-1322(b)(ii)(B) is due, notify all shareholders described in subsection (a) of this section:
(i)   Of the information required by W.S. 17-16-1324(b)(i);
(ii)   Of the corporation’s estimate of fair value pursuant to W.S. 17-16-1324(b)(ii);
(iii)   That they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under W.S. 17-16-1326;
(iv)   That those shareholders who wish to accept the offer shall so notify the corporation of their acceptance of the corporation’s offer within thirty (30) days after receiving the offer; and
(v)   That those shareholders who do not satisfy the requirements for demanding appraisal under W.S. 17-16-1326 shall be deemed to have accepted the corporation’s offer.
(c)   Within ten (10) days after receiving the shareholder’s acceptance pursuant to subsection (b) of this section, the corporation shall pay in cash or other agreed upon consideration the amount it offered under paragraph (b)(ii) of this section to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.
(d)   Within one hundred thirty (130) days after sending the notice described in subsection (b) of this section, the corporation shall pay in cash the amount it offered to pay under paragraph (b)(ii) of this section to each shareholder described in paragraph (b)(v) of this section.
§ 17-16-1326. Procedure if shareholder dissatisfied with payment or offer.
(a)   A shareholder paid pursuant to W.S. 17-16-1324 who is dissatisfied with the amount of the payment may notify the corporation in writing of that shareholder’s estimate of the fair value of his shares and demand payment of his estimate plus interest, less any payment under W.S. 17-16-1324. A shareholder offered payment under W.S. 17-16-1325 who is dissatisfied with that offer shall reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

(b)   A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (a) of this section within thirty (30) days after receiving the corporation’s payment or offer of payment under W.S. 17-16-1324 or 17-16-1325, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.
§ 17-16-1330. Court action.
(a)   If a shareholder makes a demand for payment under W.S. 17-16-1326 which remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each shareholder demanding appraisal rights whose demand remains unsettled the amount demanded pursuant to W.S. 17-16-1326 plus interest.
(b)   The corporation shall commence the proceeding in the district court of the county where a corporation’s principal office, or if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the principal office or registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located at the time of the transaction.
(c)   The corporation shall make all shareholders, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
(d)   The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this section is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in the amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings.
(e)   Each shareholder made a party to the proceeding is entitled to judgment for:
(i)   The amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation to the shareholder for those shares; or
(ii)   The fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under W.S. 17-16-1325.
§ 17-16-1331. Court costs and counsel fees.
(a)   The court in an appraisal proceeding commenced under W.S. 17-16-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds the shareholders demanding appraisal rights acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.
(b)   The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:
(i)   Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of W.S. 17-16-1320 through 17-16-1326; or
(ii)   Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(c)   If the court in an appraisal proceeding finds that the services of counsel and any other expenses incurred for any shareholder demanding appraisal were of substantial benefit to other shareholders similarly situated, and that the fees for those services and other expenses should not be assessed against the corporation, the court may direct that those fees and expenses be paid out of the amounts awarded the shareholders who were benefited.
(d)   To the extent the corporation fails to make a required payment pursuant to W.S. 17-16-1324, 17-16-1325 or 17-16-1326, the shareholder may sue directly for the amount owed, and to the extent successful, shall be entitled to recover from the corporation all expenses of the suit.
§ 17-16-1340. Other remedies limited.
(a)   The legality of a proposed or completed corporate action described in W.S. 17-16-1302(a) may not be contested, nor may the corporate action be enjoined, set aside or rescinded, in a legal or equitable proceeding by a shareholder after the shareholders have approved the corporate action.
(b)   Subsection (a) of this section does not apply to a corporate action that:
(i)   Was not authorized and approved in accordance with the applicable provisions of:
(A)   Article 9, 10, 11 or 12 of this act;
(B)   The articles of incorporation or bylaws; or
(C)   The resolution of the board of directors authorizing the corporate action.
(ii)   Was procured as a result of fraud, a material misrepresentation or an omission of a material fact necessary to make statements made, in light of the circumstances in which they were made, not misleading;
(iii)   Reserved;
(iv)   Is approved by less than unanimous consent of the voting shareholders pursuant to W.S. 17-16-704 if:
(A)   The challenge to the corporate action is brought by a shareholder who did not consent and as to whom notice of the approval of the corporate action was not effective at least ten (10) days before the corporate action was effected; and
(B)   The proceeding challenging the corporate action is commenced within ten (10) days after notice of the approval of the corporate action is effective as to the shareholder bringing the proceeding.

Appendix C
1251 AVENUE OF THE AMERICAS, 6TH FLOOR NEW YORK, NY 10020 P 212 466-7800 | TF 800 635-6851 Piper Sandler & Co. Since 1895. Member SIPC and NYSE.
July 20, 2021
Board of Directors
Teton Financial Services, Inc.
2500 North Moose Wilson Road
Wilson, WY 83014
Ladies and Gentlemen:
Teton Financial Services, Inc. (“Company”) and First Western Financial, Inc. (“Parent”) are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Company shall merge with and into Parent with Parent as the surviving corporation (the “Merger”). As set forth in the Agreement, at the Effective Time, each share of common stock, no par value, of Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time, except for certain shares of the Company Common Stock as specified in the Agreement, shall be converted into the right to receive (i) an amount in cash, rounded to the nearest cent, equal to: (a) the Aggregate Cash Consideration; divided by (b) the number of Company Closing Shares (the “Per Share Cash Consideration”); plus (ii) a number of shares of Parent Common Stock, rounded to the nearest hundred thousandth, equal to: (a) the Aggregate Stock Consideration; divided by (b) the number of Company Closing Shares (the “Per Share Stock Consideration”). The Per Share Cash Consideration and the Per Share Stock Consideration are collectively referred to herein as the “Per Share Merger Consideration.” Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Per Share Merger Consideration to the holders of Company Common Stock.
Piper Sandler & Co. (“Piper Sandler”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated July 20, 2021; (ii) certain publicly available financial statements and other historical financial information of Company that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Parent that we deemed relevant; (iv) certain internal balance sheet and income statement projections for Company for the years ending December 31, 2021 through December 31, 2025 and estimated dividends per share for Company for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of Company; (v) publicly available mean analyst earnings per share estimates for Parent for the quarter ending September 30, 2021 through the year ending December 31, 2022, as well as estimated long-term annual asset and net income growth rates for the years ending December 31, 2023 through December 31, 2025 and estimated dividends per share for Parent for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of Parent; (vi) the pro forma financial impact of the Merger on Parent based on certain assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and the repayment of an employee stock loan to Company at Closing, as well as the redemption of a certain amount of Company subordinated debt prior to Closing and the issuance of a certain amount of subordinated debt by Parent at Closing, and based on estimated balance sheet, income statement, net income, and earnings per share for Company for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of Parent; (vii) the publicly reported historical price and trading activity for Parent Common Stock, including a comparison of certain stock trading information for Parent Common Stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded; (viii) a comparison of certain financial and market information for Company and Parent with similar financial institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on a nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Company and its representatives the business, financial condition, results of operations and prospects of Company and held similar discussions with certain members of the senior management of Parent and its representatives regarding the business, financial condition, results of operations and prospects of Parent.
In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Company, Parent or their respective representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the respective senior managements of Company and Parent that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any respect material to our analyses. We have not been asked to undertake, and have not undertaken, an independent verification of any such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Company or Parent, nor were we furnished with any such evaluations or appraisals. We render no opinion on or evaluation of the collectability of any assets or the future performance of any loans of Company or Parent. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Company or Parent, or the combined entity after the Merger, and we have not reviewed any individual credit files relating to Company or Parent. We have assumed, with your consent, that the respective allowances for loan losses for both Company and Parent are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.
In preparing its analyses, Piper Sandler used certain internal balance sheet and income statement projections for Company for the years ending December 31, 2021 through December 31, 2025 and estimated dividends per share for Company for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of Company. In addition, Piper Sandler used publicly available mean analyst earnings per share estimates for Parent for the quarter ending September 30, 2021 through the year ending December 31, 2022, as well as estimated long-term annual asset and net income growth rates for the years ending December 31, 2023 through December 31, 2025 and estimated dividends per share for Parent for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of Parent. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and the repayment of an employee stock loan to Company at Closing, as well as the redemption of a certain amount of Company subordinated debt prior to Closing and the issuance of a certain amount of subordinated debt by Parent at Closing, and based on estimated balance sheet, income statement, net income, and earnings per share for Company, and based on estimated balance sheet, income statement, net income and earnings per share for Company for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of Parent. With respect to the foregoing information, the respective senior managements of Company and Parent confirmed to us that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgements of those respective senior managements as to the future financial performance of Company and Parent, respectively, and we assumed that the financial results reflected in such information would be achieved. We express no opinion as to such projections, estimates or judgements, or the assumptions on which they are based. We have also assumed that there has been no material change in Company’s or Parent’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that Company and Parent will remain as going concerns for all periods relevant to our analyses.
We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements required to effect the Merger, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the

C-2

course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Company, Parent, the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that Company has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.
Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of Parent Common Stock at any time or what the value of Parent Common Stock will be once it is actually received by the holders of Company Common Stock.
We have acted as Company’s financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler upon consummation of the Merger. Company has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. Piper Sandler has not provided any other investment banking services to Company in the two years preceding the date hereof, nor has Piper Sandler provided any investment banking services to Parent in the two years preceding the date hereof. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Company, Parent and their respective affiliates. We may also actively trade the equity and debt securities of Parent and its affiliates for our own account and for the accounts of our customers.
Our opinion is directed to the Board of Directors of Company in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of Company as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only as to the fairness, from a financial point of view, of the Per Share Merger Consideration to the holders of Company Common Stock and does not address the underlying business decision of Company to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Company or the effect of any other transaction in which Company might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any Company officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Piper Sandler’s fairness opinion committee. This opinion may not be reproduced without Piper Sandler’s prior written consent; provided, however, Piper Sandler will provide its consent for the opinion to be included in any regulatory filings, including the Joint Proxy Statement and the S-4, to be filed with the SEC and mailed to shareholders in connection with the Merger.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Per Share Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.
Very truly yours,

C-3

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers
Under the Colorado Business Corporation Act, a corporation’s articles of incorporation may eliminate or limit the personal liability of a director to the corporation or to its shareholders for monetary damages for breach of fiduciary duty as a director subject to certain limitations.
First Western’s amended and restated articles of incorporation provides that First Western’s directors are not liable to First Western or its shareholders for monetary damages for an act or omission in their capacity as a director to the fullest extent provided by applicable Colorado law. A director may, however, be found liable for:
•
Any breach of the director’s duty of loyalty to First Western or to its shareholders;

•
Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•
Voting for or assenting to an unlawful distribution;

•
Any transaction from which the director directly or indirectly derived an improper personal benefit; and

•
Acts or omissions for which the liability of the director is expressly provided by an applicable statute.

The Colorado Business Corporation Act provides that unless limited by its articles of incorporation, a corporation must indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred by the person in connection with the proceeding.
The Colorado Business Corporation Act also permits corporations to indemnify present or former directors and representatives of other entities serving as such directors in certain situations where indemnification is not mandated by law; however, such permissive indemnification is subject to various limitations. Section 7-109-105 of the Colorado Business Corporation Act provides that a court may also order indemnification under various circumstances and Section 7-109-107 requires that unless otherwise provided by its articles of incorporation, officers must be indemnified to the same extent as directors.
First Western’s amended and restated articles of incorporation and bylaws also provide that First Western will indemnify, to the maximum extent permitted by law, any person who is or was a director, officer, agent, fiduciary or employee of First Western against any claim, liability or expense arising against or incurred by such person made party to a proceeding because he is or was a director, officer, agent, fiduciary or employee of First Western or because he is or was serving another entity as a director, officer, partner, trustee, employee, fiduciary or agent at First Western’s request. To the extent that indemnification for liabilities arising under the Securities Act may be permitted to First Western’s directors, officers and controlling persons, First Western have been advised that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Finally, First Western’s ability to provide indemnification to First Western’s directors and officers is limited by federal banking laws and regulations.
The Colorado Business Corporation Act permits First Western to purchase insurance on behalf of an existing or former officers, employees, directors or agents against any liability asserted against and incurred by that person in such capacity, or arising out of that person’s status in such capacity. Pursuant to this authority, First Western maintain such insurance for the officers, employees, directors and agents of First Western and its subsidiaries.

Item 21.   Exhibits and Financial Statement Schedules
Exhibit Index
2.1	Agreement and Plan of Merger dated July 22, 2021 (included as Appendix A to the proxy statement/prospectus contained in this Registration Statement)
3.1	Amended and Restated Articles of Incorporation of First Western Financial, Inc. (incorporated by reference to Exhibit 3.1 to First Western’s Form S-1 (File No. 333-225719) filed with the SEC on July 3, 2018)
3.2	Amended and Restated Bylaws of First Western Financial, Inc. (incorporated by reference to Exhibit 3.2 to First Western’s Form S-1 (File No. 333-225719) filed with the SEC on July 3, 2018)
4.1	Reference is made to Exhibits 3.1 and 3.2 hereof
5.1	Opinion of Otteson Shapiro LLP as to the validity of the securities being registered*
8.1	Opinion of Otteson Shapiro LLP regarding certain tax matters**
8.2	Opinion of Greenberg Traurig, LLP regarding certain tax matters**
10.1	Form of Voting and Support Agreement*
23.1	Consent of Crowe LLP*
23.2	Consent of Fortner Bayens, Levkulich & Garrison, P.C.*
23.3	Consent of Otteson Shapiro LLP (included in Exhibit 5.1)*
23.4	Consent of Otteson Shapiro LLP (included in Exhibit 8.1)**
23.5	Consent of Greenberg Traurig, LLP (included in Exhibit 8.2)**
24	Power of Attorney (contained on the signature page to this registration statement)
99.1	Consent of Piper Sandler & Co.*
99.2	Form of Proxy Card to be used by Teton**

*
Filed herewith.

**
To be filed by amendment.

Item 22.   Undertakings
The undersigned registrant hereby undertakes:
(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(5)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(6)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(7)   That every prospectus (i) that is filed pursuant to paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(8)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(9)   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
(10)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on October 5, 2021.
FIRST WESTERN FINANCIAL, INC.
By:	/s/ Scott C. Wylie
Name: Scott C. Wylie
Title: Chairman, Chief Executive Officer and President
POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Scott C. Wylie and Julie A. Courkamp, and each of them individually, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:
Signature	Title	Date
/s/ Scott C. Wylie Scott C. Wylie	Chairman, Chief Executive Officer and President	October 5, 2021
/s/ Julie A. Courkamp Julie A. Courkamp	Director, Chief Financial Officer and Treasurer	October 5, 2021
/s/ Julie A. Caponi Julie A. Caponi	Director	October 5, 2021
/s/ David R. Duncan David R. Duncan	Director	October 5, 2021
/s/ Thomas A. Gart Thomas A. Gart	Director	October 5, 2021
/s/ Patrick H. Hamill Patrick H. Hamill	Director	October 5, 2021
/s/ Scott C. Mitchell Scott C. Mitchell	Director	October 5, 2021

Signature	Title	Date
/s/ Luke A. Latimer Luke A. Latimer	Director	October 5, 2021
/s/ Eric D. Sipf Eric D. Sipf	Director	October 5, 2021
/s/ Mark L. Smith Mark L. Smith	Director	October 5, 2021
/s/ Joseph C. Zimlich Joseph C. Zimlich	Director	October 5, 2021